As filed with the Securities and Exchange Commission on July 21, 2005
Registration Nos. 333-119968;
333-119968-01; 333-119968-02

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 6
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Consolidated Communications Illinois Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4813	02-0636095
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Consolidated Communications Texas Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4813	22-3899252
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Homebase Acquisition, LLC
(Exact name of registrant as specified in its charter)

Delaware	4813	36-4504003
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)
Steven L. Childers
Chief Financial Officer
Homebase Acquisition, LLC
121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Name, address, including zip code, and telephone number
including area code, of agent for service)
With a copy to:
Alexander A. Gendzier, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100
     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2005
$200,000,000
Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Offer to exchange all outstanding 9 3/4% Senior Notes due 2012 for an equal amount of 9 3/4% Senior Notes due 2012,
which have been registered under the Securities Act of 1933, as amended.
The Exchange Offer

•	Consolidated Communications Illinois Holdings, Inc., or Illinois Holdings, and Consolidated Communications Texas Holdings, Inc, or Texas Holdings, will exchange all 9 3/4% Senior Notes due 2012, referred to as the outstanding notes, that are validly tendered and not validly withdrawn for an equal principal amount of 9 3/4% Senior Notes due 2012, referred to as the exchange notes, that are freely tradeable in integral multiples of $1,000.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 P.M., New York City time, on , 2005, unless extended.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.
The Exchange Notes

•	We issued the outstanding notes on April 14, 2004, in a transaction not requiring registration under the Securities Act of 1933, as amended, referred to as the Securities Act. We are offering you exchange notes in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with that transaction.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes.

•	We do not intend to list the exchange notes on any securities exchange or automated dealer quotation system.
Broker-Dealers and Affiliates

•	If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an “underwriter” under the Securities Act. Broker-dealers may use this prospectus, as it may be amended from time to time, in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to such broker-dealers for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution”.

•	If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
       See “Risk Factors” beginning on page 17 for a discussion of the factors that you should consider before participating in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

      This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

SUMMARY
      This summary highlights some of the information contained elsewhere in this prospectus. It may not include all the information that is important to you. Before participating in the exchange offer you should read the entire prospectus carefully, including the more detailed information in the financial statements and the related notes included elsewhere in this prospectus. See “Risk Factors — Risks Related to the Exchange Offer” for factors that you should consider before participating in the exchange offer and “Forward-Looking Statements” for information relating to statements contained in this prospectus that are not historical facts.
      The outstanding notes are, and any exchange notes issued in the exchange offer will be, the several obligations of Illinois Holdings and Texas Holdings, respectively. Throughout this prospectus, unless otherwise indicated or the context otherwise requires, all historical financial statements and other financial data are of Illinois Holdings and its consolidated subsidiaries and Texas Holdings and its consolidated subsidiaries, respectively. By contrast, references to pro forma financial statements are of Homebase Acquisition, LLC, or Homebase, which includes the results of Illinois Holdings and its subsidiaries on a consolidated basis, which we refer to as CCI Illinois, and Texas Holdings and its subsidiaries on a consolidated basis, which we refer to as CCI Texas.
The Company
      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and Texas. As of March 31, 2005, we estimate that we were the 15th largest local telephone company in the United States, based on industry sources, with approximately 253,071 local access lines and approximately 30,804 digital subscriber lines, or DSL lines, in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act of 1996, or the Telecommunications Act. Our rural telephone companies, Illinois Consolidated Telephone Company, which we refer to as ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company, in general benefit from stable customer demand and a favorable regulatory environment. In addition, because our rural telephone companies primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.
      For the year ended December 31, 2004 and the three months ended March 31, 2005, after giving effect to the transactions, we would have had $323.5 million and $79.8 million of revenues, respectively, of which approximately 15.9% and 17.2% came from state and federal subsidies. For the year ended December 31, 2004 and the three months ended March 31, 2005, we had a net loss of $3.6 million and net income of $0.7 million, respectively. As of March 31, 2005, we had $624.9 million of total long-term debt (including current portion), an accumulated deficit of $23.0 million and $210.1 million redeemable preferred shares.
CCI Illinois
      CCI Illinois operates its business in two segments, which we refer to as Illinois Telephone Operations and Other Illinois Operations.

Illinois Telephone Operations
      Illinois Telephone Operations consists of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of March 31, 2005, our Illinois Telephone Operations had approximately:

•	86,624 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	64% long distance penetration of Illinois Telephone Operations’ local access lines;

•	7,611 dial-up Internet customers; and

•	11,915 DSL lines, which represented an approximately 13.8% penetration of total local access lines. Approximately 90% of Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.
In 2004, our Illinois Telephone Operations generated $97.3 million of revenues and $27.6 million of cash flows from operating activities. For the three months ended March 31, 2005, our Illinois Telephone Operations generated $24.8 million of revenues and $9.9 million of cash flows from operating activities. As of March 31, 2005, our Illinois Telephone Operations had total assets of $260.9 million.

Other Illinois Operations
      CCI Illinois also includes the following complementary businesses, which we collectively refer to as our Other Illinois Operations:

•	Public Services — provides local and long distance service and automated collect calling from county jails and state prisons in Illinois;

•	Operator Services — offers both live and automated local and long distance operator assistance and national directory assistance on a wholesale and retail basis;

•	Market Response — provides telemarketing and order fulfillment services to customers nationwide;

•	Business Systems — sells, installs and maintains telecommunications equipment and wiring to residential and business customers in and around our Illinois rural telephone company’s service area; and

•	Mobile Services — provides one-way messaging service to residential and business customers.
In 2004, our Other Illinois Operations generated $39.2 million of revenues and $2.8 million of cash flows from operating activities. For the three months ended March 31, 2005, our Other Illinois Operations generated $8.8 million of revenues and $0.4 million of cash flows from operating activities. As of March 31, 2005, our Other Illinois Operations had total assets of $45.3 million.
CCI Texas
      CCI Texas serves residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of March 31, 2005, CCI Texas had approximately:

•	166,447 local access lines in service, of which approximately 68% served residential customers and 32% served business customers;

•	40% long distance penetration of CCI Texas’ local access lines;

•	11,998 dial-up Internet customers; and

•	18,889 DSL lines, which represented an approximately 11.3% penetration of total local access lines. Approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

      CCI Texas also includes the following complementary businesses:

•	Directory Publishing — sells directory advertising and publishes yellow and white pages directories in and around the service areas of Consolidated Communications of Fort Bend Company’s and Consolidated Communications of Texas Company’s, which we refer to as our Texas rural telephone companies. The directories are each published once per year and have a combined circulation of approximately 400,000.

•	Transport Services — provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports CCI Texas’ long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers.
In 2004, CCI Texas generated $186.9 million of revenues and $46.1 million of cash flows from operating activities on a combined historical basis. For the three months ended March 31, 2005, CCI Texas generated $46.3 million of revenues and $4.3 million of cash flows from operating activities. As of March 31, 2005, CCI Texas had total assets of $697.8 million.
Our Strengths
      We believe our strengths include:

•	stable local telephone businesses;

•	favorable regulatory environment;

•	attractive markets and limited competition;

•	technologically advanced network;

•	broad service offerings and bundling of services; and

•	our experienced management team with proven track record.
Business Strategy
      Our current business strategy includes:

•	improving operating efficiencies and maintaining capital expenditure discipline;

•	increasing revenues per customer;

•	continuing to build on our reputation for high quality service; and

•	pursuing selective acquisitions.
The Transactions
      The offering of the outstanding notes was part of a series of simultaneous transactions that closed on April 14, 2004, which we refer to collectively as the transactions. When the transactions were consummated, Homebase, the parent of the issuers, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV.
TXUCV Acquisition and Integration
      On April 14, 2004, through our indirect wholly owned subsidiary Texas Acquisition, we acquired TXUCV for $524.1 million in cash net of cash acquired and including transaction costs. Promptly following the TXUCV acquisition, we began integrating the operations of CCI Illinois with the operations of CCI Texas. We currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring process in 2004 and 2005, $9.2 million of which had been incurred as of March 31, 2005. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition.
Recent Developments
Dividend and Bank Amendment
      On June 7, 2005, we made a $37.5 million cash distribution to Central Illinois Telephone LLC, an entity affiliated with our Chairman, Richard A. Lumpkin, or Central Illinois Telephone, Providence Equity Partners IV, L.P. and its affiliates, or Providence Equity, and Spectrum Equity Investors IV, L.P., and its affiliates, or Spectrum Equity, which we refer to collectively as our existing equity investors, from cash on our balance sheet.
Proposed Initial Public Offering of Common Stock
      On December 8, 2004, we filed a registration statement on Form S-1 with the SEC in connection with a proposed initial public offering of common stock. We currently expect to price the initial public offering on July 21, 2005 and to close it on July 27, 2005, subject to specified closing conditions and market conditions.
      Prior to, and conditioned upon the closing of the initial public offering, we plan to do the following:

•	We will effect a reorganization pursuant to which first Texas Holdings and then Homebase will merge with and into Illinois Holdings. The result of the mergers will be to have Illinois Holdings be the survivor of the mergers of itself, Texas Holdings and Homebase. Following the proposed reorganization, Illinois Holdings will change its name to Consolidated Communications Holdings, Inc., or Consolidated Holdings, and will succeed to all of the obligations of Texas Holdings and Homebase, including Texas Holdings’ obligations under the indenture and Homebase’s obligations under its limited non-recourse guarantee of the outstanding notes and the exchange notes, which we refer to collectively as the notes. As a result, there will only be one issuer of the notes, Consolidated Holdings, under the indenture. The purpose of the reorganization is to facilitate the initial public offering of common stock by simplifying our corporate structure; it will not substantively affect the rights of the note holders. For charts illustrating our current and post-IPO organizational structures, see “— Organizational Charts” below, and for more information regarding the reorganization, see “Certain Relationships and Related Party Transactions — Reorganization”.

•	The board of directors of Consolidated Holdings will change along with other changes to our corporate governance as described in more detail under “Management — Management and Corporate Governance Changes After the Proposed IPO”.

•	We will adopt a dividend policy that reflects an intention to distribute to our stockholders as regular quarterly dividends a substantial portion of the cash generated by our business in excess of our expected cash needs. For more information about the proposed initial public offering and dividend policy, see “IPO Matters”.

•	In connection with the above, we will further amend and restate our existing credit agreement to allow us, upon the satisfaction of certain financial tests, to pay dividends in accordance with the proposed dividend policy. For a summary of the amended and restated credit agreement, see “Description of Other Indebtedness — Amended and Restated Credit Agreement”.

      We currently expect to use the net proceeds from the proposed initial public offering, together with borrowings under our new amended and restated credit facilities and cash on hand to:

•	redeem 35.0% of the aggregate principal amount of the notes and pay the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued but unpaid interest through the date of redemption;

•	repay in full outstanding borrowings under our term loan A facility and term loan C facility, together with accrued but unpaid interest through the closing date of the proposed initial public offering;

•	pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition; and

•	pay fees and expenses associated with the repayment of the term loan A facility and term loan C facility and the entering into of the new amended and restated credit facilities.
      We refer to the reorganization, the initial public offering and these related transactions as the IPO transactions. As of March 31, 2005, after giving effect to the reorganization, the initial public offering, the amendment and restatement of our amended and restated credit facilities and our application of the net proceeds in the manner described above, we would have had $423.9 million outstanding under a new term loan D facility and $130.0 million in aggregate principal amount of the notes outstanding.

Organizational Charts
      The following chart illustrates our current organizational structure:

      The following chart illustrates our organizational structure upon completion of the proposed initial public offering and the related reorganization:

Information About Us
      The address of the principal executive office of Homebase and the issuers is 121 South 17th Street, Mattoon, Illinois 61938-3987. Our telephone number at that address is (217) 235-3311, and our website address is www.consolidated.com. Information on our website is not deemed to be a part of this prospectus.

Summary of Terms of the Exchange Offer
      On April 14, 2004, we completed the offering of $200,000,000 aggregate principal amount of the outstanding notes in a transaction exempt from registration under the Securities Act. In connection with that offering, the issuers and Homebase entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes that are substantially identical to the outstanding notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes:
      The following is a summary of the exchange offer. For a more detailed description of the terms of the exchange offer, see the section in this prospectus entitled “The Exchange Offer”.

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of the issuers’ exchange notes issued on a several, and not a joint, basis and registered under the Securities Act, for up to $200,000,000 aggregate principal amount of the issuers’ outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of either issuer, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution”.

Any holder of outstanding notes who:

• is an affiliate of either issuer;

• does not acquire exchange notes in the ordinary course of business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991) as interpreted in the SEC’s letter to Sherman & Sterling (dated July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, or such later date and time to which the issuers extend it, referred to in this prospectus as the expiration date. The issuers do not currently intend to extend the exchange offer. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration date of the exchange offer. The issuers will accept any and all outstanding notes validly tendered and not validly withdrawn before the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration and termination of the exchange offer. See “The Exchange Offer — Procedures for Tendering” and “— Withdrawal of Tenders” for a more detailed description of the tender and withdrawal procedures.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes within the meaning of the Securities Act;

• you are not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity, and that you will deliver a prospectus, in connection with any resale of such exchange notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures”.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes will likely be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material United States Federal Income Tax Consequences	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” for a summary of U.S. federal income tax consequences associated with the exchange of outstanding notes for exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. The address and telephone number of the exchange agent for the exchange offer are set forth in the section entitled “The Exchange Offer — Exchange Agent” of this prospectus.

Shelf Registration	If (i) because of any change in law or in applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer is not consummated within 300 days after the issuance of the outstanding notes, (iii) under certain circumstances, upon the request of any initial purchaser of the outstanding notes with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer or (iv) because of any applicable law or interpretation thereof, any holder (other than a broker-dealer that acquired outstanding securities for its own account as a result of market making activities) of outstanding notes is not eligible to participate in the exchange offer or any such holder does not receive freely tradeable exchange notes in the exchange offer, we will be required to use our reasonable best efforts to file and to cause to become effective a shelf registration statement under the Securities Act that would cover resales of outstanding notes.

The Exchange Notes
      The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuers	Illinois Holdings and Texas Holdings on a several, and not joint, basis.

Securities Offered	$200,000,000 aggregate principal amount of exchange notes.

Maturity Date	April 1, 2012.

Interest Payment Dates	Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2005.

Obligations of Illinois Holdings	Illinois Holdings will be severally liable with respect to the payment of, and interest on, 37.5% of each $1,000 principal amount of the exchange notes.

Obligations of Texas Holdings	Texas Holdings will be severally liable with respect to the payment of, and interest on, 62.5% of each $1,000 principal amount of the exchange notes.

Homebase Guarantee	Homebase will provide a guarantee of the several obligations of each of the issuers, which will be limited in recourse to a second priority pledge of the common stock of the issuers on the terms and conditions provided in the indenture.

Cross-Guarantees	Each issuer will guarantee the other issuer’s payment obligations under the exchange notes on a senior unsecured basis on the terms and conditions provided in the indenture.

Ranking	The exchange notes will be each issuer’s senior unsecured obligations. Accordingly, the exchange notes and the related guarantees will rank:

• equal in right of payment to any of such issuer’s existing and future senior unsecured indebtedness;

• senior in right of payment to any of such issuer’s existing and future subordinated indebtedness; and

• effectively junior in right of payment to all of such issuer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

In addition, the exchange notes will be effectively subordinated to the existing and future liabilities, including trade payables and any preferred stock, of such issuer’s subsidiaries.

As of March 31, 2005:

• CCI Illinois and CCI Texas had approximately $624.9 million of senior indebtedness, including the outstanding notes and the cross- guarantees, $424.9 million of which was secured indebtedness;

• CCI Illinois and CCI Texas had no subordinated indebtedness; and

• the issuers’ subsidiaries had total indebtedness, including such subsidiaries’ obligations under the existing credit facilities and the guarantees thereof, of approximately $424.9 million.

Optional Redemption	The issuers may redeem the exchange notes at any time on or after April 1, 2008, in whole or in part, in cash, at the redemption prices described in this prospectus, plus accrued and unpaid interest to, and including, the date of redemption.

Any such partial redemption may be made by the two issuers concurrently on a pro rata basis (based on the relative proportions of such issuer’s obligations under the exchange notes) or in disproportionate amounts. Any such partial redemption made in disproportionate amounts will reduce the respective, several liability of the two issuers disproportionately.

At any time prior to April 1, 2007, the issuers may, at their option and subject to certain requirements, redeem up to 35.0% of the aggregate principal amount of the exchange notes issued under the indenture with the net proceeds of certain equity offerings, including our proposed initial public offering of common stock, at a redemption price equal to 109.750% of the principal amount of the exchange notes plus accrued and unpaid interest thereon, if any, to the date of redemption.

Special Redemption	At any time prior to October 6, 2005, the issuers may redeem the exchange notes in whole but not in part with all or a portion of the net proceeds of an offering of a qualified income depository security at the redemption prices described in this prospectus, plus accrued and unpaid interest thereon, if any, to and including the date of redemption.

Change of Control	If we experience a Change of Control (as defined under “Description of Notes — Change of Control”), we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Certain Covenants	The exchange notes contain restrictive covenants that are identical to those contained in the outstanding notes. See “Description of Notes — Certain Covenants”.

No Prior Market	The exchange notes will be new securities for which there is no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the outstanding notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained.

Summary Unaudited Pro Forma Financial and Other Data
      The pro forma statement of operations data, other pro forma financial data and the Homebase pro forma data summarized below have been derived from the unaudited pro forma condensed financial statements of Homebase. The unaudited pro forma condensed financial statements of Homebase have been prepared to give pro forma effect to the transactions as if they had occurred on January 1, 2004. The historical cash flow data for the year ended December 31, 2004 and the three months ended March 31, 2005 summarized below have been derived from the financial statements of each of Illinois Holdings and Texas Holdings and its related predecessor, the results of which have been combined. The Homebase balance sheet data as of March 31, 2005, have been derived from Homebase’s unaudited condensed consolidated balance sheet. The other data referred to below are approximations as of December 31, 2004. You should read the information summarized below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, the unaudited pro forma condensed financial statements of Homebase and the related notes and the financial statements of each of Homebase, Illinois Holdings and Texas Holdings and the related notes included elsewhere in this prospectus.

Year Ended
December 31, 2004

(dollars in
thousands)
Pro Forma Statement of Operations Data:
Total operating revenues	$323,463
Cost of services and products (exclusive of depreciation and amortization shown separately below)	95,868
Selling, general and administrative	110,975
Intangible impairment charges	11,566
Depreciation and amortization	67,521

Income from operations	37,533
Interest expense, net	46,193
Other, net	4,764

Loss before income taxes	(3,896)
Income taxes	(307)

Net loss	$(3,589)

Other Pro Forma Financial Data:
Total Telephone Operations revenues(1)	$284,256
Other Data:
Local access lines in service
Residential	168,778
Business	86,430

Total local access lines	255,208
DSL subscribers	27,445

Total connections	282,653
Homebase Pro Forma Data:
Cash interest expense	$41,763

	Year Ended			Three Months Ended
	December 31, 2004			March 31, 2005

	CCI	CCI	Combined	CCI	CCI	Combined
	Illinois	Texas	Historical	Illinois	Texas	Historical

	(dollars in thousands)
Historical Cash Flow Data:
Cash flows from operating activities	$30,385	$51,416	$81,801	$10,315	$4,297	$14,612
Cash flows used in investing activities	(13,339)	(543,780)	(557,119)	(1,421)	(4,112)	(5,533)
Cash flows from (used in) financing activities	(10,462)	526,155	515,693	(1,802)	(2,823)	(4,625)
Capital expenditures	13,339	23,406	36,745	1,421	4,112	5,533

As of
March 31, 2005

(dollars in
thousands)
Homebase Balance Sheet Data:
Cash and cash equivalents	$56,538
Total current assets	103,916
Net plant, property & equipment	353,060
Total assets	1,002,243
Total long-term debt (including current portion)	624,909
Redeemable preferred shares and stockholders’ deficit	189,061

(1)	Total Telephone Operations revenues consist of the sum of the revenues from Illinois Telephone Operations of $97.3 million and all CCI Texas’ revenues of $186.9 million for the year ended December 31, 2004. We present this data to show the most comparable results of telephone operations of CCI Illinois and CCI Texas. Whereas CCI Illinois has two segments, Illinois Telephone Operations and Other Illinois Operations, CCI Texas has one reportable segment, which includes its rural telephone company, transport and directory publishing businesses.
Ratio of Earnings to Fixed Charges
      The following table shows the ratio of earnings to fixed charges of CCI Illinois and CCI Texas. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus fixed charges, by

•	fixed charges.
      Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, and the portion of rental expense that is representative of interest or financing charges. For the years ended December 31, 2000, 2001 and 2002, CCI Texas’ earnings were insufficient to cover fixed charges by $7.8 million, $27.1 million and $132.0 million, respectively.

											Three Months Ended
	Fiscal Year
											March 31,		March 31,
	2000		2001		2002		2003		2004		2004		2005

CCI Illinois ratio of earnings to fixed charges	2.20	x	4.71	x	7.95	x	2.66	x	1.53	x	2.90	x	2.07	x
CCI Texas ratio of earnings to fixed charges	0.25	x	—		—		3.07	x	2.48	x	1.30	x	1.16	x

RISK FACTORS
      You should carefully consider the following factors in addition to the other information contained in this prospectus before deciding to tender your outstanding notes for exchange notes pursuant to the exchange offer.
Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the confidential offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “The Exchange Offer” for information about how to tender your outstanding notes.
      The tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

An active trading market for the exchange notes may not develop, which could reduce their value.
      We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in April 2004 to a relatively small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market. We do not intend to apply to have the exchange notes listed on any securities exchange or automated dealer quotation system. Although the initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the exchange notes may develop, and any market that develops may not last. Thus, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. To the extent that an active trading market does not develop, the price at which you may be able to sell the exchange notes may be less than the price you paid for the outstanding notes.
Risks Relating to Our Indebtedness and Our Capital Structure

We have a substantial amount of debt outstanding and have significant interest payments.
      We have a significant amount of debt outstanding. As of March 31, 2005, the issuers had $624.9 million of total long-term debt (including current portion) outstanding and $189.1 million of stockholders’ equity. The degree to which we are leveraged has important consequences for you, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt obligations;

•	limiting our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including changes in interest rates;

•	limiting noteholders’ rights to receive payments under the notes if lenders whose rights are senior have not been paid;

•	placing us at a competitive disadvantage compared to our competitors which have less debt; and

•	preventing us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes and the existing credit agreement.
      We cannot assure that we will generate sufficient revenues to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our markets.
      Subject to the restrictions in the existing credit agreement and the indenture, we may be able to incur additional debt, including secured and guaranteed debt that would effectively rank senior to the notes. As of March 31, 2005, we expect to be able to incur approximately $215.7 million of additional debt. Although the terms of the existing credit agreement and the indenture contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of important exceptions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would likely increase.

We will require a significant amount of cash to service and repay our debt, including the notes, and our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and repay our debt, including the notes, will depend on our ability to generate cash in the future, which will depend on many factors beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt and to fund working capital and planned capital expenditures;

•	future borrowings will be available under our current or any future credit facilities in an amount sufficient to enable us to repay our debt; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.
      If we cannot generate sufficient cash from our operations to meet our debt service and repayment obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow the lenders under the existing credit facilities to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under the existing credit facilities or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

The indenture and the existing credit agreement contain covenants that limit the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking other corporate actions.
      The indenture and the existing credit agreement impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional debt and issue preferred stock;

•	make restricted payments, including paying dividends on, redeeming, repurchasing or retiring our capital stock;

•	make investments and prepay or redeem debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	engage in business other than telecommunications businesses; and

•	consolidate or merge.
      In addition, the existing credit agreement requires, and any future credit agreements may require, us to comply with specified financial ratios, including regarding interest coverage, total leverage, senior secured leverage and fixed charge coverage. Our ability to comply with these ratios may be affected by events beyond our control. The restrictions contained in the indenture and the existing credit agreement:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.
In the event of a default under the existing credit agreement, the lenders could foreclose on the assets and capital stock pledged to them.
      A breach of any of the covenants contained in the existing credit agreement, or in any future credit agreements, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under the existing credit facilities or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

Homebase’s guarantee is limited to a pledge of the common stock of each issuer.
      Homebase provided a guarantee of the several obligations of each of the issuers that is limited in recourse to a second priority pledge of the common stock of the issuers. The guarantee is not a guarantee of payment or performance on the notes. If the issuers fail to fulfill their obligations under the notes or the indenture, you will not have the right to recover against any of Homebase’s assets, other than the common stock of the issuers, after the lenders under the existing credit facilities exercise any rights they will have against that guarantee. In addition, your rights under the pledge to foreclose on and sell the stock of the issuers would be subject to receipt of federal and Illinois regulatory commission approvals, which could be delayed, withheld or denied.

The notes are effectively subordinated to our secured debt to the extent of the value of the collateral securing the debt.
      The indebtedness evidenced by the notes is our senior unsecured obligations. The notes rank equal in right of payment with all of our existing and future senior indebtedness, and senior to all of our existing and future subordinated indebtedness. Debt outstanding under the existing credit facilities is secured by a first priority security interest, subject to certain exceptions, in substantially all of our assets and, through secured guarantees, the assets of our subsidiaries. As of March 31, 2005, the total amount of our secured debt was $424.9 million, excluding $30.0 million in revolving credit availability and no outstanding letters of credit. In addition, in the future we may incur additional secured debt. The notes are also effectively subordinated to all of our secured indebtedness, including our obligations under the existing credit facilities, to the extent of the value of the assets securing such secured indebtedness.
      If any of the following events were to occur, the holders of the secured debt could have the right to foreclose on their collateral to the exclusion of the holders of the notes even if an event of default were then to exist under the indenture governing the notes:

•	a bankruptcy, liquidation, reorganization or other winding up involving us or any of our subsidiaries;

•	a default in the payment under the existing credit facilities, the notes or other secured debt; or

•	an acceleration of any debt under the existing credit facilities, the notes or other secured debt.
Upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.
      The indebtedness evidenced by the Homebase guarantee and the cross-guarantees of the issuers is senior unsecured indebtedness of the applicable guarantor. Such guarantees rank equal in right of payment with all existing and future senior indebtedness of such guarantor, and senior to all existing and future subordinated indebtedness of such guarantor. The guarantees are also effectively subordinated to any secured indebtedness of such guarantor, including the obligations of such guarantor under the existing credit facilities, to the extent of the value of the assets securing such secured indebtedness.
      At March 31, 2005:

•	CCI Illinois and CCI Texas had approximately $624.9 million of senior indebtedness, including the notes and the cross-guarantees, $424.9 million of which was secured indebtedness of the issuers;

•	CCI Illinois and CCI Texas had no subordinated indebtedness; and

•	the issuers’ subsidiaries had total indebtedness, including such subsidiaries’ obligations under the existing credit facilities and the guarantees thereof, of approximately $424.9 million.

Each of the issuers is a holding company, and they may not have access to sufficient cash to make payments on the notes. In addition, the notes are effectively subordinated to the liabilities and any preferred stock of the issuers’ subsidiaries.
      Each of the issuers is a holding company with no direct operations. The principal assets of each of the issuers are the equity interests it holds in its respective subsidiaries. As a result, the issuers are dependent upon dividends and other payments from their subsidiaries to generate the funds necessary to meet their outstanding debt and other obligations. The issuers’ subsidiaries are legally distinct from the issuers and have no obligation to pay amounts due on the issuers’ debt or to make funds available to the issuers for such payment. The issuers’ subsidiaries may not generate sufficient cash from operations to enable the issuers to make principal and interest payments on their indebtedness, including the notes.

      The notes are the several obligations of the issuers. Since all of the operations of the issuers are conducted through their respective subsidiaries, none of which have guaranteed the notes, each issuer’s ability to service its indebtedness, including the notes, will be dependent upon the earnings of its subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those subsidiaries to such issuer. The payment of dividends and the making of loans and advances to each issuer by its subsidiaries may be subject to various restrictions, including restrictions under the existing credit agreement more fully described below. In addition, the ability of each issuer’s subsidiaries to make such payments or advances to such issuer may be limited by the laws of the relevant states in which such subsidiaries are organized or located, including, in some instances, by requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such subsidiaries to such issuer is required from such regulatory bodies or other governmental entities.
      The notes will not be guaranteed by the issuers’ subsidiaries. The existing credit facilities are, and future credit facilities may be, guaranteed by some of the issuers’ subsidiaries. In addition, claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of such issuer. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the subsidiaries of such issuer. Although the indenture contains limitations on the amount of additional indebtedness that the issuers and their restricted subsidiaries may incur, the amounts of such indebtedness could be substantial and such indebtedness may be secured indebtedness. In addition, each of the issuers’ subsidiaries have other liabilities, including contingent liabilities (including the cross-guarantee obligations under the existing credit facilities), that may be significant. As of March 31, 2005, the issuers’ subsidiaries had total indebtedness and other liabilities of $612.4 million.
      The Illinois Commerce Commission, or ICC, and the Public Utility Commission of Texas, or the PUCT, may require our rural telephone companies to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to the issuers. As part of the ICC’s review of the reorganization we expect to implement in connection with our proposed initial public offering, the ICC imposed various conditions as part of its approval of the reorganization, including (1) prohibitions on the payment of dividends or other cash transfers from our Illinois rural telephone company to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. In addition, the Illinois Public Utilities Act prohibits the payment of dividends by ICTC, except out of earnings and earned surplus, if ICTC’s capital is or would become impaired by payment of the dividend, or if payment of the dividend would impair ICTC’s ability to render reasonable and adequate service at reasonable rates, unless the ICC otherwise find that the public interest requires payment of the dividend, subject to any conditions imposed by the ICC.
      In addition, the existing credit agreement restricts all payments to the issuers during the continuance of a payment default and also restrict payments to the issuers for a period of up to 180 days during the continuance of a non-payment default. The existing credit agreement also limits the amounts CCI Illinois and CCI Texas may spend on capital expenditures through 2011. CCI Illinois and CCI Texas are limited to aggregate capital expenditures of $45.0 million per year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully-utilized.
      The issuers’ subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from the issuers’ subsidiaries to the issuers. We cannot assure you that agreements governing current and future indebtedness of the issuers’ subsidiaries will permit those subsidiaries to provide the issuers with sufficient cash to fund payments on the notes when due.

U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the notes.
      The incurrence by the issuers of debt, such as the notes, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding or lawsuit is commenced by or on behalf of unpaid creditors of the issuers. Under these laws, if in such a proceeding or lawsuit a court were to find that, at the time either of the issuers incurred debt (including debt represented by the notes),

•	either of the issuers incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	either of the issuers received less than reasonably equivalent value or fair consideration for incurring this debt and either of the issuers:

•	were insolvent or were rendered insolvent by reason of any of the transactions;

•	were engaged, or about to engage, in a business or transaction for which the assets remaining with the applicable issuer constituted unreasonably small capital to carry on their business;

•	intended to incur, or believed that they would incur, debts beyond their respective ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statues); or

•	were defendants in an action for money damages or had a judgment for money damages docketed against them (if, in either case, after final judgment the judgment is unsatisfied), then that court could avoid or subordinate the amounts owing under the notes to presently existing and future debt of the applicable issuer and take other actions detrimental to you.
      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt,

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature; or

•	it could not pay its debts as they became due.
We cannot predict what standards a court would use to determine whether either issuer was solvent at the relevant time, or whether the notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the transactions, counsel for the issuers did not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.
      We believe that at the time the issuers initially incurred debt represented by the notes:

•	neither issuer was:

•	insolvent or rendered insolvent by the incurrence;

•	lacking sufficient capital to run its businesses effectively; or

•	unable to pay obligations on the notes as they mature or become due; and

•	each had sufficient assets to satisfy any probable money judgment against it in any pending action.
      In reaching the foregoing conclusions, we relied upon our analyses of internal cash flow projections and estimated values of assets and liabilities of the issuers. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

We may be unable to repurchase the notes upon a change of control as required by the indenture.
      Upon the occurrence of a change of control as specified in “Description of Notes”, we will be required to make an offer to repurchase all notes then outstanding. In this circumstance, we cannot assure you that we will have sufficient funds available to repay all of our senior debt and any other debt that would become payable upon a change of control and to repurchase the notes. Our failure to purchase the notes would be a default under the indenture, which would in turn trigger a default under the existing credit agreement, which we would need to cure or refinance the existing credit facilities, before making the change of control offer.
      Agreements governing future senior indebtedness of the issuers may contain prohibitions of certain events that would constitute a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require the issuers to repurchase the notes could cause a default under such agreements, even if the change of control itself does not, due to the financial effect of such repurchase on the issuers. Finally, an issuer’s ability to pay cash to the holders upon a repurchase may be limited by such issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      The definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of Homebase’s or an issuers’ assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Homebase or the issuers, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require the issuers to repurchase such notes.

None of Homebase’s owners or their affiliates will have any liability for payments on the notes.
      Our ability to make payments on the notes will be solely dependent upon our ability to generate sufficient cash from our operations. If we fail to fulfill our obligations under the notes or the indenture, you will not have the right to recover against any of Homebase’s owners or against their respective parents or other affiliates.

Should our proposed initial public offering occur, we will face several additional risks.
      We may face several additional risks following the consummation of the proposed initial public offering, including the following:

•	Pursuant to our proposed dividend policy, we expect to distribute to our stockholders a substantial portion of the cash generated by our business, which will significantly reduce the amount of excess cash available for other uses, including payments on our outstanding indebtedness. In addition, if the cash generated by our business were to fall below our current expectations, in order to continue to pay dividends in accordance with our proposed dividend policy, we may need to fund dividends from a variety of sources, including (a) by incurring additional debt, which would likely increase the risks associated with our substantial leverage, including reducing our ability to service our debt, and/or (b) from other sources, such as by asset sales or reducing other expected cash uses, such as capital expenditures, both which could have a material adverse affect on our business.

•	Our proposed dividend policy may limit our ability to pursue growth opportunities and otherwise make us more dependent upon third party financing in order to pursue growth opportunities, which may not be available to us on reasonable terms or at all.

•	As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, which will increase our costs and expenses and occupy a significant amount of our directors’, officers’ and management’s time.

Risk Factors Relating to Our Business

The telecommunications industry is generally subject to substantial regulatory changes, rapid development and introduction of new technologies and intense competition that could cause us to suffer price reductions, customer losses, reduced operating margins or loss of market share.
      The telecommunications industry has been, and we believe will continue to be, characterized by several trends, including the following:

•	substantial regulatory change due to the passage and implementation of the Telecommunications Act, which included changes designed to stimulate competition for both local and long distance telecommunications services;

•	rapid development and introduction of new technologies and services;

•	increased competition within established markets from current and new market entrants that may provide competing or alternative services;

•	the blurring of traditional dividing lines between, and the bundling of, different services, such as local dial tone, long distance, wireless, cable, data and Internet services; and

•	an increase in mergers and strategic alliances that allow one telecommunications provider to offer increased services or access to wider geographic markets.
We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing, and attract new, customers.
      Many of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. For example, the pending acquisition of AT&T, one of our largest customers, by SBC, the dominant local exchange company in the areas in which our Texas rural telephone companies operate, could increase competitive pressures for our services and impact our long distance and access revenues. Such increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

The use of new technologies by other existing companies may increase our costs and cause us to lose customers and revenues.
      The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. Technological developments may reduce the competitiveness of our services and require unbudgeted upgrades, significant capital expenditures and the procurement of additional services that could be expensive and time consuming. New services arising out of technological developments may reduce the competitiveness of our services. If we fail to respond successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and revenues and be limited in our ability to attract new customers or sell new services to our existing customers. The successful development of new services, which is an element of our business strategy, is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services, which would reduce our profitability. We cannot predict the effect of these changes on our competitive position, costs or our profitability.
      In addition, part of our marketing strategy is based on market acceptance of DSL. We expect that an increasing amount of our revenues will come from providing DSL service. The market for high-speed Internet access is still developing, and we expect current competitors and new market entrants to introduce competing services and to develop new technologies. The markets for our DSL services could fail to develop, grow more slowly than anticipated or become saturated with competitors with superior pricing or services. In addition, our DSL offerings may become subject to newly adopted laws and regulations. We cannot predict the outcome of these regulatory developments or how they may affect our regulatory obligations or the form of competition for these services. As a result, we could have higher costs and capital expenditures, lower revenues and greater competition than expected for DSL services.

If we are not successful in integrating TXUCV, we may have higher costs and fail to achieve expected cost savings, among other things.
      Our future success, and thus our ability to pay interest and principal on the notes, will depend in part on our ability to integrate TXUCV into our business. We currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring of TXUCV in 2004 and 2005. Of the $14.5 million, approximately $11.5 million relates to the integration and approximately $3.0 million relates to restructuring. These one-time integration and restructuring costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance and do not take into account other potential cost savings and expenses of the TXUCV acquisition. The integration of TXUCV involves numerous risks, including the following:

•	greater demands on our management and administrative resources;

•	difficulties and unexpected costs in integrating the operations, personnel, services, technologies and other systems of CCI Illinois and CCI Texas;

•	possible unexpected loss of key employees, customers and suppliers;

•	unanticipated liabilities and contingencies of TXUCV and its business;

•	unexpected costs of integrating the management and operation of the two businesses; and

•	failure to achieve expected cost savings.
These challenges and uncertainties could increase our costs and cause our management to spend less time than expected executing our business strategy. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition. To the extent that we make any additional acquisitions in the future, these risks would likely be exacerbated.
      We may become responsible for unexpected liabilities or other contingencies that we did not discover in the course of performing due diligence in connection with the acquisition. Under the stock purchase agreement, the parent company of TXUCV agreed to indemnify us against certain undisclosed liabilities. We cannot assure you, however, that any indemnification will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any possible liabilities associated with the acquisition. Any of these contingencies, individually or in the aggregate, could increase our costs.

Our possible pursuit of acquisitions is expensive, may not be successful and, even if it is successful, may be more costly than anticipated.
      Our acquisition strategy entails numerous risks. The pursuit of acquisition candidates is expensive and may not be successful. Our ability to complete future acquisitions will depend on our ability to identify suitable acquisition candidates, negotiate acceptable terms for their acquisition and, if necessary, finance those acquisitions, in each case, before any attractive candidates are purchased by other parties, some of whom may have greater financial and other resources than us. Whether or not any particular acquisition is closed successfully, each of these activities is expensive and time consuming and would likely require our management to spend considerable time and effort to accomplish them, which would detract from their ability to run our current business. We may face unexpected challenges in receiving any required approvals from the FCC, the ICC, or other applicable state regulatory commissions, which could result in delay or our not being able to consummate the acquisition. Although we may spend considerable expense and effort to pursue acquisitions, we may not be successful in closing them.

      If we are successful in closing any acquisitions, we would face several risks in integrating them, including those listed above regarding the risks of integrating TXUCV. In addition, any due diligence we perform may not prove to have been accurate. For example, we may face unexpected difficulties in entering markets in which we have little or no direct prior experience or in generating expected revenue and cash flow from the acquired companies or assets. The risks identified above may make it more challenging and costly to integrate TXUCV if we have not done so fully by the time of any new acquisition.
      Currently, we are not pursuing any acquisitions or other strategic combinations. But, if any of these risks materialize, they could have a material adverse effect on our business and our ability to achieve sufficient cash flow, provide adequate working capital, service and repay our indebtedness, including the notes.

Poor economic conditions in our service areas in Illinois and Texas could cause us to lose local access lines and revenues.
      Substantially all of our customers and operations are located in Illinois and Texas. The customer base for telecommunications services in each of our rural telephone companies’ service areas in Illinois and Texas is small and geographically concentrated, particularly for residential customers. Due to our geographical concentration, the successful operation and growth of our business is primarily dependent on economic conditions in our rural telephone companies’ service areas. The economies of these areas, in turn, are dependent upon many factors, including:

•	demographic trends;

•	in Illinois, the strength of the agricultural markets and the light manufacturing and services industries, continued demand from universities and hospitals and the level of government spending; and

•	in Texas, the strength of the manufacturing and retail industries and continued demand from schools and hospitals.
Poor economic conditions and other factors beyond our control in our rural telephone companies’ service areas could cause a decline in our local access lines and revenues.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.
      In the past, we have experienced short, localized disruptions in our service due to factors such as cable damage, inclement weather and service failures of our third party service providers. To be successful, we will need to continue to provide our customers reliable service over our network. The principal risks to our network and infrastructure include:

•	physical damage to our central offices or local access lines;

•	disruptions beyond our control;

•	power surges or outages; and

•	software defects.
Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur unexpected expenses, and thereby adversely affect our business, revenues and cash flow.

Loss of a large customer could reduce our revenues. In addition, a significant portion of our revenues from the State of Illinois is based on contracts that are favorable to the government.
      Our success depends in part upon the retention of our large customers such as AT&T, McLeodUSA and the State of Illinois. After giving effect to the TXUCV acquisition, AT&T accounted for 4.1% and the

State of Illinois accounted for 6.1% of our revenues during 2004, and 4.0% and 5.7% of our revenues for the three months ended March 31, 2005, respectively. McLeodUSA, which in 2002 completed a bankruptcy restructuring, accounted for 6.3% and the State of Illinois’s various relationships with CCI Illinois accounted for 14.5% of CCI Illinois’ revenues during 2004 and 4.4% and 13.7% for the three months ended March 31, 2005. In general, telecommunications companies such as ours face the risk of losing customers as a result of a contract expiration, merger or acquisition, business failure or the selection of another provider of voice or data services. In addition, we generate a significant portion of our operating revenues from originating and terminating long distance and international telephone calls for carriers such as AT&T and MCI, which are in the process of being acquired or are experiencing substantial financial difficulties. We cannot assure you that we will be able to retain long-term relationships or secure renewals of short-term relationships with our customers in the future.
      In 2004, virtually all of the revenues of the Public Services business and 40.8% of the revenues of the Market Response business of our Other Illinois Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority and various county governments in Illinois. Obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.
The failure of the State of Illinois to perform under the existing agreements for any reason, or to renew the agreements when they expire, could have a material adverse effect on the revenues of CCI Illinois. For example, the State of Illinois, which represented 40.8% of Market Response’s revenues for 2004, recently awarded the renewal of the Illinois State Toll Highway Authority contract, the sole source of those revenues, to another provider.

If we are unsuccessful in obtaining and maintaining necessary rights-of-way for our network, our operations may be interrupted and we would likely face increased costs.
      We need to obtain and maintain the necessary rights-of-way for our network from governmental and quasi-governmental entities and third parties, such as railroads, utilities, state highway authorities, local governments and transit authorities. We may not be successful in obtaining and maintaining these rights-of-way or obtaining them on acceptable terms whether in existing or new service areas. Some of the agreements relating to these rights-of-way may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-of-way after they have expired or terminated. If any of our rights-of-way agreements were terminated or could not be renewed, we may be forced to remove our network elements from under the affected rights-of-way or relocate or abandon our networks. We may not be able to maintain all of our existing rights-of-way and permits or obtain and maintain the additional rights-of-way and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under the existing credit agreement and other credit agreements we may enter into in the future. As a result of the above, our operations may be interrupted and we may need to find alternative rights-of-way and make unexpected capital expenditures.

We are dependent on third party vendors for our information and billing systems. Any significant disruption in or relationship with these vendors could increase our costs and affect our operating efficiencies.
      Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide all of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.

We may be unable to repurchase the shares of Homebase as required by the Limited Liability Company Agreement of Homebase.
      After December 31, 2007, each of our existing equity investors will have the right to require Homebase to repurchase all of its shares of Homebase, subject to certain regulatory approvals. In this circumstance, we cannot assure you that we will have sufficient funds available to repurchase all of the shares or even be permitted to do so under the indenture or the terms of the existing credit agreement. Our failure to repurchase the shares would result in the commencement of a sale process of our company.

We cannot predict how a change in control of our existing equity investors or an exit of any of them could affect our operations or business.
      Subject to certain restrictions, our existing equity investors may transfer their interests in Homebase or engage in other business combination transactions with a third party or with the other investors that could result in a change in control of any one of them or Homebase. Therefore, any transfer of an interest in Homebase or change of control of any one of our existing equity investors could affect our governance. We cannot predict how a change of existing equity investors would affect our operations or business.
      Unless waived by each of our existing equity investors, the LLC agreement provides that a direct, and in the case of Central Illinois Telephone an indirect, transfer of an interest in Homebase generally may occur only after a certain date and only if the other existing equity investors are first offered the opportunity to purchase the interest. We cannot be certain that our existing equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or the other investors.

Our existing equity investors control important decisions affecting our governance and our operations and their interests may differ from our and your interests.
      Circumstances may arise in which the interests of our existing equity investors could be in conflict with yours as a holder of exchange notes. In particular, our existing equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in Homebase even though these strategies or transactions may involve risks to you as a holder of exchange notes. Further conflicts of interest may arise between you and our existing equity investors when we are faced with decisions that could have different implications for you and our existing equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by Homebase, regulatory and legal positions and other matters. Because our existing equity investors control Homebase, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders.

      In addition, conflicts of interest may arise between Homebase and one or more of our existing equity investors when we are faced with decisions that could have different implications for Homebase and our existing equity investors. Although our LLC agreement provides certain procedural protections and requires that any transaction or dealing between Homebase and an existing equity investor or one of its affiliates be approved on Homebase’s behalf by a majority vote of the disinterested members of our board of managers, this does not address all conflicts of interest that may arise. For example, Homebase’s existing equity investors and their affiliates are permitted to compete with us. Because our existing equity investors control us, conflicts of interest arising because of competition between Homebase and an existing equity investor could be resolved in a manner adverse to Homebase. It is possible that there will be situations where our existing equity investors’ interests are in conflict with Homebase’s interests, and Homebase’s existing equity investors acting through the board of managers or through our executive officers could resolve these conflicts in a manner adverse to Homebase.

Important decisions require the approval of our board of managers that are appointed by our existing equity investors and a failure to agree could result in deadlock.
      Under the terms of the LLC agreement, our board of managers manages and controls our business, property and affairs, including the determination and implementation of our strategic direction. Our board of managers consists of four directors, with one currently appointed by each of Providence Equity and Spectrum Equity and two currently appointed by Central Illinois Telephone. If, and after the date the ICC approves the new governance structure, which is summarized under “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement — Action by the Board of Managers — Action by the Board of Managers Following ICC Approval of Governance Change”, each existing equity investor will effectively control one-third of our board of managers subject to specified rights of Mr. Lumpkin, as a director, or the other director designated by Central Illinois Telephone, as applicable, to approve certain actions. Prior to ICC approval of our new governance structure by the ICC, each of the directors will have one vote. While the directors appointed by Central Illinois Telephone are required to vote in favor of matters that do not affect CCI Illinois, or Homebase’s interest in CCI Illinois, that are approved by the directors appointed by Providence Equity and Spectrum Equity, with regard to matters relating to CCI Illinois and Homebase’s interest in CCI Illinois, it is possible that the board of managers may not reach agreement regarding matters that are important to us, which could result in a deadlock. The majority vote of the directors does not include procedures for resolving deadlocks. If deadlocks cannot be resolved, inaction may result, which could, among other things, result in us losing business opportunities.

The loss of key management personnel, or the inability to attract and retain highly qualified management and other personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.
      Our success depends upon the talents and efforts of key management personnel, many of whom have been with our company and our industry for a long time, including Mr. Lumpkin, Robert J. Currey, Steven L. Childers, Joseph R. Dively, Steven J. Shirar, C. Robert Udell, Jr. and Christopher A. Young. There are no employment agreements with any of these senior managers. The loss of any such management personnel, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, we may be unable to provide the required financial information in a timely and reliable manner and may be subject to sanctions by regulatory authorities. The perception of these matters could cause our share price to fall.
      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. Any such action could adversely affect our financial results or investors’ confidence in our company. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the financial information in a timely and reliable manner.
Regulatory Risks

The telecommunications industry in which we operate is subject to extensive federal, state and local regulation that could change in a manner adverse to us.
      Our main sources of revenues are our local telephone businesses in Illinois and Texas. The laws and regulations governing these businesses may be, and in some cases have been, challenged in the courts, and could be changed by Congress, state legislatures or regulators at any time. In addition, new regulations could be imposed by federal or state authorities increasing our operating costs or capital requirements or that are otherwise adverse to us. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes may have on us. Adverse rulings, legislation or changes in governmental policy on issues material to us could increase our competition, cause us to lose customers to competitors and decrease our revenues, increase our costs and decrease profitability.

Our rural telephone companies could lose their rural status under interconnection rules, which would increase our costs and could cause us to lose customers and the associated revenues to competitors.
      The Telecommunications Act imposes a number of interconnection and other requirements on local communications providers, including incumbent telephone companies. Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company and is also classified as a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from some of the more burdensome interconnection requirements such as unbundling of network elements and sharing information and facilities with other communications providers. These unbundling requirements and the obligation to offer unbundled network elements, or UNEs, to competitors, impose substantial costs on, and result in customer attrition for, the incumbent telephone companies that must comply with these requirements. The ICC or the PUCT can terminate the applicable rural exemption for each of our rural telephone companies if it receives a bona fide request for full interconnection from another telecommunications carrier and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. Neither the ICC nor the PUCT has yet terminated, or proposed to terminate, the rural exemption for any of our rural telephone companies. However, our Illinois rural telephone company has received a request that we provide interconnection services that are not required of an incumbent telephone company holding a rural exemption, which could result in a request to the ICC to terminate our Illinois rural telephone company’s exemption. If the ICC or PUCT terminates the applicable rural exemption in whole or in part for any of our rural telephone companies, or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or

UNEs, our administrative and regulatory costs could increase significantly and we could suffer a significant loss of customers and revenues to existing or new competitors.

Legislative or regulatory changes could reduce or eliminate the revenues our rural telephone companies receive from network access charges.
      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls in our rural telephone companies’ service areas. The amount of network access charge revenues that our rural telephone companies receive is based on interstate rates set by the FCC and intrastate rates set by the ICC and PUCT. The FCC has reformed, and continues to reform, the federal network access charge system, and the states, including Illinois and Texas, often establish intrastate network access charges that mirror or otherwise interrelate with the federal rules.
      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of originating or terminating calls as an implicit means of subsidizing the high cost of providing local service in rural areas. In 2001, the FCC adopted rules reforming the network access charge system for rural carriers, including reductions in per-minute access charges and increases in both universal service fund subsidies and flat-rate, monthly per line charges on end-user customers. Our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois does not provide, however, an explicit subsidy in the form of a universal service fund applicable to our Illinois rural telephone company. As a result, while subsidies from the federal universal service fund have offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates.
      The FCC is currently considering even more sweeping potential changes in network access charges. Depending on the FCC’s decisions, our current network access charge revenues could be reduced materially, and we do not know whether increases in other revenues, such as federal or Texas subsidies and monthly line charges, will be sufficient to offset any such reductions. The ICC and the PUCT also may make changes in our intrastate network access charges, which may also cause reductions in our revenues. To the extent any of our rural telephone companies become subject to competition and competitive telephone companies increase their operations in the areas served by our rural telephone companies, a portion of long distance and other carriers’ network access charges will be paid to our competitors rather than to our companies. In addition, the compensation our companies receive from network access charges could be reduced due to competition from wireless carriers.
      In addition, VOIP services are increasingly being embraced by cable companies, incumbent telephone companies, competitive telephone companies and long distance carriers. The FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services and is considering whether providers of VOIP services are obligated to pay access charges for calls originating or terminating on incumbent telephone company facilities. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may cause significant reductions to our rural telephone companies’ network access charge revenues.

We believe telecommunications carriers, such as long distance carriers or VOIP providers, are disputing and/or avoiding their obligation to pay network access charges to rural telephone companies for use of their networks. If carriers successfully dispute or avoid the applicability of network access charges, our revenues could decrease.
      In recent years, telecommunications carriers, such as long distance carriers or VOIP providers, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of network access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology that have rendered the identity and jurisdiction of traffic more difficult to ascertain and that have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase. In addition, we believe that there has been a general increase in the unauthorized use of telecommunications providers’ networks without payment of appropriate access charges, or so-called “phantom traffic”, due in part to advances in technology that have made it easier to use networks without having to pay for the traffic. As a general matter, we believe that this phantom traffic is due to unintended usage and, in some cases, fraud. We cannot assure you that there will not be material claims made against us contesting the applicability of network access charges billed by our rural telephone companies or continued or increased phantom traffic that uses our network without paying us for it. If there is a successful dispute or avoidance of the applicability of network access charges, our revenues could decrease.

Legislative or regulatory changes could reduce or eliminate the government subsidies we receive.
      The federal and Texas state system of subsidies, from which we derive a significant portion of our revenues, are subject to modification. Our rural telephone companies receive significant federal and state subsidy payments.

•	In 2004, CCI Illinois received $10.6 million from the federal universal service fund and CCI Texas received an aggregate of $40.9 million from the federal universal service fund and the Texas universal service fund, which in the aggregate comprised 15.9% of our revenues in 2004, after giving effect to the TXUCV acquisition.

•	For the three months ended March 31, 2005, CCI Illinois received $4.2 million from the federal universal service fund and CCI Texas received an aggregate of $9.5 million from the federal universal service fund and the Texas universal service fund, which in the aggregate comprised 17.2% of our revenues for the three months ended March 31, 2005
      During the last two years, the FCC has made modifications to the federal universal service fund system that changed the sources of support and the method for determining the level of support recipients of federal universal service fund subsidies receive. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether we will continue to receive the same amount of federal universal service fund support that our rural telephone companies have received in the past. The FCC is also currently considering a number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund, and these issues may also be the subject of legislative amendments to the Telecommunications Act.
      In December 2004, Congress suspended the application of a law called the Urgent Deficiency Act to the FCC’s universal service fund until December 31, 2005. The Urgent Deficiency Act prohibits government agencies from making financial commitments in excess of their funds on hand. Currently, the universal service fund administrator makes commitments to fund recipients in advance of collecting the contributions from carriers that will pay for these commitments. The FCC has not determined whether the Urgent Deficiency Act would apply to payments to our rural telephone companies. Congress is now considering whether to extend the current temporary legislation that exempts the universal service fund from the Urgent Deficiency Act. If it does not grant this extension, however, the universal service subsidy payments to our rural telephone companies may be delayed or reduced in the future.
      We cannot predict the outcome of any federal or state legislative action or any FCC, PUCT or ICC rulemaking or similar proceedings. If our rural telephone companies do not continue to receive federal and state subsidies, or if these subsidies are reduced, our rural telephone companies will likely have lower revenues and may not be able to operate as profitably as they have historically. In addition, if the number of local access lines that our rural telephone companies serve increases, under the rules governing the federal universal service fund, the rate at which we can recover certain federal universal service fund payments may decrease. This may have an adverse effect on our revenues and profitability.

      In addition, under the Telecommunications Act, our competitors can obtain the same level of federal universal service fund subsidies as we do if the ICC or PUCT, as applicable, determines that granting these subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. Under current rules, any such payments to our competitors would not affect the level of subsidies received by our rural telephone companies, but they would facilitate competitive entry into our rural telephone companies’ service areas and our rural telephone companies may not be able to compete as effectively or otherwise continue to operate as profitably.

The high costs of regulatory compliance could make it more difficult for us to enter new markets, make acquisitions or change our prices.
      Regulatory compliance results in significant costs for us and diverts the time and effort of management and our officers away from running our business. In addition, because regulations differ from state to state, we could face significant costs in obtaining information necessary to compete effectively if we try to provide services, such as long distance services, in markets in different states. These information barriers could cause us to incur substantial costs and to encounter significant obstacles and delays in entering these markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new opportunities to acquire local access lines or businesses as they arise.
      Our intrastate services are also generally subject to certification, tariff filing and other ongoing state regulatory requirements. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses. If successful, these challenges could adversely affect the rates that we are able to charge to customers, which would negatively affect our revenues.

Legislative and regulatory changes in the telecommunications industry could raise our costs by facilitating greater competition against us and reduce potential revenues.
      Legislative and regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing our revenues or raising our costs. For example, federal or state legislatures or regulatory commissions could impose new requirements relating to standards or quality of service, credit and collection policies, or obligations to provide new or enhanced services such as high-speed access to the Internet or number portability, whereby consumers can keep their telephone number when changing carriers. Any such requirements could increase operating costs or capital requirements.
      The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, as well as to implementing actions by state commissions.
      Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. The outcome of these proceedings may affect our regulatory obligations and costs and competition for our services which could have a material adverse effect on our revenues.

“Do not call” registries may increase our costs and limit our ability to market our services.
      Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the Federal Trade Commission, or FTC, amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In

September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 31 days. We are required to pay a fee to access the registry on a quarterly basis. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

Because we are subject to extensive laws and regulations relating to the protection of the environment, natural resources and worker health and safety, we may face significant liabilities or compliance costs in the future.
      Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to, the management, storage and disposal of hazardous materials, asbestos, petroleum products and other regulated materials. We also are subject to environmental laws and regulations governing air emissions from our fleets of vehicles. As a result, we face several risks, including the following:

•	Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any actual or threatened environmental contamination at currently and formerly owned or operated properties, and those of our predecessors, and for contamination associated with disposal by us or our predecessors of hazardous materials at third party disposal sites. Hazardous materials may have been released at certain current or formerly owned properties as a result of historic operations.

•	The presence of contamination can adversely affect the value of our properties and our ability to sell any such affected property or to use it as collateral.

•	We could be held responsible for third party property damage claims, personal injury claims or natural resource damage claims relating to any such contamination.

•	The cost of complying with existing environmental requirements could be significant.

•	Adoption of new environmental laws or regulations or changes in existing laws or regulations or their interpretations could result in significant compliance costs or as yet identified environmental liabilities.

•	Future acquisitions of businesses or properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters.

•	In addition, environmental laws regulating wetlands, endangered species and other land use and natural resource issues may increase costs associated with future business or expansion opportunities, delay, alter or interfere with such plans, or otherwise adversely affect such plans.
      As a result of the above, we may face significant liabilities and compliance costs in the future.

FORWARD-LOOKING STATEMENTS
      Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are contained throughout this prospectus, for example in “Summary”, “Risk Factors”, “Dividend Policy and Restrictions”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, “Business”, “Regulation” and the unaudited pro forma condensed consolidated financial statements and the related notes. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

THE TRANSACTIONS
      We summarize below the transactions and the principal terms of the stock purchase agreement and other agreements that relate to the transactions. This summary is not a complete description of the terms of these agreements. For a summary of the effects of the proposed initial public offering and related matters, see “IPO Matters”.
Overview
      The offering of the outstanding notes was part of a series of simultaneous transactions. Upon consummation of the transactions on April 14, 2004, Homebase, the parent of the issuers, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV and continued to own all of the capital stock of CCI Illinois. The transactions included the following:

•	the contribution by our existing equity investors of $89.0 million in cash in exchange for additional class A preferred shares of Homebase, the distribution by CCI of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Texas Acquisition of the aggregate proceeds of such distribution and contribution;

•	the offering of the outstanding notes;

•	the borrowing by CCI and Texas Acquisition of $437.0 million under the existing credit facilities;

•	the repayment of all the outstanding debt of CCI under its old credit facility;

•	the acquisition, pursuant to the stock purchase agreement, by Texas Acquisition of TXUCV from Pinnacle One Partners L.P., or Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., for $524.1 million in cash, net of cash acquired and including transaction costs; and

•	the payment of fees and expenses.
Our Existing Equity Investors
      Homebase is a Delaware limited liability company that was formed on June 26, 2002. In connection with the acquisition of TXUCV, our existing equity investors made additional cash investments in Homebase in an aggregate amount of $89.0 million in exchange for additional class A preferred shares of Homebase. As a result of these and prior cash contributions, they each beneficially own 3,000,000 common shares and approximately 60,666.7 class A preferred shares of Homebase, accounting for approximately 90% of the issued and outstanding common shares and 100% of the issued and outstanding class A preferred shares. The remainder of the common shares are owned by members of our management.

Central Illinois Telephone
      Central Illinois Telephone is a limited liability company managed by our Chairman, Mr. Lumpkin. Mr. Lumpkin, members of his family and their respective affiliates beneficially own 90.9% of the equity interests in Central Illinois Telephone, and the remainder is owned by members of our management and other investors.

Providence Equity
      Providence Equity is a private investment firm specializing in equity investments in telecommunications and media companies around the world. Providence Equity manages funds with over $5.0 billion in equity commitments, including Providence Equity Partners IV, a private equity fund of approximately $2.8 billion, and has invested in more than 70 companies. Providence Equity’s investment professionals are located in North America and Europe, with offices in Rhode Island, New York and London, England. Some of its recent investments include eircom ltd, Madison River Telephone Company, LLC, Brooks Fiber Properties, Inc., Bresnan Broadband Holdings, LLC, VoiceStream Wireless Corp. and Yankees Entertainment and Sports Network, LLC.

Spectrum Equity
      Spectrum Equity is a private equity firm specializing in investments in the media and communications industries on a global basis. Based in Boston, Massachusetts and Menlo Park, California, Spectrum Equity has over $3.0 billion in capital under management and its investment professionals have invested in more than 90 companies since the firm’s inception. Some of its investments include American Cellular Corporation, American Tower Corporation, CBD Media LLC, Illuminet Holdings, Inc., Jazztel, p.l.c., and Patriot Media and Communications LLC.
Stock Purchase Agreement
      On January 15, 2004, Texas Acquisition and Pinnacle One entered into a stock purchase agreement pursuant to which Texas Acquisition acquired, effective as of April 14, 2004, all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of acquiring TXUCV. By acquiring the stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, consisting of the following:

•	Consolidated Communications of Fort Bend Company (formerly known as Fort Bend Telephone Company) and Consolidated Communications of Texas Company (formerly known as TXU Communications Telephone Company, which was formerly known as Lufkin-Conroe Telephone Exchange, Inc.), which together serve markets in Conroe, Katy and Lufkin, Texas;

•	a telephone directory publishing business; and

•	a transport services business.
      The cash purchase price for the sale of TXUCV’s capital stock was $524.1 million, net of cash acquired and including transaction costs. All of TXUCV’s outstanding indebtedness as of the closing date, other than the GECC capital leases and inter-company amounts relating to contracts that continued following the closing of the transactions, has been paid. In addition, Pinnacle One bore the first $5.1 million of the severance and similar expenses associated with work force reductions occurring between the signing the stock purchase agreement on January 15, 2004 and the closing on April 14, 2004. Texas Acquisition was responsible for any amount in excess thereof. These severance and similar expenses totaled $5.9 million, $0.8 million of which were borne by Texas Acqusition.
      The stock purchase agreement contains customary representations and warranties, covenants and indemnification provisions. In general, Pinnacle One may be liable to us for any breaches of representations and warranties to the extent that our losses, in the aggregate, exceed $7.5 million, and then only up to $131.8 million, in the aggregate, subject to specified exceptions. Most representations and warranties expired on April 30, 2005.
      TXU Corp. has agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and has further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.
Other Agreements
      In connection with the closing of the acquisition, Homebase and/or its subsidiaries entered into several agreements including the following:

•	Post-Closing Guaranty, dated as of April 14, 2004, pursuant to which TXU Corp., subject to defined limitations, guaranteed Pinacle One’s obligations to indemnify Texas Acquisition under the stock purchase agreement following the closing of the transactions;

•	Trademark Assignment, dated as of 14, 2004, between TXUCV and TXU Corp., pursuant to which TXUCV assigned specified trademarks to TXU Corp.;

•	Internet Domain Name License Agreement, dated as of April 14, 2004, between TXUCV and TXU Corp, pursuant to which TXU Corp. licensed specified domain names to TXUCV for a transition period of two years;

•	Software License and Services Agreement, dated as of December 24, 2003, between PeopleSoft USA, Inc. and TXUCV and Partial Assignment, Assumption and Release Agreement, dated as of December 22, 2003, by and between PeopleSoft USA, Inc., TXUCV and TXU Business Services Company, an indirect, wholly owned subsidiary of TXU Corp., pursuant to which TXUCV obtained the right to continue to use PeopleSoft’s applications for financial, human resources and inventory purposes following the closing of the transactions;

•	Professional Services Fee letter, dated April 14, 2004, pursuant to which CCI agreed to pay a professional services fee to our existing equity investors in the aggregate amount of $2.0 million per year, as described under “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”; and

•	Professional Services Fee letter, dated as of April 14, 2004, pursuant to which Texas Acquisition agreed to pay a professional services fee to our existing equity investors in the aggregate amount of $3.0 million per year, as described under “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.
      In addition, we may modify the Services and Facilities Agreement as described under “Certain Relationships and Related Party Transactions — Services and Facilities Agreement” to permit the allocation of common costs and expenses among CCI Illinois, CCI Texas and their subsidiaries. The modification may require prior filing with or approval of the ICC.
USE OF PROCEEDS
      This exchange offer is intended to satisfy the obligations of the issuers and Homebase under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. You will receive, in exchange for outstanding notes validly tendered and accepted for exchange pursuant to the exchange offer, exchange notes in the same principal amount as such outstanding notes. Outstanding notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase of our outstanding debt.

CAPITALIZATION
      The following table sets forth as of March 31, 2005, the cash and cash equivalents and capitalization of each of CCI Illinois, CCI Texas and Homebase. You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, the financial statements and the related notes of each of Illinois Holdings, Texas Holdings, and Homebase and the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

	As of March 31, 2005

	CCI Illinois	CCI Texas	Homebase

	(in thousands)
Cash and cash equivalents	$23,818	$32,720	$56,538

Long-term debt (including current portion):
Existing credit facilities:
Revolving credit facility(1)	$—	$—	$—
Term loan facilities(2)	164,702	259,148	423,850

Total credit facilities	164,702	259,148	423,850
Capital lease obligation(3)	—	1,059	1,059
9 3/4 Senior Notes due 2012	75,000	125,000	200,000

Total long term debt (including current portion)	239,702	385,207	624,909
Redeemable preferred shares	—	—	210,092
Members’ deficit/stockholders’ equity:
Common shares, no par value	—	—	—
Additional paid-in capital	29,600	152,458	58
Accumulated earnings (deficit)	834	4,225	(23,033)
Accumulated other comprehensive income	927	1,017	1,944

Members’ deficit/stockholders’ equity	31,361	157,700	(21,031)

Total capitalization	$271,063	$542,907	$813,970

(1)	The existing credit facilities contain a $30.0 million revolving credit facility. See “Description of Other Indebtedness — Existing Credit Facilities”.

(2)	As of March 31, 2005, the existing credit facilities included a $112.0 million term loan A facility and a $311.9 million term loan C facility. See “Description of Other Indebtedness — Existing Credit Facilities”.

(3)	The capital lease obligation represents the outstanding balance under the GECC capital lease. On May 27, 2005, we elected to pay in full the outstanding balance on this capital lease. See “Description of Other Indebtedness — GECC Capital Leases”.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — ILLINOIS HOLDINGS
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of CCI. CCI acquired ICTC and the related businesses on December 31, 2002. We believe the operations of ICTC and the related businesses prior to December 31, 2002 represent the predecessor of Illinois Holdings.
      The selected consolidated financial information set forth below have been derived from the unaudited combined financial statements of ICTC and related businesses as of and for the year ended December 31, 2000, the audited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 2001 and 2002, the audited consolidated financial statements of Illinois Holdings as of and for the years ended December 31, 2003 and 2004 and the unaudited consolidated financial statements of Illinois Holdings as of and for the three months ended March 31, 2004 and 2005. The unaudited combined financial statements of ICTC and related businesses, the predecessor of Illinois Holdings, as of and for the year ended December 31, 2000 and the unaudited consolidated financial statements of Illinois Holdings as of and for the three months ended March 31, 2004 and 2005 reflect all adjustments that management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the period. Operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of the results for the full year.
      The following selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Illinois and CCI Texas” and the audited and unaudited consolidated financial statements of Illinois Holdings and the audited and unaudited combined financial statements of ICTC and related businesses and the related notes included elsewhere in this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,

	Predecessor of Illinois Holdings			Illinois Holdings

	2000	2001	2002	2003	2004	2004	2005

	(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$117.1	$115.6	$109.9	$132.3	$136.5	$34.1	$33.6
Cost of services and products (exclusive of depreciation and amortization shown separately below)	39.0	38.9	35.8	46.3	46.2	12.4	11.0
Selling, general and administrative	42.1	36.0	35.6	42.5	45.5	10.6	12.0
Intangible assets impairment	—	—	—	—	11.6	—	—
Depreciation and amortization(1)	33.6	31.8	24.6	22.5	22.3	5.4	5.8

Income from operations	2.4	8.9	13.9	21.0	10.9	5.7	4.8
Interest expense, net(2)	(1.8)	(1.8)	(1.6)	(11.9)	(19.5)	(2.8)	(4.2)
Other, net(3)	0.5	5.8	0.4	0.1	0.6	—	0.2

Income before income taxes	1.1	12.9	12.7	9.2	(8.0)	2.9	0.8
Income tax (expense) benefit	(1.7)	(6.3)	(4.7)	(3.7)	2.9	(1.1)	(0.3)

Net income (loss)	$(0.6)	$6.6	$8.0	$5.5	$(5.1)	$1.8	$0.5

Other Financial Data:
Illinois Telephone Operations revenues	$82.0	$79.8	$76.7	$90.3	$97.3	$22.9	$24.7

						Three Months Ended
	Year Ended December 31,					March 31,

	Predecessor of Illinois Holdings			Illinois Holdings

	2000	2001	2002	2003	2004	2004	2005

	(dollars in millions)
Other Data:
Local access lines in service
Residential	63,064	62,249	60,533	58,461	55,627	58,345	55,407
Business	32,933	33,473	32,475	32,426	31,255	32,481	31,217

Total local access lines(3)	95,997	95,722	93,008	90,887	86,882	90,826	86,624
DSL subscribers	—	2,501	5,761	7,951	10,794	8,456	11,915

Total connections	95,997	98,223	98,769	98,838	97,676	99,282	98,539

Consolidated Cash Flow Data:
Cash flows from operating activities	$36.1	$34.3	$28.5	$28.9	$30.4	$5.9	10.3
Cash flows used in investing activities	(21.8)	(13.1)	(14.1)	(296.1)	(13.3)	(2.7)	(1.4)
Cash flows from (used in) financing activities	(21.5)	(18.9)	(16.6)	277.4	(10.5)	(2.6)	(1.8)
Capital expenditures	20.7	13.1	14.1	11.3	13.3	2.7	1.4

						As of
						March 31,
	As of December 31,					2005

	Predecessor of Illinois Holdings			Illinois Holdings

	2000	2001	2002	2003	2004

	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.9	$3.3	$1.1	$10.1	$16.7	23.8
Total current assets	27.1	26.7	23.2	39.6	44.0	46.5
Net plant, property & equipment(4)	102.6	100.5	105.1	104.6	101.6	98.7
Total assets	270.0	248.9	236.4	317.6	307.9	306.2
Total long-term debt (including current portion)(5)	21.3	21.1	21.0	180.4	241.5	239.7
Shareholders’ equity	191.3	178.1	174.5	98.0	30.3	31.4

(1)	On January 1, 2002, CCI Illinois adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, CCI Illinois ceased amortizing goodwill on January 1, 2002 and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $17.6 million in 2000 and 2001, $10.1 million in 2002 and $7.0 million in 2003. In accordance with SFAS 142, CCI Illinois recognized intangible asset impairments of $11.6 million in 2004. Depreciation and amortization excludes amortization of deferred financing costs.

(2)	Interest expense includes amortization of deferred financing costs totaling $0.5 million in 2003, $5.2 million in 2004 and $0.3 million and $0.2 million for the three months ended March 31, 2004 and 2005, respectively.

(3)	On September 30, 2001, ICTC sold two exchanges of approximately 2,750 access lines, received proceeds from the sale of $7.2 million and recorded a gain on the sale of assets of approximately $5.2 million.

(4)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(5)	In connection with the TXUCV acquisition on April 14, 2004, CCI Illinois and CCI Texas incurred, severally and not jointly, an aggregate of $637.0 million of new long-term debt. As of March 31, 2005, CCI Illinois was severally responsible for $75.0 million in outstanding notes and $164.7 million in term loans under the existing credit facilities.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — TEXAS HOLDINGS
      Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Texas Acquisition. Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was renamed Texas Holdings after the closing of the acquisition. We believe that the operations of TXUCV prior to April 14, 2004 represent the predecessor of Texas holdings. In addition, TXU Corp. contributed the parent company of Fort Bend Telephone Company on August 11, 2000 to TXUCV. We believe the operations of Fort Bend Telephone Company prior to August 11, 2000 represent the predecessor of TXUCV.
      The selected consolidated financial information set forth below have been derived from the audited consolidated financial statements of Fort Bend Telephone Company, the predecessor of TXUCV, as of and for the period ended August 10, 2000, the audited consolidated financial statements of TXUCV, the predecessor of Texas Holdings, as of and for the years ended December 31, 2000, 2001, 2002, 2003 and as of and for the period ended April 13, 2004, the audited consolidated financial statements of Texas Holdings as of and for the period ended December 31, 2004, the unaudited consolidated financial statements of TXUCV as of and for the three months ended March 31, 2004 and the unaudited consolidated financial statements of Texas Holdings as of and for the three months ended March 31, 2005. The unaudited consolidated financial statements of TXUCV as of and for the three months ended March 31, 2004 and of Texas Holdings as of and for the three months ended March 31, 2005 reflect all adjustments that management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the period. Operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of the results for the full year.
      The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Illinois and CCI Texas” and the consolidated financial statements of TXUCV and Texas Holdings and the related notes included elsewhere in this prospectus.

			Year Ended December 31,

	Predecessor
	to TXUCV	Predecessor to Texas Holdings
								Three Months Ended
	Period	Period				Period	Period	March 31,
	from	from				from	from
	1/1/00 to	8/11/00 to				1/1/04 to	4/14/04 to	Predecessor	Texas Holdings
	8/10/00	12/31/00	2001	2002	2003	4/13/04	12/31/04	2004	2005

	(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$93.2	$67.9	$207.5	$214.7	$194.8	$53.9	$133.1	$45.4	$46.3
Network operating costs (exclusive of depreciation and amortization shown separately below)	38.7	29.9	95.6	76.9	58.4	15.3	34.4	13.1	13.6
Selling, general and administrative	31.8	32.1	88.7	109.4	75.4	24.2	42.4	15.1	14.3
Depreciation and amortization(1)	19.3	17.1	50.2	41.0	32.9	8.1	32.2	8.2	11.0
Restructuring, asset impairment and other charges(2)	—	—	—	101.4	0.2	—	—	—	—
Goodwill impairment charges	—	—	—	18.0	13.2	—	—	—	—

Income (loss) from operations	3.4	(11.2)	(27.0)	(132.0)	14.7	6.3	24.1	9.0	7.4
Interest expense, net(3)	(3.6)	(4.9)	(11.1)	(7.5)	(5.4)	(3.2)	(20.0)	(1.1)	(7.2)
Other, net(4)	5.8	10.9	9.9	11.4	0.8	1.2	3.0	0.8	0.3

Income (loss) before income taxes	5.6	(5.2)	(28.2)	(128.1)	10.1	4.3	7.1	8.7	0.5
Income taxes (expense) benefit	(3.8)	(0.3)	6.3	38.3	(12.4)	(2.5)	(3.1)	(3.2)	(0.3)

Net income (loss)	$1.8	$(5.5)	$(21.9)	$(89.8)	$(2.3)	$1.8	$4.0	$5.5	$0.2

			Year Ended December 31,

	Predecessor
	to TXUCV	Predecessor to Texas Holdings
								Three Months Ended
	Period	Period				Period	Period	March 31,
	from	from				from	from
	1/1/00 to	8/11/00 to				1/1/04 to	4/14/04 to	Predecessor	Texas Holdings
	8/10/00	12/31/00	2001	2002	2003	4/13/04	12/31/04	2004	2005

	(dollars in millions)
Other Data:
Local access lines in service
Residential	—	117,130	119,488	119,060	116,862	n/a	113,151	116,485	112,610
Business	—	49,292	50,406	53,023	54,780	n/a	55,175	54,850	53,837

Total local access lines	—	166,422	169,894	172,083	171,642	n/a	168,326	171,335	166,447
DSL subscribers	—	1,593	4,069	5,423	8,668	n/a	16,651	10,592	18,903

Total connections	—	168,015	173,963	177,506	180,310	n/a	184,977	183,377	185,350

CLEC access lines	—	18,541	58,591	26,088	n/a	n/a	n/a
Consolidated Cash Flow Data:
Cash flows from (used in) operating activities	$(16.5)	$37.4	$6.8	$34.7	$75.1	$5.3	$49.4	$6.1	$4.3
Cash flows used in investing activities	(27.3)	(48.3)	(59.9)	(21.3)	(14.3)	(6.3)	(540.8)	(4.5)	(4.1)
Cash flows from (used in) financing activities	34.2	(3.8)	46.3	(4.4)	(61.8)	(0.6)	526.7	(0.1)	(2.8)
Capital expenditures	36.0	59.2	67.0	27.4	18.2	6.7	16.7	4.8	4.1

		As of December 31,

							As of
	Predecessor to Texas Holdings						March 31,

					As of	As of
	2000	2001	2002	2003	4/13/04	12/31/04	2005

	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10.3	$3.4	$12.4	$11.5	$9.9	$35.4	$32.7
Total current assets	63.8	44.3	86.4	34.5	37.1	56.6	57.4
Net plant, property & equipment(5)	332.4	363.4	240.8	231.4	230.0	259.2	254.4
Total assets	787.0	800.4	700.1	647.9	625.2	702.2	697.8
Total long-term debt (including current portion)(6)	157.5	172.8	166.2	100.4	2.8	388.0	385.2
Shareholder’s equity	490.5	496.6	407.6	410.9	513.3	156.4	157.7

(1)	On January 1, 2002, TXUCV adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, TXUCV ceased amortizing goodwill on January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $8.7 million in 2000 and $13.7 million in 2001. Depreciation and amortization excludes amortization of debt issuance expenses. In accordance with SFAS 142, TXUCV recognized goodwill impairments of $18.0 million in 2002 and $13.2 million in 2003.

(2)	During 2002, TXUCV recognized restructurings, asset impairment and other charges of $101.4 million due to the write down of assets relating to TXUCV’s competitive telephone company and transport businesses.

(3)	Interest expense prior to the transactions was from the TXUCV’s revolving credit facility, GECC capital leases, mortgage notes and is reduced by allowance for funds used during construction.

(4)	Other, net includes equity earnings from our investments in cellular partnerships, dividend income, recognizing the minority interests of investors in East Texas Fiber Line Incorporated as well as certain other miscellaneous non-operating items.

      See Note 6 to Texas Holdings’s audited consolidated financial statements for a description of these investments. The table below sets out the components of the Other, net:

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(dollars in millions)
Partnership income	$2.5	$0.9	$0.3
Dividend income	2.3	0.1	0.1
Minority interest	(0.4)	(0.1)	(0.2)
Other	(0.2)	(0.1)	0.1

Other, net	$4.2	$0.8	$0.3

(5)	Property, plant and equipment items are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense.

(6)	In connection with the TXUCV acquisition on April 14, 2004, CCI Texas and CCI Illinois incurred, severally and not jointly, an aggregate of $637.0 million of new long-term debt. As of March 31, 2005, CCI Texas was severally responsible for $125.0 million in outstanding notes and $259.0 million in term loans under the existing credit facilities.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — HOMEBASE
      Homebase is a holding company with no income from operations or assets except for the capital stock of Illinois Holdings and Texas Holdings. Illinois Holdings was formed for the sole purpose of acquiring ICTC and the related businesses on December 31, 2002. We believe the operations of ICTC and the related businesses prior to December 31, 2002 represent the predecessor of Homebase. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Texas Acquisition. Texas Acquisition was formed for the sole purpose of acquiring TXUCV, which was acquired on April 14, 2004 and renamed CCV after the closing of the acquisition. Texas Holdings operates its business through and receives all of its income from Texas Acquisition, CCV and its subsidiaries. Results for the year ended December 31, 2004 include the results of operations of Texas Holdings since the date of the TXUCV acquisition.
      The selected consolidated financial information set forth below have been derived from the unaudited combined financial statements of ICTC and related businesses as of and for the year ended December 31, 2000, the audited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 2001 and 2002, the audited consolidated financial statements of Homebase as of and for the years ended December 31, 2003 and 2004 and the unaudited consolidated financial statements of Homebase as of and for the three months ended March 31, 2004 and 2005. The unaudited combined financial statements of ICTC and related businesses, the predecessor of Homebase, as of and for the year ended December 31, 2000 and the unaudited consolidated financial statements of Homebase as of and for the three months ended March 31, 2004 and 2005 reflect all adjustments that management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the period. Operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of the results for the full year.
      The following selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Illinois and CCI Texas”, the audited and unaudited consolidated financial statements of Homebase and the audited combined financial statements of ICTC and related businesses and the related notes included elsewhere in this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,

	Predecessor			Homebase

	2000	2001	2002	2003	2004	2004	2005

	(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$117.1	$115.6	$109.9	$132.3	$269.6	$34.1	$79.8
Cost of services and products (exclusive of depreciation and amortization shown separately below)	39.0	38.9	35.8	46.3	80.6	12.4	24.4
Selling, general and administrative	42.1	36.0	35.6	42.5	87.9	10.6	26.2
Asset impairment	—	—	—	—	11.6	—	—
Depreciation and amortization(1)	33.6	31.8	24.6	22.5	54.5	5.4	16.8

Income from operations	2.4	8.9	13.9	21.0	35.0	5.7	12.4
Interest expense, net(2)	(1.8)	(1.8)	(1.6)	(11.9)	(39.6)	(2.8)	(11.4)
Other, net(3)	0.5	5.8	0.4	0.1	3.7	—	0.3

Income before income taxes	1.1	12.9	12.7	9.2	(0.9)	2.9	1.3
Income tax expense	(1.7)	(6.3)	(4.7)	(3.7)	(0.2)	(1.1)	(0.6)

Net income (loss)	$(0.6)	$6.6	$8.0	5.5	(1.1)	1.8	0.7
Dividends on redeemable preferred shares	—	—	—	(8.5)	(15.0)	(2.3)	(4.6)

Net loss applicable to common shares	—	—	—	$(3.0)	$(16.1)	$(0.5)	$(3.9)

Net loss per common share — basic and diluted	—	—	—	$(0.33)	$(1.79)	$(0.06)	$(0.42)

						Three Months Ended
	Year Ended December 31,					March 31,

	Predecessor			Homebase

	2000	2001	2002	2003	2004	2004	2005

	(dollars in millions)
Other Financial Data:
Telephone Operations revenues	$82.0	$79.8	$76.7	$90.3	$230.4	$22.9	$71.0
Other Data:
Local access lines in service
Residential	63,064	62,249	60,533	58,461	168,778	58,345	168,017
Business	32,933	33,473	32,475	32,426	86,430	32,481	85,054

Total local access lines(3)	95,997	95,722	93,008	90,887	255,208	90,826	253,071
DSL subscribers	—	2,501	5,761	7,951	27,445	8,456	30,804

Total connections	95,997	98,223	98,769	98,838	282,653	99,282	283,875

Consolidated Cash Flow Data:
Cash flows from operating activities	$36.1	$34.3	$28.5	$28.9	$79.8	$5.9	$14.6
Cash flows used in investing activities	(21.8)	(13.1)	(14.1)	(296.1)	(554.1)	(2.7)	(5.5)
Cash flows from (used in) financing activities	(21.5)	(18.9)	(16.6)	277.4	516.3	(2.6)	(4.6)
Capital expenditures	20.7	13.1	14.1	11.3	30.0	2.7	5.5

						As of
	As of December 31,					March 31,

	Predecessor			Homebase

	2000	2001	2002	2003	2004	2005

	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.9	$3.3	$1.1	$10.1	$52.1	$56.5
Total current assets	27.1	26.7	23.2	39.6	98.9	103.9
Net plant, property & equipment(4)	102.6	100.5	105.1	104.6	360.8	353.1
Total assets	270.0	248.9	236.4	317.6	1,006.1	1,002.2
Total long-term debt (including current portion)(5)	21.3	21.1	21.0	180.4	629.4	624.9
Redeemable preferred shares	—	—	—	101.5	205.5	210.1
Parent company investment/ Members’ deficit	191.3	178.1	174.5	(3.5)	(18.8)	(21.0)

(1)	On January 1, 2002, ICTC and related businesses adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, ICTC ceased amortizing goodwill on January 1, 2002 and instead tested for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $17.6 million for 2000 and 2001, $10.1 million in 2002 and $7.0 million in 2003. Depreciation and amortization excludes amortization of deferred financing costs.

(2)	Interest expense includes amortization of deferred financing costs totaling $0.5 million in 2003, $6.4 million in 2004 and $0.2 million and $0.7 million for the three months ended March 31, 2004 and 2005, respectively.

(3)	On September 30, 2001, ICTC sold two exchanges of approximately 2,750 access lines, received proceeds from the sale of $7.2 million and recorded a gain on the sale of assets of approximately $5.2 million.

(4)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(5)	In connection with the TXUCV acquisition on April 14, 2004, we issued $200.0 million in aggregate principal amount of senior notes and entered into the existing credit facilities, of which $423.9 million was outstanding as of March 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — CCI ILLINOIS AND CCI TEXAS
      We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of each of CCI Illinois and CCI Texas followed by a discussion of liquidity and capital resources of CCI Illinois and CCI Texas on a combined basis after giving effect to the transactions and after giving effect to the IPO transactions. For the twelve months ended December 31, 2004, CCI Texas’ financial results are presented on a combined historical basis, comprised of (a) TXUCV’s historical results of operations for the period from January 1, 2004 through and including April 13, 2004 and (b) Texas Holdings’ results of operations for the period from April 14, 2004 through and including December 31, 2004.
      Homebase is a holding company with no income from operations or assets except for that which is derived from its ownership of CCI Illinois and CCI Texas. As a result, a separate Management’s Discussion and Analysis of Financial Condition and Results of Operations for Homebase has not been provided because we do not believe such a discussion would provide additional meaningful information to holders of the notes. The following discussion should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to CCI Illinois and CCI Texas appearing elsewhere in this prospectus.
CCI Illinois
Overview

CCI Illinois’ Business
      CCI Illinois is an established rural local exchange company that provides communications services to residential and business customers in Illinois. As of March 31 2005, we estimate that CCI Illinois would have been the 25th largest local telephone company in the United States had it been a separate company, based on industry sources, with approximately 86,624 local access lines and 11,915 DSL lines in service. CCI Illinois’ main sources of revenues are our local telephone businesses in Illinois, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Illinois also operates a number of complementary businesses, such as telephone service to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services and expects to begin publishing telephone directories in the third quarter of 2005.

Segments
      In accordance with the reporting requirement of Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosure about Segments of an Enterprise and Related Information, CCI Illinois has two reportable business segments, Illinois Telephone Operations and Other Illinois Operations. The results of operations discussed below reflect the consolidated results of CCI Illinois.

Acquisition from McLeodUSA
      CCI Illinois began operations in its present form with the acquisition of ICTC and several related businesses from McLeodUSA on December 31, 2002. As a result, period-to-period comparisons of CCI Illinois’ financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to the following factors:

•	Revenues and expenses for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 for certain long distance services and data and Internet services include services that were not part of the financial results of our Illinois Telephone Operations segment when it was owned by McLeodUSA in 2002. These services were provided, and revenues were recognized, by McLeodUSA as part of its competitive telephone company operations. In order for McLeodUSA to provide these services to customers in our Illinois rural telephone company’s service area, ICTC provided McLeodUSA’s competitive telephone company operations access to its network and billing and collection services for which it received network access charges and billing and collection fees. Following the acquisition by Homebase of ICTC and the related businesses, Illinois Telephone Operations launched its own business providing similar long distance and data and Internet services to customers primarily located in our Illinois rural telephone company’s service area. As a result, the results of operations of Illinois Telephone Operations for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 include businesses that were not included in 2002 when ICTC and the related operations were owned by McLeodUSA.

•	Expenses for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 included $0.5 million, $0.5 million, $2.0 million and $2.0 million, respectively, in aggregate professional services fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to a professional services agreement. This is in addition to a professional services fee that was paid by CCI Texas to these parties under a separate professional services fee agreement, entered at the closing of the transactions. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.

•	In 2001 and 2002 McLeodUSA encountered financial difficulties and, as a result, initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC. Although certain expenses were reduced as a result of these initiatives, revenues and income from operations also declined in these periods. In connection with its bankruptcy proceeding in 2002, McLeodUSA identified ICTC and the related businesses as assets held for sale and as discontinued operations.

Revenues
      Illinois Telephone Operations and Other Illinois Operations. To date, CCI Illinois’ revenues have been derived primarily from the sale of voice and data communications services to residential and business customers in our Illinois rural telephone company’s service area. For the three months ended March 31, 2005, approximately 73.8%, or $24.8 million, of its operating revenues came from Illinois Telephone Operations and approximately 26.2%, or $8.8 million, came from Other Illinois Operations. For the year ended December 31, 2004, approximately 71.3%, or $97.3 million, of CCI Illinois’ operating revenues came from Illinois Telephone Operations and approximately 28.7%, or $39.2 million, came from Other Illinois Operations. For the year ended December 31, 2003, approximately 68.3%, or $90.3 million, of CCI Illinois’ operating revenues came from Illinois Telephone Operations and 31.7%, or $42.0 million, came from Other Illinois Operations. For the year ended December 31, 2002, approximately 69.8%, or $76.7 million, of CCI Illinois’ operating revenues came from Illinois Telephone Operations and 30.2%, or $33.2 million, from Other Illinois Operations.
      Illinois Telephone Operations added revenues in 2004 and in the three months ended March 31, 2005 from long distance and Internet services provided primarily to our Illinois rural telephone company’s customers that had been previously provided by McLeodUSA. At March 31, 2005, Illinois Telephone Operations had approximately 55,318 long distance customers, which represented approximately a 63.9% penetration of CCI Illinois’ local access lines. At December 31, 2004, Illinois Telephone Operations had approximately 54,345 long distance customers, which represented approximately a 62.6% penetration of CCI Illinois’ local access lines. We do not anticipate significant growth in revenues for Illinois Telephone Operations due to its primarily rural service area, but we do expect relatively consistent cash flow from year to year due to stable customer demand, limited competition and a generally supportive regulatory environment.
      For the three months ended March 31, 2005, Other Illinois Operations’ revenues were down from the same period in 2004, primarily due to losing the telemarketing and fulfillment contract with the Illinois Toll Highway Authority in mid-2004 and a decline in telephone system sales. In 2004, Other Illinois Operations revenues were down from 2003, reflecting the loss of the contract with the Illinois Toll Highway Authority and the repricing of some large Operator Services customer contracts at lower rates. We had success in growing Other Illinois Operations revenues between 2002 and 2003 for several reasons. Due to its financial difficulties and bankruptcy in 2002, McLeodUSA initiated cost-cutting initiatives and reduced financial support for all operations other than Illinois Telephone Operations and, as a result, revenues for Other Illinois Operations suffered. In 2003, following the acquisition from McLeodUSA, management renewed its focus on growing this segment. In addition, revenue growth was driven by the award to Public Services by the State of Illinois of an extension to the prison contract in December 2002, that nearly doubled the number of prison sites we served.
      Local Access Lines and Bundled Services. Local access lines are an important element of our business. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. The monthly recurring revenue we generate from end users, the amount of traffic on our network and related access charges generated from other carriers, the amount of federal and state subsidies we receive and most other revenue streams are directly related to the number of local access lines in service. As of March 31, 2005, CCI Illinois had approximately 86,624 local access lines in service, which was a decrease of 258 from the 86,882 local access lines in service as of December 31, 2004, which was a decrease of 4,005 from the local access lines in service as of December 31, 2003.
      Historically, rural telephone companies have experienced consistent growth in access lines because of positive demographic trends, insulated rural local economies and limited competition. Recently, many rural telephone companies have experienced a loss of local access lines due to challenging economic conditions, increased competition from wireless providers, competitive telephone companies and, in some cases, cable television operators. CCI Illinois has not been immune to these conditions. CCI Illinois has lost access lines in each of the last two years and its Telephone Operations have experienced difficult economic and demographic conditions. In addition, we believe CCI Illinois lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless services for wireline service.
      Despite the slight loss of local access lines, CCI Illinois has been able to mitigate the loss in its markets and has increased average revenue per customer by focusing on the following:

•	aggressively promoting DSL service;

•	bundling value-added services, such as DSL with a combination of local service, custom calling features, voicemail and Internet access;

•	maintaining excellent customer service standards, particularly as we introduce new services to existing and new customers; and

•	keeping a strong local presence in the communities we serve.
      The number of DSL subscribers CCI Illinois serves grew substantially for the year ended 2004 and during the three months ended March 31, 2005. CCI Illinois’ DSL lines in service increased 10.4% to approximately 11,915 lines as of March 31, 2005 from approximately 10,794 lines as of December 31, 2004, which was a 35.8% increase from approximately 7,951 lines as of December 31, 2003. Our penetration rate for DSL lines in service was approximately 13.8% of our Illinois rural telephone company’s local access lines at March 31, 2005.
      We have also been successful in growing our revenues in Illinois Telephone Operations by bundling combinations of local service, custom calling features, voicemail and Internet access. The number of these bundles, which we refer to as service bundles, increased 5.9% to approximately 9,300 service bundles at March 31, 2005 from over 8,700 service bundles at December 31, 2004, which itself was a 29.2% increase from over 6,700 service bundles at December 31, 2003.
      CCI Illinois has implemented a number of initiatives to gain new access lines and retain existing access lines by enhancing the attractiveness of the bundle with new service offerings, including unlimited long distance (introduced in July 2004), digital video service (introduced in January 2005) and promotional offers like discounted second lines. In addition, we intend to continue to integrate best practices across our Illinois and Texas regions. These efforts may act to mitigate the financial impact of any access line loss we may experience. However, if these actions fail to mitigate access line loss, or we experience a higher degree of access line loss than we currently expect, it could have an adverse impact on our revenues and earnings. Our strategy is to continue to execute the plan we have had for the past two years.

Expenses
      Historically, Illinois Telephone Operations had reported fairly consistent operating expenses. However, following the acquisition from McLeodUSA in 2003, Illinois Telephone Operations expenses increased substantially due to the start-up of the long distance and data and Internet businesses, the need to build new information technology and systems and the cost of hiring and retaining the senior management team.
      In 2004, Other Illinois Operations experienced increased operating expenses. The increase was primarily due to the write-off of $11.6 million to recognize impairment of goodwill and tradenames in two of our Other Illinois Operations business units. Operating expenses for the three months ended March 31, 2005 have decreased compared to the same period in 2004 primarily due to decreased sales costs.
      CCI Illinois’ primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization expense.

Cost of Services and Products
      CCI Illinois’ cost of services include:

•	operating expenses relating to plant costs, including those related to the network and general support costs, central office switching and transmission costs and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering; and

•	the cost of transport and termination of long distance and private lines outside our Illinois rural telephone company’s service area.
      Illinois Telephone Operations has agreements with McLeodUSA and other carriers to provide long distance transport and termination services. These agreements contain various commitments and expire at various times. We believe Illinois Telephone Operations will meet all commitments in the agreements and believe it will be able to procure services for future periods. We are currently procuring services for future periods, and at this time, the costs and related terms under which we will purchase long distance transport and termination services have not been determined. We do not, however, expect any material adverse changes from any changes in any new service contract.

Selling, General and Administrative Expenses
      In general, selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses, including professional service fees.
      Illinois Telephone Operations incurs selling and marketing and customer care expenses from its customer service centers and commissioned sales representatives. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, we use customer retail centers for various communications needs, including new telephone, Internet and paging service purchases.
      Each of our Other Illinois Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy.
      CCI Illinois has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our operations. We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems and customer care expenses will increase as we integrate CCI Illinois’ and CCI Texas’ back office systems. During 2004, $5.5 million and $1.5 million had been spent on integration in Texas and Illinois, respectively.

Depreciation and Amortization Expenses
      CCI Illinois recognizes depreciation expenses for our regulated telephone plant using rates and lives approved by the ICC. The provision for depreciation on nonregulated property and equipment is recorded using the straight-line method based upon the following useful lives:

Years

Buildings	15-20
Network and outside plant facilities	5-15
Furniture, fixtures and equipment	3-10
      Amortization expenses are recognized primarily for our intangible assets considered to have finite useful lives on a straight-line basis. In accordance to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Because tradenames have been determined to have indefinite lives, they are not amortized. Software and customer relationships are amortized over their useful lives of five and ten years, respectively.
      The following summarizes the revenues and operating expenses from continuing operations for (i) ICTC and related business, the predecessor of CCI Illinois, for the year ended December 31, 2002 and (ii) CCI Illinois for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, from these sources:

	Predecessor		CCI Illinois

	Year Ended December 31,						Three Months Ended March 31,

	2002		2003		2004		2004		2005

		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues

Revenues:
Illinois Telephone Operations(1)
Local calling services	$33.4	30.4%	$34.4	26.0%	$33.9	24.8%	$8.5	24.9%	$8.3	24.7%
Network access services	29.0	26.4	27.5	20.8	30.3	22.2	6.6	19.5	6.8	20.2
Subsidies	4.1	3.7	4.7	3.5	10.6	7.8	2.3	6.7	4.2	12.5
Long distance services	1.4	1.3	8.8	6.7	7.7	5.6	2.0	5.9	1.9	5.7
Data and Internet services	4.3	3.9	10.8	8.2	10.6	7.8	2.5	7.3	2.6	7.7
Other services	4.5	4.1	4.1	3.1	4.2	3.0	1.0	2.9	1.0	3.0

Total Illinois Telephone Operations	76.7	69.8	90.3	68.3	97.3	71.2	22.9	67.2	24.8	73.8
Other Illinois Operations	33.2	30.2	42.0	31.7	39.2	28.8	11.2	32.8	8.8	26.2

Total operating revenues	109.9	100.0	132.3	100.0	136.5	100.0	34.1	100.0	33.6	100.0

	Predecessor		CCI Illinois

	Year Ended December 31,						Three Months Ended March 31,

	2002		2003		2004		2004		2005

		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues

Expenses:
Operating expenses(2)
Illinois Telephone Operations	46.9	42.7	54.7	41.3	56.7	41.5	13.5	39.6	14.6	43.4
Other Illinois Operations	24.6	22.4	34.1	25.8	46.6	34.2	9.5	27.9	8.3	24.7
Depreciation and amortization	24.5	22.3	22.5	17.0	22.3	16.3	5.4	15.8	5.8	17.3

Total operating expenses	96.0	87.4	111.3	84.1	125.6	92.0	28.4	83.3	28.7	85.4

Income from operations	13.9	12.6	21.0	15.9	10.9	8.1	5.7	16.7	4.9	14.6
Interest expense	1.6	1.5	11.9	9.0	19.7	14.4	2.8	8.2	4.4	13.1
Other income, net	0.4	0.4	0.1	0.1	0.8	0.6	—	—	0.3	0.9
Income taxes expense (benefit)	4.7	4.3	3.7	2.8	(2.9)	(2.1)	1.1	3.2	0.3	0.9

Net income (loss)	$8.0	7.2%	$5.5	4.2%	$(5.1)	(3.7)%	$1.8	5.3%	$0.5	1.5%

(1)	This category corresponds to the line items presented under “Business — CCI Illinois — Overview — Illinois Telephone Operations” and provides more detail than that presented in the consolidated statement of income of CCI Illinois. See Consolidated Financial Statements of CCI Illinois and audited Combined Financial Statements of ICTC and related businesses.

(2)	This category reflects costs of services and products and selling, general and administrative expenses line items set forth in the Consolidated Financial Statement of Income of CCI Illinois and the audited Combined Statements of Income for ICTC.

Results of Operations

Three Months Ended March 31, 2005 compared to March 31, 2004

CCI Illinois Revenues
      CCI Illinois’ revenues decreased by 1.5%, or $0.5 million, to $33.6 million in 2005 from $34.1 million in 2004. An increase of $1.9 million in our Telephone Operations revenue was offset by a decrease of $2.4 million in our Other Operations revenue.
      Illinois Telephone Operations’ revenues increased 8.3%, or $1.9 million, to $24.8 million in 2005 from $22.9 million in 2004. As explained below, the increase was due to increased subsidy revenues.
      Other Illinois Operations’ revenues decreased 21.4%, or $2.4 million, to $8.8 million in 2005 from $11.2 million in 2004. The decrease was primarily due to a $1.4 million decline in Market Response revenue that resulted from the loss in 2004 of the Illinois State Toll Highway Authority as a customer. In addition, a decrease in equipment sales and installations resulted in a $0.7 million decrease in Business System revenue while a general decline in demand for its services led to a revenue decrease of $0.3 million for Operator Services.

Illinois Telephone Operations Revenues
      Local calling services revenues declined by 2.4%, or $0.2 million, to $8.3 million in 2005 from $8.5 million in 2004. Local calling services revenues declined due to the loss of local access lines, which was partially offset by increased sales of our service bundles, in each case, for the reasons describe under “— Overview — Revenues — Local Access Lines and Bundled Services”.
      Network access services increased by 3.0%, or $0.2 million, to $6.8 million in 2005 from $6.6 million 2004. In 2005, we adopted new revenue sharing arrangements that resulted in our recognizing $0.5 million of revenue for services provided in prior periods. This revenue increase was partially offset by a decrease in end user revenues due to a decrease in lines in service and minutes used.
      Subsidies revenues increased by 82.6%, or $1.9 million, to $4.2 million in 2005 from $2.3 million in 2004. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating the rate of return and, therefore, the subsidies our Illinois rural telephone company will receive. In 2004 our Illinois rural telephone company analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. Due to this reclassification, our Illinois rural telephone company received additional subsidy payments in 2005 in addition to $1.6 million of subsidy payments recovered for prior years.
      Long distance services revenues decreased 5.0%, or $0.1 million, to $1.9 million in 2005 from $2.0 million in 2004 because of a decline in billable minutes due to the substitution of competitive services and the introduction of our unlimited long distance calling plans in Illinois. While these plans are helpful in attracting new customers, they can also lead to a reduction in long distance revenue as heavy users of our long distance services take advantage of the fixed pricing offered by these plans.
      Data and Internet revenue increased by 4.0%, or $0.1 million, to $2.6 million in 2005 from $2.5 million in 2004 due to the addition of over 3,400 DSL subscribers in Illinois, which was partially offset by a portion of our residential customers substituting other DSL or cable modem services for our dial-up Internet service.
      Other Services revenue was $1.0 million in both 2005 and 2004.

Other Illinois Operations Revenue
      Other Illinois Operations revenues decreased by 21.4%, or $2.4 million, to $8.8 million in 2005 from $11.2 million in 2004. The decrease was primarily due to a $1.4 million decline in Market Response revenue that resulted from the loss in 2004 of the Illinois State Toll Highway Authority as a customer. In addition, a decrease in equipment sales and installations resulted in a $0.7 million decrease in Business System revenue while a general decrease in demand for its services led to a revenue decline of $0.3 million for Operator Services.
      Public Services revenues remained constant at $4.8 million from 2004 to 2005.
      Operator Services revenues decreased by 15.0%, or $0.3 million, to $1.7 million in 2005 from $2.0 million in 2004. The decrease was primarily due to competitive pricing pressure.
      Market Response revenues declined by 60.9%, or $1.4 million, to $0.9 million in 2005 from $2.3 million in 2004. Much of the decrease is due to the non-renewal of a service agreement with the Illinois State Toll Highway Authority, which resulted in a revenue loss of $1.1 million.
      Business Systems revenues declined by 38.9%, or $0.7 million, to $1.1 million in 2005 from $1.8 million in 2004. Two large installations in 2004 resulted in revenue of $0.6 million, which did not recur in 2005.
      Mobile Services revenue remained constant at $0.3 million from 2004 to 2005.

CCI Illinois Operating Expenses
      CCI Illinois’ operating expenses increased 1.1%, or $0.3 million, to $28.7 million in 2005 from $28.4 million in 2004. This increase was primarily due to increased depreciation and amortization expense, as well as $0.6 million of CCI Illinois’ integration and restructuring expenses, which was partially offset by a reduction in Other Illinois Operations’ operating expense.

Illinois Telephone Operations Operating Expenses
      Operating expenses for Illinois Telephone Operations increased 8.1%, or $1.1 million, to $14.6 million in 2005 from $13.5 million in 2004. Expenses incurred in connection with our integration and restructuring activities accounted for $0.6 million of the increase in 2005. The balance of the increase is primarily attributable to cost of sales and acquisition expense associated with the introduction of our digital video service in selected Illinois markets and the start of our Illinois directory sales and production operations.

Other Illinois Operations Operating Expenses
      Operating expenses for Other Illinois Operations decreased 12.6%, or $1.2 million, to $8.3 million in 2005 from $9.5 million in 2004. Operating expenses for Business Systems and Market Response decreased by $0.6 million and $0.5 million, respectively, due to lower sales volumes, which resulted in a corresponding decrease in cost of sales.

Depreciation and Amortization
      Depreciation and amortization increased by 7.4%, or $0.4 million, to $5.8 million in 2005 from $5.4 million in 2004.

Income from Operations
      Income from operations decreased by 14.0%, or $0.8 million, to $4.9 million in 2005 from $5.7 million in 2004 due primarily to a revenue decrease of $0.5 million.

Interest Expense
      Interest expense increased 57.1%, or $1.6 million, to $4.4 million in 2005 from $2.8 million in 2004. The increase in primarily due to the issuance of $75.0 million of 9.75% senior notes in connection with the acquisition of TXUCV.

Other Income (Expense)
      Other income increased to $0.3 million in 2005, from $0 in 2004, due to interest earned on our excess cash deposits.

Income Taxes
      Provision for income taxes decreased 72.7%, or $0.8 million, to $0.3 million in 2005 from $1.1 million in 2004. The effective income tax rate for 2005 and 2004 was 41.6% and 40.0% respectively.

Net Income (Loss)
      Net income decreased by 72.2%, or $1.3 million, to $0.5 million in 2005 from $1.8 million in 2004.

Year Ended December 31, 2004 compared to December 31, 2003

CCI Illinois Revenues
      CCI Illinois revenues increased by 3.2%, or $4.2 million, to $136.5 million in 2004 from $132.3 million in 2003. This increase was due to a $7.0 million increase in Illinois Telephone Operations’ revenues, which was partially offset by a $2.8 million decrease in Other Illinois Operations’ revenues.
      Illinois Telephone Operations’ revenues increased 7.8%, or $7.0 million, to $97.3 million in 2004 from $90.3 million in 2003. The increase was primarily due to the increase in subsidy revenue as well as recognition of prior period subsidy settlements revenue received in 2004.
      Other Illinois Operations’ revenues decreased 6.7%, or $2.8 million, to $39.2 million in 2004 from $42.0 million in 2003. The decrease was due primarily to a $1.1 million decline in Operator Services revenues resulting from a general decline in the demand for these services and a $1.3 million decrease in Market Response revenue due to the loss in 2004 of the Illinois State Toll Highway Authority as a customer.

Illinois Telephone Operations Revenues
      Local calling services revenues decreased 1.5%, or $0.5 million, to $33.9 million in 2004 from $34.4 million in 2003. The decrease was primarily due to a decline in local access lines, which was partially offset by increased sales of our service bundles, in each case, for the reasons described under “— Overview — Revenues — Local Access Lines and Bundled Services”.
      Network access services revenues increased 10.2%, or $2.8 million, to $30.3 million in 2004 from $27.5 million in 2003. The increase is primarily due to the recognition of interstate access revenues previously reserved during the FCC’s prior two-year monitoring period. The current regulatory rules allow recognition of revenues earned when the FCC has deemed those rates to be lawful.
      Subsidies revenues increased 125.5%, or $5.9 million, to $10.6 million in 2004 from $4.7 million in 2003. The increase was primarily a result of an increase in universal service fund support due in part to normal subsidy settlement processes and in part to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return and, therefore, the subsidies that our Illinois rural telephone company will receive. In 2004, our Illinois rural telephone company analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover $2.4 million of additional subsidy payments for prior years and for 2004.
      Long distance services revenues decreased 12.5%, or $1.1 million, to $7.7 million in 2004 from $8.8 million in 2003. The decrease was due to competitive pricing pressure, which led to our introduction of unlimited long distance calling plans in our Illinois markets beginning in July 2004. While these plans are helpful in attracting new customers, they can also lead to a reduction in long distance revenue as heavy users of our long distance services take advantage of the fixed pricing offered by these plans.
      Data and Internet services revenues decreased 1.9%, or $0.2 million, to $10.6 million in 2004 from $10.8 million in 2003 due to competitive pricing pressure for DSL as well as a portion of our residential customers substituting other DSL or cable modem services for our dial-up Internet service. In addition, as DSL becomes more competitive in pricing and performance, corporate customers are switching to DSL from higher cost private data lines. These decreases were partially offset by the addition of 2,843 DSL subscribers in Illinois.
      Other services revenues increased 2.4%, or $0.1 million, to $4.2 million in 2004 from $4.1 million in 2003. The increase was due primarily to an increase in directory advertising revenues.

Other Illinois Operations Revenues
      Other Illinois Operations revenues decreased 6.7%, or $2.8 million, to $39.2 million in 2004 from $42.0 million in 2003. The decrease was due primarily to a $1.1 million decline in operator services revenues resulting from a general decline in demand for these services and a $1.3 million decrease in Market Response revenue due to the loss in 2004 of the Illinois State Toll Highway Authority as a customer.
      Public Services revenues increased 2.3%, or $0.4 million, to $18.1 million in 2004 from $17.7 million in 2003. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled. The new prison sites were implemented during the first half of 2003. As a result, we did not receive the revenue from these additional prison sites for the entire year ended December 31, 2003.

      Operator Services revenues decreased 12.2%, or $1.1 million, to $7.9 million in 2004 from $9.0 million in 2003. The decrease was due to a general decline in demand for these services and competitive pricing pressure.
      Market Response revenues decreased by 17.8%, or $1.3 million, to $6.0 million in 2004 from $7.3 million in 2003. The decrease is due to the non-renewal of a service agreement with the Illinois State Toll Highway Authority, which resulted in a revenue loss of $1.6 million. This revenue decrease was partially offset by additional revenues from new customers added during 2004.
      Business Systems revenues decreased 9.0%, or $0.6 million, to $6.1 million in 2004 from $6.7 million in 2003. The decrease was primarily due to the weakened economy and general indecision or delay in equipment purchases.
      Mobile Services revenues decreased 21.4%, or $0.3 million, to $1.1 million in 2004 from $1.4 million in 2003. This decrease was primarily due to a continuing erosion of the customer base for one-way paging products as competitive alternatives are increasing in popularity.

CCI Illinois Operating Expenses
      CCI Illinois operating expenses increased 12.8%, or $14.3 million, to $125.6 million in 2004 from $111.3 million in 2003 due largely to $11.6 million of impairment charges in Other Illinois Operations. The remaining increase was caused by increased labor costs and integration and restructuring charges of $1.5 million.

Illinois Telephone Operations Operating Expenses
      Operating expenses for Illinois Telephone Operations increased 3.7%, or $2.0 million, to $56.7 million in 2004 from $54.7 million in 2003 primarily due to increased labor costs and expenses incurred in connection with CCI Illinois’ integration and restructuring activities.

Other Illinois Operations Operating Expenses
      Operating expenses for Other Illinois Operations increased 36.7%, or $12.5 million, to $46.6 million in 2004 from $34.1 million in 2003. In 2004, the Operator Services and Mobile Services units recognized $11.5 million and $0.1 million of intangible asset impairment, respectively. The remaining increase is due to increased costs incurred with the growth of the prison system business and increased expense in the telemarketing and fulfillment business unit.

Depreciation and Amortization
      Depreciation and amortization decreased 0.9%, or $0.2 million, to $22.3 million in 2004 from $22.5 million in 2003.

Income from Operations
      Income from operations decreased 48.1%, or $10.1 million, to $10.9 million in 2004 from $21.0 million in 2003 due to intangible asset impairment charges in Other Illinois Operations, which were partially offset by increased income from operations in our Illinois Telephone Operations.

Interest Expense
      Interest expense increased 65.5%, or $7.8 million, to $19.7 million in 2004 from $11.9 million in 2003. In connection with the acquisition of TXUCV, CCI Illinois refinanced its old credit facility resulting in a charge of $4.2 million to write-off unamortized deferred financing costs. The remaining increase was primarily due to an increase in long-term debt to help fund the TXUCV acquisition. Interest bearing debt increased by $60.4 million from $182.8 million in 2003 to $243.2 million in 2004.

Other Income (Expense)
      Other income increased 700.0%, or $0.7 million, to $0.8 million in 2004 from $0.1 million in 2003 due to increased interest income and dividends received from investments.

Income Taxes
      Provision for income taxes decreased 178.4%, or $6.6 million, to $(2.9) million in 2004 from $3.7 million in 2003. The effective income tax rate for 2004 and 2003 was approximately (36.0)% and 40.3%, respectively.

Net Income (Loss)
      Net income (loss) decreased 192.7%, or $10.6 million, to $(5.1) million in 2004 from $5.5 million in 2003. The decrease was attributable to a $11.6 million asset impairment expense.

Year Ended December 31, 2003 compared to December 31, 2002

CCI Illinois Revenues
      CCI Illinois revenues increased by 20.4%, or $22.4 million, to $132.3 million in 2003 from $109.9 million in 2002.
      Illinois Telephone Operations’ revenues increased 17.7%, or $13.6 million, to $90.3 million in 2003 from $76.7 million in 2002. The increase was due primarily to the inclusion of long distance and data and Internet revenues previously recognized by McLeodUSA.
      Other Illinois Operations’ revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was due primarily to a significant growth in Public Services revenues as a result of the inclusion of additional prisons when the applicable contract to provide telecommunications services to the State of Illinois Department of Corrections was renewed.

Illinois Telephone Operations Revenues
      Local calling services revenues increased 3.0%, or $1.0 million, to $34.4 million in 2003 from $33.4 million in 2002. The increase was due to an increase in fees paid to our Illinois rural telephone company by wireless carriers for local access. In addition, revenues from custom calling features and voicemail increased $0.3 million due primarily to the success of selling service bundles. These increases were partially offset by the impact of a reduction in local access lines of 2,121 lines.
      Network access services revenues decreased 5.2%, or $1.5 million, to $27.5 million in 2003 from $29.0 million in 2002. During the last two years, the FCC instituted modifications to our Illinois rural telephone company’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.
      Subsidies revenues increased 14.6%, or $0.6 million, to $4.7 million in 2003 from $4.1 million in 2002. The increase was a result of an increase in federal universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the ICC for regulatory purposes. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return, and thus the extent to which our Illinois rural telephone company will receive subsidy payments. In 2003, our Illinois rural telephone company analyzed its regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover additional subsidy payments for prior years and for 2003.
      Long distance services revenues increased 528.6%, or $7.4 million, to $8.8 million in 2003 from $1.4 million in 2002. Illinois Telephone Operations did not provide interLATA long distance service in 2002, and instead this service was offered by other divisions of McLeodUSA. The only long distance service revenues included in 2002 was for intraLATA long distance services offered by our Illinois rural telephone company. At December 31, 2003 Illinois Telephone Operations’ long distance penetration was approximately 54.6%. LATAs are the 161 local access transport areas created to define the service areas of the RBOCs by the judgment breaking up AT&T. References to interLATA long distance service mean long distance service provided between LATAs and intraLATA refers to service within the applicable LATA.
      Data and Internet services revenues increased 151.2%, or $6.5 million, to $10.8 million in 2003 from $4.3 million in 2002. As with long distance services, while certain portions of revenues for DSL and non-local private lines was attributed to our Illinois Telephone Operations, the remainder of revenues from data and Internet services was included in other McLeodUSA divisions for 2002. Revenues from DSL service increased 70.0%, or $0.7 million, in 2003. Total DSL lines in service increased 38.7% to approximately 7,951 lines as of December 31, 2003 from approximately 5,761 lines as of December 31, 2002.
      Other services revenues decreased 8.9%, or $0.4 million, to $4.1 million in 2003 from $4.5 million in 2002. The decrease was due primarily to a reduction in billing and collection revenues.

Other Illinois Operations Revenues
      Other Illinois Operations revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled and, secondarily, a more concerted commitment from management in 2003 to developing these services.
      Public Services revenues increased 78.8%, or $7.8 million, to $17.7 million in 2003 from $9.9 million in 2002. The increase was due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled.
      Operator Services revenues decreased 20.4%, or $2.3 million to $9.0 million in 2003 from $11.3 million in 2002. The decrease was due primarily to decreases in revenues from general declines in demand.
      Market Response revenues increased 62.2%, or $2.8 million, to $7.3 million in 2003 from $4.5 million in 2002. The increase was due to a renewed commitment from management to serving third party customers and a $500,000 investment in technology that allowed a larger sales team to be more competitive in pursuing additional business opportunities.
      Business Systems revenues increased 13.6%, or $0.8 million, to $6.7 million in 2003 from $5.8 million in 2002. The increase was due in part to the ability to secure performance bonds necessary to bid on certain structured wiring business opportunities which CCI Illinois was previously unable to secure due to McLeodUSA’s financial difficulties. The increase was also due to a general improvement in the demand for telecom equipment spending in CCI Illinois’ markets.
      Mobile Services revenues decreased 6.6%, or $0.1 million, to $1.4 million in 2003 from $1.5 million in 2002. This decrease was due to a continuing shift in demand from residential customers for one-way paging services to business customers who generate lower average revenues per customer.

CCI Illinois Operating Expenses
      CCI Illinois operating expenses increased 24.2%, or $17.3 million, to $88.8 million in 2003 from $71.5 million in 2002. The increase was due primarily to expenses incurred to generate new services. In addition, expenses increased compared to 2002 due to the growth in its continuing operations, expenses related to the acquisition of ICTC and the related businesses, including the re-establishment of the CCI brand, systems and other related separation expenses, the hiring and retention of the management team and $2.0 million in professional services fees paid to our existing equity investors.

Illinois Telephone Operations Operating Expenses
      Operating expenses for Illinois Telephone Operations for 2003 increased 16.6%, or $7.8 million, to $54.7 million in 2003 from $46.9 million in 2002. Expenses associated with the initiation of our Illinois Telephone Operations’ long distance services accounted for the majority of the variance resulting in $6.5 million of direct costs associated with long distance services revenues and data and Internet services revenues that were not included in 2002. Information technology and systems expenses increased $1.3 million in 2003 from $4.3 million in 2002, as ICTC and the related businesses were separated from McLeodUSA and Illinois Telephone Operations invested in new systems and software. Executive compensation increased $0.9 million primarily due to the hiring and retention of the management team. In addition, 2003 results include professional services fees paid to our existing equity investors. Other expenses, primarily equipment maintenance and office equipment rents, decreased from prior year results slightly offsetting the increases described above.

Other Illinois Operations Operating Expenses
      Operating expenses for Other Illinois Operations increased 38.6%, or $9.5 million, to $34.1 million in 2003 from $24.6 million in 2002. The increase was due principally to increased direct cost of sales associated with a higher revenues and an increase in expenses due to management’s efforts to grow these other operations. Total commissions paid to the State of Illinois Department of Corrections in connection with the renewed prison contract increased $4.7 million in 2003. In addition, due to the credit characteristics of the prison population served pursuant to the prison contracts, the increase in the number of prisons served under the contract also had a corresponding impact on bad debt expenses, which increased proportionately, $1.3 million from 2002. In addition, expenses relating to the telemarketing and order fulfillment business increased by $2.3 million to $6.1 million in 2003 from $3.8 million in 2002 as a result of management’s effort to grow this business.

Depreciation and Amortization
      Depreciation and amortization decreased 8.2%, or $2.0 million, to $22.5 million in 2003 from $24.5 million in 2002. The majority of the decrease was due to the sale and leaseback of five buildings on December 31, 2002, as further described in “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”. McLeodUSA’s decision not to invest in the Other Illinois Operations resulted in a reduction in capital expenditure in 2001 and 2002 which decreased depreciation expenses proportionately in 2003.

Income from Operations
      Income from operations increased 51.1%, or $7.1 million, to $21.0 million in 2003 from $13.9 million in 2002. The increase was due to the addition of long distance and data and Internet services of the type which had previously been attributable to other McLeodUSA divisions, resulting in $8.5 million of incremental income from operations for Illinois Telephone Operations in 2003. The increase was offset by the expenses related to the acquisition of ICTC and the related businesses, as well as the $2.0 million of professional services fees paid to our existing equity investors, increased costs associated with the hiring and retention of the management team and additional information technology expenses of $1.3 million relating to the investment in information technology infrastructure necessary to transition from McLeodUSA to CCI Illinois.

Interest Expense
      Interest expense increased 644.0%, or $10.3 million, to $11.9 million in 2003 from $1.6 million in 2002. The increase was due to the increased interest incurred from borrowing under the old credit facility to fund, in part, the acquisition of ICTC and the related businesses from McLeodUSA on December 31, 2002.

Other Income (Expense)
      Other income decreased 75.0%, or $0.3 million, to $0.1 million in 2003 from $0.4 million in 2002 due to a general reduction in, and intercompany elimination of, intrastate billing and collection fees revenues.

Income Taxes
      Provision for income taxes decreased $1.0 million, to $3.7 million, in 2003 from $4.7 million in 2002. The effective income tax rate for CCI Illinois increased to 40.3% in 2003 from 36.8% in 2002. The effective income tax rate for 2003 for CCI Illinois approximated the combined federal and state rate of approximately 40%. In conjunction with the acquisition on December 31, 2002, CCI Illinois made an election under the Internal Revenue Code that resulted in approximately $172.5 million of goodwill and other intangibles, being deductible ratably over a 15-year period.

Net Income
      Net income decreased 31.2%, or $2.5 million, to $5.5 million in 2003 from $8.0 million in 2002. The decrease is primarily attributable to increased interest expense due to the borrowings incurred in connection with the acquisition of the predecessor of CCI Illinois, offset by revenues growth and additional income from operations.
Critical Accounting Policies and Use of Estimates
      The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of CCI Illinois’ financial statements because they inherently involve significant judgements and uncertainties. In making these estimates, we considered various assumptions and factors that will differ from the actual results achieved and will need to be analyzed and adjusted in future periods. These differences may have a material impact on CCI Illinois’ financial condition, results of operations or cash flows. We believe that of CCI Illinois’ significant accounting policies, the following involve a higher degree of judgement and complexity.
  Subsidies Revenues
      CCI Illinois recognizes revenues from universal service subsidies and charges to interexchange carriers for switched and special access services. In certain cases, our Illinois rural telephone company, ICTC, participates in interstate revenue and cost sharing arrangements, referred to as pools, with other telephone companies. Pools are funded by charges made by participating companies to their respective customers. The revenue CCI Illinois receives from its participation in pools is based on its actual cost of providing the interstate services. Such costs are not precisely known until after the year-end and special jurisdictional cost studies have been completed. These cost studies are generally completed during the second quarter of the following year. Detailed rules for cost studies and participation in the pools are established by the FCC and codified in Title 47 of the Code of Federal Regulations.
  Allowance for Uncollectible Accounts
      We evaluate the collectibility of CCI Illinois’ accounts receivable based on a combination of estimates and assumptions. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Illinois records a specific allowance against amounts due to set the net receivable to an amount we believe is reasonable to be collected. For all other customers, we reserve a percentage of the remaining CCI Illinois outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, trends and our experience with CCI Illinois’ prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we review the adequacy of the CCI Illinois allowance to determine if our estimates of the recoverability of amounts due CCI Illinois could be reduced by a material amount. At March 31, 2005, CCI Illinois’ total allowance for uncollectable accounts for all business segments was $1.6 million. If our estimate were understated by 10%, the result would be a charge of approximately $0.2 million to CCI Illinois’ results of operations.

  Valuation of Goodwill and Tradenames
      We review CCI Illinois’ goodwill and tradenames for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	a change in the use or perceived value of CCI Illinois’ tradenames;

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; or

•	significant changes in the overall strategy in which we operate our overall business.
      We determine if an impairment exists based on a method of using discounted cash flows. This requires management to make certain assumptions regarding future income, royalty rates and discount rates, all of which affect this calculation. Upon completion of our impairment review in December 2004 and as a result of a decline in the future estimated cash flows in CCI Illinois’ Mobile Services and Operator Services businesses, CCI Illinois recognized impairment losses of $0.1 million and $11.5 million, respectively. The carrying value of CCI Illinois’ tradenames and goodwill totaled $104 million at March 31, 2005.
  Pension and Postretirement Benefits
      The amounts recognized in our financial statements for pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.
      A significant assumption used in determining CCI Illinois’ pension and postretirement benefit expense is the expected long-term rate of return on plan assets. We used an expected long-term rate of return of 8.5% in 2004 and 8.0% in the first three months of 2005 as we moved toward uniformity of assumptions and investment strategies across all our plans and in response to the actual returns on our portfolio in recent years being significantly below our expectations.
      Another significant estimate is the discount rate used in the annual actuarial valuation of CCI Illinois’ pension and postretirement benefit plan obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities that correspond to the expected duration of CCI Illinois’ pension and postretirement benefit plan obligations. For 2004 and for the first three months of 2005 we used a discount rate of 6.0%.
      In 2004, we contributed $0.9 million to the CCI Illinois pension plan and another $0.8 million to CCI Illinois’ other postretirement plan. We do not expect to contribute to the CCI Illinois pension plan in 2005 but do expect to contribute $0.8 million to the CCI Illinois postretirement plan.
      The effect of the change in selected assumptions on CCI Illinois’ estimate of pension plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(dollars in thousands)
Discount rate	±0.5 pts	$(3,281)/$3,634	$(27)/$26
Expected return on assets	±1.0 pts	—	$(515)/$515
      The effect of the change in selected assumptions on CCI Illinois’ estimate of other postretirement benefit plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(dollars in thousands)
Discount rate	±0.5 pts	$(346)/$372	$(14)/$14

Liquidity and Capital Resources

General
      Historically, the operating requirements of CCI Illinois and the predecessor business of CCI Illinois acquired from McLeodUSA have been funded from cash flow generated from its business and borrowings under credit facilities. As of March 31, 2005, CCI Illinois had $239.7 million of debt, exclusive of unused commitments.

Operating, Investing & Financing Activities

Operating Activities
      Cash provided by operating activities was $10.3 million and $5.9 million for the three months ended March 31, 2005 and 2004, respectively. Net income adjusted for non-cash charges generated $8.2 million of operating cash in 2005, compared to $7.3 million in 2004. Changes in working capital components, particularly reductions in inventory and accounts receivable, accounted for the remaining change in cash from operating activities. As of January 1, 2005, CCI Texas began purchasing and holding all inventory for CCI Illinois, resulting in a $2.1 million reduction in inventory for CCI Illinois. In addition, due to an increased collection effort, our accounts receivable balance decreased by $1.6 million.
      For the years ended December 31, 2004 and 2003, CCI Illinois generated net cash from operating activities of $30.4 million and $28.9 million, respectively, an increase of $1.5 million. While net income (loss) decreased by $10.6 million, non-cash adjustments to net income were $41.3 million in 2004 compared to $29.9 million in 2003, an increase of $11.4 million. Differences totaling $0.8 million in the components of working capital accounted for the remaining increase in cash from operating activities.
      For the years ended December 31, 2003 and 2002, CCI Illinois generated net cash from operating activities of $28.9 million and $28.5 million, respectively. Comparing 2003 to 2002, the change in net cash flows from operating activities increased $0.4 million. For 2003, our net income before non-cash charges for depreciation and amortization and other long-term deferred credits reflect net cash provided of $2.4 million, a $4.6 million decrease from $7.0 million provided in 2002. In 2003, CCI Illinois made estimated income tax payments of $2.0 million for which no comparable payments were made in 2002.

Investing Activities
      For the three months ended March 31, 2005 and 2004, cash used in investing activities was $1.4 million and $2.7 million, respectively. In both periods, all cash used in investing activities was for capital expenditures.
      For the years ended December 31, 2004 and 2003, net cash used in investing activities was $13.3 million and $296.1 million, respectively, a decline of $282.8 million. The decrease was primarily due to the $271.2 million cash portion of the purchase price and $13.6 million of transaction fees and other expenses paid in 2003 in connection with the ICTC acquisition.
      For the year ended December 31, 2003, net cash used in investing activities was $296.1 million, primarily due to the ICTC acquisition from McLeodUSA. For the year ended December 31, 2003, capital expenditures accounted for $11.3 million in cash used by investing activities. For the year ended December 31, 2002, CCI Illinois used $14.1 million in cash for investing activities, all of which was due to capital expenditures. Over the three years ended December 31, 2004, CCI Illinois used $38.7 million in cash for capital investments. Of that total, 78.8%, or $30.5 million, was for the expansion or upgrade of outside plant facilities and switching assets.

Financing Activities
      Payments of $1.8 million and $2.6 million made on long-term obligations were the primary uses of cash for financing activities during the three months ended March 31, 2005 and 2004, respectively.
      For the year ended December 31, 2004, net cash used in financing activities was $10.5 million compared to $277.4 million of net cash provided by financing activities for the year ended December 31, 2003. In connection with the TXUCV acquisition in April 2004, CCI Illinois incurred $245.0 of new long-

term debt, repaid $178.2 million of existing debt and distributed $63.4 million in dividends to Homebase that was in turn contributed to Texas Acquisition. CCI Illinois also incurred $8.1 million of costs to secure the new financing. In addition, $4.0 million was used to retire debt prior to the TXUCV acquisition. To fund the ICTC acquisition in 2003, CCI Illinois received $283 million from equity and debt issuances and approximately $9.2 million in proceeds from the sale of the building subject to the LATEL sale/leaseback described under “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”. Long-term debt of $10.2 million was also repaid in 2003.
      For the year ended December 31, 2003, net cash provided by financing activities was $277.4 million. The majority was from financing obtained to fund the ICTC acquisition described above. After settling the purchase consideration, funds from financing activities were also used to repay $10.2 million of outstanding borrowings under the old credit facility in 2003. For the year ended December 31, 2002, net cash used in financing activities was $16.6 million. 2002 financing activities were primarily attributable to funds required to settle intercompany net receivables with McLeodUSA.

Debt and Capital Leases
      In connection with the acquisition by Homebase of ICTC and the related businesses, CCI entered into the old credit facility. The old credit facility provided for aggregate borrowings of $195.0 million, consisting of a $5.0 million revolving credit facility, a $120.0 million term loan A facility and a $70.0 million term loan B facility. Borrowings under the old credit facility were secured by substantially all of the assets of CCI and its subsidiaries. In connection with the closing of the transactions, all of CCI’s debt outstanding under the old credit facility was repaid and replaced with the existing credit facilities that provided financing of $467.0 million, consisting of: (a) $122.0 million term loan A facility; (b) $315.0 million term loan B facility; and (c) a 30.0 million revolving credit facility. See “Description of Other Indebtedness — Existing Credit Facilities”.
      On April 14, 2004, CCI and Texas Acquisition entered into the existing credit facilities pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility. In addition, the existing credit facilities also provide for a $30.0 million revolving credit facility, that is available to both CCI and Texas Acquisition in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of March 31, 2005. Borrowings under the existing credit facilities are secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Acquisition. For a detailed description of the collateral and guarantees securing borrowings under the existing credit facilities, see “Description of Other Indebtedness — Collateral and Guarantees” elsewhere in this prospectus.
      The borrowings under the existing credit facilities bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or the London Interbank Offered Rate, or LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of December 31, 2004, the applicable margin for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% on the term loan C facility. At December 31, 2004 the weighted average rate, including swaps, of interest on CCIs’ term debt facilities was 5.2% per annum. See “Description of Other Indebtedness — Existing Credit Facilities” elsewhere in this prospectus.
      On April 14, 2004, Illinois Holdings issued $75.0 million of outstanding notes, which we are offering to exchange for exchange notes in this offering. The outstanding notes pay, and the exchange notes will pay, interest semi-annually on April 1 and October 1. See “Description of Notes” for a detailed discussion of the terms and conditions of the existing notes and the exchange notes.
      On October 22, 2004, we amended and restated the existing credit facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans.

Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.
      CCI has two operating leases with its affiliates. For a description of these leases and other related party transactions, see “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback” and “— MACC, LLC”.

Capital Requirements
      In 2004, CCI Illinois’ primary uses of cash and capital consisted of:

•	scheduled principal and interest payments on its long-term debt;

•	capital expenditures of approximately $13.3 million for network, central offices and other facilities and information technology for operating support and other systems; and

•	$1.5 million to integrate and restructure the operations of CCI Illinois and CCI Texas following the TXUCV acquisition.
      In 2005, CCI Illinois expects that its primary uses of cash and capital will consist of:

•	scheduled principal and interest payments on its long-term debt;

•	$15.0 million of the $37.5 million cash distribution to our existing equity investors;

•	capital expenditures of approximately $14.8 million for similar investments as were made in 2004;

•	approximately $2.5 million in TXUCV integration and restructuring costs; and

•	incremental costs associated with being a public company.
      The expected one-time integration and restructuring costs of approximately $4.0 million in 2004 and 2005 will be in addition to certain additional ongoing costs CCI Illinois will incur to expand certain administrative functions, such as those related to SEC reporting and compliance, and do not take into account other potential cost savings of and expenses of the TXUCV acquisition. CCI Illinois does not expect to incur costs relating to TXUCV integration after 2005.
      Beyond 2005, CCI Illinois will require significant cash to service and repay debt and make capital expenditures. In the future, CCI Illinois will assess the need to expand its network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors. CCI Illinois believes that its current network in Illinois is capable of supporting video with limited additional capital investment.

Surety Bonds
      In the ordinary course of business, CCI Illinois enters into surety, performance and similar bonds. As of March 31, 2005, CCI Illinois had approximately $1.2 million of these types of bonds outstanding.

Table of Contractual Obligations & Commitments
      As of March 31, 2005, CCI Illinois’ material contractual cash obligations and commitments, on an historical basis, were as follows:

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

Long-term debt	239,702	14,279	8,884	9,397	10,934	13,598	182,610
Operating leases	15,860	1,943	2,312	1,914	1,511	1,514	6,666
Pension and other post-retirement obligations	12,045	628	1,922	1,974	1,964	1,979	3,578

Total contractual cash obligations and commitments	267,607	16,850	13,118	13,285	14,409	17,091	192,854

      Pension funding is an estimate of our minimum contribution requirements through 2004 to provide pension benefits for employees. Obligations relating to other postretirement benefits are based on estimated future benefit payments.
      Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. For more information, see Note 10 (Pension Costs and Other Postretirement Benefits) to the audited consolidated financial statements of Illinois Holdings.
Impact of Inflation
      The effect of inflation on CCI Illinois’ financial results has not been significant in the periods presented.
Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which provides guidance on the accounting and disclosure for the effects of this Act. We have determined that CCI Illinois’ post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004 without a material adverse effect on its financial condition or results of operations.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supercedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. We are currently evaluating the effect SFAS 123R will have on our financial condition or results of operations, but we do not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transaction”. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. We are currently evaluating the effect that the adoption of SFAS 153 will have on our financial condition or results of operations, but do not expect it to have a material impact.
Quantitative and Qualitative Disclosures About Market Risk
      CCI Illinois is exposed to market risk from changes in interest rates on its long-term debt obligations. CCI Illinois estimates its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of CCI Illinois’ variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of March 31, 2005, approximately 66.0% of CCI Illinois’ long-term debt obligations were fixed rate and approximately 34.0% were variable rate obligations that were not subject to interest rate swap agreements.
      At March 31, 2005, CCI Illinois had $164.7 million of debt outstanding under the existing credit facilities, including $81.4 million of variable rate debt not covered by interest rate swap agreements. We have limited CCI Illinois’ exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At March 31, 2005, CCI Illinois had interest rate swap agreements covering $83.2 million of aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007 and December 31, 2007. The fair value of the interest rate swaps amounted to an asset of $1.5 million at March 31, 2005. The accumulated gain on derivative instruments of $0.9 million net of tax, is included in other comprehensive income at March 31, 2005.
      At March 31, 2005, CCI Illinois had $75.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $79.1 million based on the overall weighted average interest rate of CCI Illinois’ fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.0 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of CCI Illinois’ fixed rate long-term debt resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $3.4 million decrease in the fair value of CCI Illinois’ fixed rate long-term debt. At March 31, 2005, CCI Illinois had $81.4 million of variable rate debt not covered by interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2005 through March 31, 2005, interest expense would increase by approximately $0.2 million for the period.

CCI Texas
Overview

CCI Texas’ Business
      CCI Texas is an established rural local exchange company that provides communications services to residential and business customers in Texas. As of March 31, 2005, we estimate that CCI Texas would have been the 18th largest local telephone company in the United States had it been a separate company, based on industry sources, with approximately 166,447 local access lines and approximately 18,889 DSL lines in service. CCI Texas’ main source of revenues is its local telephone businesses in Texas, which offers an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Texas also operates complementary businesses, including publishing telephone directories and offering wholesale transport services on a fiber optic network.
      Beginning in 1999, CCI Texas began operating a competitive telephone company business in a number of local markets in Texas. The competitive telephone company business grew to more than 58,000 lines in service by the end of 2001, at which time CCI Texas reevaluated its strategic direction and decided to refocus on its rural telephone company business. During the subsequent 18 months, CCI Texas systematically exited certain of its less profitable competitive telephone company markets, ceased service to residential customers and concentrated on making the competitive telephone company profitable by focusing solely on business customers within a limited number of geographic markets. In late 2002, CCI Texas decided to exit the competitive telephone company business entirely, placed its competitive telephone company assets and customer base for sale and classified all competitive telephone company assets and liabilities as held for sale. In 2003, CCI Texas continued to rationalize its business plan and, in March 2003, CCI Texas sold the majority of its remaining competitive telephone company assets and customer base to Grande Communications. By the end of March 2003, with the exception of a small number of remaining competitive telephone company customers who were in the process of transitioning to other carriers, CCI Texas had effectively exited the competitive telephone company business.
      Competitive telephone company revenues, reflected in Exited Operations, represent primarily local access revenues and features attributable to competitive telephone company customers. In addition, some competitive telephone company customers also subscribed to other CCI Texas services including long distance and dial-up Internet. For the relevant periods, the revenues from competitive telephone company customers associated with these products are included in the relevant product categories listed above.
      In 2002, as a part of CCI Texas’ refocus on its Texas rural telephone companies, CCI Texas initiated a process to sell its transport business. The transport assets were consequently classified as held for sale at the end of 2002. In early 2003, it became apparent that a sale of the entire company was likely and the decision was made to cease efforts to sell the transport network as a separate entity. Consequently, in June 2003, the transport assets were reclassified as held and used.

The Transactions
      Prior to the closing of the transactions, TXUCV had been a direct, wholly owned subsidiary of Pinnacle One, which is owned by TXU Corp. When the transactions were consummated on April 14, 2004, Homebase, the parent of the issuers of the notes, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV. Texas Holdings and Texas Acquisition were each formed solely for the purpose of acquiring TXUCV. TXUCV was subsequently renamed CCV.

Revenues
      Telephone Operations. To date, CCI Texas’ revenues have been derived primarily from the sale of voice and data communications services to residential and business customers in our Texas rural telephone companies’ service areas. For the three months ended March 31, 2005, approximately 87.6%, or $40.6 million, of our revenues were derived from local and long distance voice and data services, associated carrier access fees and subsidies associated with customers with CCI Texas’ rural telephone companies’

service areas, approximately 6.5%, or $3.0 million, came from directory services and approximately 5.9%, or $2.7 million, was derived from transport services, primarily to other carriers. After giving effect to the transactions, for the year ended December 31, 2004, approximately 88.6% of CCI Texas’ $187.0 million of revenues were derived from local and long distance voice and data services, associated carrier access fees and subsidies associated with customers within CCI Texas’ rural telephone companies’ service areas. Of the remaining 11.4% of revenues, $11.0 million, or 5.9%, was derived from directory services and $10.3 million, or 5.5%, was derived from transport services, primarily to other carriers.
      Local Access Lines and Bundled Services. Local access lines are an important element of our business. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. The monthly recurring revenue we generate from end users, the amount of traffic on our network and related access charges generated from other carriers, the amount of federal and state subsidies we receive and most other revenue streams are directly related to the number of local access lines in service. As of March 31, 2005, CCI Texas had approximately 166,447 local access lines in service, which was a decrease of 1,879 from 168,326 local access lines in service as of December 31, 2004, which was a decrease of 3,316 from 171,642 local access lines in service as of December 31, 2003.
      Historically, rural telephone companies have experienced consistent growth in access lines because of positive demographic trends, insulated rural local economics and limited competition. Recently, many rural telephone companies have experienced a loss of local access lines due to challenging economic conditions, increased competition from wireless providers, competitive telephone companies and, in same cases, cable television operators. CCI Texas has not been immune to these conditions. We believe that the principal reason our Texas rural telephone companies lost local access lines during 2004 was due to the weak economy in Texas. In addition, we believe we lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless service for wireline service. Furthermore, CCI Texas implemented a more stringent disconnect policy for non-paying customers in July 2003 following the consolidation of CCI Texas’ two local billing systems. Partially offsetting some of this residential decline was an increase in housing starts in the suburban parts of our Texas rural telephone companies’ service areas.
      A significant portion of CCI Texas’ line loss in the first quarter of 2005 is attributable to the migration of MCIMetro’s Internet service provider, or ISP, traffic from our primary rate interface, or PRI, facilities and local T-1 facilities to interconnection trunks. As a result of this migration, CCI Texas experienced a loss of approximately 1,534 access lines during the first quarter of 2005 and expects to lose approximately 3,200 additional access lines during the second quarter of 2005. Because these access lines do not generate special feature, long distance, access or subsidy revenue, the revenue loss associated with the migration is approximately one fifth what it would have been if we had lost an equivalent number of commercial access lines. In other words, the loss of 1,534 ISP lines has a revenue impact comparable to the loss of 279 commercial access lines. The expected second quarter loss of 3,200 additional ISP lines will have a revenue impact comparable to the loss of 582 commercial lines. Once the migration of MCIMetro’s ISP traffic is complete, we will have no remaining MCIMetro ISP lines in Texas and approximately 1,035 ISP lines remaining with other customers.
      Despite the slight loss of local access lines, CCI Texas has been able to mitigate the loss in its markets and has increased average revenue per customer by focusing on the following:

•	aggressively promoting DSL service;

•	bundling value-added services, such as DSL with a combination of local service, custom calling features, voicemail and Internet access;

•	maintaining excellent customer service standards, particularly as we introduce new services to existing and new customers; and

•	keeping a strong local presence in the communities we serve.
      CCI Texas’ number of DSL subscribers grew substantially in 2004 and during the three months ended March 31, 2005. We believe this growth was due to CCI Texas’ strong focus on selling DSL service, including the deployment of a customer self-installation kit. DSL lines in service increased 13.4% to approximately 18,889 lines as of March 31, 2005 from approximately 16,651 lines as of December 31, 2004. DSL lines in service increased 92.1% to approximately 16,651 lines as of December 31, 2004 from approximately 8,668 lines as of December 31, 2003. CCI Texas’ penetration rate for DSL lines in service was approximately 11.3% of our Texas rural telephone companies’ local access lines at March 31, 2005.
      In October 2003, CCI Texas initiated a new campaign to market service bundles. While CCI Texas offered limited service bundles prior to 2003, this initiative was subsequently marketed more aggressively and took advantage of increased pricing flexibility associated with the change from a Chapter 59 to Chapter 58 state regulatory election. See “Regulation — State Regulation of CCI Texas”. Between the introduction of five service bundles in October 2003 and December 31, 2003, CCI Texas sold over 7,500 service bundles, and has sold over 8,900 and 1,300 additional service bundles during 2004 and the three months ended March 31, 2005, respectively.
      We have implemented a number of initiatives to gain new access lines and retain existing access lines by enhancing the attractiveness of the bundle with new service offerings. In addition, we intend to continue to integrate best practices across our Texas region. These efforts may act to mitigate the financial impact of any access line loss we may experience. However, if these actions fail to mitigate access line loss, or we experience a higher degree of access line loss than we currently expect, it could have an adverse impact on our revenues and earnings.
      Directory Publishing. In 2002, CCI Texas began to sell and publish its yellow and white pages directories in-house. Until then, CCI Texas had contracted with a third party provider to sell, publish and distribute its directories. As compensation for selling and publishing the directories, CCI Texas had previously paid this contractor a portion of the directory revenues on a revenue share basis of between 32.5% and 35.5%. The first directory that CCI Texas produced in-house was the Lufkin directory published in August 2002, which was followed by the Conroe directory in February 2003 and the Katy directory in April 2003.
      Transport Services. CCI Texas’ transport business has remained relatively stable despite the general pricing pressure in the wholesale transport business nationwide. This stability is partly due to the relative lack of competition on some of CCI Texas’ routes and CCI Texas having built fiber routes directly to some significant carrier customers. In 2002, CCI Texas began to investigate selling the transport network and, consequently did not focus on aggressively growing this part of its business. In light of TXU Corp.’s decision to sell the entire company in 2003, CCI Texas continued to manage the transport network in a maintenance mode and did not make any significant investments in the network. We intend to continue to evaluate the opportunities for growing the transport business going forward.

Expenses
      Operating expenses include Network Operating Cost and Selling, General and Administrative expenses. They have fluctuated over the past three years because CCI Texas’ business strategy has undergone several significant changes. The exit from the competitive telephone company line of business contributed to a significant reduction in the size of the company and led to expense reductions primarily in employee expenses and network circuit and operating costs. Several significant systems projects contributed to higher costs historically than we anticipate will be the case. These projects included a financial system restructuring and conversion, the integration of the Fort Bend Communications Company billing and operations systems and projects designed to automate procedures and processes.

Network Operating Costs
      CCI Texas’ cost of services includes:

•	expenses related to plant costs, including those related to network and general support costs, central office switching and transmission costs, and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering; and

•	the cost of transport and termination of long distance and private lines outside our Texas rural telephone companies’ service areas.
      CCI Texas operates a dedicated long distance switch in Dallas and transports the majority of its long distance traffic to this switch over its transport network. Historically, CCI Texas was a party to several long distance contracts for the purchase of wholesale long distance minutes that involved minimum volume commitments and that, at times, resulted in above market rate average costs per minute for long distance services. CCI Texas has since terminated all such contracts requiring minimum volume commitments and now has considerably greater flexibility in its ability to select long distance carriers for its traffic and to manage a variety of carriers in order to minimize its cost of long distance minutes.

Selling, General and Administrative Expenses
      In general, selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses, including professional service fees.
      CCI Texas markets to residential customers and small business customers primarily through its customer service centers and to larger business customers through a dedicated, commissioned sales force. The transport and directory divisions use dedicated sales forces.
      CCI Texas has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our Texas rural telephone companies’ operations.
      We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems costs will increase temporarily as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of March 31, 2005, $7.1 million and $2.1 million had been spent on integration and restructuring in Texas and Illinois, respectively.

Depreciation and amortization expenses
      CCI Texas recognizes depreciation expenses for our regulated telephone plant and equipment and nonregulated property and equipment using the straight-line method. The depreciation rates and depreciable lives for regulated telephone plant and equipment are approved by the PUCT. CCI Texas’ depreciable assets have the following useful lives:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17
      Amortization expenses were recognized on goodwill over its useful life, normally 15 to 40 years prior to January 1, 2002. Beginning January 1, 2002, CCI Texas implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized, but rather be tested annually for impairment. CCI Texas conducted impairment tests and recorded impairment losses of $13.2 million and $18.0 million respectively for 2003 and 2002.
      The following summarizes revenues and operating expenses from continuing operations for (i) TXUCV, the predecessor of CCI Texas, for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 to April 13, 2004, (ii) CCI Texas for the period from April 14, 2004 to December 31, 2004, (iii) the combined operations of TXUCV for the period from January 1, 2004 to April 13, 2004 and of CCI Texas for the period from April 14, 2004 to December 31, 2004, (iv) TXUCV for the three months ended March 31, 2004 and (v) CCI Texas for the three months ended March 31, 2005, CCI Texas believes the combined results for the year ended December 31, 2004 are useful to compare to the operations and financial results of TXUCV in the prior year period. The results of operations presented herein for all periods prior to the acquisition are sometimes referred to as the results of operations of the predecessor.

	Year Ended										Three Months
	December 31,										Ended March 31,

	Predecessor						CCI Texas				Predecessor		CCI Texas

					1/1/04 to		4/14/04 to		Combined
	2002		2003		4/13/04		12/31/04		2004		2004		2005

		% of		% of		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total	$	Total	$	Total
	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues	(Millions)	Revenues

Revenues(1)
Local calling services	$54.3	25.3%	$56.2	28.9%	$16.9	31.4%	$41.0	30.8%	$57.9	31.0%	$14.5	31.9%	$14.2	30.7%
Network access services	36.2	16.9	35.2	18.1	10.6	19.7	26.5	19.9	37.1	19.8	9.0	19.8	9.6	20.7
Subsidies	31.8	14.8	41.4	21.2	11.0	20.4	29.9	22.5	40.9	21.9	8.5	18.7	9.5	20.5
Long distance services	20.1	9.4	13.4	6.9	3.5	6.4	7.0	5.3	10.5	5.6	3.0	6.6	2.1	4.5
Data and Internet services	14.1	6.6	14.7	7.5	3.9	7.2	10.3	7.7	14.2	7.6	3.5	7.7	3.9	8.4
Directory publishing	9.6	4.4	10.4	5.3	3.1	5.8	7.9	5.9	11.0	5.9	2.7	6.0	3.0	6.5
Transport services	12.6	5.8	12.8	6.6	3.2	5.9	7.1	5.3	10.3	5.5	2.8	6.2	2.7	5.9
Other services	6.0	2.8	4.8	2.5	1.7	3.2	3.4	2.6	5.1	2.7	1.4	3.1	1.3	2.8
Exited services	30.0	14.0	5.9	3.0	—	0.0	—	0.0	—	0	—	0	—	0

Operating Revenues	214.7	100.0	194.8	100.0	53.9	100.0	133.1	100.0	187.0	100	45.4	100	46.3	100

Expenses
Operating expenses(2)	186.3	86.8	133.8	68.7	39.5	73.3	76.8	57.7	116.3	62.2	28.2	62.1	27.9	60.2
Depreciation and amortization	41.0	19.1	32.9	16.9	8.1	15.0	32.2	24.2	40.3	21.5	8.2	18.1	11.0	23.8

Other charges	119.4	55.6	13.4	6.9

Total operating expenses	346.7	161.5	180.1	92.5	47.6	88.3	109.0	81.9	156.6	83.7	36.4	80.2	38.9	84.0
Operating (loss) income	(132.0)	(61.5)	14.7	7.5	6.3	11.7	24.1	18.1	30.4	16.3	9.0	19.8	7.4	16.0
Total other (expense) income, net	3.9	1.8	(4.6)	(2.3)	(2.0)	(3.7)	(17.0)	(12.8)	(19.0)	(10.2)	(0.3)	(0.7)	(6.9)	14.9
(Loss) income before income taxes	(128.1)	(59.7)	10.1	5.2	4.3	8.0	7.1	5.3	11.4	6.1	8.7	19.1	0.5	0.9
Income tax (benefit) expense	(38.3)	(17.9)	12.4	6.4	2.5	4.6	3.1	2.3	5.6	3.0	3.2	(7.0)	0.3	0.4

Net (loss) income	$(89.8)	(41.8)%	$(2.3)	(1.2)%	$1.8	3.4%	$4.0	3.0%	$5.8	3.1%	$5.5	12.1%	$0.2	0.5%

(1)	This category corresponds to the line items presented under “Business — CCI Texas” and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of TXUCV. See the Consolidated Financial Statements of TXUCV and Texas Holdings.

(2)	This line item includes network operating costs and selling, general and administrative expenses.
Results of Operations

Three Months Ended March 31, 2005 Compared to March 31, 2004

Revenues
      CCI Texas’ total revenues increased by 2.0%, or $0.9 million, to $46.3 million in 2005 from $45.4 million in 2004. The increase was primarily due to the timing of reimbursements received through the subsidy settlement process that is described below in the discussion of Subsidies revenues.
      Local services revenue decreased 2.1%, or $0.3 million, to $14.2 million in 2005 from $14.5 million in 2004 due to the loss of local access lines, which was partially offset by increased sales of our service bundles, in each case, for the reasons described under “— Overview — Revenues — Local Access Lines and Bundled Services”.
      Network access revenues increased 6.7%, or $0.6 million, to $9.6 million in 2005 from $9.0 million in 2004 due to increased usage.
      Subsidies revenues increased 11.8%, or $1.0 million, to $9.5 million in 2005 from $8.5 million in 2004. The increase in subsidy revenue is due to timing of receipt as a result of the settlement process with the federal and state regulatory commissions.
      Long distance services revenues decreased by 30.0%, or $0.9 million, to $2.1 million in 2005 from $3.0 million in 2004 due to decreased minutes of use and a change in the average rate per minute due to customers selecting lower rate plans as part of bundle offerings.

      Data and Internet services revenues increased 11.4%, or $0.4 million, to $3.9 million in 2005 from $3.5 million in 2004. DSL lines increased by 57.0%, or 6,861 lines, to 18,903 lines from 12,042 lines compared to 2004. The increased revenue from DSL was partially offset by a decrease in dial-up Internet service driven by the substitution by customers of high speed Internet access.
      Directory publishing revenues increased by 11.1%, or $0.3 million, to $3.0 million in 2005 from $2.7 million in 2004 due to increased advertising revenues generated on increased advertisements placed in the current phone books.
      Transport services revenues decreased 2.5%, or $0.1 million, to $2.7 million in 2005 from $2.8 million in 2004 primarily due to customer losses and lower demand.
      Other services revenues decreased by 7.1%, or $0.1 million, to $1.3 million in 2005 from $1.4 million in 2004 due to a reduction in equipment sales to our competitive telephone company customers.

Operating Expenses
      Operating expenses decreased by 1.1%, or $0.3 million, to $27.9 million in 2005 from $28.2 million in 2004. Expenses of $1.6 million were incurred by CCI Texas in 2005 to integrate its operations with CCI Illinois. In addition, upon closing of the TXUCV acquisition CCI Texas entered into a professional services agreement with Mr. Lumpkin, Providence Equity and Spectrum Equity. Fees under this agreement totaled $0.7 million in 2005. These costs were offset by $1.7 million of savings as a result of a reduction in workforce after the acquisition. Results for 2004 also included non-recurring sale related charges of $1.1 for due diligence, transaction costs and severance payments. The balance is primarily due to employee attrition post-acquisition.

Depreciation and Amortization
      Depreciation and amortization expense increased by 34.2%, or $2.8 million, to $11.0 million in 2005 from $8.2 million in 2004. The increase is primarily due to the amortization expense associated with intangibles acquired in the TXUCV acquisition.

Other Income (Expense)
      Other expense increase by $6.6 million to $6.9 million in 2005 from $0.3 million in 2004. In connection with the TXUCV acquisition, additional debt was incurred, causing an increase in net interest expense of $6.1 million. In addition, income from partnership and other minority investments decreased by $0.6 million in 2005 compared to 2004.

Income Tax Expense
      Income tax expense decreased 90.6%, or $2.9 million, to $0.3 million in 2005 from $3.2 million in 2004 due to a sharp decrease in pre-tax earnings. The effective income tax rate for 2005 and 2004 was (49.4%) and 37.1% respectively.

Net Income (Loss)
      Net income decreased by 95.8%, or $5.3 million, to $0.2 million in 2005 from $5.5 million in 2004.

Year ended December 31, 2004 compared to December 31, 2003

Revenues
      CCI Texas’ total revenues decreased by 4.0%, or $7.8 million, to $187.0 million in 2004 from $194.8 million in 2003. The decrease was primarily due to CCI Texas’ exit of the competitive telephone company and wholesale long distance businesses in 2003.
      Local services revenue increased 3.0%, or $1.7 million, to $57.9 million in 2004 from $56.2 million in 2003 despite a 1.9% decrease in local access lines. The net increase in local services revenue was primarily due to the success of targeted promotions of service bundles.
      Network access revenues increased 5.4%, or $1.9 million, to $37.1 million in 2004 from $35.2 million in 2003. This increase is attributable to increased universal service fund surcharge rates, a temporary increase in network access rates and increased revenue from charges to consumers for local number portability.
      Subsidies revenues decreased 1.2%, or $0.5 million, to $40.9 million in 2004 from $41.4 million in 2003. The decrease was due in part to the subsidy settlement processes that resulted in the recovery of additional subsidy payments in 2003. This additional recovery was associated with the requirement that rural telephone companies separately identify assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the PUCT. Since our Texas rural telephone companies are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas rural telephone companies will receive. In 2003, our Texas rural telephone companies analyzed their regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of the reclassification was that our Texas rural telephone companies were able to recover additional one-time subsidy payments for prior years and for 2003. Of the decrease, $4.7 million related to subsidies received in the second quarter of 2003 that were related to prior years. Offsetting this decrease, there was an increase in the normal monthly reimbursement rate as a result of the settlement process.
      Long distance services revenues decreased by 21.6%, or $2.9 million, to $10.5 million in 2004 from $13.4 million in 2003 primarily due to decreased minutes of use and a decrease in the average rate per minute due to customers selecting lower rate plans as part of bundle offerings.
      Data and Internet services revenues decreased by 3.4%, or $0.5 million, to $14.2 million in 2004 from $14.7 million in 2003. The decrease was caused primarily by a decrease in dial-up Internet service as a portion of our residential customers substituted other DSL or cable modem services for our dial-up Internet access. This was partially offset by increased sales of DSL service. DSL lines increased by 83.0% compared to 2003 to a penetration rate of 9.0%, or 16,651 DSL lines in service as of December 31, 2004.
      Directory Publishing revenues increased by 5.8%, or $0.6 million, to $11.0 million in 2004 from $10.4 million in 2003. The increase was in part due to the transition from a third-party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002, followed by Conroe in February 2003 and Katy in April 2003. This resulted in increased sales productivity and higher revenue due to the addition of the approximately 35.5% of revenue previously shared with the prior publisher. Since CCI Texas recognizes the revenue from each directory over the 12-month life of the directory, 2003 revenue still reflects a combination of outsourced and in-house directory operations.
      Transport services revenues decreased by 19.5%, or $2.5 million, to $10.3 million in 2004 from $12.8 million in 2003 primarily due to higher revenues received from our non-recurring fiber agreements in 2003 and customer losses and lowered demand for our transmission services in 2004.
      Other services revenues increased by 6.3%, or $0.3 million, to $5.1 million in 2004 from $4.8 million in 2003. The increase was primarily due to an increase in the rate charged to customers for our inside wire maintenance contracts.
      Exited services revenue from exited operations was $5.9 million in 2003 compared to $0 in 2004. CCI Texas exited both the competitive telephone company and the wholesale long distance service business in 2003. Of the $5.9 million amount, $3.9 million was related to the local service revenue from the competitive telephone company business and $2.0 million was related to the wholesale long distance service.

Operating Expenses
      Operating expenses decreased by 13.1%, or $17.5 million, to $116.3 million in 2004 from $133.8 million in 2003. Network costs decreased primarily as a result of having exited in 2003 the wholesale long distance and the competitive telephone company businesses. Exiting these businesses led to the removal of leased circuit costs from SBC Communications and other providers. Total employee head count decreased from 655 at December 31, 2003 to 554 at December 31, 2004 as a result of the competitive telephone company exit and the TXUCV acquisition, resulting in savings in salaries and benefits. These savings were offset by $5.7 million in severance, $1.9 million in retention and project bonuses, $5.5 million in integration and restructuring costs and $1.0 million in transaction costs related to the TXUCV acquisition in 2004, compared to $9.1 million in severance and retention costs in the comparable period of 2003.
      Severance expenses for 2004 included $5.2 million in severance expenses for approximately 70 TXUCV employees separated at the closing of the acquisition. The full year impact of the cost saving of these headcount reductions was approximately $7.0 million, exclusive of other cost savings and expenses of the acquisition and current and future integration plans.
      We currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring process in 2004 and 2005. Of the $14.5 million, approximately $11.5 million relates to integration and approximately $3.0 million relates to restructuring. As of December 31, 2004, CCI Texas had spent $5.5 million on integration and restructuring. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition.

Depreciation and Amortization
      Depreciation and amortization expense increased 22.5%, or $7.4 million, to $40.3 million in 2004 from $32.9 million in 2003. The increase was primarily due to the amortization expense associated with intangibles acquired in the TXUCV acquisition.

Other Income (Expense)
      Other income (expense) increased 219.5%, or $14.4 million, to $(19.0) million in 2004 from $(4.6) million in 2003. The increase is primarily due to a $17.8 million increase in interest expense associated with CCI Texas’ incurrence of $392.0 million in debt, a $1.9 million prepayment penalty incurred in connection with the termination of the old credit facility and the amortization of debt issuance costs of $1.3 million, each incurred in connection with the TXUCV acquisition. Offsetting the decrease was a $1.4 million increase in income received from investments in two cellular partnerships. The year ended December 31, 2003 also included $0.5 million loss on the sale of the competitive telephone company business, a $0.7 million write-down in connection with CCI Texas’ reevaluation of transport assets and $0.3 million in due diligence costs to prepare TXUCV for sale.

Income Tax Expense
      Income tax expense decreased by 54.8% or $6.8 million to $5.6 million in 2004 from $12.4 million in 2003. The effective tax rate was approximately 49.1% and 122.8% for 2004 and 2003, respectively. During 2003 our income tax provision was exceptionally high due to a nondeductible goodwill impairment charge which increased our tax expense by $4.7 million and a nondeductible increase in our valuation reserve of $3.1 million.

Year ended December 31, 2003 compared to December 31, 2002

Revenues
      CCI Texas’ total revenues decreased by 9.3%, or $19.9 million, to $194.8 million in 2003 from $214.7 million in 2002. The decrease was primarily due to CCI Texas’ exit from the competitive telephone company business.
      Local services revenues increased 3.5%, or $1.9 million, to $56.2 million in 2003 from $54.3 million in 2002. The increase was primarily due to the success of targeted promotions of custom calling features.
      Network access revenues decreased 2.8%, or $1.0 million, to $35.2 million in 2003 from $36.2 million in 2002. During the last two years, the FCC instituted certain modifications to our Texas rural telephone companies’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund.

      Subsidies revenues increased 30.2%, or $9.6 million, to $41.4 million in 2003 from $31.8 million in 2002. The increase was due in part to the subsidy settlement processes resulting in the recovery of additional subsidy payments associated with prior years and 2003. Since our Texas rural telephone companies are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas rural telephone companies will receive. During 2003, the Texas rural telephone companies recognized revenues of $6.4 million of receipts from the federal universal service fund that were attributable to 2002 and 2001, which was a larger out-of-period adjustment than in prior years. The receipts were the result of filings CCI Texas made in 2003 that updated prior year cost studies and reclassified certain asset and expense categories for regulatory purposes. The increase was also due to the FCC modifications to our Texas rural telephone companies cost recovery mechanisms described above in network access service revenues.
      Long distance services revenues decreased by 33.3%, or $6.7 million, to $13.4 million in 2003 from $20.1 million in 2002 due to decreased minutes of use and a change in the average rate per minute due to customers selecting lower rate plans.
      Data and Internet services revenues increased by 4.3%, or $0.6 million, to $14.7 million in 2003 from $14.1 million in 2002. The increase was primarily due to increased sales of DSL service. Growth in sales of DSL lines of 59.8% in 2003 contributed to a penetration of 5.1%, or approximately 8,668 DSL lines in service, as of December 31, 2003. The increase was offset by a decrease in dial-up Internet service driven by the substitution by customers of high speed Internet access and a decrease in dial-up and DSL customers as a result of CCI Texas exiting the competitive telephone company business.
      Directory Publishing revenues increased by 8.3%, or $0.8 million, to $10.4 million in 2003 from $9.6 million in 2002. The increase was in part due to the transition from a third party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002 and followed by Conroe in February 2003 and Katy in April 2003. This transition resulted in increased sales productivity and higher revenues due to the termination of revenue sharing with the previous publisher of between 32.5% and 35.5%. Since CCI Texas recognizes the revenues from each directory over the 12-month life of the directory, 2003 revenues still reflect a combination of outsourced and in-house directory operations.
      Transport services revenues remained flat in 2003 with no significant customer gains or losses.
      Other services revenues decreased by 20.0%, or $1.2 million, to $4.8 million in 2003 from $6.0 million in 2002. The decrease was due to a reduction in equipment sales to our competitive telephone company customers and the termination of the pager product line.
      Exited services revenues decreased 80.3%, or $24.1 million, to $5.9 million in 2003 from $30.0 million in 2002. The decrease was due to decreases in revenues from the exit of the competitive telephone company business and from lower revenues from wholesale long distance service. Of this amount, $19.6 million was related to the local service revenues from the competitive telephone company business and $4.5 million was related to the wholesale long distance service resulting from the exit from these businesses.

Operating Expenses
      Operating expenses decreased by 28.2%, or $52.5 million, to $133.8 million in 2003 from $186.3 million in 2002. The decrease was due principally to the following factors.

•	Network costs decreased primarily as a result of CCI Texas having substantially exited the competitive telephone company business by the end of March 2003, which led to the removal of leased circuit costs from SBC and other carriers.

•	Related to the exit from the competitive telephone company business, total headcount decreased by 161 to 644 as of December 31, 2003. CCI Texas estimates that the actual expense of salaries and benefits for these employees was approximately $4.4 million in addition to the $4.4 million in severance costs CCI Texas incurred in connection with these terminations.

•	Bad debt expense decreased by $11.0 million from $10.2 million in 2002 to a $0.8 million benefit in 2003. This was primarily due to (1) a re-evaluation of the bad debt reserve from $5.0 million at year-end 2002, which included a $2.7 million reserve for MCI accounts receivable due to the bankruptcy of MCI’s parent, Worldcom, Inc., to $1.5 million at year-end 2003 and (2) a decrease in bad debt write-offs to $2.3 million in 2003, which decrease primarily related to the exit from the competitive telephone company business.

•	Non-competitive telephone company network costs decreased due to process improvements and network optimization projects. Process improvements were related to implementation of an automated system for tracking circuit costs payable to other carriers, including a monthly feed to the general ledger. Network optimization projects included renegotiation of contracts with long distance and other carriers, which eliminated monthly minimum usage fees. In addition, network costs decreased due to the removal of circuits in connection with the exit from the wholesale long distance business.

•	Operating expenses decreased due to one-time system consolidation projects in 2002 that were not experienced in 2003. This decrease, however, was partially offset by expenses associated with a one-time software development project to enhance CCI Texas’ customer billing system in connection with the sale process.

•	The incurrence of $1.4 million of one-time transaction costs, including financial and legal expenses associated with preparing TXUCV for sale.

•	In addition, $2.4 million in retention bonuses that were paid to key employees to facilitate the sales transaction process while running the day to day operations of the business.

Depreciation and Amortization
      Depreciation and amortization expense decreased 19.8%, or $8.1 million, to $32.9 million in 2003 from $41.0 million in 2002 primarily due to the decrease in depreciable asset base resulting from the impairment write-down of the transport and competitive telephone company assets. In connection with the impairment, TXUCV recorded a $90.3 million write-down of the net book value of its transport and competitive telephone company depreciable assets from $98.3 million to $8.0 million.

Other Charges
      Other charges decreased 88.8%, or $106.0 million, to $13.4 million in 2003 from $119.4 million in 2002. This decrease is primarily due to asset impairment and restructuring charges for the competitive telephone company and transport business of $0.2 million in 2003 compared to $101.4 million in 2002. In accordance with SFAS 142, CCI Texas conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU’s decision in 2003 to sell TXUCV for a known price and CCI Texas’ decision to exit the competitive telephone company and transport businesses, recognized on its consolidated financial statements, goodwill impairment losses of $13.2 million and $18.0 million, respectively for the years ended December 31, 2003 and 2002.

Other Income (Expense)
      Other income (expense) decreased 217.9%, or $8.5 million, to $(4.6) million from $3.9 million. The decrease was primarily due to a decrease in interest expense of $2.1 million (net of allowance for funds used during construction), a decrease in minority interest of $8.9 million which resulted from the large transport impairment charges recorded in 2002, which was offset by an increase in partnership income of $0.4 million. Partnership income is primarily derived from a minority interest in two wireless partnerships as further described in “Business — CCI Texas — Overview — Cellular Partnerships”.

Income Tax Expense (Benefit)
      Income tax expense increased by 132.4%, or $50.7 million, to $12.4 million in 2003 from $(38.3) million in 2002. Of this increase, $48.3 million was due to the federal income tax effect of the increase in income before income taxes of $138.2 million primarily due to the significant one-time charges in 2002 discussed above. Related to this increase was the increase in state franchise tax of $4.8 million and the tax effect on minority interest of $3.1 million. The remaining $(5.5) million of the change was primarily due to permanent differences and a change in the valuation reserve. See Note D (Income Taxes) to the audited Consolidated Financial Statements of TXUCV.
Critical Accounting Policies and Use of Estimates
      The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of CCI Texas’ financial statements because they inherently involve significant judgements and uncertainties. In making these estimates, we considered various assumptions and factors that will differ from the actual results achieved and will need to be analyzed and adjusted in future periods. These differences may have a material impact on CCI Texas’ financial condition, results of operations or cash flows. We believe that of CCI Texas’ significant accounting policies, the following involve a higher degree of judgement and complexity.
  Subsidies Revenues
      CCI Texas recognizes revenues from universal service subsidies and charges to interexchange carriers for switched and special access services. In certain cases, its rural telephone companies, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, participate in interstate revenue and cost sharing arrangements, referred to as pools, with other telephone companies. Pools are funded by charges made by participating companies to their respective customers. The revenue CCI Texas receives from its participation in pools is based on its actual cost of providing the interstate services. Such costs are not precisely known until after the year-end and special jurisdictional cost studies have been completed. These cost studies are generally completed during the second quarter of the following year. Detailed rules for cost studies and participation in the pools are established by the FCC and codified in Title 47 of the Code of Federal Regulations.
  Allowance for Uncollectible Accounts
      We evaluate the collectibility of CCI Texas’ accounts receivable based on a combination of estimates and assumptions. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Texas records a specific allowance against amounts due to set the net receivable to an amount we believe is reasonable to be collected. For all other customers, we reserve a percentage of the remaining CCI Texas outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, trends and our experience with CCI Texas’ prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we review the adequacy of the CCI Texas allowance to determine if our estimates of the recoverability of the amounts due CCI Texas could be reduced by a material amount. At March 31, 2005, the allowance for uncollectable accounts for CCI Texas was $1.2 million. If our estimates were understated by 10%, the result would be a charge of approximately $0.1 million to CCI Texas’ results of operations.
  Valuation of Goodwill and Tradenames
      We review CCI Texas’ goodwill and tradenames for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	a change in the use or perceived value of CCI Texas’ tradenames;

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; or

•	significant changes in the overall strategy in which we operate our overall business.
      We determine if an impairment exists based on a method of using discounted cash flows. This requires management to make certain assumptions regarding future income, royalty rates and discount rates, all of which affect this calculation. Upon completion of our impairment review in December 2004, it was determined that an impairment did not exist for CCI Texas. The carrying value of CCI Texas’ goodwill totaled $228.8 million at March 31, 2005.
  Pension and Postretirement Benefits
      The amounts recognized in our financial statements for pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.
      A significant assumption used in determining CCI Texas’ pension and postretirement benefit expense is the expected long-term rate of return on plan assets. We used an expected long-term rate of return of 8.5% in 2004 and 8.0% in the first three months of 2005 as we moved toward uniformity of assumptions and investment strategies across all our plans and in response to the actual returns on our portfolio in recent years being significantly below our expectations.
      Another significant estimate is the discount rate used in the annual actuarial valuation of CCI Texas’ pension and postretirement benefit plan obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities that correspond to the expected duration of CCI Texas’ pension and postretirement benefit plan obligations. For 2004 and for the first three months of 2005 we used a discount rate of 6.0%.
      In connection with the April 2004 sale of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. In 2005, we expect to contribute $2.2 million to the CCI Texas pension plan and $1.0 million to the other CCI Texas postretirement benefits plans.
      The effect of the change in selected assumptions on CCI Texas’ estimate of pension plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(dollars in thousands)
Discount rate	±0.5 pts	$(4,545)/$5,110	$(114)/$116
Expected return on assets	±1.0 pts	—	$(413)/$413
      The effect of the change in selected assumptions on CCI Texas’ estimate of our other postretirement benefit plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(dollars in thousands)
Discount rate	±0.5 pts	$(1,881)/$2,125	$(80)/$33
Liquidity and Capital Resources
      Historically, the operating requirements of TXUCV have been funded from cash flow generated from its business, borrowings under a credit facility provided by its parent, TXU Corp., other debt and capital contributions from a subsidiary of TXU Corp. All TXU Corp. debt was paid in full at the closing of the acquisition of TXUCV. As of March 31, 2005, CCI Texas had $384.1 million of debt, exclusive of unused commitments. See “Description of Other Indebtedness — Existing Credit Facilities”.

Operating, Investing & Financing Activities

Operating Activities
      Cash provided by operating activities was $4.3 million and $6.1 million for the three months ended March 31, 2005 and 2004, respectively. This decrease was primarily due to a $5.2 million decrease in our net income, which was offset by a $2.9 million increase in depreciation and amortization as a result of the TXUCV acquisition.
      For the years ended December 31, 2004 and 2003, CCI Texas generated net cash from operating activities of $54.7 million and $75.1 million, respectively, a decrease of $20.4 million. Net income in 2004 was $8.1 million higher than 2003; however non-cash adjustments to net income decreased by $18.0 from $69.7 million in 2003 to $49.4 million in 2004. In 2003 CCI Texas recognized $13.2 million of goodwill impairment. Unfavorable changes in working capital components made up the remaining shortfall of $7.2 million from 2004 compared to 2003.
      CCI Texas generated net cash from operating activities of $75.1 million, $34.7 million and $6.8 million for the years ended December 31, 2003 and 2002, respectively. The net loss of $2.3 million and $89.8 million for the years ended December 31, 2003 and 2002, respectively, were offset by non cash items of depreciation and amortization, $32.9 million and $41.0 million, long-lived asset impairments of $0.2 million and $101.4 million, goodwill impairment charges of $13.2 million and $18.0 million and a decrease in deferred income tax assets of $22.4 million for the year ended December 31, 2003 and an increase in deferred income tax assets of $38.9 million for the year ended December 31, 2002.

Investing Activities
      For the three months ended March 31, 2005 and 2004, cash used in investing activities was $4.1 million and $4.5 million, respectively. The primary use of cash for investing activities, including all of the 2005 amount, was for capital expenditures. Capital expenditures totaled $4.8 million for the three months ended March 31, 2004.
      CCI Texas’ net cash used in investing activities, after giving effect to the transactions, was $547.1 million and $14.3 million for the years ended December 31, 2004 and 2003, respectively. Acquisition costs, which include the purchase price and fees and expenses, totaled $524.1 million for the year ended December 31, 2004. See “Description of Other Indebtedness — Existing Credit Facilities”. Capital expenditures were $23.4 million and $18.2 million for the years ended December 31, 2004 and 2003, respectively.
      CCI Texas’ net cash used in investing activities was $14.3 million and $21.3 million for the years ended December 31, 2003 and 2002 primarily due to capital expenditures of $18.2 million and $27.4 million for the years ended December 31, 2003 and 2002, respectively.

Financing Activities
      Payments of $2.7 million made on long-term obligations was the primary use of cash for financing activities during the three months ended March 31, 2005. Cash used for financing activities during the three months ended March 31, 2004 was $0.1 million.
      For the years ended December 31, 2004 and 2003, net cash provided by financing activities was $526.2 million while we used $61.8 million during 2003. In connection with the TXUCV acquisition, CCI Texas borrowed an aggregate of $392.0 million and received $152.5 million in equity contributions from Homebase. In 2004 CCI Texas made payments of $23.6 million on its long-term obligations.
      Cash used in financing activities were $61.8 million and $4.4 million for the years ended December 31, 2003 and 2002. Net reductions in debt of $65.8 million and $11.4 million occurred for the years ended December 31, 2003 and 2002. Equity contributions from TXU Corp. were $4.3 million and $7.0 million for the years ended December 31, 2003 and 2002.

Working Capital
      At March 31, 2005, CCI Texas had a working capital surplus of $2.4 million compared to deficiencies of $3.6 million and $102.1 million as of December 31, 2004 and 2003, respectively. At December 31, 2002, CCI Texas had working capital of $39.8 million. Pursuant to the stock purchase agreement for the TXUCV acquisition, all debt except the GECC capital leases was required to be retired prior to the closing of the acquisition on April 14, 2004. This resulted in $95.7 million of debt, which would have been classified as long term absent the stock purchase agreement, being classified as short term at December 31, 2003. In addition, the change in treatment of transport assets from held for sale to held and used resulted in a transfer of approximately $24.5 million of deferred tax assets from current to noncurrent. Also, assets held for sale at December 31, 2002 of $8.0 million were characterized as property plant and equipment during 2003.

Debt and Capital Leases
      On April 14, 2004, CCI and Texas Acquisition entered into the existing credit facilities pursuant to which Texas Acquisition borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the existing credit facilities also provide for a $30.0 million revolving credit facility, that is available to both Texas Acquisition and CCI in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of June 30, 2004. Borrowings under the existing credit facilities are secured by substantially all of the assets of Texas Acquisition and CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings). For a detailed description of the collateral and guarantees securing borrowings under the existing credit facilities, see “Description of Other Indebtedness — Collateral and Guarantees” elsewhere in this prospectus.
      The borrowings under the existing credit facilities bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or the LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of December 31, 2004, the applicable margin for interest rates on LIBOR based loans was 2.25 on the term loan A facility and 2.5 on the term loan C facility. At December 31, 2004 the weighted average rate, including swaps, of interest on Texas Acquisitions’ term debt was 5.23% per annum. See “Description of Other Indebtedness — Existing Credit Facilities” elsewhere in this prospectus.
      On April 14, 2004, Texas Holdings issued $125.0 million of outstanding notes, which we are offering to exchange for exchange notes in this offering. The outstanding notes pay, and the exchange notes will pay, interest semi-annually on April 1 and October 1. See “Description of Notes” for a detailed discussion of the terms and conditions of the outstanding notes and the exchange notes.
      On October 22, 2004, we entered into an amended and restated credit facility to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.
      CCI Texas is a party to a Master Lease Agreement with GECC, as further described in “Description of Other Indebtedness — GECC Capital Leases” elsewhere in this prospectus. On May 27, 2005, CCI Texas elected to pay in full the outstanding balance on this lease.

Capital Requirements
      In 2004, CCI Texas’ primary uses of cash and capital consisted of:

•	scheduled principal and interest payments on its long-term debt;

•	capital expenditures of approximately $23.4 million for network, central offices and other facilities and information technology for operating support and other systems; and

•	$5.5 million to integrate and restructure the operations of CCI Illinois following the TXUCV acquisition.
      In 2005, CCI Texas expects that its primary uses of cash and capital will consist of:

•	scheduled principal and interest payments on its long-term debt;

•	$22.5 million of the $37.5 million cash distribution to our existing equity investors;

•	capital expenditures of approximately $18.7 million for similar investments as were made in 2004;

•	approximately $5.0 million in TXUCV integration and restructuring costs; and

•	incremental costs associated with being a public company.
      The expected one-time integration and restructuring costs of approximately $10.5 million in 2004 and 2005 will be in addition to certain additional ongoing costs CCI Texas will incur to expand certain administrative functions, such as those related to SEC reporting and compliance, and do not take into account other potential cost savings of and expenses associated with the acquisition. CCI Texas does not expect to incur costs relating to integration after 2005.
      Beyond 2005, CCI Texas will require significant cash to service and repay debt and make capital expenditures. In the future, CCI Texas will assess the need to expand its network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors.

Surety Bonds
      In the ordinary course of business, CCI Texas enters into surety, performance and similar bonds. As of March 31, 2005, CCI Texas has approximately $1.8 million of these types of bonds outstanding.

Table of Contractual Obligations & Commitments
      The following table contains a summary of CCI Texas’ material contractual cash obligations and commitments as of March 31, 2005:

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

	(In thousands)
Long-term debt	$384,148	$21,890	$13,016	$13,753	$15,966	$19,802	$299,721
Operating leases	8,416	1,701	1,584	1,255	1,090	1,057	1,729
Capital lease	1,059	398	563	98	—	—	—
Minimum purchase contracts	1,056	297	396	363	—	—	—
Pension and other post-retirement obligations	50,879	2,399	3,385	3,730	3,975	4,285	33,105

Total contractual cash obligations and commitments	$445,558	$26,685	$18,944	$19,199	$21,031	$25,144	$334,555

      As of March 31, 2005, the minimum purchase contract was a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell Telephone Company, dated November 25, 2002. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell Telephone Company on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of March 31, 2005, the potential early termination charge was approximately $0.5 million.
      Pension funding is an estimate of our minimum funding requirements through 2005 to provide pension benefits for employees based on service through 2004. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments and the value of the related portfolio, which may change over time due to a number of factors, including life expectancy, medical costs and trends, the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. For more information, see Note E (Post Retirement Benefit Plans) to the audited Consolidated Financial Statements of TXUCV and Note 12 (Pension Costs and Other Postretirement Benefits) to the audited Consolidated Financial Statements of Texas Holdings.
Impact of Inflation
      The effect of inflation on CCI Texas financial results has not been significant in the periods presented.
Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of this Act. We have determined that our post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. We are currently evaluating the effect SFAS 123R will have on our financial condition or results of operations, but we do not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transaction”. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. We are currently evaluating the effect that the adoption of SFAS 153 will have on our financial condition or results of operations, but do not expect it to have a material impact.
Quantitative and Qualitative Disclosures About Market Risk
      CCI Texas is exposed to market risk from changes in interest rates on its long-term debt obligations. CCI Texas estimates its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of CCI Texas’ variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of March 31, 2005, approximately 67.0% of CCI Texas’ long-term debt obligations were fixed rate and approximately 33.0% were variable rate obligations that were not subject to interest rate swap agreements.
      At March 31, 2005, CCI Texas had $259.2 million of debt outstanding under the existing credit facilities, including $126.8 million of variable rate debt not covered by interest rate swap agreements. We have limited our exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At March 31, 2005, CCI Texas had interest rate swap agreements covering $132.4 million of aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 3.26% to 3.31%. The swap agreements expire on May 19, 2007. The fair value of the interest rate swaps amounted to an asset of $2.3 million at March 31, 2005. The accumulated gain on derivative instruments of $1.3 million, net of tax, is included in other comprehensive income at March 31, 2005.
      At March 31, 2005, CCI Texas had $125.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $131.9 million based on the overall weighted average interest rate of CCI Texas’ fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.0 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of CCI Texas’ fixed rate long-term debt resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $5.6 million decrease in the fair value of CCI Texas’ fixed rate long-term debt. At March 31, 2005, CCI Texas had $126.8 million of variable rate debt not covered by interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2005 through March 31, 2005, interest expense would increase by approximately $0.3 million for the period.
Combined Liquidity and Capital Resources

General
      Following the closing of the transactions, the principal liquidity requirements of CCI Illinois and CCI Texas became to service and repay debt, integrate the operations of CCI Illinois and CCI Texas, and meet our capital expenditure needs. After the closing of the transactions, CCI Illinois and CCI Texas became significantly leveraged. As of March 31, 2005, CCI Illinois and CCI Texas had outstanding $624.9 million of debt, exclusive of unused commitments. Following the closing of the proposed initial public offering, we expect that our operating requirements will continue to be funded from cash flow generated from our business and borrowings under our revolving credit facility.

Operating, Investing and Financing Activities
      Our borrowings for working capital have traditionally been minimal because our operations have generated sufficient cash to meet our operating and capital expenditure needs. Because we have operated in markets with relatively little competition, our operating cash flows have historically been stable and predictable. Our borrowings have been primarily for acquisitions and capital expenditures. As of March 31, 2005, we had a cash balance of $56.5 million and no borrowings on our revolving credit facilities.
      The following table summarizes our sources and uses of cash for the year ended December 31, 2004 and for the three months ended March 31, 2005.

	Homebase

		Three
		Months
	Year Ended	Ended
	December 31,	March 31,

	2004	2005

	(in millions)
Net Cash Provided (Used):
Operating Activities	79.8	14.6
Investing Activities	(554.1)	(5.5)
Financing Activities	516.3	(4.6)

Operating Activities
      Cash provided by operating activities has historically been generated primarily by net income adjusted for non-cash charges.
      Cash provided by operating activities was $14.6 million for the three months ended March 31, 2005. Net income adjusted for non-cash charges generated $21.2 million of operating cash. Partially offsetting the cash generated were cash payments related to certain working capital components, primarily annual payments for prepaid insurance, taxes and other items.
      For the year ended December 31, 2004, a net loss of $1.1 million adjusted for $76.5 million of non-cash charges accounted for the majority of our $79.8 million of operating cash flows. The primary component of our non-cash charges is depreciation and amortization, which was $54.5 million in 2004. In addition, we recorded $11.6 million of intangible asset impairment charges and our provision for bad debt losses was $4.7 million. We also recorded non-cash interest expense of $2.3 million for the amortization of deferred financing costs and wrote off $4.2 million of deferred financing costs upon entering into our existing credit facilities in connection with the TXUCV acquisition.

Investing Activities
      Cash used in investing activities has traditionally been for capital expenditures or acquisitions. Cash used in investing activities of $5.5 million for the three months ended March 31, 2005 was entirely for capital expenditures. Of the $554.1 million used for investing activities during the year ended December 31, 2004, $524.1 million, net of cash acquired and including transaction costs, was for the acquisition of TXUCV. We used $30.0 million for capital expenditures for the year ended December 31, 2004.
      We expect our remaining capital expenditures for 2005 will be approximately $28.0 million, which will be used primarily to maintain and upgrade our physical plant.

Financing Activities
      Payments of $4.5 million made on our long-term obligations were the primary uses of cash for financing activities during the three months ended March 31, 2005. No new financing was obtained during this period.
      For the year ended December 31, 2004, net cash provided by financing activities was $516.3 million. In connection with the TXUCV acquisition in April 2004, we incurred $637.0 of new long-term debt, repaid $178.2 million of debt and received $89.0 million in net capital contributions from our equity investors. In addition, we incurred $19.0 million of expenses to finance the TXUCV acquisition. New long-term debt of $8.8 million was also repaid after the TXUCV acquisition in 2004.

Debt and Capital Leases
      On the closing of the transactions, CCI terminated the old credit facility, Texas Acquisition and CCI severally entered into, and borrowed under, the existing credit facilities, CCI Illinois and CCI Texas severally issued the outstanding notes and CCI Texas assumed the former TXUCV capital leases.
      The following table summarizes our indebtedness and capital leases as of March 31, 2005:
Historical Debt and Capital Leases

	Amount	Maturity Date	Rate(1)

	(In thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.25%
Term loan A facility	112,000	April 14, 2010	LIBOR + 2.25%
Term loan C facility	311,850	October 14, 2011	LIBOR + 2.50%
Senior notes	200,000	April 1, 2012	9.75%
Capital lease	1,059	March 1, 2007	6.50%

(1)	As of March 31, 2005, the 90-day LIBOR rate was 3.12%.

Existing Credit Facilities
      On April 14, 2004, CCI and Texas Acquisition entered into the existing credit facilities pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility, and Texas Acquisition borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the existing credit facilities also provide for a $30.0 million revolving credit facility, that is available to both CCI and Texas Acquisition in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of March 31, 2005. Borrowings under the existing credit facilities are secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Acquisition. For a detailed description of the collateral and guarantees securing borrowings under the existing credit facilities, see “Description of Other Indebtedness — Collateral and Guarantees” elsewhere in this prospectus.
      The borrowings under the existing credit facilities bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of March 31, 2005, the applicable margin for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% on the term loan C facility. The applicable margin for the alternative base rate loans was 1.25% per year for the revolving loan facility and term loan A facility and 1.75% for the term loan C facility. At March 31, 2005, the weighted average interest rate, including swaps, of interest on CCI’s term debt and on Texas Acquisition’s term debt was 5.4% per annum. See “Description of Other Indebtedness — Existing Credit Facilities” elsewhere in this prospectus.
      On October 22, 2004, we amended and restated the existing credit facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.

Senior Notes
      In connection with the transactions, Illinois Holdings and Texas Holdings severally issued $200.0 million in aggregate principal amount of the outstanding notes. The outstanding notes are each issuer’s senior unsecured obligation. Each issuer guaranteed the other issuer’s obligations on a senior unsecured basis. Homebase provided a non-recourse guarantee of the several obligations of each of the issuers, which is limited in recourse to a second priority pledge of the common stock of the issuers. The indenture contains customary covenants that restrict our, and our restricted subsidiaries’ ability to, incur debt and issue preferred stock, make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock), enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us, create liens, sell or otherwise dispose of assets, including capital stock of subsidiaries, engage in transactions with affiliates, engage in sale and leaseback transactions, engage in business other than telecommunications businesses and consolidate or merge. See “Description of Notes” elsewhere in this prospectus.

GECC Capital Leases
      CCI Texas was a party to a Master Lease Agreement with GECC, as further described in “Description of Other Indebtedness — GECC Capital Leases” elsewhere in this prospectus. On May 27, 2005, CCI Texas elected to pay in full the outstanding balance on this lease.

Capital Requirements
      In 2004, our primary uses of cash and capital consisted of the following:

•	scheduled principal and interest payments on our long-term debt;

•	capital expenditures of approximately $30.0 million for network, central offices and other facilities and information technology for operating support and other systems; and

•	approximately $7.0 million in aggregate to integrate and restructure the operations of CCI Illinois and CCI Texas following the TXUCV acquisition.
      In 2005, we expect that our primary uses of cash and capital will consist of the following:

•	interest payments on our long-term debt;

•	a $37.5 million cash distribution to our existing equity investors;

•	capital expenditures of approximately $33.5 million for similar investments as we made in 2004;

•	approximately $7.5 million in TXUCV integration and restructuring costs; and

•	following the closing of the proposed initial public offering, incremental costs associated with being a public company.
      The expected one-time integration and restructuring costs of approximately $14.5 million in aggregate for 2004 and 2005 will be in addition to certain additional ongoing costs we will incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition. We do not expect to incur costs relating to the TXUCV integration after 2005.
      Beyond 2005, we will require significant cash to service and repay debt, and make capital expenditures. In the future, we will assess the need to expand our network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors. We believe that our current network in Illinois is capable of supporting video with limited additional capital investment.
      In the future, we also expect to assess the cost and benefit of selected acquisitions, joint ventures and strategic alliances as market conditions and other factors warrant. If we were to make an acquisition, we could fund any such acquisition by using available cash, incurring debt, subject to the restrictions in the agreements governing or debt, issuing equity securities or raising proceeds from the sale of assets or a combination of these funding sources. Currently, we are not pursuing any acquisition or other strategic transaction.
      The ICC and the PUCT could require us to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to the issuers. As part of the ICC’s review of the reorganization we expect to implement in connection with our proposed initial public offering, the ICC imposed various conditions as part of its approval of the reorganization, including (1) prohibitions on the payment of dividends or other cash transfers from our Illinois rural telephone company to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities.
      In addition, the existing credit agreement restricts all payments to the issuers during the continuance of a payment default and also restricts payments to the issuers for a period of up to 180 days during the continuance of a non-payment default. The existing credit agreement also limits the amounts CCI Illinois and CCI Texas may spend on capital expenditures between 2004 and 2011.
      CCI Illinois and CCI Texas are limited to aggregate capital expenditures of $45.0 million per year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully utilized.
      We believe that cash flow from operating activities, together with our existing cash and borrowings available under the existing credit facilities, will be sufficient for approximately the next twelve months to fund our currently anticipated requirements for debt service and repayments, capital expenditures and the costs of integrating TXUCV into our business. After 2005, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on the results of future operations, performance and cash flow. Our ability to do so will be subject to prevailing economic conditions and to financial, business, regulatory, legislative and other factors, many of which are beyond our control.
      We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends or making intercompany loans and investments, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements that our subsidiaries may enter into governing the terms of indebtedness may restrict our subsidiaries’ ability to pay dividends or advance cash in any other manner to us.
      To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of nonstrategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to provide adequate working capital, service our indebtedness or make anticipated capital expenditures. Failure to obtain adequate financing, if necessary, could require us to significantly reduce our operations or level of capital expenditures which could have a material adverse effect on our projected financial condition and results of operations.

Surety Bonds
      In the ordinary course of business, CCI Illinois and CCI Texas enter into surety, performance and similar bonds. As of March 31, 2005, we had approximately $3.0 million of these types of bonds outstanding.

Table of Contractual Obligations & Commitments
      As of March 31, 2005, CCI Illinois’ and CCI Texas’ material contractual cash obligations and commitments were as follows:

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

	(in thousands)
Long-term debt(a)	$623,850	$36,169	$21,900	$23,150	$26,900	$33,400	$482,331
Operating leases	24,276	3,644	3,896	3,169	2,601	2,571	8,395
Capital lease(b)	1,059	398	563	98	—	—	—
Minimum purchase contracts(c)	1,056	297	396	363	—	—	—
Pension and other post-retirement obligations(d)	62,924	3,027	5,307	5,704	5,939	6,264	36,683

Total contractual cash obligations and commitments	$713,165	$43,535	$32,062	$32,484	$35,440	$42,235	$527,409

(a)	This item consists of loans outstanding under our existing credit facilities and our notes. Our existing credit facilities consist of a $112.0 million term loan A facility with a maturity of six years, a $311.9 million term loan C facility with a maturity of seven years and six months, and a $30.0 million revolving credit facility with a maturity of six years, which is fully available.

(b)	This item consists of a $1.1 million capital lease entered into by CCI Texas with GECC. On May 27, 2005, CCI Texas elected to pay in full the outstanding balance on this lease. See “Description of Other Indebtedness — GECC Capital Leases”.

(c)	As of March 31, 2005, the minimum purchase contract was a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell, dated November 25, 2002. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell on a take-or-pay basis. The agreement also provides for an early termination charge of 45.0% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of March 31, 2005, the potential early termination charge was approximately $0.5 million.

(d)	Pension funding is an estimate of our minimum funding requirements to provide pension benefits for employees based on service through 2004. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. See Note E (Post Retirement Benefit Plans) to the consolidated financial statements of TXUCV and Note 12 (Pension Costs and Other Post Retirement Benefits) consolidated financial statements of Homebase.
Quantitative and Qualitative Disclosures About Market Risk
      CCI Illinois and CCI Texas are exposed to market risk from changes in interest rates on their long-term debt obligations. CCI Illinois and CCI Texas estimate their market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of variable rate debt of CCI Illinois and CCI Texas that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of December 31, 2004, approximately 62.1% of the long-term debt obligations of CCI Illinois and CCI Texas were fixed rate and approximately 37.9% were variable rate obligations that were not subject to interest rate swap agreements.
      At March 31, 2005, CCI Illinois and CCI Texas had $423.9 million of debt, including $210.2 million of variable rate debt not covered by interest rate swap agreement outstanding under the existing credit facilities. We have limited our exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At March 31, 2005, CCI Illinois and CCI Texas had interest rate swap agreements covering $215.6 million of aggregate principal amount of their variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. CCI Illinois’ swap agreements expire on December 31, 2006, May 19, 2007 and December 31, 2007. CCI Texas’ swap agreements expire on May 19, 2007. The fair value of the interest rate swaps amounted to an asset of $3.8 million at March 31, 2005. The accumulated gain on derivative instruments of $2.2 million, net of tax, is included in other comprehensive income for CCI Illinois and CCI Texas at March 31, 2005.
      At March 31, 2005, CCI Illinois and CCI Texas had $200.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $211.0 million based on the overall weighted average interest rate of the fixed rate long-term debt obligations of CCI Illinois and CCI Texas of 9.75% and an overall weighted maturity of 7.0 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of the fixed rate long-term debt of CCI Illinois and CCI Texas resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $9.0 million decrease in the fair value of the fixed rate long-term debt of CCI Illinois and CCI Texas. At March 31, 2005, CCI Illinois and CCI Texas had $210.2 million of variable rate debt not covered by the interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2005 through March 31, 2005, interest expense would increase by approximately $0.5 million for the period.

Effect of the Proposed IPO
Effect of the Initial Public Offering and the Related Transactions on Results of Operations, Liquidity and Capital Resources
      We expect that the IPO transactions will have the following effects on our results of operations, liquidity and capital resources in the future:

Results of Operations

•	We expect to pay approximately $13.6 million in one-time fees and expenses.

•	We expect to pay a premium of $6.8 million in connection with the redemption of the notes.

•	We expect to have a net decrease in interest expense of $6.8 million per year due to the partial redemption of the notes and amendment and restatement of the amended and restated credit facility.

•	We expect to have a net increase in deferred financing costs, due to the write-off of approximately $2.5 million of deferred financing costs relating to the partial redemption of the notes, and the incurrence of approximately $3.4 million of deferred financing costs to amend and restate the amended and restated credit facilities.

•	As a result of the amendment and restatement of our amended and restated credit facility, we expect to (a) have approximately $18.1 million less in scheduled amortization payments due to the elimination of the requirement to amortize outstanding principal amounts and (b) no longer be required to prepay our outstanding term loans with 50% of our excess cash flow.

•	As a public company, we expect to incur approximately $1.0 million in incremental ongoing expenses.

•	Following the proposed initial public offering, we will have $5.0 million less annually in selling, general and administrative expenses from the termination of the two professional service agreements.

•	We expect to incur a non-cash compensation expense of $8.8 million as a result of the amendment and restatement of our restricted share plan in connection with the proposed initial public offering. In the future, we expect to incur an additional $8.8 million of non-cash compensation expense under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the issued, but unvested restricted shares outstanding at the offering date. We may also incur additional non-cash compensation expenses in connection with any new grants under our proposed 2005 long-term incentive plan, consistent with other public companies.

•	As a result of the proposed dividend policy we currently intend to pay approximately $46.0 million in aggregate dividends for the first year following the closing of the proposed initial public offering, subject to various restrictions on our ability to do so.

          Capital Resources
      Upon consummation of the proposed initial public offering, our debt is currently expected to decrease by approximately $70.0 million due to the redemption of $70.0 million of the notes. Although we expect to have a net debt reduction, we will still be able to incur additional debt under the amended and restated credit facility and the indenture governing our notes.
     Debt and Capital Leases
      The following tables summarize our indebtedness and capital leases as of March 31, 2005 on a pro forma basis to give effect to this initial public offering and the related transactions:

	Amount	Maturity Date	Rate(1)

	(Dollars in thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.00%
Term loan D facility	423,850	October 14, 2011	LIBOR + 2.50%
Senior notes	130,000	April 1, 2012	9.75%
Capital lease	1,059	March 1, 2007	6.50%

(1)	As of March 31, 2005, the 90-day LIBOR rate was 3.12%.

Existing Credit Facilities and Amended and Restated Credit Facilities
      Concurrently with the closing of the initial public offering, we will amend and restate our existing credit facilities with a group of lenders, including Citigroup Global Markets Inc. and Credit Suisse First Boston, acting through its Cayman Islands branch, an affiliate of Credit Suisse First Boston LLC, underwriters in this offering, providing for a total of up to $455.0 million in new term and revolving credit facilities, which we refer to as the amended and restated credit facilities.
      The amended and restated credit facilities will provide financing of up to $455.0 million, consisting of:

•	a new term loan D facility of up to $425.0 million maturing on October 14, 2011; and

•	a $30.0 million new revolving credit facility maturing on April 14, 2010.

The amended and restated credit facilities will bear the same rates of interest as before their amendment and restatement and that they will require no amortization of principal before their maturity. However, under certain circumstances, we may be required to make annual mandatory prepayments with a portion of our available cash, as described under “Description of Indebtedness — Amended and Restated Credit

Facilities — Restricted Payments”. For a more complete description of the expected terms of the amended and restated credit facilities, see “Description of Indebtedness — Amended and Restated Credit Facilities”.
      Upon closing of the amended and restated credit facilities, we intend to repay in full the $112.0 million of debt under our term loan A facility and the $311.9 million of debt under our term loan C facility (plus any revolving debt, which we anticipate will be zero) and to borrow $423.9 million under a new term loan D facility. Upon the closing of the amended and restated credit facilities and such repayment, we will have a total of $423.9 million outstanding under the term loan D facility and no debt outstanding under the revolving credit facility.
      We expect the term loan D facility will provide for up to $425.0 million in commitments by the lenders and to borrow approximately $423.9 million on the closing of this offering based on our March 31, 2005 cash balance. If, at the closing, our cash balance is less than our cash balance on March 31, 2005, we could borrow up to the entire amount of the term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

Senior Notes
      Following the initial public offering, we plan on redeeming 35.0% of the aggregate amount of the senior notes, or $70.0 million, with a portion of the net proceeds we will receive from this offering, pursuant to an optional redemption provision. We expect the total cost of the redemption, including the redemption premium, to be $76.8 million.

BUSINESS
Overview
      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and Texas. As of March 31, 2005, we estimate that we were the 15th largest local telephone company in the United States, based on industry sources, with approximately 253,071 local access lines and approximately 30,804 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone services to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services and expect to begin publishing telephone directories in the third quarter of 2005. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.
      Each of the subsidiaries through which we operate our local telephone businesses is classified as an rural telephone company under the Telecommunications Act. Our rural telephone companies, ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company, in general benefit from stable customer demand and a favorable regulatory environment. In addition, because we primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.
      For the year ended December 31, 2004 and the three months ended March 31, 2005, after giving effect to the transactions, we would have had $323.5 million and $79.8 million of revenues, respectively, of which approximately 15.9% and 17.2% came from state and federal subsidies. For the year ended December 31, 2004 and the three months ended March 31, 2005, we had a net loss of $3.6 million and net income of $0.7 million, respectively. As of March 31, 2005, we had $624.9 million of total long-term debt (including current portion), an accumulated deficit of $23.0 million and $210.1 million redeemable preferred shares.
Our Strengths
Stable Local Telephone Businesses
      We are the incumbent local telephone company in the rural communities we serve, and demand for local telephone services from our residential and business customers has been stable despite changing economic conditions. We operate in a favorable regulatory environment, and competition in our markets is limited. As a result of these favorable characteristics, the cash flow generated by our local telephone business is relatively consistent from year to year, and our long-standing relationship with our local telephone customers provides us with an opportunity to pursue increased revenue per access line by selling additional services to existing customers using integrated packages, or bundles, of local, long distance and internet service on a single monthly bill.
Favorable Regulatory Environment
      Each of the subsidiaries through which we operate our local telephone businesses is classified as an rural telephone company under the Telecommunications Act. As a result, we are exempt from some of the more burdensome interconnection and unbundling requirements that have affected larger incumbent telephone companies. Also, we benefit from federal and Texas state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas, which are also referred to as universal service. For the year ended December 31, 2004, CCI Illinois received $10.6 million from the federal universal service fund, $2.4 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. CCI Texas received an aggregate $40.9 million from the federal universal service fund and the Texas universal service fund, $2.0 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. In the aggregate, the $51.5 million comprised 15.9% of our revenues for the year ended December 31, 2004, after giving effect to the TXUCV acquisition. For the three months ended March 31,

2005, CCI Illinois received $4.2 million from the federal universal fund, $1.6 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods and CCI Texas received an aggregate $9.5 million from the federal universal service fund and the Texas universal service fund. In the aggregate, the $13.7 million comprised 17.2% of our revenues for the three months ended March 31, 2005.
Attractive Markets and Limited Competition
      The geographic areas in which our rural telephone companies operate are characterized by a balanced mix of stable, insular territories in which we have limited competition and growing suburban areas where we expect our business to grow in tandem. Currently, we have limited competition for basic voice services from wireless carriers and cable providers.
      Our Lufkin, Texas and central Illinois markets have experienced nominal population growth over the past decade. As of March 31, 2005, 134,142, or approximately 53% of our 253,071 local telephone access lines were located in these markets. We have experienced limited competition in these markets because the low customer density and high residential component have discouraged the significant capital investment required to offer service over a competing network.
      Our Conroe, Texas and Katy, Texas markets are suburban areas located on the outskirts of the Houston metropolitan area that have experienced above-average population and business employment growth over the past decade as compared to Texas and the United States as a whole. According to the most recent census, the median household income in the primary county in our Conroe market was over $50,000 per year and in our Katy market was over $60,000 per year, both significantly higher than the median household income in Texas of $39,927 per year. As of March 31, 2005, 118,929, or approximately 47% of our 253,071 local access lines were located in these markets.
Technologically Advanced Network
      We have invested significantly in the last several years to build a technologically advanced network capable of delivering a broad array of reliable, high quality voice and data and Internet services to our customers on a cost-effective basis. For example, as of March 31, 2005, approximately 90% of our total local access lines in both Illinois and Texas were DSL-capable, excluding access lines already served by other high speed connections. The service options we are able to provide over our existing network allow us to generate additional revenues per customer. We believe our current network in Illinois is capable of supporting video with limited additional capital investment.
Broad Service Offerings and Bundling of Services
      We offer our customers a single point of contact for access to a broad array of voice and data and Internet services. For example, we offer all of our customers custom calling features, such as caller name and number identification, call forwarding and call waiting. In addition, we offer value-added services such as teleconferencing and voicemail. These service options allow us to generate additional revenues per customer.
      We also generate additional revenues per customer by bundling services. Bundling enables us to provide a more complete package of services to our customers at a relatively small incremental cost to us. We believe the bundling of services results in increased customer loyalty and higher customer retention. As of March 31, 2005, our Illinois Telephone Operations had approximately 7,300 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 2,000 additional customers who subscribed to service bundles that included these services and Internet access. This represents an increase of approximately 5.9% over the number of Illinois customers who subscribed to service bundles as of December 31, 2004. As of March 31, 2005, our Texas Telephone Operations had over 22,600 customers who subscribed to service bundles that included local service, custom calling features and voicemail. This represents an increase of approximately 6.2% over the number of Texas customers who subscribed to service bundles as of December 31, 2004.

Experienced Management Team with Proven Track Record
      With an average of approximately 20 years of experience in both regulated and non-regulated telecommunications businesses, our management team has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	particular expertise in providing superior quality services to rural customers in a regulated environment;

•	a proven track record of successful business integrations, including the integration of ICTC and several related businesses, including long distance and private line services, into McLeodUSA in 1998; and

•	a proven track record of launching and growing of new, regulated services, such as long distance and DSL services, and complementary services, such as operator and telemarketing and order fulfillment services.
Business Strategy
Improve Operating Efficiency and Maintain Capital Expenditure Discipline
      Since acquiring ICTC and the related businesses in December 2002, we have made significant operating and management improvements. We have centralized many of our business and back office functions for our Illinois Telephone Operations. By providing these centrally managed resources to our Illinois operating companies, we have allowed our management and customer service functions to focus on their business and to better serve our customers in a cost-effective manner. We intend to continue to seek and implement more cost efficient methods of managing our business, including sharing best practices across our operations.
      We believe we have successfully managed the capital expenditures for our Illinois Telephone Operations in order to optimize our returns, while appropriately allocating resources to allow us to maintain and upgrade our network. We intend to maintain our capital expenditure discipline across our company.
Increase Revenues Per Customer
      We will continue to focus on increasing our revenues per customer, primarily by seeking to increase our DSL service’s market penetration, increasing the sale of other value-added services and encouraging customers to subscribe for service bundles. We believe that this strategy enables us to provide a more complete package of services to our customers and increase our revenues per customer at a relatively small incremental cost to us.
      We are expanding our service bundle in Illinois with the introduction of an all-digital video service. Having made the necessary upgrades to our network and purchased programming content, we launched digital video service in the first quarter of 2005 in our key Illinois exchanges: Mattoon; Charleston; and Effingham. Initial customer feedback has been positive, and management believes that video will enhance the competitive appeal of our service bundle and increase revenue per customer.
      We plan to use innovative marketing strategies for enhanced, ancillary services and to continue to offer new applications and technologies. By building on our long-standing relationships with our customers while continuing to offer new services, we believe we can continue to generate strong revenues and cash flow.
Build on our Reputation for High Quality Service
      We will seek to continue to build on our strong reputation, which dates to 1894 in Illinois and 1898 in Texas. We plan to do this by continuing to offer a broad array of high quality telecommunications services and consistent, high quality customer service. We have consistently exceeded all ICC and PUCT quality of service requirements, and we believe we can continue this standard of excellence throughout the company. We will continue to focus on building long-term relationships with our customers by having an active local presence. We believe these strategies will lead to high levels of customer loyalty and increased demand for our services in Illinois and Texas.
Selective Acquisitions
      We intend to pursue a disciplined process of selective acquisitions of access lines from Regional Bell Operating Companies and other rural local exchange carriers, as well as acquiring providers of businesses complementary to ours, such as dial-up and DSL Internet access services. Over the past five years, Regional Bell Operating Companies have divested a significant number of access lines nationwide and are expected to continue these divestitures in order to focus on larger markets. We also believe there may be attractive opportunities to acquire rural local exchange carriers. For example, in Illinois and Texas, there are approximately 90 rural local exchange carriers serving a fragmented market representing approximately 1.5 million total access lines. Our acquisition criteria include:

•	attractiveness of the markets;

•	quality of the network;

•	our ability to integrate the acquired company efficiently;

•	potential operating synergies; and

•	the potential of any proposed transaction to permit increased dividends on our common stock.
      Currently, we are not pursuing any acquisitions or other strategic transactions.
History of the Company
      Founded in 1894 as the Mattoon Telephone Company by the great-grandfather of our Chairman, Mr. Lumpkin, CCI Illinois began as one of the nation’s first independent telephone companies. After several subsequent acquisitions, the Mattoon Telephone Company was incorporated as the Illinois Consolidated Telephone Company, or ICTC, on April 10, 1924. On September 24, 1997, McLeodUSA acquired the predecessor of CCI.
      The Lumpkin family has been continuously involved in managing CCI Illinois since inception, including the period during which it was owned by McLeodUSA, when Mr. Lumpkin served as Vice Chairman of McLeodUSA and Chairman of ICTC. In December 2002, Mr. Lumpkin, through his affiliated entity Central Illinois Telephone, together with Providence Equity and Spectrum Equity, purchased the capital stock and assets of ICTC and several related businesses from McLeodUSA for $284.8 million and assumed specified liabilities. Illinois Holdings, a Delaware corporation, was formed on March 22, 2002 as an acquisition vehicle for the purpose of acquiring ICTC and several related businesses from McLeodUSA.
      TXUCV began operations in November 1997 with the acquisition by TXU Corp. of Lufkin-Conroe Communications, a fourth-generation family-owned business founded in 1898. The rural telephone company subsidiary of Lufkin-Conroe Communications was renamed TXU Communications Telephone Company. In August 2000, TXU Corp. contributed the parent company of Fort Bend Telephone Company, a family-owned business based in Katy, Texas which began operations in 1914, to TXUCV. Beginning in 1999, TXUCV began operating a competitive telephone company in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on its Texas rural telephone companies. TXUCV systematically exited its competitive telephone company markets, culminating in the sale of some of its competitive telephone company operations to Texas-based Grande Communications in March 2003 and the termination of the remainder of its competitive telephone company operations by June 2003.
      On April 14, 2004, we acquired TXUCV, an indirect, wholly owned subsidiary of TXU Corp., for a cash purchase price of $524.1 million, net of cash acquired and including transaction costs. Texas Holdings, a Delaware corporation, was formed on January 29, 2004 as a holding company for Texas Acquisition, a Delaware corporation formed on October 8, 2003, which acquired TXUCV from TXU Corp. TXUCV was subsequently renamed to CCV.

CCI Illinois
Overview
      CCI Illinois operates its business in two segments, which we refer to as Illinois Telephone Operations and Other Illinois Operations.

Illinois Telephone Operations
      Illinois Telephone Operations consists of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of December 31, 2004, our Illinois Telephone Operations had approximately:

•	86,624 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	64% long distance penetration of Illinois Telephone Operations’ local access lines;

•	7,611 dial-up Internet customers; and

•	11,915 DSL lines, which represented an approximately 13.8% penetration of total local access lines. Approximately 90% of Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.
      In 2004, our Illinois Telephone Operations generated $97.3 million of revenues and $27.6 million from cash flows from operating activities. For the three months ended March 31, 2005, our Illinois Telephone Operations generated $24.8 million of revenues and $9.9 million of cash flows from operating activities. As of March 31, 2005, our Illinois Telephone Operations had total assets of $260.9 million.
      The following chart summarizes the primary sources of revenues for our Illinois Telephone Operations for the three months ended March 31, 2005.

	% of Net
	Revenue of
	Illinois
	Telephone
Revenue Source	Operations	Description

Local Calling Services	33.6%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, value added services and local private line services

Network Access Services	27.5%	Offers long distance and other carriers the opportunity to use our Illinois rural telephone company’s network to originate or terminate long distance calls in our Illinois rural telephone company’s service area. Network access charges are paid by the long distance or other carriers to our Illinois rural telephone company and are regulated by the FCC and the ICC. These revenues also include special access and certain regulated, end-user charges

	% of Net
	Revenue of
	Illinois
	Telephone
Revenue Source	Operations	Description

Subsidies	17.0%	Our Illinois rural telephone company receives federal subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas

Long Distance Services	7.7%	Offers intrastate and interstate long distance services provided to local customers who subscribe to Illinois Telephone Operations’ long distance services

Data and Internet Services	10.6%	Offers DSL, non-local private line service, dial-up Internet access and frame relay networks and related enhanced Internet services

Other Services	3.6%	Offers other services, including billing and collection services and commissions from the sale of advertising for yellow and white pages directories
The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provide more detail than that presented in the consolidated statement of income of CCI Illinois. See consolidated financial statements of CCI Illinois and audited combined financial statements of ICTC and the related businesses.
      Local calling services include dial tone and local calling services. Illinois Telephone Operations generally charges residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling area, which is the geographic area established for administration and pricing of telecommunications services. Custom calling features consist of caller name and number identification, call forwarding and call waiting. Value added services consist of teleconferencing and voicemail. For custom calling features and value added services, Illinois Telephone Operations usually charges a flat monthly fee, which varies depending on the type of service. In addition, Illinois Telephone Operations offers local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.
      Network access services allow the origination or termination of calls in our Illinois service area for which our Illinois Telephone Operations charge long distance or other carriers network access charges, which are regulated. Network access fees also apply to private lines provisioned between a customer in our Illinois service area and a location outside of our Illinois service area. For long distance calls, our Illinois Telephone Operations bill the long distance or other carrier on a per minute or per minute, per mile usage basis. For private lines, our Illinois Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.
      Our Illinois Telephone Operations record the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Illinois are regulated and approved by the ICC, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.
      Subsidies consist of federal subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The subsidies are allocated and distributed to our Illinois Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Illinois Telephone Operations on a monthly basis based upon our costs for providing local service in Illinois. Unlike our Texas Telephone Operations, our Illinois Telephone Operations receive federal but not state subsidies.
      Long distance services in Illinois include services provided to subscribers to long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, our Illinois Telephone Operations charges its subscribers a combination of subscription and usage fees.
      Data and Internet services include revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Illinois Telephone Operations also offers a variety of data connectivity services, including frame relay networks. Frame relay networks are public data networks commonly used for local area network to local area network communications as an alternative to private line data communications. In addition, our Illinois Telephone Operations offer enhanced Internet services, which include basic web site design and hosting, content feeds, domain name services, e-mail services and obtaining Internet protocol addresses.
      Other services includes revenues from billing and collection services. Our Illinois Telephone Operations also receive what is referred to as revenue retention payments. These payments are essentially a commission on advertising revenues paid to ICTC by The Yell Group, which publishes yellow and white pages directories for our Illinois service area.
      In connection with the TXUCV acquisition, we acquired a directory sales and publishing group, which currently publishes the telephone directories for CCI Texas. We intend to have this group publish directories for CCI Illinois as well. As such, we notified Yellow Book on November 8, 2004 of our intention to terminate our directory publishing agreement. We expect to begin publishing telephone directories for CCI Illinois beginning in the third quarter of 2005.

Other Illinois Operations
      Our Other Illinois Operations consist of the following complementary businesses:

•	Public Services provides local and long distance service and automated collect calling from county jails and state prisons in Illinois under multi-year contracts as described under “— Customers and Markets”. These services include fraud control, customer service, call management and technical field support. The range of customized applications include institution-specific branding, call time and dollar limits, 3-way call detection, Personal Identification Number System, call blocking and screening, public defender access, call restriction application, on-site training, fully automated collect calls, touch tone and rotary dial acceptable, inmate tested equipment and monitors and recorders. Public Services also provides payphone services to approximately 356 payphones in our Illinois service area.

•	Operator Services offers both live and automated local and long distance operator assistance and national directory assistance on a wholesale and retail basis to incumbent telephone companies, competitive telephone companies, long distance companies and payphone providers. Operator Services also provides specialized message center services and corporate and governmental attendant services and private corporate directory assistance and messaging services to corporations and government agencies.

•	Market Response provides telemarketing and order fulfillment services to customers nationwide. Our order fulfillment services provide our clients with the ability to quickly and cost-effectively meet their customers’ requests for shipment of information and products. Typically, these customers are responding to a direct-response advertising campaign by the Internet, mail or telephone.

•	Business Systems sells, installs and maintains telecommunications equipment and wiring to residential and business customers in our Illinois rural telephone company’s service area and in nearby, larger markets including Champaign, Decatur and Springfield, Illinois. This operation allows us to cross-sell our services to many of our Illinois Telephone Operations’ business customers, such as colleges, hospitals and secondary schools.

•	Mobile Services provides one-way messaging service to residential and business customers. The basic paging capability has been supplemented with other complimentary mobile information services, including Internet, 800 service, info-text and voicemail.
      In 2004, our Other Illinois Operations generated $39.2 million of revenues and $2.8 million from cash flows from operating activities. For the three months ended March 31, 2005, our Other Illinois Operations generated $8.8 million of revenues and $0.4 million of cash flows from operating activities. As of March 31, 2005, our Other Illinois Operations had total assets of $45.3 million.
Customers and Markets

Illinois Telephone Operations
      Illinois Telephone Operations’ local telephone markets consist of 35 geographically contiguous exchanges serving predominantly small towns and rural areas in an approximately 2,681 square mile area in central Illinois. An exchange is a geographic area established for administration and pricing of telecommunications services. Illinois Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 86,624 local access lines, or approximately 32 lines per square mile, as of March 31, 2005. Approximately 64% of our Illinois local access lines serve residential customers and the remainder serve business customers. Our Illinois business customers, 75% of which have one to three lines, are predominantly in the light manufacturing and services industries or are universities and hospitals. AT&T and McLeodUSA accounted for approximately 12.1% and 10.2% of the revenues of Illinois Telephone Operations in 2004 and for the three months ended March 31, 2005, respectively.
      The local telephone markets served by Illinois Telephone Operations include all or a substantial percentage of five counties: Coles; Christian; Montgomery; Effingham; and Shelby. According to the U.S. Census 2000, the population in these counties has grown slightly in the last ten years, which is consistent with our belief that these markets are mature and stable.

Key Market Data:
      We list below selected data from the U.S. Census 2000, together with our number of local access lines as of March 31, 2005.

	Coles	Christian	Montgomery	Effingham	Shelby	Other	Totals

2000 Census Data
County Population (2000)	53,196	35,372	30,652	34,264	22,893	n/a	176,377
County Population CAGR 1990-2000	0.30%	0.27%	(0.03)%	0.78%	0.28%	n/a	n/a
County Median Household Income	$32,286	$36,561	$33,123	$39,379	$37,313	n/a	n/a
Market Territory (sq. miles)	531	662	585	26	520	357	2,681
Local Access Lines
Residence	19,095	12,276	9,564	4,369	6,002	4,101	55,407
Business	12,859	4,670	4,239	5,568	1,958	1,923	31,217

Total	31,954	16,946	13,803	9,937	7,960	6,024	86,624

Number of Exchanges	5	9	7	1	8	5	35
      Each of the counties in which our Illinois rural telephone company operates consists of predominantly small towns and agricultural areas with a mix of small businesses. Illinois Telephone Operations’ two largest exchanges are Mattoon and Charleston, which are in Coles County. Effingham County’s largest town is Effingham, which is Illinois Telephone Operations’ third largest exchange, tied for seventh place in Site Selection Magazine’s March 2003 ranking of the best U.S. small town for corporate facilities.
      Illinois Telephone Operations’ largest network access customers include AT&T, McLeodUSA and MCI, collectively representing 13.5% and 13.0% of our Illinois Telephone Operations’ revenues for 2004 and the three months ended March 31, 2005, respectively.

Other Illinois Operations
      Public Services has provided service to inmates in Illinois state correctional facilities since 1990 and is currently providing service to 56 state and county correctional institutions. In 2004 and for the three months ended March 31, 2005, approximately 92.8% and 92.7%, respectively, of Public Services revenues, which was approximately 42.8% and 50.4%, respectively, of our Other Illinois Operations’ revenues over the same period, was derived from a contract with the Department of Corrections of the State of Illinois. Under the contract, the State of Illinois does not pay Public Services directly, but rather, Public Services bills and collects revenue from the called parties and rebates commissions to the State of Illinois based on this revenue. In 2004 and for the three months ended March 31, 2005, the actual commissions recognized by Public Services to the State of Illinois under this contract was approximately $9.4 million and $2.5 million, respectively. The initial term of the contract expires on June 2007, with five additional one-year extensions available at the State of Illinois’ option. Public Services currently serves all 46 Illinois state correctional facilities pursuant to this contract.
      Operator Services offers service to callers nationwide. McLeodUSA represented 48.1% and 43.1%, respectively, of Operator Services revenues for 2004 and for the three months ended March 31, 2005, which was 9.7% and 8.5%, respectively, of our Other Illinois Operations’ revenues over the same periods.
      Market Response provides telemarketing and order fulfillment services to customers nationwide. The State of Illinois represented 40.8% of Market Response’s revenues, which was 6.2% of our Other Illinois Operations’ revenues during 2004, and 2.9% and 0.4% was derived from McLeodUSA during 2004 and for the three months ended March 31, 2005. Revenues derived from the State of Illinois related to a contract with the Illinois State Toll Highway Authority pursuant to which Market Response distributed to customers and provided customer service for transponders used for electronic toll collection on Illinois’ toll-roads. In May 2004, the State of Illinois informed us that it had awarded the renewal of this contract to another provider. Market Response ended its provision of service to the Illinois State Toll Highway Authority in September 2004. While the recent non-renewal of the contract with the Illinois State Toll Highway Authority will have a material impact on the revenues generated by our Market Response business in the near-term, we do not expect the loss of this contract to have a material adverse impact on our results of operations as a whole.
      Business Systems sells, installs and maintains telecommunications equipment and wiring primarily in our Illinois rural telephone company’s service area and nearby cities. Revenues are derived from equipment sales and maintenance contracts. Most of Business Systems’ equipment sales are telephone systems and associated wiring to small business customers.
      Mobile Services provides paging services as a convenience to some of Illinois Telephone Operations’ emergency medical and government customers in and around our Illinois rural telephone company’s service area.
      In 2004 and for the three months ended March 31, 2005, 49.6% and 51.1%, respectively, of the revenues of our Other Illinois Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections. Overall, during 2004 and for the three months ended March 31, 2005, 6.1% and 5.7%, respectively, of CCI Illinois’ revenues were derived from our various relationships with the State of Illinois. In addition, Public Services receives revenues from various counties in Illinois. CCI Illinois and its predecessor’s relationship with the Department of Corrections and the Toll Highway Authority have existed since 1990 and 1997, respectively, despite changes in government administrations. Nevertheless, obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency and county to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies and counties that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.
Sales and Marketing
      Key components of CCI Illinois’ overall sales and marketing strategy have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week centralized customer support to coordinate installation of new services, repair and maintenance functions;

•	developing and delivering new services; and

•	leveraging the history of CCI Illinois and its involvement with its local communities and expanding “Consolidated Communications” and “Consolidated” brand recognition, subject to regulatory and strategic business considerations.
      We have combined the management teams for sales and marketing for CCI Illinois and CCI Texas into a single centralized organization. Our combined strategy is focused on:

•	accelerating DSL service penetration in all of our rural telephone companies service areas;

•	cross-selling our services;

•	developing additional services to maximize revenues and increase average revenues per customer;

•	increasing customer loyalty through superior customer service, local presence and motivated service employees; and

•	leveraging the CCI Illinois’ telemarketing, order fulfillment and directory-assistance capabilities to provide functions that are currently being outsourced by CCI Texas, a process that has already begun with the migration of Texas directory assistance traffic to the CCI Illinois system in May 2004.

Illinois Telephone Operations
      Illinois Telephone Operations currently has two main sales channels: customer service centers and commissioned sales people. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, our customers can also visit customer retail centers for various communications needs, including new telephone, Internet and paging service purchases. We believe that customer service centers have helped decrease our customers’ late payments and bad debt due to their ability to pay their bills easily at these centers. Illinois Telephone Operations’ sales efforts are supported by direct mail, bill inserts, newspaper advertising, public relations activities, sponsorship of community events and website promotions.

Other Illinois Operations
      Each of our Other Illinois Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy. These efforts are supported by attendance at industry trade shows and leadership in industry groups including the United States Telecom Association, the Associated Communications Companies of America and the Independent Telephone and Telecommunications Alliance.

Information Technology and Support Systems
      CCI Illinois’ information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting CCI Illinois is centered on a core of commercially available and internally maintained systems.
      We have developed detailed plans to migrate key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes and the use of technologies and systems that provide for greater efficiencies. A number of key billing, network provisioning, network management and workforce management systems of CCI Illinois and CCI Texas already use common software and hardware platforms, and both CCI Illinois and CCI Texas have successfully completed large-scale customer and billing migration projects in the last five years. We believe our core operating systems and hardware platform will have significant scalability.
Network Architecture and Technology
      Our local network in Illinois is based on a carrier serving area architecture. Carrier serving area architecture is a structure that allows access equipment to be placed closer to customer premises enabling the customer to be connected to the equipment over shorter copper loops than would be possible if all customers were connected directly to the carrier’s main switch. The access equipment is then connected back to that switch on a high capacity fiber circuit, resulting in extensive fiber deployment throughout the network. The access equipment is sometimes referred to as a digital loop carrier and the geographic area that it serves is the carrier serving area.
      We have begun the integration of the CCI Texas and CCI Illinois long distance networks and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services. A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of CCI Illinois and CCI Texas. Currently, CCI Illinois has a network operations center in Mattoon, which monitors network performance 24 hours per day, 365 days per year. We believe this network operations center allows CCI Illinois to maintain high network performance standards. Our goal is to interconnect the Illinois and Texas network operations centers, using common network systems and platforms where possible. We expect this will allow us to share weekend and after-hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes.
      Our CCI Illinois network is supported by three advanced 100% digital switches, with a fiber network connecting 33 of our 35 exchanges and 69 of our 103 field-deployed carriers. These switches provide all of our Illinois Telephone Operations’ local telephone customers with access to custom calling features, value-added services and dial-up Internet access. In addition, as of March 31, 2005, approximately 90% of our Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are served by exchanges or carriers equipped with digital subscriber line access multiplexers, or DSLAMs, and are within distance limitations for providing DSL service. DSLAMs are devices designed to separate voice-frequency signals from DSL traffic. CCI Illinois’ has two additional switches, one primarily dedicated to long distance service and the other primarily dedicated to Public Services and Operator Services.
      In late 2003, we commenced the network improvements needed to support the introduction of an all digital video service that is functionally similar to a digital cable television offering in our Illinois markets of Mattoon, Charleston and Effingham. We have since completed the initial capital investments necessary to provide these services and introduced digital video services in these markets in January, 2005. Other than the provision of success-based set-top boxes to subscribers, we do not anticipate having to make any material capital upgrades to our network infrastructure in connection with our introduction of digital video services in these markets. As of March 31, 2005, these services were available to approximately 74% of our residential customers in these markets, which represented approximately 25% of all of our Illinois residential customers.

Employees
      As of March 31, 2005, CCI Illinois had a total of 746 employees, 634 of which were full-time and 112 of which were part-time. Of these 746 employees, 304 employees are attributable to our Illinois rural telephone company. In addition, at March 31, 2005, Market Response had 165 temporary employees hired through a local temporary employment agency. 340 of our Illinois full-time employees and 102 part-time employees are represented by the International Brotherhood of Electrical Workers. The current collective bargaining agreement expires on November 15, 2005. We believe management currently has a good relationship with our Illinois union and non-union employees.
Properties
      Our headquarters and most of the administrative offices for CCI Illinois are located in Mattoon, Illinois. The properties that CCI Illinois leases are pursuant to leases that expire at various times between 2004 and 2007. The following chart summarizes the principal facilities CCI Illinois owned or leased as of March 31, 2005.

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Charleston	Illinois Telephone Operations Communications Center and Market Response Offices(1)	Leased	33,987
Effingham	Office and Illinois Telephone Operations Communications Center	Leased	2,500
Mattoon	Sales and Administration Office(1)	Leased	30,687
Mattoon	Corporate Headquarters(1)	Leased	49,054
Mattoon	Operator Services and Operations	Owned	36,263
Mattoon	Archive	Owned	9,097
Mattoon	Operations and Distribution Center(1)	Leased	30,883
Mattoon	Communications Center	Leased	5,677
Mattoon	Market Response Order Fulfillment(2)	Leased	20,000
Mattoon	Office	Owned	10,086
Taylorville	Operations and Branch Distribution Center(1)	Leased	14,655
Taylorville	Office and Illinois Telephone Operations Communications Center	Owned	15,934
Taylorville	Operator Services Call Center(2)	Leased	11,500

(1)	In 2002, CCI Illinois sold these facilities to, and leased them back from, LATEL, LLC, or LATEL, an entity affiliated with Mr. Lumpkin. For more information about these arrangements, see “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”.

(2)	All properties listed above other than these two properties are used by both Illinois Telephone Operations and Other Illinois Operations. These two properties are used by Other Illinois Operations only.
      In addition to the facilities listed above, CCI Illinois owns or has the right to use 181 additional properties consisting of central offices, remote switching sites and buildings, tower sites, small offices, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.
Legal Proceedings
      CCI Illinois, currently and from time to time, is subject to claims arising in the ordinary course of business. Except as described below, CCI Illinois is not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on CCI Illinois’ results of operation or financial condition.
      In addition, on March 1, 2005, Michael Hinds filed a claim against us and certain of our existing equity investors in the U.S. District Court for the Southern District of Texas, Galveston division, asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Mr. Hinds is seeking approximately $75.0 million in compensatory damages, punitive damages and reimbursement of his attorneys’ fees and expenses. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter. If adversely determined, this lawsuit could have a material adverse effect an our financial condition and results of operations.
CCI Texas
Overview
      CCI Texas operates its business as one segment and serves residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of December 31, 2004, CCI Texas had approximately:

•	166,447 local access lines in service, of which approximately 68% served residential customers and 32% served business customers;

•	40% long distance penetration of CCI Texas’ local access lines;

•	11,998 dial-up Internet customers; and

•	18,889 DSL lines, which represented an approximately 11.3% penetration of total local access lines. Approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.
      CCI Texas also includes the following complementary businesses:
      Directory Publishing sells directory advertising and publishes yellow and white pages directories in and around our Texas rural telephone companies’ service areas. The directories are each published once per year and have a combined circulation of approximately 400,000.
      Transport Services provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports CCI Texas’ long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Consolidated Communications Transport Company, a wholly owned subsidiary of CCV and East Texas Fiber Line Incorporated, a corporation in which CCI Texas owns a 63.0% equity interest. In addition, Consolidated Communications Transport Company owns a 39.1% equity interest in, and is the managing partner of, Fort Bend Fibernet, a partnership.
      Cellular Partnerships. CCI Texas holds limited partnership interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. CCI Texas owns approximately 2.3% of this partnership. In 2004, CCI Texas recognized income of $2.5 million and received cash distributions totaling $3.2 million from this partnership. For the three months ended March 31, 2005, CCI Texas did not receive any income or receive any cash distributions from this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. CCI Texas owns approximately 17.0% of this partnership. In 2004, CCI Texas recognized income of $1.7 million and received cash distributions totaling $0.8 million from this partnership. For the three months ended March 31, 2005, CCI Texas recognized income of $0.3 million, but did not receive any cash distributions from this partnership.
      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.
      In 2004, CCI Texas generated $186.9 million of revenues and $46.1 million from cash flows from operating activities on a combined historical basis. For the three months ended March 31, 2005, CCI Texas generated $46.3 million of revenues and $4.3 million of cash flows from operating activities. As of March 31, 2005, CCI Texas had total assets of $697.8 million.

      The following chart summarizes the primary sources of revenues for CCI Texas for the three months ended March 31, 2005.

	% of Net
	Revenue of
Revenue Source	CCI Texas	Description

Local Calling Services	30.7%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, voicemail and local private line services.

Network Access Services	20.7%	Offers long distance and other carriers the opportunity to use our Texas rural telephone companies’ network to originate or terminate long distance calls in our Texas rural telephone companies’ service areas. Network access charges are paid by the long distance or other carriers to our Texas rural telephone companies and are regulated by the FCC and PUCT. These revenues also include special access and certain regulated, end user charges.

Subsidies	20.5%	Our Texas rural telephone companies receive federal and state subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.

Long Distance Services	4.5%	Offers intrastate and interstate long distance services provided to local customers who subscribe to CCI Texas’ long distance services.

Data and Internet Services	8.4%	Offers DSL, non-local private line service, dial-up Internet access, Asynchronous Transfer Mode, or ATM, based services and frame relay networks and related enhanced Internet services.

Directory Publishing	6.5%	Offers the sale of directory advertising and publishes yellow and white pages directories in and around our Texas rural telephone companies’ service areas.

Transport Services	5.9%	Offers connectivity to customers within Texas over a fiber-optic transport network.

Other Services	2.8%	Offers other services, including equipment sales and billing and collection services.
      The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provides more detail than that presented in the consolidated statement of operations and comprehensive income of CCI Texas. See the consolidated financial statements of CCI Texas and its predecessor, TXUCV.

      Local calling services include dial tone and local calling services. CCI Texas generally charges residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling areas. Custom calling and other features include caller name and number identification, call forwarding, call waiting and voicemail. For custom calling features, CCI Texas usually charges a flat monthly fee, which varies depending on the type of service. In addition, CCI Texas offers local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.
      Network access services allow the origination or termination of calls in our Texas service areas for which our Texas Telephone Operations charge long distance or other carriers network access charges. The network access fees also apply to private lines provisioned between a customer in one of our Texas Telephone Operations service areas and a location outside of such service area. For long distance calls, our Texas Telephone Operations bill the long distance or other carrier on a per minute or per minute per mile usage basis. For private lines, our Texas Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.
      CCI Texas records the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Texas are regulated and approved by the PUCT, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.
      Subsidies consist of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The federal and state subsidies are allocated and distributed to our Texas Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Texas Telephone Operations on a monthly basis based upon our costs for providing local service in Texas.
      Long distance services in Texas include services provided to subscribers to long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, CCI Texas charges its subscribers a combination of subscription and usage fees.
      Data and Internet services includes revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. CCI Texas also offers a variety of data connectivity services, including ATM services and frame relay networks. ATM is a high-speed switching technique used to transmit voice, data and video. In addition, CCI Texas offers enhanced Internet services, which include domain name services, obtaining Internet protocol addresses, e-mail services and web site and hosting services.
      Directory Publishing includes revenues from the sale of directory advertising and the publication of yellow and white pages directories in and around our Texas service areas.
      Transport services includes revenues from the sale of transmission services for high-capacity data circuits over a fiber-optic transport network within Texas.
      Other services includes revenues from equipment sales and billing and collection services.
      Exited services are services that are no longer offered by CCI Texas, including its competitive telephone company operations and wholesale long distance services.
Customers and Markets
      CCI Texas’ 21 exchanges serve three principal geographic markets, Conroe, Lufkin and Katy, Texas in an approximately 2,054 square mile area. Lufkin is located in east Texas and Katy and Conroe are located in the suburbs of Houston and adjacent rural areas. CCI Texas is the incumbent provider of basic telephone services within these exchanges, with approximately 166,447 local access lines, or approximately 81 lines per square mile, as of March 31, 2005. As of March 31, 2005, approximately 68% of our Texas local access lines served residential customers and the remainder served business customers. Our Texas business customers, approximately 75% of which have one to three lines, are predominately in the manufacturing and retail industries, and our largest business customers are hospitals, local governments and school districts.
      The local telephone markets served by CCI Texas include all or parts of three counties: Angelina, Fort Bend and Montgomery. The population growth within Fort Bend and Montgomery has outpaced both the Texas and U.S. national averages. According to data from the U.S. Census 2000, the population of these counties grew by 3.6% annually between 1990 and 2000. This compares to a growth rate of 1.9% for Texas and 1.2% for the United States during the same period. In addition, according to the most recent census, the weighted average median household income in our three Texas markets was $55,298, which was higher than the average for Texas, which was $39,927, and for the United States, which was $42,148.

Key Market Data:
      We list below selected data from the U.S. Census 2000, together with our number of local access lines as of March 31, 2005.

	Conroe Market	Lufkin Market	Katy Market
	(Montgomery	(Angelina	(Fort Bend
	County)	County)	County)	Totals

2000 Census Data
County Population (2000)	293,768	80,130	354,452	728,350
County Population CAGR 1990-2000	4.9%	1.4%	4.6%
County Median Household Income	$50,864	$33,806	$63,831
Market Territory (sq. miles)	433	1,080	541	2,054
Local Access Lines
Residential	49,868	30,552	32,190	112,610
Business	23,400	16,966	13,471	53,837

Total	73,268	47,518	45,661	166,447

Number of Exchanges	7	9	5	21
      The Conroe market is located primarily in Montgomery County and is centered approximately 40 miles north of Houston on Interstate I-45. Parts of the Conroe operating territory extend south to within 28 miles of downtown Houston, including parts of the affluent suburb of The Woodlands. Major industries in this market include education, health care, manufacturing, retail and social services.
      The Lufkin market is centered primarily in Angelina County in east Texas approximately 120 miles northeast of Houston and extends into three neighboring counties. Lufkin is the largest town within this market, which also includes the towns of Diboll, Hudson and Huntington. The area is a center for the lumber industry. Other significant industries include education, health care, manufacturing, retail and social services.
      The Katy market is located in parts of Fort Bend, Harris, Waller and Brazoria counties and is centered approximately 30 miles west of downtown Houston along the busy and expanding I-10 corridor. The majority of the Katy market is considered part of metropolitan Houston with major industries including administrative, education, health care, management, professional, retail, scientific and waste management services.
      Some of CCI Texas’ largest network access customers include AT&T, MCI and Sprint.
      Directory Publishing sells advertising and publishes yellow and white pages directories in our Texas rural telephone companies’ service areas and neighboring communities, with approximately 75% of yellow and white pages revenues as of March 31, 2005 derived from customers within our Texas rural telephone companies’ service areas. Directory Publishing customers are primarily small- to medium-sized local businesses and companies in surrounding service areas and large national accounts that advertise nationally in local yellow and white pages directories.
      Transport Services provides connectivity in and between major markets in Texas, including Austin, Corpus Christi, Dallas, Fort Worth, Houston, San Antonio and many second- and third-tier markets in-

between these centers. Major third party customers include some of the largest national wireless and long distance carriers, such as Cingular Wireless and AT&T.
Sales and Marketing
      Key components of CCI Texas’ overall sales and marketing strategy have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week repair and maintenance functions;

•	developing and delivering new services; and

•	leveraging the history of CCI Texas and its involvement with its local communities.
      We have combined the management teams for sales, marketing and customer service for CCI Illinois and CCI Texas into a single centralized organization. Our combined strategy is described above under “CCI Illinois — Sales and Marketing”.
      CCI Texas currently has two main sales channels: customer service centers and commissioned sales people. Our Texas customer service centers are the primary sales channels for residential customers and business customers with one or two phone lines, whereas commissioned sales people provide customized proposals to larger businesses. In addition, CCI Texas field service technicians are trained in customer service and are provided with incentives to cross-sell additional services to customers. Our sales efforts in Texas are supported by local print and electronic media advertising, and also by bill inserts, door hangers, special promotional activities and sponsorship of community events.
      Directory Publishing is supported by a dedicated sales force, which spends a certain number of months each year focused on each of the directory markets in order to maximize the advertising sales in each directory. We believe the directory business has been an efficient tool for marketing our other CCI Texas services and for promoting brand development and awareness.
      Transport Services has a sales force that consists of commissioned sales people specializing in wholesale transport products.
Information Technology and Support Systems
      CCI Texas’ information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting CCI Texas is centered on a core of commercially available and internally maintained systems.
      We have developed detailed plans to migrate key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms and are currently implementing these plans as further described above under “CCI Illinois — Information Technology and Support Systems”.
Network Architecture and Technology
      Our local network in Texas is based on a carrier serving area architecture. CCI Texas’ network is supported by advanced 100% digital switches, with fiber network connecting all of our 21 exchanges and 68% of our wire centers. These switches provide all of our CCI Texas’ local telephone customers with access to custom calling features. In addition, as of March 31, 2005, approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, were served by exchanges or carriers are equipped with DSLAMs and were within distance limitations for providing DSL service. CCI Texas also dedicates a separate switch for the provision of long distance service.
      CCI Texas’ transport network consists of approximately 2,500 route-miles of fiber optic cable. Approximately 54% of this network consists of cable sheath owned by CCI Texas, either directly or through CCI Texas’ majority-owned subsidiary East Texas Fiber Line Incorporated and a partnership partly owned by CCI Texas, Fort Bend Fibernet. For most of the remaining route-miles of the network, CCI Texas purchased strands on third-party fiber networks pursuant to contracts commonly known as indefeasible rights of use. In limited cases, CCI Texas also leases capacity on third-party fiber networks to complete routes, in addition to these fiber routes.
      We have begun the integration of the CCI Texas and CCI Illinois long distance networks and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services. A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of CCI Illinois and CCI Texas. Currently, CCI Texas has a network operations center in Lufkin, Texas, which monitors network performance 24 hours per day, 365 days per year. We are interconnecting the Illinois and Texas NOCs, using common network systems and platforms. We expect this will allow us to share weekend and after hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes across both states.
Employees
      As of March 31, 2005, CCI Texas had a total of 534 employees, of which 529 were full-time and five of which were part-time. Approximately 223 of the employees located in Lufkin or Conroe, are represented by a collective bargaining agreement with the Communications Workers of America, which expired on October 16, 2004. On November 4, 2004, CCI Texas signed a new three-year labor agreement with its unionized employees, which included one-time signing bonuses of $225,000 and other ongoing benefits. In the winter of 2003, a union expansion campaign was initiated in Katy but was unsuccessful. CCI Texas is not aware of any further attempts to organize employees. We believe that management currently has a good relationship with our Texas union and non-union employees.
Properties
      The headquarters for CCI Texas is located in Mattoon, Illinois. In addition, CCI Texas expects to continue to execute its current strategy of moving all employees into owned space, with the exception of the offices in Irving and the long distance switch location in Dallas, and canceling or subletting leased office space. The properties that CCI Texas leases are pursuant to leases that expire at various times between 2004 and 2015. CCI Texas has recently initiated legal proceedings to terminate our office lease in Irving, Texas. We do not believe, however, that any liability that may result from such lease termination would have a material adverse effect on CCI Texas’ results of operations or financial condition.

      The following chart summarizes the principal facilities CCI Texas owned or leased as of March 31, 2005:

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Brookshire	Office	Owned	4,400
Conroe	Regional Office	Owned	51,875
Conroe	Warehouse & Plant	Owned	28,500
Conroe	Office	Owned	10,650
Dallas	Current Texas Headquarters — Administration	Leased	5,997
Irving	Office	Leased	44,060
Katy	Regional Office	Owned	6,500
Katy	Office (Electric Shop)	Owned	1,600
Katy	Warehouse	Owned	13,983
Katy	Office	Owned	5,733
Lufkin	Regional Office	Owned	30,145
Lufkin	Business Office	Owned	23,190
Lufkin	Warehouse	Owned	14,240
Lufkin	Office and Data Center	Owned	11,920
Lufkin	Office	Owned	8,000
Lufkin	Office and Parking Area	Owned	7,925
Needville	Office	Owned	6,649
Rosenberg	Storage	Leased	10,000
      In addition to the facilities listed above, CCI Texas owns or has the right to use 275 additional properties consisting of cabinet/pop sites, central offices, remote switching sites and buildings, small offices, tower sites, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.
Legal Proceedings
      CCI Texas currently, and from time to time, is subject to claims arising in the ordinary course of business, including property damage claims. Except as described below, CCI Texas is not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on CCI Texas’ results of operation or financial condition.
      In addition, on March 1, 2005, Michael Hinds filed a claim against us and certain of our existing equity investors in the U.S. District Court for the Southern District of Texas, Galveston division, asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Mr. Hinds is seeking approximately $75.0 million in compensatory damages, punitive damages and reimbursement of his attorneys’ fees and expenses. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter. If adversely determined, this lawsuit could have a material adverse effect on our financial condition and results of operations.
Industry Overview and Competition
Local Exchange Market
      The telecommunications industry is comprised of companies involved in the transmission of voice, data and video communications over various media and through various technologies. There are two predominant types of local telephone service providers, or carriers, in the telecommunications industry: incumbent telephone companies and competitive telephone companies. An incumbent telephone company refers to the regional bell operating companies, which were the local telephone companies created from the break up of AT&T in 1984 and independent telephone companies, such as Cincinnati Bell Inc. and Sprint’s local telephone division, which sell local telephone service. These incumbent telephone companies were the traditional monopoly providers of local telephone service prior to the break up of AT&T. Within the incumbent telephone company sector, there are rural telephone companies, such as our local telephone operations that operate primarily in rural areas, and regional bell operating companies, such as SBC and Verizon Communications. Each of our subsidiaries that operates our local telephone businesses is classified as an incumbent telephone company and a rural telephone company under the Telecommunications Act. A competitive telephone company is a competitor to local telephone companies that has been granted permission by a state regulatory commission to offer local telephone service in an area already served by an incumbent telephone company.
      The most common measure of the relative size of an incumbent telephone company, including our rural telephone companies, is the number of access lines it operates. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. An incumbent telephone company can acquire access lines either through normal growth or through a transaction with another incumbent telephone company. We believe the net increase or decrease in access lines incurred by an incumbent telephone company on an annual basis is a relevant measure because the access line is the foundation for a majority of incumbent telephone company revenues and it is also an indicator of customer growth or contraction. An incumbent telephone company experiences normal growth when it activates additional access lines in a particular market due to increased demand for telephone service by current customers or from new customers, such as a result of the construction of new residential or commercial buildings. Growth in access lines through transactions with other incumbent telephone companies occurs less frequently. Typically, one incumbent telephone company purchases access lines as well as the associated network infrastructure from another incumbent telephone company. Such purchases usually provide the acquiring incumbent telephone company the opportunity to expand the geographic areas it serves, rather than increasing its access line totals in markets that it already serves.
     Rural Telephone Company Cost Structure and Competition
      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because the lower customer density necessitates higher capital expenditures on a per customer basis. In rural areas, local access line density is relatively low, typically less than 100 local access lines per square mile versus urban areas that can be in excess of 300 local access lines per square mile. This low customer density in rural areas means that switching and other facilities serve few customers. It also means that a given length of cable, connecting the telephone company office to end users, serves fewer customers than it would in a more densely populated area. As a result, the average operating and capital cost per line is higher for rural telephone companies than non-rural operators. An industry source estimates that the total investment cost per loop for rural operators is $5,000, compared to $3,000 for non-rural carriers. The amount is estimated to be as high as $10,000 for the smallest rural carriers. The rural telephone companies’ higher cost structure has two important consequences.
      The first consequence is that it is generally not commercially viable to overbuild an rural telephone company. In urban areas, where population density is higher, some competitive telephone companies have built redundant wireline telephone networks within the incumbent provider’s service territory. These facilities-based competitive telephone companies compete with the incumbent providers on their own stand-alone networks. Because it is comparatively more expensive to build a redundant network in rural areas, overbuilding is less common in rural telephone company service territories.
      The second consequence associated with the rural telephone company’s higher cost structure is the existence of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. This is accomplished through two principal mechanisms. The first mechanism is through network access fees that regulators historically have allowed to be set at higher rates in rural areas than the actual cost of originating or terminating interstate and intrastate calls. The second mechanism is through explicit transfers to rural telephone companies via the universal service fund and state funds such as the Texas universal service fund.

      Furthermore, rural telephone companies face less regulatory oversight than the larger carriers and are exempt from the more burdensome interconnection requirements of the Telecommunications Act such as unbundling of network elements, information sharing and co-location.

Wireline Competition
      Despite the barriers to entry for voice services described above, rural telephone companies face some competition for voice services from new market entrants, such as cable providers, competitive telephone companies and electric utility companies. Cable providers are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, data and video communications. Electric utility companies have existing assets and low cost access to capital that may allow them to enter a market rapidly and accelerate network development. Increased competition could lead to price reductions, reduced operating margins and loss of market share. While we have limited competition for basic voice services from cable providers and electric utilities, we cannot guarantee that we will not face increased competition from such providers in the future.

Wireless Competition
      Rural telephone companies are facing increasing competition for voice services from wireless carriers. In particular, the FCC’s new number portability rules may result in increased competition from wireless providers. As of May 2004, the FCC requires all rural telephone companies to allow consumers to move a phone number from a wireline phone to a wireless phone. Generally, rural telephone companies face less wireless competition than non-rural providers of voice services because wireless networks in rural areas are generally less developed than in urban areas. Our Texas rural telephone companies’ service areas in Conroe and Katy, Texas are exceptions to this general rule due to their proximity to Houston and, as a result, are facing increased competition from wireless service providers. Although we do not believe that wireless technology represents a significant threat to our rural telephone companies in the near term, we expect to face increased competition from wireless carriers as technology, wireless network capacity and economies of scale improve, wireless service prices continue to decline and subscribers continue to increase.

VOIP Competition
      VOIP service is increasingly being embraced by all industry participants. VOIP service essentially involves the routing of voice calls, at least in part, over the Internet through packets of data instead of transmitting the calls over the existing telephone system. While current VOIP applications typically complete calls using incumbent telephone company infrastructure and networks, as VOIP services obtain acceptance and market penetration and technology advances further, a greater quantity of communication may be placed without the use of the telephone system. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to IP-enabled Services. Among other things, the FCC is considering whether VOIP Services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

Internet Competition
      The Internet services market in which our company operates is highly competitive and there are few barriers to entry. Industry sources expect competition to intensify. Internet services, meaning both Internet access, wired and wireless, and on-line content services, are provided by cable providers, Internet service providers, long distance carriers and satellite-based companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies offer on-line content services consisting of access to closed, proprietary information networks. Cable providers and long distance carriers, among others, are aggressively entering the Internet access markets. Both have substantial transmission capabilities, traditionally carry data to large numbers of customers and have a billing system infrastructure that permits them to add new services. Satellite companies are also offering broadband access to the Internet. We expect that competition for Internet services will increase.

Long Distance Competition
      The long distance telecommunications market is highly competitive. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing service and quality play a role in customers’ choices.

Other Competition
      Our other lines of business are subject to substantial competition from local, regional and national competitors. In particular, our directory publishing and transport businesses operate in competitive markets. We expect that competition as a general matter in our businesses will continue to intensify as new technologies and new services are offered. Our businesses operate in a competitive environment where long-term contracts are either not the norm or have cancellation clauses that allow quick termination of the agreements. Where long-term contracts are common, they are being renewed with shorter duration terms. Customers in these businesses can and do change vendors frequently. Customer business failures and consolidation of customers through mergers and buyouts can cause loss of customers.

Related Risks
      Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service; and

•	our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies by competitors, changes in consumer preferences, demographic trends and economic conditions.
      We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. In addition, we believe that the traditional dividing lines between different telecommunications services will be blurred and that mergers and strategic alliances may allow one telecommunications provider to offer increased services or access to wider geographic markets. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing and attract new customers.
      Some of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. For example, the pending acquisition of AT&T, one of our largest customers, by SBC, the dominant local exchange company in the areas in which our Texas rural telephone companies operate, could increase competitive pressures for our services and impact our long distance and access revenues. Such increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

Market and Industry Data
      Market and industry data and other information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms or other published independent sources. Some data is also based on estimates of our management, which are derived from their review of internal surveys and industry knowledge. Although we believe these sources are reliable, we have not independently verified the information. In addition, we note that our market share in each of our markets or for our services is not known or reasonably obtainable given the nature of our businesses and the telecommunications market in general (for example, wireless providers both compete with and complement local telephone services).

REGULATION
      The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and these changes may have an adverse effect on us in the future. See “Risk Factors — Regulatory Risks”.
Overview
      The telecommunications industry in which we operate is subject to extensive federal, state and local regulation. Pursuant to the Telecommunications Act, federal and state regulators share responsibility for implementing and enforcing statutes and regulations designed to encourage competition and the preservation and advancement of widely available, quality telephone service at affordable prices. At the federal level, the FCC generally exercises jurisdiction over facilities and services of local exchange carriers, such as our rural telephone companies, to the extent they are used to provide, originate or terminate interstate or international communications. State regulatory commissions, such as the ICC in Illinois and the PUCT in Texas, generally exercise jurisdiction over these facilities and services to the extent they are used to provide, originate or terminate intrastate communications. In particular, state regulatory agencies have substantial oversight over interconnection and network access by competitors of our rural telephone companies. In addition, municipalities and other local government agencies regulate the public rights-of-way necessary to install and operate networks.
      The FCC has the authority to condition, modify, cancel, terminate or revoke our operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for any of these violations. In addition, the states have the authority to sanction our rural telephone companies or to revoke our certifications if we violate relevant laws or regulations.
Federal Regulation
      Our rural telephone companies must comply with the Communications Act of 1934, as amended, or the Communications Act, which requires, among other things, that telecommunications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act enacted in 1996 and contained in the Telecommunications Act dramatically changed, and are expected to continue to change, the landscape of the telecommunications industry.

Removal of Entry Barriers
      The central aim of the Telecommunications Act is to open local telecommunications markets to competition while enhancing universal service. Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent telephone company. The Telecommunications Act preempts these state and local laws.
      The Telecommunications Act imposes a number of interconnection and other requirements on all local communications providers. All telecommunications carriers have a duty to interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers. Local exchange carriers, including our rural telephone companies, are required to:

•	allow others to resell their services;

•	where feasible, provide number portability;

•	ensure dialing parity, whereby consumers can choose their local or long distance telephone company over which their calls will automatically route without having to dial additional digits;

•	ensure that competitors’ customers receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing;

•	afford competitors access to telephone poles, ducts, conduits and rights-of-way; and

•	establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.
Furthermore, the Telecommunications Act imposes on incumbent telephone companies, other than rural telephone companies that maintain their so-called “rural exemption”, additional obligations, by requiring them to:

•	negotiate any interconnection agreements in good faith;

•	interconnect their facilities and equipment with any requesting telecommunications carrier, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	provide nondiscriminatory access to unbundled network elements, commonly known as UNEs, such as local loops and transport facilities, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	offer their retail services for resale at discounted wholesale rates;

•	provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company’s facilities or in the information necessary for interoperability; and

•	provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to UNEs at the premises of the incumbent telephone company.
      The unbundling requirements, while not applicable to our rural telephone companies as long as they maintain their rural exemption, have been some of the most controversial requirements of the Telecommunications Act. The FCC has generally required incumbent telephone companies to lease a wide range of unbundled network elements to competitive telephone companies to enable delivery of services to the competitor’s customers in combination with the competitive telephone companies’ network or as a recombined service offering on an UNEP. These unbundling requirements, and the duty to offer UNEs to competitors, imposed substantial costs on, and resulted in customer attrition for, the incumbent telephone companies that had to comply with these requirements. A decision by the U.S. Court of Appeals for the D.C. Circuit vacated several components of the latest FCC ruling concerning incumbent telephone companies’ obligations to offer UNEs and UNEPs to competitors, effective June 30, 2004. In response to this court ruling the FCC issued revised rules on February 4, 2005 that reinstated some unbundling requirements for incumbent telephone companies that are not protected by the rural exemption but eliminated certain other unbundling requirements. Those new rules are subject to further court proceedings.

Rural Exemption
      Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company and a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from certain of the more burdensome interconnection requirements such as unbundling of network elements, information sharing and co-location.
      As to each of our rural telephone companies, the ICC or PUCT can remove the applicable rural exemption if the rural telephone company receives a bona fide request for full interconnection and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. Neither the ICC nor the PUCT has yet terminated, or proposed to terminate, the rural exemption for any of our rural telephone companies. However, our Illinois rural telephone company has received a request that we provide interconnection services that are not required of an incumbent telephone company holding a rural exemption, which could result in a request to the ICC to terminate our Illinois rural telephone company’s exemption. If the ICC or PUCT rescinds the applicable rural exemption in whole, or in part, for any of our rural telephone companies or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could significantly increase and we could suffer a significant loss of customers to existing or new competitors.

Access Charges
      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls within our rural telephone companies’ service areas. The amount of network access charge revenues our rural telephone companies receive is based on rates set by federal and state regulatory commissions, and these rates are subject to change at any time. The FCC regulates the prices our rural telephone companies may charge for the use of our local telephone facilities in originating or terminating interstate and international transmissions. The FCC has structured these prices as a combination of flat monthly charges paid by the end-users and usage sensitive charges or flat monthly rate charges paid by long distance or other carriers. Intrastate network access charges are regulated by state commissions, which in our case are the ICC and the PUCT. Our Illinois rural telephone company’s intrastate network access charges currently mirror interstate network access charges for all but one element, local switching. In contrast, in accordance with the regulatory regime in Texas, our Texas rural telephone companies may charge significantly higher intrastate network access charges than interstate network access charges.
      The FCC regulates levels of interstate network access charges by imposing price caps on RBOCs and large incumbent telephone companies. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small incumbent telephone companies may elect to base network access charges on price caps, but are not required to do so. Our Illinois rural telephone company and Texas rural telephone companies elected not to apply federal price caps. Instead, our rural telephone companies employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our rural telephone companies can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.
      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of terminating or originating long distance calls as an implicit means of subsidizing the high cost of providing local service in rural areas. Following a series of federal circuit court decisions in 2001 ruling that subsidies must be explicit rather than implicit, the FCC began to consider various reforms to the existing rate structure for interstate network access rates as proposed by the Multi Association Group, and the Rural Task Force, each of which is a consortium of various telecommunications industry groups. We believe that the states will likely mirror any FCC reforms in establishing intrastate network access charges.
      In 2001, the FCC adopted an order implementing the beginning phases of the plan of the Multi Association Group to reform the network access charge system for rural carriers. The FCC reforms reduced network access charges and shifted a portion of cost recovery, which historically was based on minutes of use and was imposed on long distance carriers, to flat-rate, monthly subscriber line charges imposed on end-user customers. While the FCC has simultaneously increased explicit subsidies through the universal service fund to rural telephone companies, the aggregate amount of interstate network access charges paid by long distance carriers to access providers, such as our rural telephone companies, has decreased and may continue to decrease. In addition, the FCC initiated a rulemaking proceeding to investigate the Multi Association Group’s proposed incentive regulation plan for small incumbent telephone companies and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness.
      The FCC’s 2001 access reform order had a negative impact on the intrastate network access revenues of our Illinois rural telephone company. Under Illinois network access regulations, our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois, however, unlike the federal system, does not provide an explicit subsidy in the form of a universal service fund. Therefore, while subsidies from the federal universal service fund offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. In Texas, because the intrastate network access rate regime applicable to our Texas rural telephone companies does not mirror the FCC regime, the impact of the reforms was revenue neutral. The ICC and the PUCT are continuing to investigate possible changes to the structure for intrastate access charges in their respective states.
      VOIP service is increasingly being embraced by many industry participants, including AT&T, SBC and Time Warner. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to issues relating to services and applications of IP-enabled services. Among other things, the FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.
      In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology which have rendered the identity and jurisdiction of traffic more difficult to ascertain and which have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. For example, in October 2002, AT&T filed a petition with the FCC challenging its current and prospective obligation to pay access charges to local exchange carriers for the use of their networks. The FCC rejected AT&T’s petition. In September 2003, Vonage Holdings Corporation filed a petition with the FCC to preempt an order of the Minnesota Public Utilities Commission which had issued an order requiring Vonage to comply with the Minnesota Commission’s order. The FCC determined that Vonage’s VOIP service was such that it was impossible to divide it into interstate and intrastate components without negating federal rules and policies. Accordingly, the FCC found it was an interstate service not subject to traditional state telephone regulation. While the FCC order did not specifically address the issue of the application of intrastate access charges to Vonage’s VOIP service, the fact that the service was found to be solely interstate raises that concern. We cannot predict what other actions that other long distance carriers may take before the FCC or with their local exchange carriers, including our rural telephone companies, to challenge the applicability of access charges. To date, no long distance or other carrier has made a claim to us contesting the applicability of network access charges billed by our rural telephone companies. We cannot assure you, however, that long distance or other carriers will not make such claims to us in the future nor, if such a claim is made, can we predict the magnitude of the claim. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase.

Promotion of Universal Service
      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because there is a lower customer density and higher capital requirements compared to urban areas. The low customer density in rural areas means that switching and other facilities serve fewer customers and loops are typically longer requiring greater capital expenditure per customer to build and maintain. By supporting the high cost of operations in our rural markets, the federal universal service fund subsidies our rural telephone companies receive are intended to promote widely available, quality telephone service at affordable prices in rural areas. In 2004 and for the three months ended March 31, 2005, CCI Illinois received $10.6 million and $4.2 million, respectively, from the federal universal service fund and CCI Texas received an aggregate of $40.9 million and $9.5 million, respectively, from the federal universal service fund and Texas universal service fund.
      The administration of collections and distributions of federal universal service fund payments is performed by the National Exchange Carrier Association, or NECA, which was formed by the FCC in 1983 to perform telephone industry tariff filings and revenue distributions following the breakup of AT&T. The board of directors of NECA is comprised of representatives from the RBOCs, large and small incumbent telephone companies and other industry participants. NECA also performs various other functions including filing access charge tariffs with the FCC, collecting and validating cost and revenues data, assisting with compliance with FCC rules and processing FCC regulatory fees.

      NECA distributes federal universal service fund subsidies only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state commission. Each of our rural telephone companies has been designated as an ETC by the applicable state commission. Under the Telecommunications Act, however, competitors can obtain the same level of federal universal service fund subsidies as we do, per line served, if the ICC or PUCT, as applicable, determines that granting such federal universal service fund subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. One such application for ETC designation by a potential competitor in Illinois was recently dismissed by the ICC due to the applicant’s lack of appropriate ICC certifications and at least two such applications are presently pending before the ICC. We are not aware of any having been filed in our Texas service areas. Under current rules, the subsidies received by our rural telephone companies are not affected by any such payments to competitors.
      With some limitations, incumbent telephone companies receive federal universal service fund subsidies pursuant to existing mechanisms for determining the amounts of such payments on a cost per loop basis. The FCC has adopted, with modifications, the proposed framework of the Rural Task Force for rural, high-cost universal service fund subsidies. The FCC order modifies the existing universal service fund mechanism for rural telephone companies and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC intends to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006.
      During the last two years, the FCC has made modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit support from network access charges and made it explicit support, have been, generally, revenue neutral to our rural telephone companies’ operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether it will provide for the same amount of universal service support that our rural telephone companies have received in the past. In addition, several parties have raised objections to the size of the federal universal service fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund need to be resolved in the near future. The FCC recently adopted new rules making it more difficult for competitors to qualify for federal universal service subsidies.
      In December 2004, Congress suspended the application of a law called the Urgent Deficiency Act to the FCC’s universal service fund until December 31, 2005. The Urgent Deficiency Act prohibits government agencies from making financial commitments in excess of their funds on hand. Currently, the universal service fund administrator makes commitments to fund recipients in advance of collecting the contributions from carriers that will pay for these commitments. The FCC has not determined whether the Urgent Deficiency Act would apply to payments to our rural telephone companies. Congress is now considering whether to extend the current temporary legislation that exempts the universal service fund from the Urgent Deficiency Act. If it does not grant this extension, however, the universal service subsidy payments to our rural telephone companies may be delayed or reduced in the future.
      We cannot predict the outcome of any FCC rulemaking or similar proceedings. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support received by our rural telephone companies.

Rural Telephone Company Services Regulation
      The FCC treats our rural telephone companies’ DSL services as interstate network access services, and therefore regulates the rates, terms and conditions for these services. This regulation requires us to give advance notice of proposed rate changes and new service offerings, and allows the FCC to suspend and investigate proposed changes, thereby limiting our flexibility to respond to offerings by providers of competing services such as cable broadband. The FCC is currently considering two proposals that may increase our competitive flexibility. Under one proposal, DSL services would be classified as information services, not telecommunications, and thereby would become exempt from all FCC price regulation. Under the second proposal, DSL would continue to be regulated as a telecommunications service, but the FCC would forbear from enforcing some or all of its regulatory requirements on this service. We cannot predict when, or if, the FCC will act, or whether it will eventually adopt either of these proposals.
      The FCC requires incumbent telephone companies providing interstate long distance services originating from their local exchange service territories to operate in accordance with “separate affiliate” rules. These rules require that our subsidiaries providing long distance service do the following:

•	maintain separate books of account;

•	not own transmission or switching facilities jointly with our rural telephone companies; and

•	acquire any services from our rural telephone companies at tariffed rates, term and conditions.
The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for these requirements. We cannot predict, however, the outcome of that proceeding.
      In addition, generally, the FCC must approve in advance most transfers of control, and assignments of operating authorizations by, FCC-regulated entities. Therefore, if, in the future, we seek to acquire a company holding an FCC authorization, in most instances we will be required to seek approval from the FCC prior to completing the acquisition. Similarly, we would need to obtain FCC approval to dispose of our rural telephone company properties, or for our existing equity investors to transfer control of our rural telephone companies to third parties.
      States may also require prior approvals or notifications for certain acquisitions and transfers or dispositions of assets, customers, or ownership of regulated entities, issuance of debt and equity, and in certain instances, transactions between an incumbent telephone company and its affiliates.
State Regulation of CCI Illinois
      Illinois requires providers of telecommunications services to obtain authority from the ICC prior to offering common carrier services. Our Illinois rural telephone company is certified to provide local telephone services. In addition, Illinois Telephone Operations’ long distance, operator services and payphone services subsidiaries hold the necessary certifications in Illinois and the other states in which they operate. In Illinois, our long distance, operator services and payphone services subsidiaries are required to file tariffs with the ICC but generally can change the prices, terms and conditions stated in their tariffs on one day’s notice, with prior notice of price increases to affected customers. Our Illinois Telephone Operations other services are not subject to any significant state regulations in Illinois. Our Other Illinois Operations are not subject to any significant state regulation outside of any specific contractually imposed obligations.
      Our Illinois rural telephone company operates as a distinct company from an Illinois regulatory standpoint and is regulated under a rate of return system for intrastate revenues. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, as explained above, Illinois retains the authority to impose requirements on our Illinois rural telephone company to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, our Illinois rural telephone company must file tariffs setting forth the terms, conditions and prices for their intrastate services and these tariffs may be challenged by third parties. Our Illinois rural telephone company has not had, however, a general rate proceeding before the ICC since 1983.
      The ICC has broad authority to impose service quality and service offering requirements on our Illinois rural telephone company, including credit and collection policies and practices, and to require our Illinois rural telephone company to take other actions in order to insure that it meets its statutory obligation to provide reliable local exchange service. In particular, we were required to obtain the approval of the ICC to effect the reorganization we expect to implement in connection with our proposed initial public offering. As part of the ICC’s review of the reorganization we expect to implement in connection with our proposed initial public offering, the ICC imposed various conditions as part of its approval of the reorganization, including (1) prohibitions on payment of dividends or other cash transfers from ICTC to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities.
      Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our Illinois rural telephone company to Illinois Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.
      The Illinois General Assembly has made major revisions and added significant new provisions to the portions of the Illinois Public Utilities Act governing the regulation and obligations of telecommunications carriers on at least three occasions since 1985. However, the Illinois General Assembly concluded its session in May 2005 and made no changes to the current state telecommunications law except to extend the sunset date from July 1, 2005 to July 1, 2007. The governor is expected to sign this extension into law prior to July 1, 2005.

Local Government Authorizations
      In Illinois, we historically have been required to obtain franchises from each incorporated municipality in which our Illinois rural telephone company operates. Effective January 1, 2003, an Illinois state statute prescribes the fees that a municipality may impose on our Illinois rural telephone company for the privilege of originating and terminating messages and placing facilities within the municipality. Illinois Telephone Operations may also be required to obtain from municipal authorities permits for street opening and construction, or operating franchises to install and expand fiber optic facilities in specified rural areas and from county authorities in unincorporated areas. These permits or other licenses or agreements typically require the payment of fees.
State Regulation of CCI Texas
      Texas requires providers of telecommunications services to obtain authority from the PUCT prior to offering common carrier services. Our Texas rural telephone companies are each certified to provide local telephone services in their respective territories. In addition, CCI Texas’ long distance and transport subsidiaries are registered with the PUCT as interexchange carriers. The transport subsidiary also has obtained from the PUCT a service provider certificate of operating authority to better assist the transport subsidiary with its operations in municipal areas. While our Texas rural telephone company services are extensively regulated by the PUCT, CCI Texas’ other services, such as long distance and transport services, are not subject to any significant state regulation.
      Our Texas rural telephone companies operate as distinct companies from a Texas regulatory standpoint. Each Texas rural telephone company is separately regulated by the PUCT in order to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. Each Texas rural telephone company also must file and maintain tariffs setting forth the terms, conditions and prices for its intrastate services.
      Currently, both Texas rural telephone companies have immunity from adjustments to their rates, including their intrastate network access rates, due to their election of incentive regulation under the Texas Public Utilities Regulatory Act, or PURA. In order to qualify for this incentive regulation, our rural telephone companies agreed to fulfill certain infrastructure requirements and, in exchange, they are not subject to challenge by the PUCT regarding their rates, overall revenues, return on invested capital or net income.
      There are two different forms of incentive regulation designated by PURA: Chapter 58 and Chapter 59. Generally under either election, the rates, including network access rates, an incumbent telephone company may charge in connection with basic local services cannot be increased from the amount(s) on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.
      Initially, both Texas rural telephone companies elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. Consolidated

Communications of Texas Company made its election on August 17, 1997. Consolidated Communications of Fort Bend Company made its election on May 12, 2000. On March 25, 2003, both Texas rural telephone companies changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.
      In connection with the 2003 election by each of our Texas rural telephone companies to be governed under an incentive regulation regime, our Texas rural telephone companies were obligated to fulfill certain infrastructure requirements. While our Texas rural telephone companies have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future. Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our rural telephone companies to Texas Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.
      Telecommunications regulation in Texas may undergo extensive changes in the future. The Texas Legislature has made major revisions to PURA on numerous occasions since its adoption in 1975. Various changes were proposed but not adopted in the most recent legislative session and can be expected to be revisited in future legislative sessions. We cannot predict the nature or extent of the legislative changes that may result or the impact these changes may have on CCI Texas, its incumbent telephone companies or our other subsidiaries operating in Texas.

Texas Universal Service
      The Texas universal service fund was established within PURA and is administered by NECA. The law directs the PUCT to adopt and enforce rules requiring local exchange carriers to contribute to a state universal service fund which assists telecommunications providers in providing basic local telecommunications service at reasonable rates in high cost rural areas. The Texas universal service fund is also used to reimburse telecommunications providers for revenues lost by providing Tel-Assistance and to reimburse carriers for providing lifeline service. The Texas universal service fund is funded by a statewide charge payable by specified telecommunications providers at rates determined by the PUCT. Our Texas rural telephone companies qualify for disbursements from this fund pursuant to criteria established by the PUCT. In 2003, CCI Texas received Texas universal service fund subsidies of $20.0 million, or 10.3% of CCI Texas’ revenues.

Local Government Authorizations
      In Texas, incumbent telephone companies have historically been required to obtain franchises from each incorporated municipality in which our Texas rural telephone companies operate. In 1999, Texas enacted legislation generally eliminating the need for incumbent telephone companies to obtain franchises or other licenses to use municipal rights-of-way for delivering services. Payments to municipalities for rights-of-way are administered through the PUCT and through a reporting process by each incumbent telephone company and other similar telecommunications provider. Incumbent telephone companies still need to obtain permits from municipal authorities for street opening and construction, but most burdens of obtaining municipal authorizations for access to rights-of-way have been streamlined or removed.
      Our Texas rural telephone companies still operate pursuant to the terms of municipal franchise agreements in some territories served by Consolidated Communications of Fort Bend Company. As the franchises expire, they are not being renewed.
Potential Internet Regulatory Obligations
      Our Internet access offerings may become subject to newly adopted laws and regulations. Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. We cannot predict the outcome of these proceedings, and they may affect our regulatory obligations and the form of competition for these services.

Direct Marketing Regulation
      Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the FTC amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 31 days. We are required to pay a fee to access the registry on a quarterly basis. In addition, the rule provides for fines of up to $11,000 per violation and other possible penalties. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities. A recent decision by the court of appeals for the Tenth Circuit rejected challenges to several aspects of the “do not call” rules, but we cannot predict whether there will be any further appeal of this decision or what the outcome of such appeals might be. In addition, under the Consolidated Appropriations Act of 2004, the FTC has proposed amending the rules to require that telemarketers access the registry and purge numbers from their call lists every month.

MANAGEMENT
Board of Managers and Executive Officers
      Each of the issuers is managed by its parent and sole stockholder, Homebase. Homebase is managed by a board of managers consisting of four members, referred to as directors. Our existing equity investors, as members of Homebase, exercise their authority to manage and control the issuers through the board of managers, subject to delegation of authority to the executive officers discussed below. Currently, each existing equity investor has the right to designate directors as follows:

•	two directors are designated by Central Illinois Telephone, currently Messrs. Lumpkin and Currey;

•	one director is designated by Providence Equity, currently Mark A. Pelson; and

•	one director is designated by Spectrum Equity, currently Kevin J. Maroni.
      The businesses of CCI Illinois and CCI Texas are managed functionally. The following table lists information about the directors and executive officers of Homebase and its subsidiaries and their ages as of May 31, 2005:

Name	Age	Position

Richard A. Lumpkin	70	Chairman of the board of managers and Director of Homebase
Robert J. Currey	59	President, Chief Executive Officer and Director of Homebase, Illinois Holdings and Texas Holdings
Steven L. Childers	49	Chief Financial Officer of Illinois Holdings and Texas Holdings
Joseph R. Dively	45	Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Illinois Holdings
Steven J. Shirar	46	Senior Vice President of Illinois Holdings and Texas Holdings and President of Enterprise Operations of Illinois Holdings and Texas Holdings
C. Robert Udell, Jr.	39	Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Texas Holdings
Christopher A. Young	49	Chief Information Officer of Illinois Holdings and Texas Holdings
Steven L. Grissom	52	Treasurer and Secretary of Illinois Holdings and Texas Holdings
Kevin J. Maroni	42	Director
Mark A. Pelson	43	Director
      Richard A. Lumpkin is the Chairman of the board of managers and a director of Homebase. Mr. Lumpkin has served in these positions since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired the predecessor of CCI in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at the predecessor of CCI and ICTC, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Ameren Corp., a public utility holding company, First Mid-Illinois Bancshares, Inc., or First Mid-Illinois, a financial services holding company, and Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a director of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association and a former president of the Illinois Telecommunications Association. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

      Robert J. Currey serves as the President, Chief Executive Officer and a director of Homebase, Illinois Holdings and Texas Holdings. Mr. Currey served as a director of Homebase since 2002 and as President and Chief Executive Officer of CCI since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of CCI in 1997. Mr. Currey joined the predecessor of CCI in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of Management Network Group, Inc., Telution Inc., The United States Telecom Association and the Illinois Business Roundtable.
      Steven L. Childers serves as Chief Financial Officer of Illinois Holdings and Texas Holdings. Mr. Childers has served in this position for CCI since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance of CCI. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development of CCI. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, most recently, as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the predecessor of CCI in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors and serves as Treasurer of the Eastern Illinois University Foundation.
      Joseph R. Dively serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Illinois Holdings. Mr. Dively has served in this position for CCI since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of ICTC. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the predecessor of CCI, including Operator Services, Public Services, and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined the predecessor of CCI in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois. Mr. Dively currently serves on the boards of the Sarah Bush Lincoln Health System, the Lincoln-Sargent Foundation and chairs the EIU Business School Advisory Board. He is also past president of the Charleston Area Chamber of Commerce.
      Steven J. Shirar serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Enterprise Operations of Illinois Holdings and Texas Holdings. Mr. Shirar has served in this position for CCI since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor of CCI’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.
      C. Robert Udell, Jr. serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Texas Holdings. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of CCI Texas, including Executive Vice President and Chief Operating Officer. He is also Chairman of East Texas Fiber Line Incorporated. Prior to joining the predecessor of CCI Texas in March 1999, Mr. Udell was employed by the predecessor of CCI from 1993 to 1999 in a variety of senior roles including Senior Vice President, Network Operations, and Engineering.
      Christopher A. Young serves as Chief Information Officer of Illinois Holdings and Texas Holdings. Mr. Young served in this position for CCI since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.
      Steven L. Grissom serves as Treasurer and Secretary of Illinois Holdings and Texas Holdings. Mr. Grissom has served in this position for CCI since 2002. Since 1997, Mr. Grissom has also served as the administrative officer of SKL Investment Group, LLC, or SKL Investment Group, an investment holding company. Since 1989, Mr. Grissom has served as Treasurer of ICTC. Mr. Grissom is currently a director of First Mid-Illinois. Mr. Grissom is also a director of Agracel, Coles Together, Mattoon Area Industrial Development Corporation and The Lumpkin Family Foundation.
      Kevin J. Maroni has been a director of Homebase since 2002. Mr. Maroni is a General Partner of Spectrum Equity. Mr. Maroni has worked for Spectrum Equity since its inception in 1994.
      Mark A. Pelson has been a director of Homebase since 2002. Mr. Pelson is a Managing Director of Providence Equity. Mr. Pelson has worked for Providence Equity since 1996. Mr. Pelson is also a director of Madison River Telephone Company, LLC.
      Each of Messrs. Lumpkin, Shirar, Dively, Childers and Grissom were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Messrs Lumpkin and Shirar resigned from McLeodUSA in April 2002 and June 2002, respectively. In addition, Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN Corporation filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.
Management and Corporate Governance Changes After the Proposed IPO
      Our Board of Managers currently consists of four members, Messrs. Lumpkin, Currey, Maroni and Pelson.
      Upon closing of the proposed initial public offering, the board of directors of Consolidated Holdings will consist of five members, taking into account the resignation of Messrs. Maroni and Pelson and the election of three new members, Messrs. Blumenstein and Moore and Ms. Rahe. Each of the new directors will qualify as an “independent” director under applicable SEC and Nasdaq rules. These rules require that Consolidated Holdings has a majority of independent directors on its board of directors and that its compensation and corporate governance committees be comprised solely of independent directors no later than the first anniversary of the listing date.
      Pursuant to the charter of Consolidated Holdings, the board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. The classes will be comprised as follows:

•	Class I Directors. Mr. Lumpkin will be the Class I director, whose term will expire at the 2006 annual meeting of stockholders;

•	Class II Directors. Messrs. Moore and Blumenstein will be the Class II directors, whose terms will expire at the 2007 annual meeting of stockholders; and

•	Class III Directors. Mr. Currey and Ms. Rahe will be the Class III directors, whose terms will expire at the 2008 annual meeting of stockholders.

Any additional directorship resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Committees of the Board
      The standing committees of Consolidated Holdings’ board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.
      Audit Committee. Upon completion of the initial public offering, Consolidated Holdings will have an audit committee that will be comprised of Messrs. Blumenstein, Moore and Ms. Rahe, each of whom will qualify as an independent director under applicable SEC and Nasdaq rules.
      The principal duties and responsibilities of the audit committee will be to assist the board of directors in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our registered public accounting firm.

      Our audit committee will also be responsible for:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining and overseeing the work of our registered public accounting firm;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters; and

•	preparing reports to be included in our public filings with the SEC.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. Our board of directors will adopt a written charter for the audit committee, which will be posted on our website.
      Compensation Committee. Upon completion of the initial public offering, Consolidated Holdings will have a compensation committee that will be comprised of Messrs. Lumpkin, Blumenstein and Moore. The board of directors will determine that each of Messrs. Blumenstein and Moore qualify as an independent director under applicable Nasdaq rules. The principal duties and responsibilities of the compensation committee will be as follows:

•	to review and approve goals and objectives relating to the compensation of our chief executive officer and, based upon a performance evaluation, to determine and approve the compensation of the chief executive officer;

•	to make recommendations to our board of directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.

      Corporate Governance Committee. Upon completion of the initial public offering, Consolidated Holdings will have a corporate governance committee that will be comprised of Messrs. Lumpkin, Moore and Ms. Rahe. Our board of directors has determined that each of Mr. Moore and Ms. Rahe qualify as an independent director under applicable Nasdaq rules. The principal duties and responsibilities of the corporate governance committee will be as follows:

•	to identify individuals qualified for membership on our board of directors and to select, or recommend for selection, director nominees;

•	to develop and recommend to our board of directors a set of corporate governance principles; and

•	to oversee the evaluation of our board of directors and management.

Compensation of Executive Officers

Summary Compensation Table
      The following table lists information regarding the compensation of our Chairman, Chief Executive Officer and the four next most highly compensated executive officers, to whom we refer to, collectively, as the named executive officers. The compensation of each of these named executive officers exceeded $100,000 in each of the years indicated.

							Long-Term
	Annual Compensation						Compensation
							2003 Restricted
	Fiscal				Other Annual		Share Plan	All Other
Name(1)	Year	Salary		Bonus	Compensation		Awards(8)	Compensation(9)

Richard A. Lumpkin	2004	$1,528,205	(2)	—	$653,019	(3)	—	$5,538
Chairman of the board of managers and Director	2003	$816,205	(2)	—	$21,945	(4)	—	$2,077
Robert J. Currey	2004	$301,923		$400,000	$—		$0	$8,931
President, Chief Executive Officer and Director	2003	$263,846		$300,000	$13,847	(5)	$0	$3,077
Steven J. Shirar	2004	$193,846		$100,000	$8,123	(5)	$0	$5,873
Senior Vice President and President of Enterprise Operations	2003	$178,615		$90,000	$5,138	(5)	$0	$2,769
Joseph R. Dively	2004	$170,769		$115,000	$6,141	(5)	$0	$6,828
Senior Vice President and President of Telephone Operations of Illinois Holdings	2003	$148,846		$70,000	$1,979	(5)	$0	$2,423
Steven L. Childers	2004	$157,692		$125,000	$834	(5)	$0	$6,250
Chief Financial Officer	2003	$106,692		$65,000	$86,978	(6)	$0	$1,246
Christopher A. Young	2004	$166,923		$85,000	$3,568	(5)	$0	$6,791
Chief Information Officer	2003	$144,615		$74,000	$58,724	(7)	$0	$1,108

(1)	Each of the named executive officers served in their positions throughout fiscal years 2003 and 2004, other than Mr. Young, who was hired on February 3, 2003 and Mr. Childers, who was hired on January 13, 2003.

(2)	Includes professional services fees of $1,378,205 and $666,667 in 2004 and 2003, respectively, paid to Mr. Lumpkin as one of our existing equity investors. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”. Pursuant to a side letter agreement with some of the other investors in Central Illinois Telephone, including affiliates of Mr. Lumpkin and members of his family, whereby Mr. Lumpkin shares a portion of this professional services fee, Mr. Lumpkin retained only $967,547 and $492,468 of the professional services fee in 2004 and 2003, respectively. In addition, the remaining $150,000 and $149,538 in the table above represents amounts paid to Mr. Lumpkin for his services to ICTC in 2004 and 2003, respectively.

(3)	Includes a lump sum payment of $649,617 by ICTC to Mr. Lumpkin to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin. See “— Employment and Other Arrangements — Supplemental Executive Retirement Plan”. The amount in the table above also includes $3,402 for the reimbursement of taxes.

(4)	Includes $21,050 we paid to purchase Mr. Lumpkin’s personal automobile, $542 attributable to Mr. Lumpkin’s personal use of the automobile in 2003 and $353 for the reimbursement of taxes.

(5)	All amounts represent reimbursement of taxes.

(6)	Includes a relocation allowance of $86,978. Of the relocation allowance $25,781 represents reimbursement of taxes.

(7)	Includes a relocation allowance of $58,724. Of the relocation allowance, $24,315 represents reimbursement of taxes.

(8)	Our board of managers ascribed no value to the restricted shares on the date awarded. The value of the restricted common shares held by each of the named executive officers as of December 31, 2004 was as follows:

	Restricted	Value as of
Named Officer	Shares Held	December 31, 2004

Robert J. Currey	300,000	$0
Steven J. Shirar	100,000	$0
Joseph R. Dively	100,000	$0
Steven L. Childers	100,000	$0
Christopher A. Young	62,500	$0

25.0% of these shares vested on December 31, 2004 and 25% will vest on the day prior to the completion of the proposed initial public offering. The remaining 50% (or 75% in the event the proposed initial public offering is not consummated) will vest in three equal installments on December 31, 2005, 2006 and 2007. Holders of restricted common shares are entitled to receive dividends and other distributions if and when declared by the board of managers.

(9)	Amounts listed consist of CCI’s matching contributions to its 401(k) plan. We also provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and excluded from this column pursuant to SEC rules.
Board of Managers Compensation
      Directors who are affiliates of the existing equity investors receive no salary or other compensation for their services. Homebase does, however, reimburse each director for reasonable travel and other incidental expenses incurred in connection with the director’s service on the board of managers.
Restricted Share Plan

General
      In August 2003, the board of managers adopted the 2003 Restricted Share Plan, or the restricted share plan. The restricted share plan authorizes the board of managers to grant to members of management, as incentive compensation, awards of restricted common shares of Homebase or securities convertible into common shares of Homebase. Unless altered by the board of managers, awards under the restricted share plan cannot exceed an aggregate of 1,000,000 common shares. As of March 31, 2005, the entire 1,000,000 shares had been awarded under the plan and were issued and outstanding. The restricted share plan provides for adjustment of the number of common shares of Homebase available for grant in the event of an increase or reduction in the number of the common shares of Homebase, an exchange of common shares of Homebase for a different number or type of security of Homebase or other specified changes in the capitalization of Homebase. All common shares awarded under the restricted share plan are and will be subject to restrictions on transfer.
      In connection with the proposed initial public offering, we will effect a reorganization pursuant to which all holders of Homebase restricted common shares will receive similarly restricted shares of Consolidated Holdings common stock.

Administration and Terms of Awards
      The board of managers administers the restricted share plan and designates the employees to receive awards. The board of managers of Homebase will determine the nature of the awards, the number of common shares of Homebase subject to the awards and the terms and conditions of each award. In connection with the proposed initial public offering, the restricted share plan will be amended to eliminate the board’s ability to make any future awards under the plan.

Vesting
      25.0% of the 975,000 shares granted in 2003 will vest every December 31st, beginning December 31, 2004 and ending December 31, 2007. The remaining 25,000 shares and, unless otherwise agreed, all subsequent awards under the restricted share plan will vest 25.0% on the second anniversary date of the award and 25.0% each following year through the fifth anniversary date of the award. In connection with the proposed initial public offering, the restricted share plan will be amended to provide that 25% of the Homebase shares granted in 2003 will vest on the day prior to the completion of the offering (which is in addition to the 25% of such shares that vested on December 31, 2004) and the remaining 50% of the Consolidated Holdings shares received in exchange for unvested Homebase shares granted in 2003 will vest in three equal installments on December 31, 2005, 2006 and 2007. The shares granted in 2004 will vest 25% on the day prior to the completion of the offering and 25% on each of December 31, 2005, 2006 and 2007.
      All common shares of Homebase awarded under the restricted share plan will automatically vest:

•	if the board of managers accelerates the vesting of common shares at any time for any reason, which it is entitled to do; or

•	upon a change of control (as defined in the restricted share plan) of Homebase, if the employee is terminated without cause, the employee’s compensation is reduced below 90.0% of the compensation prior to the change of control or the employee is assigned duties and responsibilities materially inconsistent with his or her previous level of responsibility.
      If the employee is terminated without cause by Homebase or as a result of death or disability, subject to Homebase’s right to purchase the shares described below under “— Call Rights”, the employee will retain all vested shares but will forfeit all of his or her rights to unvested shares.
      All common shares of Homebase, vested or unvested, awarded under the restricted share plan are subject to forfeiture and employees are required to sell to Homebase, at the price the employee paid for the common shares, upon any of the following events: termination of employment for cause or any attempt by the employee to transfer the common shares of Homebase without the prior written approval of the board of managers.

Call Rights
      For one year following an employee’s death, disability or termination of employment for any reason other than for cause, Homebase has the right to buy all vested shares at a price per share equal to the lesser of (1) the fair market value of a vested share, as determined by the board of managers in good faith, and (2) the amount determined by dividing the enterprise value of Homebase (as defined in the restricted share plan) and its subsidiaries by the total number of common shares outstanding as of the date of the triggering event. In connection with the proposed initial public offering, the restricted share plan will be amended to remove this call right.

Drag-Along Rights
      If a majority of our existing equity investors decide to sell more than 50% of Homebase to a third party, employees granted shares will be required to sell the common shares awarded under the restricted share plan to the third party at the price and on the other terms agreed to by the majority of the existing equity investors. In connection with the proposed initial public offering, the restricted share plan will be amended to remove the drag-along rights.

Other Shareholder Rights
      Other than as described above, employees will have all of the rights of a shareholder, including the right to vote the shares and receive dividends and other distributions.

Term
      The restricted share plan will continue in effect until August 28, 2013, unless terminated prior to that date by the board of managers.

Committees of the Board of Managers
      The board of managers of Homebase expects to perform the functions of an audit committee, a compensation committee and a disclosure committee.
Compensation Committee Interlocks and Insider Participation
      Our board of managers performs the functions of a compensation committee. Following the proposed initial public offering, the compensation levels of our executive officers will be determined by the board of directors upon recommendation of the compensation committee. In 2004, Mr. Currey, our President and Chief Executive Officer, and Mr. Lumpkin, our Chairman, both employees of ICTC, participated in deliberations of the board of managers regarding executive compensation.
Employment and Other Arrangements

Employment Arrangements
      We do not anticipate entering into any employment agreements with our officers or employees.
      On March 27, 2003, TXUCV entered into a retention and change in control agreement with Mr. Udell. Pursuant to the retention agreement, TXUCV named Mr. Udell as Executive Vice President through March 27, 2005. The retention agreement provided that Mr. Udell would receive an annual base salary of $243,775 with a bonus based on the greater of 45.0% of his base salary and $109,698 and Mr. Udell was also entitled to participate in an annual incentive plan and all benefit plans, programs and arrangements and fringe benefit policies applicable generally to other employees. The retention agreement also provided that Mr. Udell would receive a one time payment upon a change of control, which included the closing of the transactions. In addition, Mr. Udell’s salary may not be decreased for a period of two years following the closing of the transactions.
      In connection with the transactions, we paid Mr. Udell $706,948 to terminate the retention agreement without the other benefits described in the preceding paragraph in exchange for continuing to be employed in the position described above under “— Board of Managers and Executive Officers”. Mr. Udell’s annual base salary is now $200,000 with a potential bonus of up to 50% of his annual salary based on the achievement of various corporate objectives.

Supplemental Executive Retirement Plan
      The Supplemental Executive Retirement Plan for Mr. Lumpkin has been effective since 1986 and provided that Mr. Lumpkin or his beneficiary would have been entitled to supplemental benefits of $50,000 per year, payable monthly for a period of twenty years, if Mr. Lumpkin retired after age 65 or if his employment was terminated prior to such time due to his death. On July 29, 2004, the board of directors of ICTC paid Mr. Lumpkin a lump sum of $649,617 to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin.

Directors’ and Officers’ Indemnification and Insurance
      Pursuant to the LLC agreement, Homebase agreed:

•	to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the existing equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses which the indemnified person may incur as a result of any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement; and

•	to obtain a policy of directors’ and officers’ liability insurance in an amount of at least $12.5 million.
      Upon consummation of the proposed initial public offering, our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL, and except as otherwise provided in the amended and restated bylaws, none of our directors shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our amended and restated certificate of incorporation permits indemnification of, and the advancement of expenses to, any person who was or is a party, or threatened to be made a party to any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she was director or officer of CCI Holdings, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the DGCL against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Further, our amended and restated certificate of incorporation will provide that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of ours or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     Illinois Holdings
      Homebase owns all of the outstanding capital stock of Illinois Holdings, which, in turn, owns all of the outstanding capital stock of CCI.
     Texas Holdings
      Homebase owns all of the outstanding capital stock of Texas Holdings, which, in turn, owns all of the outstanding capital stock of Texas Acquisition, which, in turn, owns all of the outstanding capital stock of CCV.
     Homebase
      Membership interests in Homebase are represented by common shares and Class A preferred shares. As of May 31, 2005, Homebase had issued and outstanding 9,995,000 of its common shares and 182,000 of its Class A preferred shares. We refer to Homebase’s common shares and Class A preferred shares, collectively, as the shares.
      The following table lists information regarding the beneficial ownership of Homebase of:

•	each person or entity who is known to us to beneficially own more than 5.0% of Homebase shares;

•	our named executive officers and directors; and

•	our directors and executive officers as a group,
in each case, as of May 31, 2005. Beneficial ownership has been determined in accordance with the applicable rules and regulations of the SEC, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within 60 days through the exercise of any options. Unless otherwise indicated, the address of all individuals listed in the table is c/o Homebase, P.O. Box 1234, Mattoon, Illinois 61938.

			Number of	Percentage of
	Number of	Percentage of	Class A	Class A
Name and Address of Beneficial Owner	Common Shares	Common Shares	Preferred Shares	Preferred Shares

Central Illinois Telephone(a)	3,000,000	30.0%	60,666.7	33.3%
Providence Equity(b)	3,000,000	30.0%	60,666.7	33.3%
Spectrum Equity(c)	3,000,000	30.0%	60,666.7	33.3%
Named Executive Officers and the Board of Managers
Richard A. Lumpkin(d)	—	—	—	—
Robert J. Currey(e)	300,000	3.0%	—	—
Steven J. Shirar(f)	100,000	1.0%	—	—
Joseph R. Dively(g)	100,000	1.0%	—	—
Steven L. Childers(h)	100,000	1.0%	—	—
Christopher A. Young(i)	62,500	*	—	—
Kevin J. Maroni(j)	—	*	—	—
Mark A. Pelson(k)	—	*	—	—
All directors and executive officers as a group (10 persons)(l)	707,500	7.1%	—	—

*	Less than 1% ownership.

(a)	The equity interests in Central Illinois Telephone are approximately 81.9% owned by SKL Investment Group, a Delaware limited liability company, approximately 9.5% owned by LTIC, LLC, an Illinois limited liability company, approximately 1.0% owned by GRISS, LLC, an Illinois limited liability company, and approximately 7.6% owned collectively by Messrs. Currey, Shirar, Dively, Udell and others, either directly or indirectly through retirement accounts and various trusts. SKL Investment Group is owned by Mr. Lumpkin and members of his family, Mr. Lumpkin is the sole manager of an SKL Investment Group investment fund and has the sole power to direct the voting and disposition of its investments. LTIC, LLC is managed by Agracel, an Illinois corporation, which has a four member board of directors, two of whom are Messrs. Lumpkin and Grissom. In addition, Mr. Lumpkin and members of his family own approximately 50.0% of Agracel and Mr. Grissom owns approximately 2.6% of Agracel. In addition, GRISS, LLC is approximately 80.0% owned by Mr. Grissom and members of his family, and Mr. Grissom is also a co-trustee of trusts that own approximately 37.4% of the common shares of Central Illinois Telephone through SKL Investment Group. As a result of the above, Messrs. Lumpkin, Currey, Shirar, Dively, Udell and Grissom may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Each of them disclaims this beneficial ownership. Mr. Lumpkin is the sole manager of Central Illinois Telephone and has sole investment and voting power with respect to the shares held by Central Illinois Telephone. The address of Central Illinois Telephone and Mr. Lumpkin is c/o Homebase, P.O. Box 1234, Mattoon, Illinois 61938.

(b)	Consists of 2,990,355 common shares and 60,471.6 Class A preferred shares held by Providence Equity Partners IV, L.P. and 9,645 common shares and 195 Class A preferred shares held by Providence Equity Operating Partners IV, L.P. Providence Equity GP IV, L.P. is the general partner of each of these entities and Providence Equity Partners IV, LLC is the general partner of Providence Equity GP IV, L.P. Providence Equity Partners IV, LLC has the sole power to direct the voting and disposition of the shares. As a result, each of the entities may be deemed to share beneficial ownership of the shares owned by the others. Each of the entities disclaims this beneficial ownership. Jonathan M. Nelson, by virtue of his ownership interest in, and as managing member of, Providence Equity Partners IV, LLC, may also be deemed to possess indirect beneficial ownership of the securities owned by these entities. He disclaims such beneficial ownership except to the extent of his pecuniary interest in those securities. Glenn M. Creamer and Paul J. Salem are the remaining voting members of Providence Equity Partners IV, LLC, but neither has a voting interest sufficient, by itself, to either direct or prevent the voting or disposition of the shares deemed to be aired by Providence Equity Partners IV, LLC. The address of Providence Equity and Mr. Nelson is c/o Providence Equity Partners, Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(c)	Consists of 2,702,563 common shares and 54,651.8 Class A preferred shares held by Spectrum Equity Investors IV, L.P. (“SEI4”); 32,183 common shares and 650.8 Class A preferred shares held by Spectrum IV Investment Managers’ Fund, L.P. (“SIM4”); 15,954 common shares and 322.6 Class A preferred shares held by Spectrum Equity Investors Parallel IV, L.P. (“SEIP4”); 239,328 common shares and 4,839.7 Class A preferred shares held by Spectrum Equity Investors III, L.P. (“SEI3”); 7,479 common shares and 151.2 Class A preferred shares held by SEI III Entrepreneurs’ Fund, L.P. (“SEI3E”); and 2,493 common shares and 50.4 Class A preferred shares held by Spectrum III Investment Managers’ Fund, L.P. (“SIM3”). Spectrum Equity Associates IV, L.P. (“SEA4”) is the sole general partner of SEI4 and SEIP4. Spectrum Equity Associates III, L.P. (“SEA3”) is the sole general partner of SEI3. SEI III Entrepreneurs’ LLC (“SEI3LLC”) is the general partner of SEI3E. Because these funds ultimately are under common management that shares the power to direct the voting and disposition of the shares, each of these entities may be deemed to share beneficial ownership of the shares owned by the others. Each of these entities disclaims this beneficial ownership except to the extent of their pecuniary interest therein. Because decisions by each of the entities serving as the ultimate general partners of the individual funds in question are made by majority vote of either four or seven partners or members, as the case may be, no individual partner of SEA4, SIM4, SEA3 or SIM3, and no individual member of SEI3LLC, has the power alone to direct the voting or disposition of the shares, and no such individual has the power to prevent the voting or disposition of such shares over his objection. The address of Spectrum Equity is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

(d)	Mr. Lumpkin and his family own a majority of the common shares of Central Illinois Telephone, Mr. Lumpkin is its sole manager and has the sole power to direct the voting of its shares. As a result,

Mr. Lumpkin may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Lumpkin disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(e)	Consists of common shares initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Currey, through an IRA trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Currey may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Currey disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(f)	Consists of common shares initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Shirar, through a trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Shirar may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Shirar disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(g)	Consists of common shares initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Dively owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Dively may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Dively disclaims this beneficial ownership.

(h)	Consists of common shares initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(i)	Consists of common shares initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(j)	Mr. Maroni is a general partner or managing member of, and holds a minority interest in, the Spectrum Equity funds that own Homebase shares. As a result, Mr. Maroni may be deemed to share beneficial ownership of the shares of Homebase owned by Spectrum Equity. Mr. Maroni disclaims this beneficial ownership.

(k)	Mr. Pelson is a Managing Director of Providence Equity and holds a minority interest in the Providence Equity funds that own Homebase shares. As result, Mr. Pelson may be deemed to share beneficial ownership of the shares of Homebase owned by Providence Equity. Mr. Pelson disclaims this beneficial ownership.

(l)	Excludes 287,500 common awarded to employees, other than our executive officers, under the restricted share plan.

THE EXCHANGE OFFER
General
      We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $200.0 million aggregate principal amount of the issuers’ outstanding notes for a like aggregate principal amount of the issuers’ exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.
      As of the date of this prospectus $200.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2005 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.
Purpose and Effect of the Exchange Offer
      The issuers and Homebase have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act and to keep the exchange offer open for at least 10 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The outstanding notes were issued on April 14, 2004.
      Under certain circumstances set forth in the registration rights agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which the outstanding notes were issued.
      If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes.
      Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution”; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.
Resale of Exchange Notes
      Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of either issuer within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.
      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (dated July 2, 1993), or similar no-action letters; and

•	in the absence of any exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.
      The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $200.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer”.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extensions; Amendments
      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless in our sole discretion we extend it.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.
      Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations and acknowledgements described under “— Purpose and Effect of the Exchange Offer”, “— Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.
      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.
      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Procedures for Tendering
      Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
      In addition, either:

•	the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.
      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.
      If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.
      If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.
      We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer, that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution”; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.
      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

      If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under — Procedures for Tendering” above at any time on or prior to the expiration date.
Exchange Agent
      Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Registered and Certified Mail Wells Fargo Bank, N.A Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Overnight Courier or Regular Mail Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	By Hand Delivery Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, MN 55402
Or
By Facsimile Transmission:
(612) 667-4927
Confirm by Telephone:
(612) 667-9764
Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $310,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.
Consequences of Failure to Exchange
      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the outstanding notes.
      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is an “affiliate” of either issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Limited Liability Company Agreement
      Homebase is a Delaware limited liability company organized on June 26, 2002. The LLC agreement provides for Homebase’s capitalization, management and the conduct of its business. Except as provided below, the provisions of the LLC agreement will terminate upon completion of the proposed initial public offering.
      Pursuant to the LLC agreement, in connection with the acquisition of TXUCV, our existing equity investors made cash contributions to Homebase in the aggregate amount of $89.0 million. As a result of these and prior cash contributions, they each currently beneficially own 3,000,000 common shares and approximately 60,666.7 Class A preferred shares of Homebase, accounting for 90% of the issued and outstanding common shares and 100% of the issued and outstanding Class A preferred shares of Homebase. The remainder of the common shares of Homebase are owned by members of management of our company.
      Homebase has 10,000,000 of its common shares and 182,000 of its Class A preferred shares authorized for issuance in the discretion of the board of managers. Of the authorized shares, 9,995,000 of Homebase’s common shares and 182,000 of its Class A preferred shares are issued and outstanding. All but 5,000 of the common shares reserved for issuance pursuant to a restricted share plan have been granted.
      Holders of common shares are entitled to one vote per share in matters submitted to the shareholders. The Class A preferred shares have no voting rights except as required by law.

Action by the Board of Managers
      The board of managers is authorized to exercise the authority of the members of Homebase to manage and control the company, subject to delegation of authority to the executive officers, except as required by law or as otherwise specified in the LLC agreement. So long as each existing equity investor maintains a specified ownership interest in Homebase, each will have the right to designate directors as follows:

•	two directors designated by Central Illinois Telephone;

•	one director designated by Providence Equity; and

•	one director designated by Spectrum Equity.

Action by the Board of Managers Prior to ICC Approval of Governance Change
      As described below, we expect to make certain changes to our governance provisions to limit the scope of the right of Central Illinois Telephone to block specified actions by our board of managers. Approval of the ICC is required in order to adopt these changes to our governance structure. Until such time as the changes are implemented, the consent of a majority of the board of managers is required for Homebase, or its subsidiaries, to take specified actions, including the following:

•	issuing equity securities;

•	effecting a merger, consolidation, liquidation, dissolution or similar transaction, except as provided in the LLC agreement;

•	acquiring or disposing of businesses or assets outside the ordinary course of business;

•	incurring debt, other than working capital borrowings of subsidiaries in an aggregate amount not to exceed $1,000,000, or granting liens on property of Homebase or its subsidiaries to secure any debt;

•	making capital investments in excess of $500,000;

•	entering into material contracts or commitments in excess of $500,000 in any year;

•	engaging in transactions with the existing equity investors, except as provided in the LLC agreement;

•	establishing committees of the board of managers or appointing directors thereto;

•	waiving material rights or settling litigation;

•	instituting material litigation and similar proceedings outside the ordinary course of business;

•	filing for protection under any bankruptcy or insolvency law;

•	adopting or amending the annual plan, which includes monthly capital and operating expenses budgets, cash flow statements and profit and loss projections; and

•	filing a registration statement with the SEC for any securities of Homebase.
      Currently, each member of the board of managers has one vote. As a result, Central Illinois Telephone has the right to block the actions of our board of managers. Upon the occurrence of the following “board shift” events, the director appointed by Providence Equity and the director appointed by Spectrum Equity will each have two votes, meaning Central Illinois Telephone’s right to block the specified actions by our board of managers will cease with respect to the foregoing matters:

•	Mr. Lumpkin ceases to make the business and affairs of our company his principal business activity or otherwise ceases to be a director or to be involved in our business and affairs at a level consistent with that of a director;

•	Mr. Lumpkin’s death or disability;

•	Mr. Lumpkin ceases to have sole voting control of at least 51.0% of the shares of Homebase held by Central Illinois Telephone as of the date of the acquisition of TXUCV; or

•	any of Mr. Lumpkin, specified members of his family or Central Illinois Telephone exercises their respective put rights in accordance with the LLC agreement, as summarized below under “— Put Rights”.
      In addition, upon the occurrence of the following “put breach events”, the director appointed by Providence Equity and the director appointed by Spectrum Equity will each have two votes:

•	the failure of Homebase to comply with the appraisal rights granted to Providence Equity and Spectrum Equity, which may be exercised at any time after June 30, 2007, in accordance with the terms of the LLC agreement; or

•	the failure of Homebase to comply with the put rights of Mr. Lumpkin and his affiliates, Providence Equity or Spectrum Equity in accordance with the terms of the LLC agreement.
      Until ICC approval of the governance change is obtained, Central Illinois Telephone has agreed to cause its directors to vote in favor of matters that do not affect CCI Illinois, or Homebase’s interest in CCI Illinois, and are approved by the directors appointed by Providence Equity and Spectrum Equity.

Action By the Board of Managers Following ICC Approval of Governance Change
      If, and after the date the ICC approves our new governance structure, the directors appointed by each of Providence Equity and Spectrum Equity will have the number of votes equal to the number of common shares held by that existing equity investor and the directors appointed by Central Illinois Telephone will each have the number of votes equal to 50% of the number of common shares held by Mr. Lumpkin, his affiliates and his family.
      Prior to a board shift event, a put breach event, a public equity offering by Homebase or Mr. Lumpkin’s failure to purchase CCI Illinois after offering to do so, the board of managers may not permit Illinois Holdings or any of its subsidiaries or any of their respective boards, without the consent of Mr. Lumpkin or one of the directors appointed by Central Illinois Telephone, to:

•	effect a sale of CCI Illinois other than to Mr. Lumpkin;

•	effect a sale of Homebase prior to January 1, 2006, unless specified rights of Central Illinois Telephone remain in place following any such sale;

•	incur debt in excess of specified leverage ratios;

•	relocate our headquarters and our senior management team from Mattoon, Illinois;

•	terminate Mr. Currey as our chief executive officer prior to April 14, 2006;

•	incorporate or merge into a dormant corporation, unless immediately prior to, and in connection with, a public equity offering; or

•	with regard to Illinois Holdings or its subsidiaries:

•	adopt or amend the annual plan, as summarized below under “— Annual Plan”;

•	acquire or dispose of business or assets outside of the ordinary course of business;

•	make capital investments in excess of $500,000;

•	enter into contracts or commitments, other than in connection with incurring debt, in excess of $500,000 a year;

•	waive any material rights or settle or initiate any litigation;

•	liquidate, dissolve or file for protection under any bankruptcy or insolvency law;

•	conduct a public offering of common shares;

•	hire, fire or change the compensation of management; or

•	effect transactions with CCI Texas or its subsidiaries, except in limited circumstances, including those related to the and Facilities Agreement discussed below.
      The LLC agreement further provides that, following ICC approval, the right to designate members of the boards of directors, or bodies serving similar functions, of Homebase’s subsidiaries, including the boards of directors of the issuers, will be similarly distributed among designees of our existing equity investors and their affiliates.

Annual Plan
      Under the LLC agreement, at least 30 days prior to the beginning of each fiscal year, Homebase is required to prepare and submit to the board of managers an annual plan for such year, including monthly capital and operating expenses budgets, cash flow statements and profit and loss projections. Homebase is authorized, without further action by the board of managers, to expend funds in a manner consistent with the then approved current annual plan.

Preemptive Rights
      Except under limited circumstances, if Homebase offers to issue capital stock or other ownership interests of Homebase at any time prior to conducting an initial public offering, our existing equity investors have the right to purchase that number of offered securities that allows the existing equity investors to maintain their respective ownership percentages in Homebase.

Distributions
      The holders of Homebase’s Class A preferred shares are entitled to receive distributions before the holders of the common shares until each holder of Class A preferred shares receives the cumulative amount of such holder’s investment in respect to its Class A preferred shares, plus a return on that investment, accruing at the rate of 9.0% per year. Thereafter, distributions are to be made in accordance with each member’s relative holdings of common shares.
      In addition, Homebase is required to make tax distributions to its members in an amount equal to 45.0% of the cumulative amount of taxable income and gain allocated to the members on account of their common shares.

Transfer Restrictions
      Prior to December 30, 2005 or, if the ICC has not approved our new governance structure, December 30, 2007, our existing equity investors are prohibited from transferring their common shares or

Class A preferred shares except to certain successors or affiliates that agree in writing to become a party to the LLC agreement.
      Thereafter, any existing equity investor may sell its shares subject to a right of co-sale and first refusal granted to each of the other existing equity investors. If an existing equity investor desires to sell its shares, that existing equity investor must first give written notice to each of the other existing equity investors. Within 15 days after receiving such notice, the other existing equity investors may elect to participate with the selling existing equity investor in selling their shares of the same class and on the same terms as those set forth in the offer notice. An existing equity investor that does not participate in the sale will then have the option, exercisable by delivering written notice of the exercise to any selling equity investor within 45 days after receiving the original offer notice, to elect to purchase all of the shares of the selling existing equity investor and those that have elected to participate in the sale on the terms described in the original offer notice. Unless otherwise agreed, if more than one existing equity investor delivers notice of acceptance of the offer, then the shares will be transferred in proportion to the applicable existing equity investor’s current ownership percentage.
      If a non-selling existing equity investor does not elect to purchase all of the shares offered for sale within 45 days after the receipt of the original offer notice, the selling existing equity investor will have a further 60 days during which it may consummate the sale of its shares to a third-party. The sale to a third-party must be at a price and on such other terms that are no more favorable to the third-party than the terms offered to the non-selling existing equity investor. If the sale is not completed within 60 days, the original offer notice will expire, and a new notice and offer shall be required before the selling existing equity investor may make any transfer of its shares.
      Furthermore, Mr. Lumpkin has agreed that neither he, nor any member of his family, will divest more than 33 1/3% of their current ownership interest in Central Illinois Telephone, nor otherwise dispose of that interest to the extent that that disposition would contravene the purposes of the transfer restrictions.
      In addition, any member of management who has been granted common shares under the restricted share plan will not be permitted to transfer shares except under limited circumstances.

Tag Along Rights
      Following the proposed initial public offering, each of our existing equity investors will have the right to participate, on a proportional basis, in any sale of our equity securities that would result in either the purchaser of those securities becoming the largest single holder of our equity securities or the holder of more than 40.0% of our outstanding voting securities.

Right of First Offer to Purchase the Capital Securities of CCI Illinois
      Following approval by the ICC of our new governance arrangements, Central Illinois Telephone will have a right of first offer to acquire CCI Illinois at fair market value before any sale of Homebase.

Put Rights
      After June 30, 2007, Providence Equity and Spectrum Equity will have the right, up to twice in any twelve month period, to have the value of their common shares appraised. For 30 days following that appraisal, either of Providence Equity or Spectrum Equity can require Homebase to purchase all, but not less than all, of that existing equity investor’s shares. If either Providence Equity or Spectrum Equity requires Homebase to purchase its shares, the other existing equity investors will have additional time to elect to sell their shares to Homebase on similar terms. This put right will terminate upon the consummation of the proposed initial public offering.

Registration Rights
      In connection with the proposed initial public offering, the existing equity investors will be granted registration rights that provide each existing equity investor with:

•	up to two demand registrations rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.

Competing Businesses
      Providence Equity and Spectrum Equity are free to engage, or possess an interest, in any business and to avail themselves of any business opportunity without having to offer Homebase, its subsidiaries or any of our members the opportunity to participate in that business. In addition, Providence Equity and Spectrum Equity are not required to present any particular investment opportunity to Homebase even if that opportunity is related to our business.

Indemnification and Limitations on the Fiduciary Duty of Members
      Under the LLC agreement, Homebase agreed to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the existing equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses which the indemnified person may sustain, incur or assume as a result of, or relative to, any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement. The indemnification does not apply to any loss incurred by the indemnified person as a result of his or its gross negligence or willful misconduct. Furthermore, this indemnity is limited to the value of the assets of Homebase.
      Under the LLC agreement, none of Homebase’s members, directors, employees or agents will be liable to Homebase or other members, directors, employees or agents of Homebase for acts undertaken in good faith reliance on the provisions of the LLC agreement.

Amendment
      Waivers and amendments to the LLC agreement require the written consent of the board of managers and the existing equity investors holding more than 50.0% of the common shares then held by all of Homebase’s members, excluding any common shares issued to employees under the restricted share plan. The consent of a majority of the shares of an existing equity investor, however, is required if that existing equity investor’s rights or duties are affected in a manner that is materially different from other existing equity investors.

Governing Law
      The LLC agreement is governed by Delaware law.
Reorganization Agreement
      Our existing equity investors and members of management who will own shares of common stock will enter into a reorganization agreement, effective immediately prior to the closing of the initial public offering, which sets forth the terms of the reorganization and the certain other rights and obligations of our existing equity investors in connection with this offering. The reorganization agreement will provide first for the merger of Consolidated Communications Texas Holdings, Inc. with and into CCI Holdings and then for the merger of Homebase with and into CCI Holdings, in each case, with CCI Holdings being the entity surviving the merger. CCI Holdings, the issuer in this offering, is presently a wholly owned subsidiary of Homebase Acquisition, LLC. In connection with the reorganization, we will amend and restate our certificate of incorporation to, among other things, change our name from Consolidated Communications Illinois Holdings, Inc. to Consolidated Communications Holdings, Inc. Throughout this prospectus, unless the context otherwise requires, we have assumed that the foregoing reorganization and name change have been completed.
      In connection with the merger of Homebase with and into CCI Holdings:

•	Central Illinois Telephone will receive from Homebase an aggregate of 7,504,001 shares of common stock;

•	Spectrum Equity will receive from Homebase an aggregate of 7,504,003 shares of common stock;

•	Providence Equity will receive from Homebase an aggregate of 7,504,001 shares of common stock; and

•	our management stockholders will receive from Homebase an aggregate of 1,175,509 shares of common stock.

      The number of shares of common stock received by each of Central Illinois Telephone, Providence Equity, Spectrum Equity and our management in the reorganization will be determined based on the relative value of the Homebase preferred and common shares assuming a liquidation of Homebase as part of the reorganization. The aggregate equity value of Homebase will be assumed to be equal to our aggregate equity value immediately prior to the offering after giving effect to the reorganization and was based upon an initial public offering price of $15.00 per share. In the reorganization, each preferred share in Homebase will be exchanged for a number of shares of our common stock with a value at the initial public offering price that equals the liquidation preference of such preferred share at the closing of the initial public offering. The holders of Homebase common shares will receive shares of common stock representing the remaining equity value of the company based upon their respective number of Homebase common shares.
      The reorganization agreement also provides for the following:

Registration Rights
      In connection with this offering and the related transactions, we will grant registration rights to each of our existing equity investors that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.

Professional Services Fee Agreements
      Homebase and certain of its subsidiaries have entered into two professional services fee agreements, each effective as of April 14, 2004, with Mr. Lumpkin and Providence Equity and Spectrum Equity. One agreement requires CCI to pay to Mr. Lumpkin and such affiliates of Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Acquisition to pay to Mr. Lumpkin and such affiliates of Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Acquisition and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fees, however, must be paid in the form of class A preferred shares if payment in cash is prohibited by the existing credit agreement or if consolidated EBITDA (determined in accordance with the existing credit agreement) is less than or equal to $106.0 million. Payment of the professional services fees is subordinate to the obligations under the existing credit agreement and the notes. The rights of Mr. Lumpkin and the affiliates of Providence Equity and Spectrum Equity to receive professional services fees described above will automatically terminate upon the consummation of the proposed initial public offering.
Cash Distribution to the Existing Equity Investors
      On June 7, 2005, we made a $37.5 million cash distribution to our existing equity investors from cash on our balance sheet.

LATEL Sale/ Leaseback
      In 2002, in connection with the acquisition by Homebase of ICTC and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., or Consolidated Market Response, an indirect, wholly owned subsidiary of Illinois Holdings, entered into separate agreements with LATEL, pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. LATEL is owned 50.0% by Mr. Lumpkin and 50.0% by Agracel. Agracel is the sole managing member of LATEL. Mr. Lumpkin, together with members of his family, beneficially owns 49.7% and Mr. Grissom owns 2.6% of Agracel. In addition, Messrs. Lumpkin and Grissom are directors of Agracel.
      The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response provides one year prior written notice that it intends to terminate its respective lease. Collectively, the lease expense for 2004 was approximately $1.2 million, of which ICTC paid approximately $1.0 million and Consolidated Market Response paid the remainder. These lease payments represent 100% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Either subsidiary can terminate its lease agreement with LATEL at any time by giving LATEL one year prior written notice.
      The sale prices for the properties sold to LATEL were determined based on an appraisal of each property. We believe the sale prices were reasonable and comparable to those that could have been obtained in an arm’s length transaction.
      Upon the occurrence of any the following events, LATEL has the option to convert the term of the lease to a fixed term of six years which would commence on the date LATEL exercises its option:

•	a public offering of our equity securities;

•	a change of control, defined as the acquisition of control by a person, group or entity other than one or more affiliates of Mr. Lumpkin or LATEL, of either ICTC, Consolidated Market Response or any entity that directly or indirectly controls either of them;

•	a board shift event, as described under “— Limited Liability Company Agreement — Action By the Board of Managers — Action By the Board of Managers Prior to ICC Approval of Governance Change”; or

•	a put breach event, as described under in “— Limited Liability Company Agreement — Action by the Board of Managers — Action By the Board of Managers Prior to ICC Approval of Governance Change”.
Upon the consummation of the proposed initial public offering, we expect that LATEL will exercise its option to convert the term of the lease to a fixed term of six years commencing on the date the option is exercised. Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response.
MACC, LLC
      In 1997, prior to our acquisition of ICTC at the end of 2002, Consolidated Market Response entered into a lease agreement with MACC LLC, or MACC, an Illinois limited liability company, pursuant to which Consolidated Market Response agreed to lease office space for a period of five years. Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC, an Illinois limited liability company. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties extended the lease for an additional five years beginning October 14, 2002. Consolidated Market Response paid MACC rent for 2004 in the amount of $123,278. These payments represent approximately 58.0% of MACC’s total revenues for 2004. The lease provides for a cost of living increase to the annual lease payments based on the “Revised Consumers Price Index, All Urban Consumers” published by the Bureau of Labor Statistics for the United States Department of Labor. Neither party has the right to terminate this agreement by the terms of the agreement. We believe the terms of this lease are reasonable and comparable to those that could have been obtained in an arm’s length transaction.

SKL Investment Group, LLC
      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL Investment Group. SKL Investment Group paid to CCI $76,800 in 2004 for the use of office space, computers and telephones and for other office related expenses. This amount also includes a reimbursement of approximately $34,750 in 2004 for a pro rata portion of Mr. Grissom’s salary paid by CCI. Mr. Grissom serves as Administrative Officer of SKL Investment Group. The amount CCI charged SKL for the use of its office space, equipment and other office related expenses is based upon the amounts incurred by CCI. For example, in 2004 SKL paid $28,100 to rent approximately 1,677 square feet of office space, which is equivalent to CCI’s base rent per square foot plus SKL’s pro rata share of real estate taxes, utilities and maintenance. SKL’s use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated usage. We believe these terms are reasonable and comparable to those that could have been obtained in an arms’ length transaction.
First Mid-Illinois
      Pursuant to various agreements with CCI, First Mid-Illinois provides CCI Illinois with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 29.0% of the common stock of First Mid-Illinois, Mr. Grissom owns less than 1%, and is the co-trustee of trusts, with discretionary voting power, that hold 5.8% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1% of the common stock of First Mid-Illinois. In addition, Messrs. Lumpkin, Grissom and Dively are directors of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2004, CCI Illinois paid maintenance and activity related charges of $5,465 to First Mid-Illinois and earned $170,219 of interest on its deposits. In addition, First Mid-Illinois administers CCI Illinois’ hourly 401(k) plan. During 2004, CCI paid $77,222 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management that we believe is comparable to rates charged by independent third parties.
      In 2004, a wholly owned subsidiary of First Mid-Illinois received a commission from Arthur J. Gallagher Risk Management Services, Inc., or AJG Risk Management, a company which provides insurance and risk management services, for introducing CCI to AJG Risk Management. CCI selected AIG Risk Management because it was the lowest cost provider among the three companies that supplied bids to us for insurance and risk management services. In 2004, CCI Illinois paid AJG Risk Management approximately $2.0 million for insurance and risk management services.
      Illinois Telephone Operations provides First Mid-Illinois with local dial tone, custom calling features, long distance and other related services. In 2004, First Mid-Illinois paid Illinois Telephone Operations $462,498 for these services. These services are regulated and, as a result, First Mid-Illinois paid the same rate that is applicable to all customers.

Business Systems
      Consolidated Communications Business Services, Inc., or Consolidated Business Services, an indirect wholly owned subsidiary of Illinois Holdings, provides repair services and, if First Mid-Illinois elects, maintenance services for First Mid-Illinois’s communications equipment, all of which are pursuant to standard Centrex sales pricing formulas, which we believe are comparable to those charged to independent third parties. First Mid-Illinois paid $10,892 in 2004 to Consolidated Business Services for these services. The contracts automatically renew annually unless either party provides prior written notice of termination.

Mobile Services
      Consolidated Communications Mobile Services, Inc., or Consolidated Mobile Services, an indirect wholly subsidiary of Illinois Holdings, provides paging services to First Mid-Illinois. During 2004, First Mid-Illinois paid $2,616 to Consolidated Mobile Services. The amounts received from First Mid-Illinois were equal to or greater than the rate charged to customers that are not affiliated with us.

DESCRIPTION OF OTHER INDEBTEDNESS
      We summarize below certain terms of our existing credit agreement, the amended and restated credit agreement we expect to enter in connection with the proposed initial public offering the CCI Texas capital leases and other indebtedness. This summary is not a complete description of all of the terms and provisions of the agreements governing this debt.
Existing Credit Facilities
      CCI and Texas Acquisition entered into a Credit Agreement, dated as of April 14, 2004, with a syndicate of banks and other financial institutions led by Credit Suisse First Boston, acting through its Cayman Islands branch, and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America, Inc., as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent.
      Our existing credit facilities provide financing of $467.0 million, consisting of:

•	$122.0 million term loan A facility with a six year maturity;

•	$315.0 million term loan B facility with a seven year and six-month maturity; and

•	$30.0 million revolving credit facility with a six year maturity.
      Each of CCI and Texas Acquisition is a borrower under the existing credit facilities. CCI has borrowed approximately $50.0 million of loans under the term loan A facility and approximately $120.0 million of loans under the term loan B facility and Texas Acquisition has borrowed the remaining loans under each of these facilities. The revolving credit facility is available to either borrower. The borrowers’ obligations under the existing credit facilities will be several and not joint.
      The proceeds of the term loans were drawn on the closing date and the proceeds thereof were used to finance the acquisition, refinance certain existing indebtedness of CCI and to pay related costs and expenses. The revolving credit facility includes a subfacility for letters of credit as well as a swingline subfacility. The revolving credit facility was undrawn on the closing date and remains available for general corporate purposes. We refinanced the term loan B borrowings and amended and restated the existing credit agreement on October 22, 2004. For a description of the amendment and restatement, see “— Existing Credit Facilities, Amendment and Restatement” below.
      Amortization; Prepayments. Our existing credit agreement requires the borrowers to make amortization payments as follows:

•	with respect to the term loan A facility, the amortization is 8.2% (payable in quarterly installments) in the first year, increasing in each of the following five years to 12.3%, 16.4%, 16.4%, 20.5% and 26.2%, respectively.

•	with respect to the term loan B facility, the amortization is 1.0% per year (payable in quarterly installments for each quarter ended on or prior to December 31, 2010) with the remaining amount payable in four equal payments in the final year prior to the maturity date.
Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from April 14, 2004, the closing date of the existing credit facilities.
      Prepayments. The existing credit agreement requires CCI and Texas Acquisition to prepay the outstanding term loans, subject to certain exceptions, with:

•	50.0% of excess cash flow;

•	100% of the net proceeds of all non-ordinary course asset sales and any insurance or condemnation proceeds, not reinvested within required time periods;

•	100% of the net proceeds of certain incurrences of indebtedness; and

•	50.0% of the net proceeds from certain issuances of equity.

We may also voluntarily repay outstanding loans under the existing credit facilities at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.
      Interest Rates and Fees. The borrowings under the existing credit facilities bear interest at a rate equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the existing credit facilities is:

•	in respect of the term loan A facility and the revolving credit facility, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans; and

•	in respect of the term loan B facility, 1.75% with respect to base rate loans and 2.75% with respect to LIBOR loans.
Upon the occurrence of certain events, the applicable margin in respect of the term loan A facility and the revolving credit facility will be subject to adjustment.
      In addition to paying interest on outstanding principal under the existing credit facilities, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50%, subject to adjustment upon the occurrence of certain events. The borrowers will also pay customary letter of credit fees and fees of the administrative agent.
      Collateral and Guarantees. Homebase has guaranteed the obligations of each of CCI and Texas Acquisition on a limited, non-recourse basis with recourse only to a first priority security interest in the outstanding shares of capital stock of Illinois Holdings and Texas Holdings (for which the notes will have a second priority security interest).
      Texas Holdings and each of its existing (other than Texas Acquisition, East Texas Fiber Line Incorporated and Telecon, Inc.) and certain future direct and indirect subsidiaries, or the Texas Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis and Texas Holdings, Texas Acquisition and the Texas Subsidiary Guarantors have guaranteed the obligations of CCI on a joint and several basis. Illinois Holdings and each of its existing (other than CCI and in the case of ICTC, subject to obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and certain future direct and indirect subsidiaries, or the Illinois Subsidiary Guarantors, have unconditionally guaranteed the obligations of CCI on a joint and several basis and Illinois Holdings, CCI and the Illinois Subsidiary Guarantors have guaranteed the obligations of Texas Acquisition on a joint and several basis.
      The obligations under the existing credit facilities and all the guarantees (other than the guarantee by Homebase) are secured by substantially all of the assets of each borrower and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the borrowers and each of the Texas Subsidiary Guarantors, the Illinois Subsidiary Guarantors and ICTC (the enforcement of the pledges of capital stock being subject to regulatory restriction); and

•	a security interest in substantially all tangible and intangible assets of Texas Holdings and Illinois Holdings, the borrowers, the Texas Subsidiary Guarantors and the Illinois Subsidiary Guarantors.
      Certain Covenants and Events of Default. The existing credit agreement contains a number of covenants, that, among other things, restrict, subject to certain exceptions, the borrowers’ ability and the ability of Homebase and its subsidiaries, to:

•	incur additional indebtedness or issue capital stock;

•	create liens on assets;

•	repay other indebtedness (including the notes);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments;

•	engage in transactions with affiliates;

•	make capital expenditures;

•	engage in mergers, acquisitions or consolidations;

•	enter into sale-leaseback transactions;

•	amend or otherwise modify agreements governing indebtedness, formation documents and certain material agreements,

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by Homebase and its subsidiaries.
      In addition, the existing credit agreement limits the business activities of Homebase and its subsidiaries to specific activities and requires the borrowers and the guarantors to, among other things:

•	furnish specified financial information to the lenders;

•	comply with applicable laws;

•	maintain its properties and assets;

•	maintain insurance on its properties;

•	keep books and records which accurately reflect its business affairs;

•	comply with environmental laws;

•	pledge after acquired property as collateral and cause certain additional subsidiaries to become guarantors;

•	keep in effect all rights, licenses, permits, privileges, franchises, patents and other intellectual property; and

•	hedge a portion of the term loans.
Our existing credit agreement also includes specified financial covenants, requiring the borrowers to comply with certain financial covenants, and to certify compliance on a quarterly basis, including a maximum total leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum senior secured leverage ratio. The existing credit agreement contains customary representations and warranties and events of default, including but not limited to payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy, material judgments, the occurrence of certain ERISA events and the occurrence of a change of control. If such an event of default occurs, the lenders under the existing credit facilities are entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.
      Amendment and Restatement. On October 22, 2004, we entered into an amended and restated credit facility to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.
      As of March 31, 2005, CCI and Texas Acquisition had borrowed $118.8 million and $193.1 million, respectively, under the term loan C facility and had no borrowings outstanding under the term loan B facility. The amended and restated credit agreement also permits us, subject to certain exceptions, to repurchase or redeem up to $50.0 million of the notes.
      In connection with the proposed initial public offering, we plan to amend and restate our amended and restated credit facility to allow us, upon the satisfaction of certain financial tests, to pay dividends in accordance with the proposed dividend policy.

Amended and Restated Credit Facilities

Overview
      Concurrently with the closing of the initial public offering, we will amend and restate our existing credit agreement. The closing of the initial public offering is conditioned upon the closing of the amended and restated credit facilities.
      The amended and restated credit facilities will provide financing of up to $455.0 million, consisting of:

•	a new term loan D facility of up to $425.0 million available at closing and maturing on October 14, 2011; and

•	a $30.0 million revolving credit facility maturing on April 14, 2010.

      Each of CCI and Texas Holdings will be a borrower under the amended and restated credit facilities. The borrowers’ obligations under the amended and restated credit facilities will be joint and several. The revolving credit facility will not change materially from our existing revolving credit facility, and will continue to include a subfacility for letters of credit as well as a swingline subfacility. We currently expect that the revolving credit facility will be undrawn on the closing of the offering and will remain available for general corporate purposes.

Prepayments
      Principal amounts outstanding under the term loan D facility and the revolving credit facility will be due and payable in full on their respective maturity dates.
      The amended and restated credit agreement will require the borrowers to prepay the term D loan facility, subject to certain exceptions, with (i) 100% of Excess Subject Payment Amounts (defined below under “— Restricted Payments”), subject to adjustment from time to time based on our total net leverage ratio, (ii) 50% of any increase of Available Cash (defined below under “— Restricted Payments”) during a dividend suspension period, (iii) 100% of the net proceeds of all non-ordinary course assets sales and any insurance or condemnation proceeds not reinvested within required time periods, and (iv) 100% of the net proceeds of certain incurrences of indebtedness.
      The borrowers will also be able to voluntarily repay outstanding loans under the amended and restated credit facilities at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and subject to payment of a 1.0% premium for certain prepayments of the term loan D facility made prior to October 22, 2005 with proceeds from a new tranche of term loans under any amendment to the amended and restated credit facilities, which new tranche bears interest at a rate less than that applicable to the term D loans.
     Interest Rates and Fees
      The borrowings under the amended and restated credit facilities will bear interest at a rate per annum equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the amended and restated credit facilities will be 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans. After April 1, 2005, if and for so long as the loans are rated at least B1 (stable) by Moody’s Investors Service, Inc. and B+ (stable) by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., the amended and restated credit facilities will provide that the applicable margin under the term loan D facility will decrease by 0.25% (and any rating with a negative outlook will be treated as one notch below that rating). The applicable margin under the revolving credit facility will also be adjusted from time to time in the future based on our total net leverage ratio (defined below under “— Restricted Payments”), but will not exceed 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans.
      In addition to paying interest on outstanding principal amounts under the amended and restated credit facilities, the borrowers will be required to pay a commitment fee of 0.5% per annum to the lenders under the revolving credit facility for unutilized commitments thereunder subject to adjustment from time to time in the future based on our total net leverage ratio, but not exceeding 0.5%. The borrowers will also be required to pay customary letter of credit fees and fees of the administrative agent.

     Collateral and Guarantees
      CCI Holdings and each of the existing subsidiaries of CCI and CCV (other than ICTC) and certain future direct and indirect domestic subsidiaries, or the subsidiary guarantors, will, on a joint and several basis, fully and unconditionally guarantee the obligations of the borrowers under the amended and restated credit facilities.
      The obligations under the amended and restated credit facilities and all the guarantees will be secured by substantially all of the assets of each borrower and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the borrowers and each of the subsidiary guarantors and ICTC (the enforcement of the pledges of capital stock being subject to regulatory restriction); and

•	a security interest in substantially all tangible and intangible assets of CCI Holdings, the borrowers and the subsidiary guarantors.

     Certain Covenants and Events of Default
      The amended and restated credit agreement will contain a number of covenants, that, among other things, restrict, subject to certain exceptions, the borrowers’ ability and the ability of CCI Holdings and CCI Holdings’ subsidiaries, to:

•	incur additional indebtedness or issue capital stock;

•	create liens on assets;

•	repay other indebtedness (including our senior notes other than as described under “Use of Proceeds”);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments (other than Subject Payments as described below) from the borrowers to CCI Holdings;

•	engage in transactions with affiliates;

•	make capital expenditures;

•	engage in mergers, acquisitions or consolidations;

•	enter into sale-leaseback transactions;

•	amend or otherwise modify agreements governing indebtedness, formation documents and certain material agreements;

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by us and our subsidiaries.

      In addition, the amended and restated credit agreement will contain customary affirmative covenants, including but not limited to, the requirement that the borrowers and the guarantors pledge after-acquired property as collateral and hedge a portion of the term loans.
      Our amended and restated credit agreement will also require the borrowers to comply with certain financial covenants, including a maximum total net leverage ratio, a minimum fixed charge coverage ratio, maximum capital expenditures amount and a maximum senior secured leverage ratio. The amended and restated credit agreement will also contain customary representations and warranties and events of default, including but not limited to payment defaults, covenant defaults, cross-defaults to certain indebtedness and other material agreements, and defaults relating to the incorrectness in any material respect of representations and warranties, certain events of bankruptcy, material judgments, certain ERISA events and a change of control. If such an event of default occurs, the lenders under the amended and restated credit facilities will be entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.

     Restricted Payments
      The restricted payments covenant in the amended and restated credit agreement will permit the borrowers among other things, during any fiscal quarter and so long as no event of default under the amended and restated credit agreement is continuing, subject to specified conditions and restrictions, to pay dividends and distributions on their equity to CCI Holdings and to redeem or repurchase their or CCI Holdings’ debt or equity (“Subject Payments”) under two bases as follows:

•	First, the borrowers may make Subject Payments in an aggregate amount not to exceed Cumulative Available Cash which will be equal to the sum of:

(1) for the portion of the quarter between the closing date of the initial public offering and September 30, 2005, a specified dollar amount;

(2) plus the excess, if any, of:

(a) Available Cash, as defined below, for a period commencing on the first day of the first full fiscal quarter commencing after the closing and ending on the last day of the fiscal quarter then most recently reported; and

(b) the aggregate amount of Subject Payments paid after the closing out of Available Cash.

•	Second, the borrowers may make Subject Payments from the portion of the proceeds of any equity sale not used to redeem or repurchase their indebtedness and not used to fund acquisitions, capital expenditures or make other investments.
      For the twelve months ended March 31, 2005, on a pro forma basis and after giving affect to this offering and related transactions, the borrowers would have been permitted to pay dividends to CCI Holdings of $69.8 million under the amended and restated credit agreement.
      Available Cash means an amount equal to the sum of the following for the applicable period:
      (1) Bank EBITDA;
      (2) minus (to the extent not deducted in the determination of Bank EBITDA) the sum of the following: non-cash dividend income; interest expense net of amortization of debt issuance costs incurred in connection with or prior to the consummation of the initial public offering; capital expenditures from internally generated funds; cash income taxes; any scheduled principal payments of indebtedness; voluntary prepayments of debt (other than in connection with this initial public offering and the related transactions); mandatory prepayments of Term D loans on account of Excess Subject Payment Amounts (defined below) or during a dividend suspension period, and net increases in revolving loans; the cash cost of any extraordinary or unusual losses or charges; and all cash payments made on account of losses or charges expensed during or prior to the period (to the extent not deducted in the determination of Bank EBITDA for such prior period);

(3) plus (to the extent not included in the determination of Bank EBITDA), cash interest income for the period, the cash amount realized in respect of extraordinary or unusual gains during the period and net decreases in revolving loans during the period.
      Bank EBITDA means our Bank Consolidated Net Income (defined below) for the period

(a) plus all amounts deducted in arriving at Bank Consolidated Net Income amount in respect of (without duplication) interest expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, foreign, federal, state and local income taxes for the period, charges for depreciation of fixed assets and amortization of intangible assets during the period, non-cash charges for the impairment of long-lived assets during the period, fees accrued during periods prior to this offering payable to certain of our existing equity investors not exceeding $5.0 million in any twelve-month period, and fees, expenses and charges incurred in connection with this initial public offering and the related transactions as specified in reasonable detail in an amount not to exceed the amount of fees and expenses disclosed under the heading “Use of Proceeds” in this prospectus;

(b) minus (in the case of gains) or plus (in the case of losses) gain or loss on any sale of assets;

(c) minus (in the case of gains) or plus (in the case of losses) non-cash charges relating to foreign currency gains or losses;

(d) plus (in the case losses) and minus (in the case of income) non-cash minority interest income or loss;

(e) plus (in the case of items deducted in arriving at Bank Consolidated Net Income) and minus (in the case of items added in arriving at Bank Consolidated Net Income) non-cash charges resulting from changes in accounting principles;

(f) plus extraordinary loss as defined by GAAP;

(g) plus the first $15.0 million of other expenses relating to the integration of CCV incurred after April 14, 2004 and prior to December 31, 2005;

(h) minus the sum of interest income and extraordinary income or gains as defined by GAAP; and

(i) plus unusual or nonrecurring charges, fees or expenses (excluding integration expenses) relating to the acquisition of TXUCV (including severance payments and retention bonuses) that were incurred during the fiscal quarter ended June 30, 2004 (net of any offsetting items that increased Bank EBITDA in such quarter as a result thereof) and to give pro forma effect to the TXUCV acquisition and the IPO transactions as if they had occurred on the first day of such fiscal quarter and in an aggregate amount not to exceed $12.0 million.

      Bank Consolidated Net Income means our net income or loss for the period determined on a consolidated basis in accordance with GAAP excluding, the income or loss of any person (other than any of our consolidated subsidiaries) in which any other person (other than the borrowers or any of their consolidated subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to either borrower or any of their consolidated subsidiaries by that person during the period, the cumulative effect of a change in accounting principles during such period, any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, the income or loss of any person accrued prior to the date it becomes a subsidiary of a borrower or is merged into or consolidated with either borrower or any of their subsidiaries or that person’s assets are acquired by either borrower or any of their subsidiaries, and the income of any consolidated subsidiary of a borrower to the extent that declaration of payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.
      Excess Subject Payment Amount means for any fiscal quarter, the amount by which restricted payments, investments out of Available Cumulative Cash, or redemptions or repurchases of indebtedness during such fiscal quarter exceed the sum of $11.875 million plus the amount of proportionate dividends paid on common stock issued under our restricted share plan to the extent reserved for future issuance at the time of consummation of the initial public offering.
      The borrowers’ ability to make restricted payments will depend on our compliance with, among other things, the following:

•	If the total net leverage ratio, as of any fiscal quarter, is greater than 4.75:1.0, we will not be allowed to pay our Subject Payments from Available Cash. The total net leverage ratio will be defined as the ratio of total net debt (defined as total debt minus the lesser of (x) the consolidated cash and cash equivalents in excess of $5,000,000 reflected on our balance sheets, other than amount that could be classified as “restricted cash” in accordance with GAAP (and excluding consolidated cash of any subsidiary that is not a loan party to the extent the subsidiary would be prohibited from distributing cash to a loan party), and (y) $25.0 million) to Bank EBITDA.

•	In addition, the borrowers will not be permitted to pay Subject Payments if an event of default exists under the amended and restated credit agreement. In particular, it will be an event of default if:

•	our total net leverage ratio, as of the end of any fiscal quarter, is greater than 5.00:1.00;

•	our senior secured leverage ratio (as defined in the amended and restated credit agreement), as of the end of any fiscal quarter, is greater than 4.00:1.00;

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00; or

•	we make or commit to make capital expenditures greater than $45,000,000 in any fiscal year, provided that the base amount may be increased by up to 100% of such base amount by carrying over to any such period any portion of the base amount (without giving effect to any increase) not spent in the immediately preceding period, and that capital expenditures in any period shall be deemed first made from the base amount applicable to such period in any given period.

GECC Capital Leases
      CCI Texas leases certain furniture, fixtures, equipment and leasehold improvements at CCI Texas’ current corporate headquarters in Irving pursuant to two Master Lease Agreements between CCI Texas and GECC. During 2004, CCI Texas paid a total of $1.2 million to GECC pursuant to these capital leases. The leases had an initial term of 30 months and, each ended on October 1, 2004. At the termination of the initial term of the first lease for leasehold improvements, CCI Texas elected to purchase the scheduled leasehold improvements for $1.1 million. At the termination of the initial term of the second lease for furniture, fixtures and equipment, CCI Texas elected to extend the term of the agreement until April 1, 2007, at which time CCI Texas will have an option to purchase the equipment for its then fair market value. As of March 31, 2005, the outstanding principal amount of this capital lease was $1.1 million. On May 27, 2005, CCI Texas elected to pay in full the outstanding balance on this lease.

DESCRIPTION OF NOTES
General
      The form and terms of the exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. References in this section to the “notes” are references to both the outstanding notes and the exchange notes.
      The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of April 14, 2004 (the “Indenture”), among the issuers, Homebase and Wells Fargo Bank, N.A., as trustee. Upon the issuance of the exchange notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.
      The following is a summary of certain provisions of the Indenture and the notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. You can obtain a copy of the Indenture by following the directions set forth under the heading “Where You Can Find More Information”. The capitalized terms defined in “— Certain Definitions” below are used in this “Description of Notes” as so defined. As used herein, the term “Company” or “Homebase” refers to Homebase Acquisition, LLC and the terms “Issuers”, “our”, “we” or “us” refers to CCI Illinois and CCI Texas, collectively, as several but not joint issuers of the notes.
      Principal of, and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York, except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the registered Holders of the notes as such address appears in the Note Register.
      The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.
Effect of the Reorganization and IPO
      On the closing of the reorganization and the proposed initial public offering, the issuers and Homebase will be merged and Consolidated Holdings (currently one of the issuers) will survive these mergers. As a result, for all purposes for this summary, references to “issuers” and “Issuers” should be understood to be Consolidated Holdings as the single issuer of the notes under the Indenture.
Terms of the Notes
      The outstanding notes were issued initially in an aggregate principal amount of $200.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, which may vote as a class with the notes and otherwise be treated as notes for purposes of the Indenture.
      The notes are the several obligations of the Issuers. Of the initial aggregate principal amount of $200.0 million of notes, CCI Illinois is severally liable with respect to the payment of 37.5% of each $1,000 principal amount of notes together with interest thereon (the “CCI Illinois Portion”), and CCI Texas is severally liable with respect to the payment of 62.5% of each $1,000 principal amount of notes together with interest thereon (the “CCI Texas Portion”). Except as otherwise described herein, CCI Illinois and CCI Texas are severally but not jointly liable in respect of each note in the relative proportions of the CCI Illinois Portion and the CCI Texas Portion, respectively.
      The notes will mature on April 1, 2012. Each note bears, or will bear, interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears in cash to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing October 1, 2004.
Special Redemption
      The notes (and any Additional Notes) will be redeemable, at the Issuers’ option, in whole, but not in part, at any time during the first 540 days following their original date of issuance with all or a portion of the proceeds of a Qualified IDS Offering. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent including, without limitation, the successful completion of the Qualified IDS Offering on terms and conditions acceptable to the Company. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below (expressed as days following the date of original issuance of the notes):

Redemption
Period	Price

Day 1 through Day 360	107.313%
Day 361 through Day 540	109.750%
      “Qualified IDS Offering” means a bona fide offering in the United States of units consisting of common stock and notes of the Company or a Parent entity thereof, the proceeds of which are contributed to the Issuers in such amount as is sufficient to redeem the notes at the applicable redemption price on the date of redemption.
Optional Redemption
      Except as provided under “Special Redemption” above and in the next succeeding paragraph, the notes (and any Additional Notes) will not be redeemable at the option of the Issuers prior to April 1, 2008. Thereafter, the notes (and any Additional Notes) will be redeemable, at the Issuers’ option, in whole or in part, and from time to time on and after April 1, 2008 and prior to maturity. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Redemption
Period	Price

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%
      In addition, at any time and from time to time prior to April 1, 2007, the Issuers at their option may concurrently redeem the notes (and any Additional Notes) in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the notes (plus the principal amount of any Additional Notes), with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 109.750% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of the notes equal to at least 65% of the original aggregate principal amount of the notes (plus the principal amount of any Additional Notes) must remain outstanding after each such redemption. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company or a Parent entity thereof, and (y) proceeds of which in an amount equal to or exceeding the redemption amount are contributed as Capital Stock (other than Disqualified Stock) to the Issuers or any of their Restricted Subsidiaries. The Issuers may make such redemption upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.
      Redemptions of notes will not necessarily be required to be pro rata between the Issuers. In addition, in connection with any partial redemption of notes, the notice of redemption will advise holders, among other things, of the several amounts of the CCI Illinois Portion and the CCI Texas Portion to be redeemed.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales”. The Issuers may at any time, and from time to time, purchase notes in the open market or otherwise.
Selection
      In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. In the event of any partial redemption, the liability of each Issuer for each note that remains outstanding shall continue in the same proportion as the relative proportions of the CCI Illinois Portion and the CCI Texas Portion, respectively.
Note Guarantees
      The monetary obligations of each Issuer pursuant to the notes, including any repurchase obligation resulting from a Change of Control, is guaranteed on a non-recourse basis by the Company, limited in recourse to a second priority pledge of the common stock of the Issuers. The obligation of CCI Illinois with respect to the CCI Illinois Portion is guaranteed on a senior unsecured basis by CCI Texas. The obligation of CCI Texas with respect to the CCI Texas Portion is guaranteed on a senior unsecured basis by CCI Illinois. The terms and conditions of these Note Guarantees are further described below.
      Pursuant to the Pledge and Guarantee Agreement, the Company will unconditionally Guarantee, on a limited non-recourse basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of each Issuer under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations of each Issuer being herein called the “Guaranteed Note Obligations”). If either or both of the Issuers are unable to make payment of principal and interest due under the notes, the Company’s Guarantee of each Issuer’s Guaranteed Note Obligations will be limited solely to the value of a second priority lien on the Issuers’ capital stock (the “Collateral”). The Company shall not be liable to either Issuer for any deficiency resulting from any such realization or otherwise. In general, pursuant to the terms of the Pledge and Guarantee Agreement, the Trustee will have no rights with respect to the Collateral except to receive the proceeds therefrom after the discharge in full of all obligations under the Credit Agreement (or any successor Credit Facility) and the termination of all commitments thereunder. Following such discharge and termination, any remaining proceeds from the sale of the Collateral will be made available to the

Trustee for application as provided in the Indenture. There can be no assurance that the proceeds from the sale of the Collateral ultimately available to the holders of notes, if any, will be sufficient to satisfy amounts owing on the notes at such time. In addition, your rights under the Pledge and Guarantee Agreement to foreclose on and sell the stock of the Issuers would be subject to receipt of federal and Illinois regulatory commission approvals, which could be delayed, withheld or denied.
      CCI Illinois will fully and unconditionally Guarantee, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the Guaranteed Note Obligations of CCI Texas under the Indenture and the notes with respect to the CCI Texas Portion. CCI Texas will fully and unconditionally Guarantee, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Guaranteed Note Obligations of CCI Illinois under the Indenture and the notes with respect to the CCI Illinois Portion.
      Subject to the limitations described above, the Issuers (but not the Company) as Note Guarantors will also agree to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Note Guarantee.
      Each Note Guarantee shall be a continuing Guarantee and shall

(1) remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other relevant Guaranteed Note Obligations then due and owing, unless earlier terminated as described below,

(2) be binding upon such Note Guarantor and

(3) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.
      Notwithstanding the preceding paragraph, Note Guarantees will be subject to termination and discharge under the circumstances described in this paragraph:

(1) The Company will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect,

(A) with respect to the predecessor Company, as and when provided under the provisions described in the second paragraph under “— Merger, Consolidation and Sale of Property”,

(B) pursuant to the terms of its Note Guarantee,

(C) upon legal or covenant defeasance of the relevant Issuer’s obligations, or satisfaction and discharge of the Indenture,

(D) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the relevant Issuer is liable and all other Guaranteed Note Obligations of such Issuer then due and owing and

(E) in the event of an Intermediate Holdco Reorganization as contemplated by the definition of the “Company” following the assumption of such Note Guarantee by the Intermediate Holdco.

(2) An Issuer will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect,

(A) with respect to the relevant predecessor Issuer, as and when provided under the provisions described in the second paragraph under “— Merger, Consolidation and Sale of Property”,

(B) pursuant to the terms of its Note Guarantee,

(C) upon legal or covenant defeasance of the other Issuer’s obligations, or satisfaction and discharge of the Indenture, and

(D) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the Issuer is liable and all other Guaranteed Note Obligations of the Issuer then due and owing.

Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Note Guarantee.
      The Note Guarantors shall not be required to make a notation on the notes to reflect any such Note Guarantee or any such release, termination or discharge.
Ranking
      The indebtedness evidenced by the notes is unsecured senior obligations of each Issuer. The notes rank pari passu in right of payment with all existing and future Senior Indebtedness of each Issuer, and senior to all existing and future Subordinated Indebtedness of each Issuer. The notes are also effectively subordinated to any Secured Indebtedness of each Issuer, including the obligations of the Issuers under the Credit Agreement on the closing date, to the extent of the value of the assets securing such Secured Indebtedness.
      The indebtedness evidenced by the Note Guarantees of each Issuer are unsecured Senior Indebtedness of the applicable Note Guarantor. Such Note Guarantees rank pari passu in right of payment with all existing and future Senior Indebtedness of such Note Guarantor, and senior to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of such Note Guarantor, including the obligations of such Note Guarantor under the Credit Agreement on the closing date, to the extent of the value of the assets securing such Secured Indebtedness.
      In addition, the Note Guarantee of the Company is contractually subordinated to the Guarantee by the Company of the Credit Agreement.
      At March 31, 2005,

(1) CCI Illinois and CCI Texas would have had approximately $624.9 million of Senior Indebtedness, including the notes and the Note Guarantees of the Issuers, $424.9 million of which was Secured Indebtedness of CCI Illinois and CCI Texas;

(2) CCI Illinois and CCI Texas would have had no Subordinated Indebtedness; and

(3) the Issuers’ Subsidiaries would have had total Indebtedness, including such Subsidiary’s obligations under the Credit Agreement and the guarantees thereof, of approximately $424.9 million.
      The notes are the several obligations of the Issuers. Since all of the operations of the Issuers are conducted through their Subsidiaries, none of which will guarantee the notes, each Issuer’s ability to service its Indebtedness, including the notes, will be dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to such Issuer. The payment of dividends and the making of loans and advances to each Issuer by its Subsidiaries may be subject to various restrictions. The Credit Agreement may contain provisions that may under certain circumstances prohibit the payment of dividends or the making of other payments or advances to such Issuer. In addition, the ability of each Issuer’s Subsidiaries to make such payments or advances to such Issuer may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to such Issuer is required from such regulatory bodies or other governmental entities. In addition, unless such Subsidiary becomes a Note Guarantor of such Issuer in the future, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Issuer. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Subsidiaries of such Issuer that are not Note Guarantors. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and their Restricted Subsidiaries may Incur, the amounts of such

Indebtedness could be substantial and such Indebtedness may be Secured Indebtedness. In addition, each of the Issuers’ Subsidiaries have other liabilities, including contingent liabilities (including the cross-guarantee obligations under the Credit Agreement), that may be significant. See “Risk Factors — Risks Relating to Our Indebtedness and Our Capital Structure — Each of the issuers is a holding company, and they may not have access to sufficient cash to make payments on the notes. In addition, the notes will be effectively subordinated to the liabilities and any preferred stock of the issuers’ subsidiaries”.
      Although the Indenture limits the incurrence of Indebtedness (including Preferred Stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.
Change of Control
      Upon the occurrence after the Issue Date of a Change of Control, each Holder will have the right to require the Issuers to concurrently repurchase all or any part of such Holder’s notes equal to $1,000 or in integral multiples of $1,000 at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obligated to repurchase notes pursuant to this covenant in the event that they have exercised their right to redeem all the notes as described under “— Optional Redemption”.
      The Issuers will not be required to make a Change of Control Offer (as defined below) following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers, and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      The Change of Control covenant is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.
      Unless the Issuers have exercised their right to redeem all the notes as described under “— Optional Redemption”, the Issuers shall, not later than 30 days following the date the Issuers obtain actual knowledge of any Change of Control having occurred, or that it will occur, mail a notice to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuers to concurrently purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased; and

(5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer (the “Change of Control Offer”) is conditioned on the occurrence of such Change of Control.
      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      Agreements governing future Senior Indebtedness of the Issuers may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, an Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by such Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s or an Issuers’ assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or the Issuers, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the notes have the right to require the Issuers to repurchase such notes.
Certain Covenants
      The Indenture contains covenants including, among others, the following:
      Limitation on Indebtedness and Issuance of Preferred Stock. (a) The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness and the Issuers shall not issue any Disqualified Capital Stock, and shall not permit any of their Restricted Subsidiaries to issue any Preferred Stock; provided that the Issuers or their Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Leverage Ratio of the Issuers and their respective Restricted Subsidiaries (on a consolidated combined basis) would not exceed 6.0 to 1.0.
      (b) Notwithstanding the foregoing paragraph (a), the Issuers and their Restricted Subsidiaries, collectively, may Incur the following Indebtedness (including, if applicable, Acquired Indebtedness or, in the case of the Issuers only, Disqualified Capital Stock) (“Permitted Indebtedness”):

(1) Indebtedness of the Issuers evidenced by the notes issued on the Issue Date and any Note Guarantee;

(2) Indebtedness under one or more Credit Facilities, provided that the aggregate principal amount of all such Indebtedness under the Credit Facilities at any one time outstanding under this clause (2) shall not exceed $515.0 million;

(3) Indebtedness of the Issuers or any of their Restricted Subsidiaries in respect of Capital Lease Obligations and Purchase Money Indebtedness, provided that (1) the aggregate principal amount of such Indebtedness does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (2) the aggregate principal amount of all Indebtedness Incurred and then outstanding pursuant to this clause (3) (together with all Permitted Refinancing Indebtedness Incurred and then outstanding in respect of Indebtedness previously Incurred pursuant to this clause (3)) shall not exceed $20.0 million;

(4) Indebtedness of an Issuer owing to and held by the other Issuer or any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary of an Issuer owing to and held by an Issuer or any other Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to such Issuer or a Restricted Subsidiary of such Issuer) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(5) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within two Business Days of receipt by the borrower of notice of such overdraft;

(6) obligations arising from or representing deferred compensation to employees of the Company or its Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are Incurred in the ordinary course of business;

(7) Indebtedness arising from agreements of the Issuers or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary thereof, other than guarantees of Indebtedness incurred by a Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (1) such Indebtedness is not reflected on the balance sheet of an Issuer or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and (2) the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by one or both Issuers and/or any Restricted Subsidiary in connection with such disposition;

(8) Indebtedness under Hedging Obligations entered into by the Issuers or their Restricted Subsidiaries for the purpose of limiting interest rate risk in the ordinary course of the financial management of such Issuer or its Restricted Subsidiaries and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

(9) Indebtedness in connection with one or more standby letters of credit, bankers acceptances, surety or appeal bonds or performance bonds issued by the Issuers or their Restricted Subsidiaries in the ordinary course of business or pursuant to self-insurance obligations or in connection with workers’ compensation claims and not in connection with the borrowing of money or the obtaining of advances or credit;

(10) Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (9) above or that is entitled to be Incurred pursuant to the paragraph (a) of this covenant) outstanding on the Issue Date not otherwise described in clauses (1) through (9) above;

(11) Indebtedness in an aggregate principal amount or liquidation preference (or accreted value, as applicable) outstanding at any one time not to exceed $20.0 million;

(12) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to paragraph (a) of this covenant and clauses (1) and (10) above; and

(13) Indebtedness, to the extent that the net proceeds thereof are promptly (1) used to repurchase notes tendered upon a Change of Control Offer or (2) deposited to defease all of the notes, any Additional Notes or any Exchange Notes as described below under “— Defeasance”.
      Notwithstanding anything to the contrary contained in this covenant, (a) the Issuers shall not Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of an Issuer unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations, and (b) the Issuers shall not permit any of their Restricted Subsidiaries to Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of such Issuer, provided, however, that no Indebtedness of an Issuer or any Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Issuer or Restricted Subsidiary solely by virtue of being unsecured.

      The accrual of interest, the accretion of principal or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.
      For purposes of determining compliance with the foregoing covenant, (A) in the event that an item of Indebtedness (including Indebtedness issued by an Issuer to the lenders that are party to a Credit Facility) meets the criteria of more than one of the types of Indebtedness described above, an Issuer, in its sole discretion, will be permitted to classify, and, subsequent to its initial Incurrence, reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of the above clauses and (B) an item of Indebtedness (including Indebtedness issued by an Issuer to the lenders that are party to a Credit Facility) may be divided and classified in more than one of the types of Indebtedness described above and the outstanding principal amount of any Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded.
      Limitation on Restricted Payments. (a) The Issuers shall not make, and shall not permit any of their Restricted Subsidiaries to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(2) the Issuers (on a consolidated combined basis) could not Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness and Issuance of Preferred Stock”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be based upon Fair Market Value) declared or made subsequent to the Issue Date and then outstanding would exceed, at the date of determination, without duplication, the sum of:

(A) an amount (whether positive or negative) equal to the Issuers’ combined EBITDA from the beginning of the first fiscal quarter in which the notes are originally issued to the end of the Issuers’ most recent fiscal quarter for which internal financial statements are available at the date of such Restricted Payment, taken as a single accounting period, less the product of 1.5 times the Issuers’ Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Issuers’ most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period,

(B) Capital Stock Sale Proceeds,

(C) the sum of (A) the aggregate net cash proceeds received by any Issuer or any of its Restricted Subsidiaries from the issuance or sale after the Issue Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuers and (B) the aggregate amount by which Indebtedness of the Issuers or any of their Restricted Subsidiaries is reduced on the Issuers’ consolidated combined balance sheet on or after the Issue Date upon the conversion or exchange of any Indebtedness issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuers (excluding, in the case of clause (A) or (B), (x) any such Indebtedness issued or sold to the Issuers or a Subsidiary of the Issuers or an employee stock ownership plan or trust established by the Issuers or any such Subsidiary for the benefit of their employees and (y) the aggregate amount of any cash or other Property distributed by the Issuers or any of their Restricted Subsidiaries upon any such conversion or exchange), and

(D) an amount equal to the sum of (A) the net reduction in, or any return on, Investments (other than Permitted Investments) resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to any Issuer or any Restricted Subsidiary in respect of such Investment, or from the reclassification of any Unrestricted Subsidiary as a Restricted Subsidiary, or from the disposition of capital stock of an Unrestricted Subsidiary for cash or Property (valued at the Fair Market Value thereof) received by any Issuer or any Restricted Subsidiary, and (B) the portion (proportionate to any Issuer’s equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by any Issuer or any Restricted Subsidiary in such Person.
      (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each, a “Permitted Payment”):

(1) the payment of dividends on Capital Stock of the Company or the Issuers within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(2) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of Capital Stock of an Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of an Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of an Issuer or an employee stock ownership plan or trust established by an Issuer or any such Subsidiary for the benefit of their employees); provided, however, that (A) such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (B) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (a)(3) above;

(3) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(4) the repurchase of shares of, or of options to purchase shares of, common stock of an Issuer or any of its Affiliates or Subsidiaries from current or former officers, directors, employees or consultants of an Issuer or any of its Subsidiaries (or permitted transferees of such current or former officers, directors, employees or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (A) the aggregate amount of such repurchases shall not exceed $5.0 million in any fiscal year, (B) such repurchases shall be included in the calculation of the amount of Restricted Payments and (C) at the time of any such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

(5) so long as no Default or Event of Default shall have occurred and be continuing, the payment of the fees and expenses of the Equity Investors as contemplated by the Professional Service Fee Agreements up to $5.0 million in aggregate in each fiscal year; provided, however, that any such amounts paid in excess of $3.0 million per fiscal year shall be included in the calculation of the amount of Restricted Payments;

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of an Issuer Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent that the amount of all

Repayment obligations with respect thereto is included in the calculation of the consolidated combined Indebtedness of the Issuers for the purposes of the Leverage Ratio, provided, however, that such amounts are excluded in the calculation of the amount of Restricted Payments;

(7) the payment of dividends, other distributions or other amounts by an Issuer to the Company, to pay fees and expenses required to maintain its existence as a limited liability company, including as contemplated by the LLC Agreement (including franchise taxes and federal, state, local and foreign income taxes), customary salary, bonus and other benefits payable to its officers and employees, expenses of members of the Board of Directors and other general corporate administrative and overhead expenses, in the aggregate not to exceed $1.0 million in any fiscal year, of which $500,000 may be carried over to the succeeding fiscal year to the extent not used in the preceding fiscal year; provided, however, that upon the consummation of a Public Equity Offering, such amounts shall be $2.0 million and $1.0 million, respectively; provided, further, however, that such Permitted Payments shall be included in the calculation of the amount of Restricted Payments;

(8) so long as no Default or Event of Default shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of the Issuers pursuant to written agreements with such members in an aggregate principal amount not to exceed $2.0 million in the aggregate at any one time outstanding, provided, however, that any such loans shall be included in the calculation of Restricted Payments;

(9) repurchases of Capital Stock deemed to occur upon (A) the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and (B) any purchase or acquisition from, or withholding on issuances to, any employee of an Issuer’s Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of the Issuer’s Capital Stock, provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(10) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payment, purchase, redemption, defeasance or other acquisition or retirement shall be included in the calculation of the amount of Restricted Payments;

(11) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon the exercise or conversion of securities exercisable or convertible into Capital Stock of an Issuer, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(12) payments or distributions, in the nature of satisfaction of dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the Property and assets of the Company or an Issuer, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) following the first Public Equity Offering that results in a Public Market, pay dividends on the Capital Stock of the Issuers of up to 6.0% per year of the cash proceeds contributed to the Issuers (net of underwriters’ fees, discounts or commissions paid by the Issuers) of such first Public Equity Offering; provided, however, that (1) such dividends shall be (x) paid pro rata to the holders of all classes of the applicable class of Capital Stock of the ultimate parent entity of the Issuers and (y) included in the calculation of the amount of Restricted Payments and (2) at the time of payment of any such dividend, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(14) the declaration and payment of dividends by an Issuer to the Company; provided that an equal amount of cash equity is concurrently contributed by the Company to the other Issuer; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; and

(15) other Permitted Payments in an amount which does not exceed $10.0 million; provided, however, that such Permitted Payments shall be included in the calculation of the amount of Restricted Payments.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Restricted Subsidiaries to

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed to such Issuer or any of its other Restricted Subsidiaries,

(b) make any loans or advances to such Issuer or any of its other Restricted Subsidiaries or

(c) transfer any of its Property to such Issuer or any of its other Restricted Subsidiaries.
      The foregoing limitations will not apply

(1) with respect to clauses (a), (b) and (c), to restrictions

(A) arising under agreements of such Issuer and any of its Restricted Subsidiaries (as of the Issue Date) that were in effect on the Issue Date, including with respect to the Exchange Notes,

(B) arising under Credit Facilities; provided such restrictions are no more restrictive than those contained in the Credit Agreement as in effect on the Issue Date,

(C) relating to Indebtedness of such Issuer’s Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by such Issuer or another of its Restricted Subsidiaries,

(D) that result from the Refinancing of Indebtedness, provided such restriction is no more restrictive than those under the agreement evidencing the Indebtedness so Refinanced,

(E) required by any governmental body or regulatory authority having jurisdiction over such Issuer or any of its Restricted Subsidiaries or any of their businesses or any rule, regulation, order or applicable law,

(F) with respect to the disposition or distribution of assets or Property in joint venture and other similar agreements entered into in the ordinary course of business, or

(G) on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(2) with respect to clause (c) only, to restrictions

(A) relating to Indebtedness that is permitted to be Incurred and/or secured without also securing the notes pursuant to the covenants described under “— Limitation on Indebtedness and Issuance of Preferred Stock” and/or “— Limitation on Liens”, as applicable, that limit the right of the debtor to dispose of the Property securing such Indebtedness,

(B) encumbering Property at the time such Property was acquired by such Issuer or any of its Restricted Subsidiaries, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D) customary restrictions contained in asset sale or stock purchase agreements limiting the transfer of such Property, or payments, dividends or other distributions by any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary and Property of any such Restricted Subsidiary subject to a pending sale) pending the closing of such sale.
      Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. An Issuer shall not (a) sell, transfer, convey or otherwise dispose of any shares of Capital Stock of any of its Restricted Subsidiaries or

(b) permit any of its Restricted Subsidiaries to, directly or indirectly, issue, sell, transfer, convey or otherwise dispose of any shares of its Capital Stock, other than

(1) directors’ qualifying shares,

(2) to such Issuer or a Wholly Owned Subsidiary of such Issuer, or

(3) if, immediately after giving effect to such disposition, (A) such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (B) any Investment in such Person remaining after giving effect thereto is treated as a new Investment by an Issuer and such Investment would be permitted to be made under the covenant described under “ — Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition; provided, however, that, in the case of this clause (3), such issuance, sale or disposition is effected in compliance with the covenant described under “— Limitation on Asset Sales”.
      For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of an Issuer or any of the Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.
      Limitation on Asset Sales. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless

(a) such Issuer or its Restricted Subsidiaries receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75.0% of the consideration paid to such Issuer or its Restricted Subsidiaries in connection with such Asset Sale is in the form of cash or cash equivalents; and

(c) such Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).
      For purposes of this covenant, each of the following will be deemed to be cash or cash equivalents:

(a) any liabilities, as shown on an Issuer’s most recent consolidated balance sheet, (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers and the Restricted Subsidiaries from further liability;

(b) any securities, notes or other obligations received by an Issuer or any Restricted Subsidiary from the transferee that are converted by such Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt;

(c) any Designated Non-cash Consideration received by an Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by such Issuer or its Restricted Subsidiaries, to the extent that such Issuer or its Restricted Subsidiaries elects (or is required by the terms of any Indebtedness):

(a) to Repay Senior Indebtedness of an Issuer or a Restricted Subsidiary (excluding any Indebtedness owed to an Affiliate of such Issuer);

(b) subject to the covenant described under “— Limitation on Restricted Payments”, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by an Issuer or another of its Restricted Subsidiaries); or

(c) any combination of the foregoing clauses (a) and (b).
Pending such application, and subject in all respects to the procedures set forth below, an Issuer may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Indebtedness or may make an Investment in U.S. Government Obligations.
      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Indebtedness) segregated from the general funds of such Issuer for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuers will concurrently be required to make an offer to purchase (the “Prepayment Offer”) the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indenture, such Issuer or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term “Allocable Excess Proceeds” will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Indebtedness of the Issuers outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuers to concurrently make an offer to purchase such Indebtedness at substantially the same time as the Prepayment Offer.
      Within five Business Days after the Issuers are concurrently obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuers shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding the Issuers and their Subsidiaries as the Issuers in good faith believe will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.
      Limitation on Transactions with Affiliates. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of either Issuer (an “Affiliate Transaction”), unless

(a) the terms of such Affiliate Transaction are

(1) set forth in writing,

(2) in the best interest of such Issuer or its Restricted Subsidiaries, as the case may be, and

(3) no less favorable to such Issuer or its Restricted Subsidiaries, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Issuer,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, either (x) such Issuer’s Board of Directors (including a majority of the disinterested members of such Issuer’s Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a board resolution promptly delivered to the Trustee or (y) such Issuer complies with clause (c) of this paragraph (without regard to the dollar threshold contained therein), and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, such Issuer obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to such Issuer or its Restricted Subsidiary, as the case may be.
      Notwithstanding the foregoing limitation, an Issuer or its Restricted Subsidiaries may enter into or suffer to exist the following:

(a) any transaction or series of transactions exclusively between or among, as the case may be,

(w) the Issuers,

(x) an Issuer and one or more Restricted Subsidiaries,

(y) two or more Restricted Subsidiaries, or

(z) the Issuers and one or more Restricted Subsidiaries of either Issuer;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”, including, but not limited to, Permitted Payments and Permitted Investments;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) or the entering into, and performance of, any indemnification agreement, for the personal services of officers, directors and employees of an Issuer or any of its Restricted Subsidiaries, so long as such payments are pursuant to a policy (1) established by its Board of Directors in good faith and (2) evidenced by a resolution of its Board of Directors that establishes standards to ensure that the terms and amount of such compensation are fair consideration for the services to be performed;

(d) loans and advances to employees made in the ordinary course of business of an Issuer or its Restricted Subsidiaries, as the case may be, provided that such loans and advances do not exceed $2.0 million in the aggregate at any one time outstanding;

(e) any sale or other issuance of Capital Stock (other than Disqualified Stock) of an Issuer;

(f) in the case of joint ventures in which an Issuer or any Restricted Subsidiary has an interest, so long as the other parties to the joint venture which are not Affiliates of the Issuer own at least 50% of the equity of such joint venture, transactions between such joint venture and the Issuer or any Restricted Subsidiary; provided, that the Board of Directors of such Issuer or Restricted Subsidiary approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (a)(2) and (3) of the first paragraph of this covenant;

(g) any transactions between Homebase and any of its Subsidiaries or Affiliates and any existing or future portfolio company of any of the Equity Investors in the Telecommunications Business in the ordinary course of business (including, without limitation, the payment of access fee charges); provided, that the Board of Directors of such Issuer or Restricted Subsidiary approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (a)(2) and (3) of the first paragraph of this covenant; or

(h) any transactions, to the extent not addressed by other clauses of this paragraph or the definition of Permitted Payments, as in effect on the Issue Date and contemplated by this prospectus and reasonable modifications or extensions of such transactions consistent with past practice and not less favorable to the Issuers from a financial point of view.
      Limitation on Sale and Leaseback Transactions. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless

(a) such Issuer or its Restricted Subsidiaries would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness and Issuance of Preferred Stock” and (2) create a Lien on such Property securing such Attributable Indebtedness without also securing the notes pursuant to the covenant described under “Limitation on Liens” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales”.
      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of an Issuer may designate any Subsidiary of such Issuer to be an Unrestricted Subsidiary if

(a) the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, such Issuer or any of its Restricted Subsidiaries,

(b) the Subsidiary to be so designated is not obligated under any Indebtedness, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of such Issuer or of any of its Restricted Subsidiary and

(c) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) such designation is effective immediately upon such entity becoming a Subsidiary of such Issuer.
      Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of such Issuer will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary of such Issuer and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary of an Issuer may be redesignated as an Unrestricted Subsidiary of such Issuer.
      The Board of Directors may designate any of such Issuer’s Unrestricted Subsidiaries to be a Restricted Subsidiary of such Issuer if, immediately after giving pro forma effect to such designation, (x) the Issuers could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the covenant described under “— Limitation on Indebtedness and Issuance of Preferred Stock” and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any such designation or redesignation by the Board of Directors of an Issuer will be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation or redesignation and an Officers’ Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Issuers in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuers’ fiscal year, within 90 days after the end of such fiscal year).
      Limitation on Company’s Business. An Issuer shall not, and shall not permit any or its Restricted Subsidiaries, to, directly or indirectly, engage in any business other than the Telecommunications Business.
      Limitation on Activities of the Company. The Company shall not conduct or engage in any business or hold or acquire any assets other than

(a) the ownership of all of the Capital Stock of the Issuers and any activities directly related to such ownership,

(b) the performance of its obligations under and in connection with its Note Guarantee and the Credit Agreement and the performance of similar obligations with respect to any Credit Facility or other items of indebtedness of future direct subsidiaries of the Company other than the Issuers,

(c) the undertaking of any actions required by law, regulation or order, including to maintain its existence,

(d) the ownership of the Capital Stock of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships;
provided, however, that if there is a reorganization or other transaction (any such reorganization or other transaction, an “Intermediate Holdco Reorganization”) the effect of which is to create a new immediate parent of the Issuers other than Homebase (an “Intermediate Holdco”) and such Intermediate Holdco assumes the obligations of Homebase under the Indenture, the notes, any Additional Notes and the Exchange Notes and any related guarantees in form and substance reasonably satisfactory to the Trustee, then for all purposes, the “Company” shall refer to such Intermediate Holdco and Homebase shall not be subject to this or other covenants of the Indenture.
      Limitation on Liens. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Indebtedness, the notes are secured on an equal and ratable basis with such Indebtedness and (b) if such Lien secures any other Indebtedness, such Lien shall be subordinated to a Lien securing the notes in the same Property as that securing such other Indebtedness (and if such Lien secures a Subordinated Obligation, such Lien shall be subordinated to a Lien securing the notes to at least the same extent as such Subordinated Obligation is subordinated to the notes).
      Any Lien created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien giving rise to the requirement under this covenant to equally and ratably secure the notes under either clause (a) or (b) above.
      SEC Reports. At all times from and after the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement relating to the notes (the “Registration”), notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuers will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as notes are outstanding, the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the SEC pursuant to the reporting requirements of such Section 13(a) or 15(d) if the Issuers were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Issuers would have been required so to file such documents if the Issuers were so subject, including:

(a) an annual report on Form 10-K (or any successor form) containing the information required to be contained therein for such fiscal year,

(b) quarterly reports on Form 10-Q containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flows) and Management’s Discussion and Analysis of Financial Condition and Results of Operations for and as of the end of such quarters (with comparable financial statements for such quarter of the immediately preceding fiscal year); and

(c) all current reports that would be required to be filed with the SEC on Form 8-K.
Each report filed by an Issuer pursuant to clause (a) or (b) above shall contain, or shall be accompanied by a current report on Form 8-K containing, the most recent audited financial statements (in the case of clause (a)) or unaudited financial statements (in the case of clause (b)) of the Issuers on a combined consolidated basis for the period covered by such Form 10-K or Form 10-Q, as the case may be.
      The Issuers will also, within 15 days after the date on which the Issuers file such reports, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee copies of any such information, documents and reports (without exhibits) (or, in lieu of one or more of the quarterly reports for fiscal 2004, a registration statement filed with the SEC under the Securities Act or any amendment thereto, provided such registration statement or amendment contains the information that would have been included in each such report). The Issuers will be deemed to have satisfied such requirements if the Company files and provides reports, documents and information of the types otherwise so required to be filed by the Company, or of the types required to be filed by a U.S. issuer with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods, and the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by the Company. The Issuers also will comply with the other provisions of TIA § 314(a).
      At all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Issuers shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.
      Notwithstanding the above, any parent of the Issuers may comply with this covenant, in lieu of the Issuers’ obligation to do so, if such parent entity is permitted under GAAP, Regulation S-X and the Exchange Act to provide consolidated financial statements of itself and its subsidiaries (including the Issuers) in filings made under the Exchange Act on behalf of the Issuers in lieu of consolidated financial statements of the Issuers themselves, in which event, the Issuers shall be relieved of the obligation to comply with this covenant, except as otherwise required by GAAP, Regulation S-X or the Exchange Act.
Merger, Consolidation and Sale of Property
      The Company shall not, and will not permit either Issuer to, merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary, an Issuer or any Note Guarantor, into an Issuer or any Note Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the resulting, surviving or transferee Person (the “Surviving Person”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company, an Issuer or a Note Guarantor) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company, such Issuer or Note Guarantor;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, any Issuer or Note Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Issuers or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”; and

(f) the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.
      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, the Issuers or the Note Guarantors, as the case may be, under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).
      Notwithstanding the foregoing, in no event shall the Company be permitted to sell, transfer or assign, convey or otherwise dispose of the Capital Stock of either Issuer except in connection with an Intermediate Holdco Reorganization as contemplated in the definition of the “Company”.
Events of Default
      Events of Default in respect of the notes as set forth in the Indenture include:

(a) failure by the Issuers to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(b) failure by the Issuers to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure by the Issuers to comply with the covenant described under “— Repurchase at the Option of Holders Upon a Change of Control” or “— Merger, Consolidation and Sale of Property”;

(d) failure by the Issuers to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Issuers as provided below;

(e) a default under any Indebtedness by the Company, an Issuer or any of its Restricted Subsidiaries that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company, an Issuer or any of its Restricted Subsidiaries and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(g) any Note Guarantee by the Company or an Issuer fails to be in full force or effect; and

(h) certain events involving bankruptcy, insolvency or reorganization of the Company, any Issuer or an Significant Subsidiary (the “bankruptcy provisions”).
      A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25.0% in aggregate principal amount of the notes then outstanding notify the Issuers of the Default and the Issuers do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
      The Issuers shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuers are taking or propose to take with respect thereto.
      The Indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from the bankruptcy provisions) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from the bankruptcy provisions with respect to the Company or an Issuer shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.
      No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25.0% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.
However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.
Amendments and Waivers
      Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no amendment may, among other things,

(a) reduce the amount of notes whose holders must consent to an amendment or waiver,

(b) reduce the rate of or extend the time for payment of interest on any note,

(c) reduce the principal of or extend the Stated Maturity of any note,

(d) make any note payable in money other than that stated in the note,

(e) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(f) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of such security interest,

(g) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “— Optional Redemption”,

(h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer,

(i) at any time after the Issuers are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto or

(j) make any change with respect to the ranking of the notes or any Note Guarantee relative to any other Indebtedness or other obligations of the Issuers or any Note Guarantor, as the case may be.
      Without the consent of any holder of the notes, the Company, the Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or the Issuers under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuers for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers, to make any change that does not materially adversely affect the rights of any holder of the notes, to provide for or confirm the issuance of additional notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.
      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuers are required to mail to each registered holder of the notes at such holder’s address appearing in the Notes Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.
Satisfaction and Discharge
      The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

(a) either (1) all outstanding notes (other than lost, destroyed or stolen notes which have been replaced) have been delivered to the Trustee for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and the Issuers have irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to the maturity date or redemption date, as the case may be;

(b) the Issuers have paid all other sums payable under the Indenture; and

(c) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance
      The Issuers at any time may, concurrently and only concurrently, severally terminate all the respective obligations of the Company and the Issuers under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may concurrently (and not separately) terminate the respective obligations of the Issuers under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants”, the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions, described under “— Events of Default” above and the limitation contained in clauses (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”). The Issuers may concurrently (and not separately) exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all its obligations with respect to its Note Guarantee.
      If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (d) (with respect to the covenants described under “— Certain Covenants”), (e), (f) or (h) (with respect only to Restricted Subsidiaries in the case of clauses (f) and (h)) under “— Events of Default” above or because of the failure of the Company or the Issuers to comply with clauses (e) and (f) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.
      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Issuers irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

(b) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

(c) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (g) under “— Events of Default” occurs with respect to the Company or any Issuer which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuers;

(f) the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from the Internal Revenue Service a ruling, or (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(h) in the case of the covenant defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.
No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company, the Issuers, or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Issuer under the Indenture, the notes or any Note Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each noteholder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Concerning the Trustee
      The Trustee under the Indenture will be appointed by the Issuers as Registrar and Paying Agent with regard to the notes.
      The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
      The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company or an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.
Governing Law
      The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
      “Acquired Indebtedness” means Indebtedness of any Person that is assumed by an Issuer or any of its Restricted Subsidiaries in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by, merged into or consolidated with such Issuer or any of its Restricted Subsidiaries or merged or consolidated with or into such Issuer or any of its Restricted Subsidiaries (other than Indebtedness Incurred to finance, or otherwise in connection with, such acquisition).
      “Acquisition” means the acquisition by the Company, through its indirect Wholly Owned Subsidiary Texas Acquisition, of TXUCV from Pinnacle One for a purchase price of $527 million, subject to a working capital and a net debt adjustment pursuant to the terms and conditions set forth in the Stock Purchase Agreement.
      “Additional Assets” means (a) any Property (other than cash, cash equivalents and securities) to be owned by an Issuer or any of its Restricted Subsidiaries and used in a Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by an Issuer or another of its Restricted Subsidiaries from any Person other than an Affiliate of such Issuer; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business. For the avoidance of doubt, the making of capital expenditures in a Telecommunications Asset or Telecommunications Business by an Issuer or any of its Restricted Subsidiaries will constitute the purchase of, or investment or reinvestment in, Additional Assets.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates”, “— Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by an Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or

(b) any other assets of an Issuer or any of its Restricted Subsidiaries outside of the ordinary course of business of such Issuer or its Restricted Subsidiaries

(other than, in the case of clauses (a) and (b) above,

(1) any disposition by a Restricted Subsidiary to an Issuer or by an Issuer or any Restricted Subsidiary to a Restricted Subsidiary,

(2) for purposes of the covenant described under “— Limitation on Asset Sales” only, (x) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments” and (y) contemporaneous exchanges by an Issuer or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by such Issuer or its Restricted Subsidiaries have at least substantially equal Fair Market Value to such Issuer or its Restricted Subsidiaries (as evidenced by a board resolution of the Board of Directors of such Issuer),

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property”,

(4) any disposition of Property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of an Issuer or any Restricted Subsidiary, as the case may be,

(5) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business,

(6) a disposition of cash or Temporary Cash Investments,

(7) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies in respect of any Permitted Liens or Liens permitted pursuant to the “— Limitation on Liens” covenant, and

(8) a transaction or series of related transactions for which the Company or its Related Subsidiaries receive aggregate consideration of less than $1.0 million).
      “Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligation” and (b) in all other instances, the greater of (1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
      “Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.
      “Board of Directors” of a Person means the board of directors or other governing body of the Ultimate Parent Person (as defined in the definition of “Change of Control”) of such Person or any committee thereof duly authorized to act on behalf of such board or governing body.
      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Mattoon, Illinois.
      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.
      “Capital Stock Sale Proceeds” means the aggregate cash proceeds or Fair Market Value of Property or assets received by an Issuer from the issuance or sale (other than to a Subsidiary of such Issuer or an employee stock ownership plan or trust established by such Issuer or any such Subsidiary of such Issuer for the benefit of their employees) by such Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “CCI Illinois” means Consolidated Communications Illinois Holdings, Inc., a Delaware corporation, and any successor in interest thereto.
      “CCI Texas” means Consolidated Communications Texas Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

      “Change of Control” means the occurrence of any of the following events:

(a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified Person held directly or indirectly by a Person so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such Person); or

(b) on or after the first Public Equity Offering that results in a Public Market, (i) if any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b) (i) a Person or group (a “Parent Group”) shall be deemed to beneficially own any Voting Stock of a specified Person (a “Subsidiary Person”) held by an intermediate Person (an “Intermediate Person”) so long as such Parent Group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such Intermediate Person) and (ii) a Parent Group shall be deemed to own the percentage of Voting Stock of a Subsidiary Person that it owns of an Intermediate Person so long as such Intermediate Person beneficially owns all of the Voting Stock of such Subsidiary Person; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or direct or indirect parent of the Company or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than with a direct or indirect parent or subsidiary of the Company or one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (1) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving Person and (2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving Person immediately after such transaction; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment or whose nomination for election (1) was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (2) was pursuant to one or more agreements among members in effect on the Issue Date) cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the members of the Company shall have approved any plan of liquidation or dissolution of the Company.

      For the avoidance of doubt, by way of example, with respect to clause (b) above, if the Company is a wholly owned subsidiary of an Intermediate Person and such Intermediate Person is a wholly owned subsidiary of an Intermediate Person (such top level Intermediate Person being an “Ultimate Parent Person”), beneficial ownership of such Ultimate Parent Person shall be deemed to be beneficial ownership of the Company.
      Notwithstanding the foregoing, a transaction effected to create a new holding company of the Issuers other than Homebase pursuant to an Intermediate Holdco Reorganization or otherwise will not be deemed to constitute a Change of Control if (1) pursuant to such transaction each Issuer becomes a Wholly Owned Subsidiary of such holding company and (2) the events or circumstances set forth in clause (a) or (b) above, as applicable, do not occur with respect to such new holding company (as if it were the “Company”) in connection with such reorganization.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
      “Company” means Homebase Acquisition, LLC, a Delaware limited liability company and any successor in interest thereto; provided, however, that if there is an Intermediate Holdco Reorganization, “Company” shall mean the immediate parent of the Issuers as contemplated by such Intermediate Holdco Reorganization.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Issuers and their Restricted Subsidiaries on a consolidated combined basis, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuers or their Restricted Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to capital leases,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expenses,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by an Issuer or any of its Restricted Subsidiaries and

(k) the lesser of (1) cash contributions to any employee stock ownership plan or similar trust and (2) the interest or fees paid by such plan or trust to any Person (other than the Issuers) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income (loss) of the Issuers and their Subsidiaries on a consolidated combined basis; provided, however, that there shall not be included in such Consolidated Net Income

(a) any net income (loss) of any Person (other than the Issuers) if such Person is not a Restricted Subsidiary of an Issuer, except that (1) subject to the exclusion contained in clause (c) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuers or their Restricted Subsidiaries as a dividend or other distribution, whether or not reflected on the Issuers’ consolidated combined income statement and (2) the Issuers’ equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(b) any net income (but not loss) of any Restricted Subsidiary of an Issuer, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to such Issuer, except that, subject to the exclusion contained in clause (c) below, such Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to such Issuer or another of such Issuer’s Restricted Subsidiaries as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary of such Issuer, to the limitation contained in this clause),

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Issuers or any of their Subsidiaries on a consolidated combined basis (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any net, after tax extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles and

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of an Issuer or any of its Restricted Subsidiaries,
in each case, for such period.
      “Credit Agreement” means that certain credit agreement, dated as of April 14, 2004, among Homebase, CCI Texas, CCI Illinois, Consolidated Communications, Inc., Consolidated Communications Acquisition Texas Inc., the lenders referred to therein, Citicorp North America, Inc., as administrative agent, Credit Suisse First Boston LLC, as syndication agent, Credit Suisse First Boston LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and Deutsche Bank Trust Company Americas, as documentation agent.
      “Credit Facilities” means one or more of (1) the Credit Agreement and (2) other facilities or arrangements, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any promissory notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement

(a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(b) adding Subsidiaries as additional borrowers or guarantors thereunder,

(c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or

(d) otherwise altering the terms and conditions thereof.
      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.
      “Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by an Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the Stated Maturity of the notes, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock in cash upon the occurrence of an “Asset Sale” or “Change of Control” (or similar terms having the same meaning) occurring prior to the date that is 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “— Certain Covenants — Limitation on Asset Sales” and “— Certain Covenants — Change of Control”; and

(y) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto;
provided, further, however, that any Capital Stock of an Issuer that would otherwise constitute Disqualified Stock shall not be deemed to constitute Disqualified Stock if the holders thereof cannot require that it be paid or redeemed in cash upon its Stated Maturity or upon the happening of any event if the issuer thereof has the option to satisfy its obligations thereunder in additional shares of Capital Stock (provided that such additional shares of Capital Stock would not otherwise constitute Disqualified Stock).
      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of an Issuer held by Persons other than a Wholly Owned Subsidiary of such Issuer. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Issuer.

      “EBITDA” means, for any period, an amount equal to, for the Issuers and their Restricted Subsidiaries on a consolidated combined basis, (a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in computing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation expense,

(4) amortization expense,

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

(6) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Company or any of its Equity Investors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed $5.0 million in any fiscal year, and

(7) (a) any unusual or nonrecurring charges, fees or expenses, including those relating to the Transactions (including for severance payments, retention bonuses, transaction fees and expenses and other unusual or nonrecurring charges, fees or expenses relating to the Transactions) to the extent incurred on or prior to the Issue Date and (b) other charges relating to the integration of the businesses and operations of the Issuers and their Subsidiaries after the Issue Date up to, in the case of clause (b) of this paragraph (7), an aggregate of $15.0 million for fiscal years 2004 and 2005, minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of an Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary of an Issuer was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to such Issuer by such Restricted Subsidiary without prior approval of any governmental body or regulatory authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.
      For the avoidance of doubt the adjustments to pro forma EBITDA set forth in this prospectus under “Summary” shall be deemed to fall within this definition of EBITDA.
      “Equity Investors” means (1) Central Illinois Telephone, LLC and its current or future Affiliates, (2) Providence Equity Partners IV, L.P. as its current or future Affiliates and (3) Spectrum Equity Investors IV, L.P. and its current or future Affiliates.
      “Equity Sale” means (1) a Public Equity Offering following which a Public Market exists or (2) a Strategic Equity Investment.
      “Event of Default” has the meaning set forth under “— Events of Default”.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the applicable Issuer or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors of the applicable Issuer and evidenced by a board resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession and

(d) in the rules and regulations of the SEC or the Public Company Accounting Oversight Board governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include (1) endorsements for collection or deposit in the ordinary course of business or (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
      “Pledge and Guarantee Agreement” means that certain pledge and guarantee agreement, dated as of April 14, 2004, among the company, Citicorp North America, Inc., as collateral agent for the first priority secured parties and Wells Fargo Bank, National Association, as collateral agent for the second priority secured parties.
      “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
      “Holder” or “Noteholder” means the Person in whose name a note is registered in the Register.
      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the accreted value of such Indebtedness.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication),

(a) the principal of and premium (if any) in respect of (1) debt of such Person for money borrowed and (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends but only to the extent that any such dividends are mandatorily payable pursuant to the certificate of designations, or other applicable instrument, pursuant to which such Preferred Stock was issued);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to (1) zero if such Hedging Obligation has been Incurred pursuant to clause (h) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” or (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause. Notwithstanding the foregoing, “Indebtedness” shall not include (1) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (2) deferred taxes.
      “Independent Appraiser” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company or either Issuer.
      “Initial Purchasers” means Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.
      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.
      “Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person but shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on, an Issuer’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to an Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of an Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.
      “Issue Date” means the first date on which notes are issued.
      “Leverage Ratio” means the ratio of (a) the outstanding Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated combined basis to (b) the Pro Forma EBITDA for the last four full fiscal quarters preceding the date on which such calculation is made.
      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).
      “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of January 15, 2004 among Homebase and the members listed on Schedule A thereto, as the same may be amended from time to time.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Indebtedness that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, and

(e) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to an Issuer or any Restricted Subsidiary.

      “Note Guarantee” means any of (x) the Guarantee of the notes by the Company to be entered into on the Issue Date as described under “— Note Guarantees” and (y) the Guarantee of the Guaranteed CCI Illinois Obligations by CCI Texas, the Guarantee of the Guaranteed CCI Texas Obligations by CCI Illinois, to be entered into on the Issue Date as described under “— Note Guarantees”.
      “Note Guarantor” means each of the Company and the Issuers.
      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.
      “Officers’ Certificate” means a certificate signed by two Officers of the applicable Issuer, at least one of whom shall be the principal executive officer or principal financial officer of such Issuer, and delivered to the Trustee.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.
      “Parent” means the direct and or indirect parent of the Company and Issuers, including by means of any reorganization, conversion, merger or other transaction and any successor in interest in interest thereto.
      “Permitted Holders” means any of the Equity Investors or any successor entity of the Equity Investors controlled by the current principals of the Equity Investors or any entity controlled by, or under common control with, the Equity Investors and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least a majority of the total voting power of the Voting Stock of such Person.
      “Permitted Investment” means any Investment by the Issuers or their Restricted Subsidiaries in:

(a) an Issuer or any Restricted Subsidiary of such Issuer, or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, such Issuer or its Restricted Subsidiaries, provided that such Person’s primary business is a Telecommunications Business;

(c) Temporary Cash Investments;

(d) receivables owing to an Issuer or its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Issuer or its Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to employees and other advances to customers and vendors, in each case, to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business of an Issuer or its Restricted Subsidiaries;

(f) loans and advances to employees made in the ordinary course of business of an Issuer or its Restricted Subsidiaries, as the case may be, provided that such loans and advances do not exceed $2.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to an Issuer or its Restricted Subsidiaries or in satisfaction of judgments;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”;

(i) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of an Issuer or any of its Restricted Subsidiaries;

(j) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(k) Investments in the notes, any Additional Notes or any Exchange Notes;

(l) any Person where such Investment was acquired by the Company, an Issuer or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by the Company, an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Company, an Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(m) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company, an Issuer or any Restricted Subsidiary;

(n) other Investments equal to the amount of net proceeds received by the Company or an Issuer (and of received by the Company, which proceeds are contributed to an Issuer or the Issuers) after the closing date from an Equity Sale or as a capital contribution, from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a direct or indirect Subsidiary of the Company, except to the extent such net proceeds are used to make Restricted Payments permitted pursuant to clause (a)(3)(B) of the “Limitation on Restricted Payments” covenant;

(o) any Investment existing as of the Issue Date, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require an Issuer or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

(p) other Investments made for Fair Market Value that do not exceed $10.0 million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (p) since the Issue Date.
      “Permitted Liens” means:

(a) Liens to secure Indebtedness permitted to be Incurred under clause (2) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” and Hedging Obligations in respect of such Indebtedness owed to lenders under the Credit Facilities and their Affiliates (even if such lender ceases to be a party to the Credit Facilities);

(b) Liens to secure Indebtedness permitted to be Incurred under clause (3) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, provided that any such Lien may not extend to any Property of an Issuer or any of its Restricted Subsidiaries, other than the Property acquired, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of an Issuer or any of its Restricted Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of an Issuer or any of its Restricted Subsidiaries arising in the ordinary course of business and securing payment of obligations that are being contested in good faith and by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(e) Liens on the Property of an Issuer or any of its Restricted Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties), in each case which are not Incurred in connection with the Incurrence of Indebtedness and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of such Issuer and its Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time an Issuer or any of its Restricted Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into such Issuer or any of its Restricted Subsidiaries; provided, however, that any such Lien may not extend to any other Property of such Issuer or any of its Restricted Subsidiaries; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by such Issuer or any of its Restricted Subsidiaries;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary of an Issuer; provided, however, that any such Lien may not extend to any other Property of such Issuer or any of its other Restricted Subsidiaries that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by an Issuer or any of its Restricted Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Issuer or any of its Restricted Subsidiaries is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) minor survey exceptions, minor encumbrances, or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its Properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said Properties or materially impair their use in the operation of the business of such Person;

(j) Liens in favor of an Issuer or any Restricted Subsidiary;

(k) leases or subleases granted to, and any operating lease with, third persons in the ordinary course of business of an Issuer or any Restricted Subsidiary;

(l) Liens securing reimbursement obligations with respect to letters of credit which encumber Property relating to such letters of credit and the products and proceeds thereof;

(m) attachment or judgment Liens not giving rise to a Default or an Event of Default;

(n) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to an indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of Property or assets of an Issuer or any Restricted Subsidiary on the Property to be disposed of, to the extent such dispositions are permitted hereunder;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens on the Property of an Issuer or any of its Restricted Subsidiaries to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (b), (f), (g) or (o) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property)

and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of (1) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (b), (f), (g) or (o) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by an Issuer or such Restricted Subsidiary in connection with such Refinancing;

(q) Liens securing Indebtedness in an aggregate principal amount not to exceed $50.0 million at any one time outstanding and permitted to be Incurred under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” and Hedging Obligations in respect of such Indebtedness owed to lenders under a Credit Facility and their Affiliates (even if such lender ceases to be a party to such Credit Facility);

(r) Liens granted to secure the notes pursuant to the covenant described under “— Certain Covenant — Limitation on Liens”; and

(s) Liens not otherwise permitted by clauses (a) through (r) above encumbering assets having an aggregate Fair Market Value not in excess of $5.0 million.

      “Permitted Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as

(a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced and

(d) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being Refinanced;
provided, however, that Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of an Issuer or (y) Indebtedness of an Issuer or its Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary of such Issuer.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries of an Issuer held by Persons other than such Issuer or a Wholly Owned Subsidiary of such Issuer. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.
      “Professional Service Fee Agreements” means each of the Professional Service Fee Letter dated as of the Issue Date among Homebase, CCI, Richard Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc. and the Professional Service Fee Letter dated as of the Issue Date among Homebase, CCI, Richard Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, (1) a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the applicable Issuer after consultation with the independent certified public accountants of the Issuers, or (2) otherwise a calculation made in good faith by the Board of Directors of the applicable Issuer after consultation with the independent certified public accountants of the Issuers, as the case may be.
      “Pro Forma EBITDA” means, for any period, the EBITDA of the Issuers and their Restricted Subsidiaries on a consolidated combined basis, after giving effect to the following: if (a) since the beginning of such period, the Issuers or any of their Restricted Subsidiaries shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary of such Issuer (or any Person that becomes a Restricted Subsidiary of such Issuer) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of such Issuer or was merged with or into such Issuer or any Restricted Subsidiary of such Issuer since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.
      For purposes of this definition, notwithstanding the definition of “pro forma”, EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, “Cost Savings Measures”), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property, including the Acquisition, (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC), provided that both (1) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers’ Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (2) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers’ Certificate (regardless, however, of whether the corresponding cost savings have been achieved).
      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.
      “Public Equity Offering” means an underwritten public offering of common stock of the Company or any Parent as the case may be, pursuant to an effective registration statement under the Securities Act.
      “Public Market” means any time after (a) a Public Equity Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common stock of the Company or any Parent, as the case may be, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.
      “Purchase Money Indebtedness” means Indebtedness (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, mortgage financings, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by an Issuer or its Restricted Subsidiaries of such Property, including additions and improvements thereto; provided, however, that such

Indebtedness is Incurred within 180 days after the acquisition, construction or lease of such Property by such Issuer or its Restricted Subsidiaries.
      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Repay” means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and clause (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Issuers or any of their Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.
      “Restricted Payment” means

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of an Issuer or any of its Restricted Subsidiaries (including any payment in connection with any merger or consolidation with or into such Issuer or any of its Restricted Subsidiaries), except for (1) any dividend or distribution that is made solely to such Issuer or any of its Restricted Subsidiaries, (2) any dividend or distribution made to the shareholders of a Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or any of its Restricted Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis or, (3) any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of such Issuer;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of an Issuer or any Affiliate of an Issuer (other than from such Issuer or any of its Restricted Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of such Issuer that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation (1) purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition) or (2) constituting Indebtedness of the type described in clause (4) of paragraph (b) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

(d) any Investment (other than Permitted Investments) in any Person;

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary of an Issuer to a Person other than such Issuer or another Restricted Subsidiary of such Issuer if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary of such Issuer, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by such Issuer and the other Restricted Subsidiaries of such Issuer; or

(f) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Company or any of its Equity Investors (or any accruals relating to such fees and related expenses).
      “Restricted Subsidiary” means (a) any Subsidiary of an Issuer unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and (b) an Un-

restricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.
      “Sale and Leaseback Transaction” means any arrangement relating to Property now owned or hereafter acquired whereby an Issuer or any of its Restricted Subsidiaries transfers such Property to another Person (other than another Issuer or any Restricted Subsidiary) and such Issuer or any of its Restricted Subsidiaries, within two years of such transfer, leases it from such Person.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Senior Indebtedness” means

(a) the notes;

(b) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers whether or not post-filing interest is allowed in such proceeding) in respect of (1) Indebtedness of the Issuers for borrowed money (including all monetary obligations of the Issuers under a Credit Facility) and (2) Indebtedness of the Issuers evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Issuers are responsible or liable;

(c) all Capital Lease Obligations of the Issuers and all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by the Issuers;

(d) all obligations of the Issuers (1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (2) under Hedging Obligations or (3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Issuers and all obligations under any title retention agreement permitted under the Indenture; and

(e) all obligations of other Persons of the type referred to in clauses (a), (b), (c) and (d) for the payment of which the Issuers are responsible or liable as Guarantor;
provided, however, that Senior Indebtedness shall not include

(A) any Indebtedness of the Issuers that is by its terms subordinate or junior in right of payment to the notes or any other Indebtedness of the Issuers;

(B) any Indebtedness Incurred in violation of the provisions of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of the Issuers to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(C) accounts payable or any other obligations of the Issuers to trade creditors created or assumed by the Issuers in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for Federal, state, local or other taxes owed or owing by the Issuers;

(E) any obligation of the Issuers to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of the Issuers.
      “Significant Subsidiary” means any Restricted Subsidiary of an Issuer that would be a “significant subsidiary” of such Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.
      “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, or any successor to the rating agency business thereof.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
      “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of January 15, 2004, by and between Pinnacle One Partners, L.P. and Homebase Acquisition Texas Corp., as the same may be amended from time to time.
      “Strategic Equity Investment” means an equity investment made by a Strategic Investor in the Company contributed to an Issuer in an aggregate amount of at least $25.0 million and that results in such Strategic Investor becoming the owner of at least 15.0% of the total issued and outstanding common stock of the Company.
      “Strategic Investor” means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80.0% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in the Company in excess of $1.0 billion.
      “Subordinated Obligations” means, with respect to an Issuer or any Note Guarantor, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes (in the case of such Issuer) or to the Note Guarantee (in the case of such Note Guarantor) pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Indebtedness).
      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.
      “Telecommunications Asset” means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Telecommunications Business.
      “Telecommunications Business” means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business or other business contemplated by this prospectus, provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of an Issuer.
      “Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within one year of such Investment;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof or with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois or consistent with past practice or, otherwise having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois or consistent with past practice or, otherwise with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer’s option, provided that (1) the long-term debt of such State is rated “A-3” or “A-“ or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) and (2) such obligations mature within 180 days of the date of acquisition thereof;

(f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (e) above entered into with any bank meeting the qualifications specified in clause (b) above; and

(g) investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (a) through (f) above.
      “Transactions” means, collectively, the entering into and performing, as the case may be, of the following:

(a) the amendment of the LLC Agreement (as contemplated by the definition of LLC Agreement) and the contribution by the Equity Investors of $89 million in cash in exchange for additional Class A Preferred Stock of the Company pursuant to the LLC Agreement,

(b) the Purchase Agreement, the Registration Rights Agreement, the Indenture and any related agreements and the issuance of the notes pursuant to this offering circular,

(c) the entering into of the Credit Agreement on the closing date and the borrowings by CCI and Texas Acquisition thereunder,

(d) the repayment of all the outstanding Indebtedness of CCI under its old credit facility,

(e) the Acquisition and the entering into the agreements contemplated by the Stock Purchase Agreement,

(f) the payment of related fees and expenses and

(g) all transactions related to or contemplated by the above clauses of this definition.
      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
      “Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary and any Subsidiary of an Issuer that is designated after the Issue Date as an Unrestricted Subsidiary of such Issuer as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and not thereafter redesignated as a Restricted Subsidiary of such Issuer as permitted pursuant thereto.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary of an Issuer all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by such Issuer and its other Wholly Owned Subsidiaries.
Exchange Offer; Registration Rights
      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is attached as an exhibit to the registration statement.
      Exchange Offer. The Issuers and the Note Guarantors and the Initial Purchasers entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 14, 2004, the date on which the notes were originally issued (the “Issue Date”). Pursuant to the Registration Rights Agreement, the Issuers and Homebase agreed, for the benefit of the Holders of the outstanding notes that they will, at their own expense, use their reasonable best efforts (1) to file a registration statement (the “Exchange Offer Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to a registered offer (the “Exchange Offer”) to exchange the outstanding notes for exchange notes of the Issuers (the “Exchange Notes”) having terms substantially identical to the outstanding notes (except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the Exchange Notes), within 195 days after the Issue Date and (2) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer the Exchange Notes in exchange for surrender of the outstanding notes. The Issuers will keep the Exchange Offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least ten Business Days, after the date that notice of the Exchange Offer is mailed to Holders of the outstanding notes.
      For each outstanding note surrendered to the Issuers pursuant to the Exchange Offer, the Holder of such outstanding note will receive an Exchange Note issued in substitution therefor having a principal amount equal to that of the surrendered outstanding note. The Exchange Notes will be issued as substituted evidence of indebtedness and will not represent the incurrence of new indebtedness. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the Issue Date, provided, that if an outstanding note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the Exchange Note received in exchange therefor will accrue from the date of such interest payment date.
      Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would generally be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of notes who is an “affiliate” of either of the Issuers or Homebase or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer that acquired the outstanding notes for its own account as a result of market making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuers and Homebase will be required to allow any Participating Broker-Dealer to use, for a period of not less than 90 days after the consummation of the Exchange Offer, the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.
      A Holder of outstanding notes who wishes to exchange such outstanding notes for Exchange Notes in the Exchange Offer will be required to make representations to the effect

(1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business,

(2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes,

(3) that it is not an “affiliate” of either of the Issuers, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(4) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes,

(5) if such Holder is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and

(6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.
      Shelf Registration. The Issuers and the Note Guarantors will file a shelf registration statement covering resales of outstanding notes or Exchange Notes, as the case may be (a “Shelf Registration Statement”), if

(1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, the Issuers and Homebase are not permitted to effect such an Exchange Offer,

(2) the Exchange Offer is not consummated within 300 days of the Issue Date,

(3) under certain circumstances, the Initial Purchasers so request with respect to notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or

(4) if certain Holders of outstanding notes are not permitted by applicable law to participate in the Exchange Offer or do not receive freely tradeable Exchange Notes in the Exchange Offer (other than, in either case, due solely to the status of such Holder as an affiliate of either of the Issuers or due to such Holder’s inability to make the representations referred to above).
      If any of these events occur, the Issuers and the Note Guarantors will, at their own expense, use their reasonable best efforts (a) as promptly as reasonably practicable, to file a Shelf Registration Statement covering resales of outstanding notes or Exchange Notes, as the case may be, and (b) to cause the Shelf Registration Statement to be declared effective under the Securities Act within 300 days after the Issue Date. After such Shelf Registration Statement is declared effective, the Issuers will use their reasonable best efforts to keep the Shelf Registration Statement in effect until the earlier of two years from the Issue Date (or one year in the case of a shelf registration effected at the request of the Initial Purchasers) or such shorter period that will terminate when all the outstanding notes or Exchange Notes covered by the Shelf Registration Statement (1) have been sold pursuant thereto or (2) are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, the Issuers may suspend the availability of the Shelf Registration Statement for certain periods of time.
      The Issuers will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed, copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the Exchange Notes, as the case may be. A Holder of outstanding notes selling such outstanding notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement (including certain indemnification obligations). In addition, each such Holder of outstanding notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth in the following paragraph.
      Additional Interest. Because the issuers have not yet effected the Exchange Offer, which constitutes a Registration Default (as defined below), additional interest started accruing on the Transfer Restricted Notes (as defined below) on February 9, 2005, the 300th day after the Issue Date. From the date of a Registration Default to the date on which such Registration Default has been cured, additional interest will accrue on the Transfer Restricted Notes at the rate (a) prior to the 91st day of such period (for so long as such period is continuing), of 0.25% per annum and (b) thereafter (so long as such period is continuing), increasing by a rate of 0.25% per annum during each successive 90 day period that such Registration Default shall continue. Any such additional interest shall not exceed such respective rates for such respective periods, and shall not in any event exceed 1.0% per annum in the aggregate, regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest shall be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. All Registration Defaults shall be deemed cured upon consummation of the Exchange Offer.
      For purposes of the foregoing, each of the following events is a “Registration Default”: (1) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement has been filed with the SEC on or before the 195th day after the Issue Date; (2) the Exchange Offer is not consummated on or before the 300th day after the Issue Date; (3) if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, (A) the Shelf Registration Statement is not declared effective by the SEC on or before the 300th day after the Issue Date (or, in the case of a Shelf Registration Statement required to be filed in response to any change in applicable interpretations of the staff of the SEC, if later, on or before the 90th day after publication of such change) or (B) during the time the Issuers are required to use their reasonable best efforts to keep the Shelf Registration in effect, the Issuers shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period.
      For purposes of the foregoing, “Transfer Restricted Notes” means each outstanding note until (1) the date on which such outstanding note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such outstanding note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

IPO MATTERS
      We summarize below certain aspects of the proposed initial public offering and its effect on our company. This section should be read together with the other sections of this prospectus that summarize other aspects and effects of the initial public offering that are referred to below.
Overview
      On December 8, 2004, we filed a registration statement on Form S-1 with the SEC in connection with a proposed initial public offering of common stock. We currently expect to price the initial public offering on July 21, 2005 and to close it on July 27, 2005, subject to specified closing conditions and market conditions.
Reorganization
      Prior to, and conditioned upon the closing of the initial public offering, we plan to effect a reorganization pursuant to which first Texas Holdings and then Homebase will merge with and into Illinois Holdings. The result of the mergers will be to have Illinois Holdings be the survivor of the mergers of itself, Texas Holdings and Homebase. Following the proposed reorganization, Illinois Holdings will change its name to Consolidated Communications Holdings, Inc., or Consolidated Holdings, and will succeed to all of the obligations of Texas Holdings and Homebase, including Texas Holdings’ obligations under the indenture and Homebase’s obligations under its limited non-recourse guarantee of the outstanding notes and the exchange notes, which we refer to collectively as the notes. As a result, there will only be one issuer of the notes, Consolidated Holdings, under the indenture. The purpose of the reorganization is to facilitate the initial public offering of common stock by simplifying our corporate structure; it will not substantively affect the rights of the note holders. For charts illustrating our current and post-IPO organizational structures, see “— Organizational Charts” below, and for more information regarding the reorganization, see “Certain Relationships and Related Party Transactions — Reorganization”.
Management and Corporate Governance Changes
      The board of directors of Consolidated Holdings will change along with other changes to our corporate governance as described in more detail under “Management — Management and Corporate Governance Changes After the Proposed IPO”.
Dividend Policy
      Effective upon the closing of the proposed initial public offering, the board of directors of Consolidated Holdings will adopt a dividend policy that reflects its judgment that its stockholders would be better served if it distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes, such as to make investments in our business or to make acquisitions. In accordance with our dividend policy, the expected cash needs referred to above include interest payments on its indebtedness, capital expenditures, taxes, incremental costs associated with being a public company and certain other costs.
Amended and Restated Credit Facility
      In connection with the above, we will further amend and restate our existing credit agreement to allow us, upon the satisfaction of certain financial tests, to pay dividends in accordance with the proposed dividend policy. For a summary of the amended and restated credit agreement, see “Description of Other Indebtedness — Amended and Restated Credit Agreement”.

Use of Proceeds
      We currently expect to use the net proceeds from the proposed initial public offering, together with borrowings under our new amended and restated credit facilities and cash on hand to:

•	redeem 35.0% of the aggregate principal amount of the notes and pay the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued but unpaid interest through the date of redemption;

•	repay in full outstanding borrowings under our term loan A facility and term loan C facility, together with accrued but unpaid interest through the closing date of the proposed initial public offering;

•	pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition; and

•	pay fees and expenses associated with the repayment of the term loan A facility and term loan C facility and the entering into of the new amended and restated credit facilities.

      We refer to the reorganization, the initial public offering and these related transactions as the IPO transactions. As of March 31, 2005, after giving effect to the reorganization, the initial public offering, the amendment and restatement of our amended and restated credit facilities and our application of the net proceeds in the manner described above, we would have had $423.9 million outstanding under a new term loan D facility and $130.0 million in aggregate principal amount of the notes outstanding.
MD&A — Liquidity and Capital Resources
      For a summary of the effect of the IPO transactions on our liquidity and capital resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas — Effect of the Proposed IPO Transactions”.
Risks
      For a description of the risks relating to the proposed initial public offering, see “Risk Factors — Risks Related to the Exchange Offer — Should our proposed initial public offering occur, we will face several additional risks”.

BOOK ENTRY; DELIVERY AND FORM
The Global Exchange Note
      The exchange notes will initially be represented by one or more global notes in registered, global form without interest coupons, which we refer to collectively as the global exchange note. The global exchange note will initially be deposited with the trustee as a custodian for The Depositary Trust Company, or DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect direct participant as described below.
      We expect that pursuant to procedures established by DTC (i) upon the issuance of the global exchange note, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global exchange note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global exchange note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of indirect participants). Ownership of beneficial interests in the global exchange note will be limited to persons who have accounts with DTC, who we refer to as direct participants, or persons who hold interests through direct participants, who we refer to as indirect participants. Holders may hold their interests in the global exchange note directly through DTC if they are direct participants in such system, or indirectly through organizations which are direct participants in such system.
      So long as DTC, or its nominee, is the registered owner or holder of the global exchange note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global exchange note for all purposes under the indenture. No beneficial owner of an interest in the global exchange note will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the exchange notes.
      Payments of the principal of, premium (if any) and interest (including additional interest) on the global exchange note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global exchange note, will credit direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global exchange note as shown on the records of DTC or its nominee. We also expect that payments by direct participants to owners of beneficial interests in the global exchange note held through such direct participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such direct participants.
      Transfers between direct participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in the global exchange note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.
      DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more direct participants to whose account the DTC interests in the global exchange note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such direct participant or direct participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global exchange note for certificated securities, which it will distribute to its direct participants.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its direct participants and facilitate the clearance and settlement of securities transactions between direct participants through electronic book-entry changes in accounts of its direct participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global exchange note among direct participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee under the indenture will have any responsibility for the performance by DTC or its direct participants or indirect direct participants of their respective obligations under the rules and procedures governing their operations.
Certificated Securities
      A beneficial interest in the global exchange note may not be exchanged for an exchange note in certificated form unless:

(1) DTC (a) notifies the issuers that it is unwilling or unable to continue as depositary for the global exchange note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the issuers thereupon fail to appoint a successor depositary within 90 days;

(2) The issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the exchange notes in certificated form; or

(3) There shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the exchange notes.
      In all cases, certificated exchange notes delivered in exchange for any global exchange note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

PLAN OF DISTRIBUTION
      We are not using any underwriters for this exchange offer.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Exchange of Notes
      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of an exchange note;

•	the holding period of the exchange note will include the holding period of the outstanding note; and

•	the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the outstanding note immediately before the exchange.
      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS
      The validity of the exchange notes offered hereby will be passed upon for the issuers by King & Spalding LLP.
EXPERTS
      The consolidated financial statements of Homebase Acquisition, LLC (doing business as Consolidated Communications) at December 31, 2003 and December 31, 2004, and for the years then ended, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Consolidated Communications Illinois Holdings, Inc. at December 31, 2003 and December 31, 2004, and for the years then ended, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Consolidated Communications Texas Holdings, Inc. at December 31, 2004 and for the period from April 14, 2004 to December 31, 2004, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Consolidated Communications Illinois Holdings, Inc.) at December 30, 2002 and for the year then ended, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of TXU Communications Ventures Company and Subsidiaries as of April 13, 2004, December 31, 2003 and 2002, and the period from January 1, 2004 to April 13, 2004 and each of the three years ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of GTE Mobilnet of Texas #17 Limited Partnership as of December 31, 2004 and 2003, and for each of the three years ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      The issuers and Homebase have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the offering of the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, you should refer to the registration statement. Statements made in this prospectus as to the content of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions of such exhibit.

      As a result of the exchange offer, the issuers and Homebase will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).
      So long as the notes are outstanding, the issuers and Homebase have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish with the SEC information that would be required to be filed by Section 13(a) or Section 15(d) of the Exchange Act. However, if Homebase is permitted under generally accepted accounting principles and applicable SEC rules and regulations to provide consolidated financial statements for itself and the issuers in filings made under the Exchange Act on behalf of the issuers, the issuers will be relieved of their obligations to file information with the SEC in the manner described above.
      You may request a copy of the issuers’ and Homebase’s filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Homebase Acquisition, LLC
121 South 17th Street
Mattoon, Illinois 61938-3987
Attention: Secretary
Telephone: (217) 235-3311
      To obtain timely delivery of this information, you must request it no later than five business days before                     2005, the expiration date of the exchange offer.

INDEX TO
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

HOMEBASE
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
      The following unaudited pro forma condensed statement of operations is based on the historical financial statements of Homebase and TXUCV included elsewhere in this prospectus, adjusted to give effect to the following transactions:

•	the contribution by our existing equity investors of $89.0 million in cash in exchange for additional Class A preferred shares of Homebase, the distribution by CCI, a wholly owned subsidiary of Homebase, of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Texas Acquisition of the aggregate proceeds of such distribution and contribution;

•	the TXUCV acquisition by Texas Acquisition, a wholly owned subsidiary of Homebase, on April 14, 2004, pursuant to which Texas Acquisition acquired all of the capital stock of TXUCV for $524.1 million in cash, net of cash acquired and including transaction costs;

•	the refinancing and termination of the old credit facilities of CCI, and the entering into, and borrowing under, the existing credit facilities;

•	the issuance of the notes; and

•	the payment of related fees and expenses.
      The unaudited pro forma condensed statement of operations was prepared to give effect to the forgoing transactions as if they had occurred on January 1, 2004. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed statement of operations does not purport to represent what Homebase’s results of operations would actually have been had these transactions in fact occurred as of such date or to project Homebase’s results of operations.
      The TXUCV acquisition was accounted for as a purchase in accordance with Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Following the closing of the TXUCV acquisition, the total purchase price was allocated to the assets acquired and liabilities assumed of TXUCV based on their respective fair values in accordance with the purchase method of accounting.
      We engaged independent appraisers to assist in determining the fair values of tangible and intangible assets acquired in the TXUCV acquisition. We allocated the total purchase price to the assets and liabilities using estimates of their fair value based on work performed to date by the independent appraisers.
      The existing credit facilities provided financing of $467.0 million, consisting of:

•	A $122.0 million term loan A facility with a six year maturity;

•	A $315.0 million term loan B facility with a seven year and six-month maturity; and

•	A $30.0 million revolving credit facility with a six year maturity, all of which remains available for general corporate purposes.
      On October 22, 2004 we amended and restated the existing credit agreement to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans. The pro forma condensed statement of operations does not reflect this amendment and restatement.

      The borrowings under the existing credit facilities have borne interest at a rate equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The current applicable margin for borrowings under the existing credit facilities are:

•	in respect of the term loan A facility and the revolving credit facility, 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans; and

•	in respect of the term loan C facility, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans.
      You should read the unaudited pro forma condensed statement of operations and the accompanying notes in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

HOMEBASE
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(Dollars in thousands)

		CCI Texas
		Historical	Acquisition		Pro Forma as
	Homebase	January 1 -	Pro Forma		Adjusted for
	Historical	April 13	Adjustments		Acquisition

Revenues	$269,608	$53,855	$—		$323,463
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	80,572	15,296	—		95,868
Selling, general and administrative expenses	87,955	24,138	(1,118	)(2)	110,975
Depreciation and amortization	54,522	8,124	4,875	(3)	67,521
Intangible impairment charges	11,578	(12)	—		11,566

Total operating expenses	234,627	47,546	3,757		285,930

Income from operations	34,981	6,309	(3,757)		37,533
Other income (expense):
Interest income	384	—	—		384
Interest expense	(39,935)	(1,244)	(3,484	)(4)	(44,663)
Prepayment penalty on extinguishment of debt	—	(1,914)	—		(1,914)
Partnership income	1,288	1,174 (1)	—		2,462
Minority interest	(327)	(106)	—		(433)
Other, net	2,698	37	—		2,735

Income (loss) before income taxes	(911)	4,256	(7,241)		(3,896)
Income tax expense (benefit)	232	2,473	(3,012	)(5)	(307)

Net income (loss)	(1,143)	1,783	(4,229)		(3,589)
Dividends on redeemable preferred shares	(14,965)	—	(2,225	)(6)	(17,190)

Net income (loss) applicable to common shareholders	$(16,108)	$1,783	$(6,454)		$(20,779)

See accompanying Notes to Unaudited Pro Forma Condensed Statement of Operations.

Homebase
Notes to Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2004
(Dollars in thousands)
      The consolidated historical financial statements include the results of operations of the TXUCV acquisition since the April 14, 2004 acquisition date. The adjustments described in notes 2 through 5 have been made to the accompanying unaudited pro forma condensed consolidated statement of operations to reflect the results of operations as if this acquisition occurred on January 1, 2004 (amounts in thousands):

1.	Partnership Income
      In connection with the TXUCV acquisition on April 14, 2004, we acquired:

•	a 2.34% interest in GTE Mobilnet of South, Texas, LP (“South Texas”);

•	a 17.02% interest in GTE Mobilnet of Texas RSA #17, LP (“RSA #17”); and

•	a 39.06% interest in Fort Bend Fibernet, LP (“Fort Bend”).
      Prior to the date of the TXUCV acquisition, TXUCV accounted for each of these partnership investments using the equity method of accounting. Under this method of accounting, partnership income (or loss) was recognized based upon TXUCV’s pro rata share of the income (or loss) from each partnership. For periods subsequent to the date of the TXUCV acquisition, Homebase determined (in accordance with Topic D-46: “Accounting for Limited Partnership Investments”) to continue to account for RSA #17 and Fort Bend using the equity method, but to account for South Texas using the cost method. The decision to change from the equity method to the cost method was based upon several factors, including Homebase’s small ownership interest and its limited ability to influence South Texas’ operating and financial policies.
      As a result of the change from the equity method to the cost method, the partnership income recognized from South Texas during the period it was owned by TXUCV will not continue in the future. Instead, under the cost method, Homebase will only recognize income when it receives a cash distribution from South Texas, and then only to the extent such distribution represents earnings from South Texas rather than a return of capital.
      For the year ended December 31, 2004, Homebase’s unaudited pro forma condensed statement of operations included $661 of partnership income and $1,806 of dividend income from its investment in South Texas. However, had Homebase accounted for its investment in South Texas on the cost method, Homebase’s unaudited pro forma condensed statement of operations would have included $0 of partnership income and $2,467 of dividend income over the same period.

2.	Selling, General and Administrative Expenses
      The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees that occurred in connection with the TXUCV acquisition and was recognized in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, and incremental professional service fees to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition.

Effect of TXUCV acquisition related headcount reductions	$(1,983)
Incremental professional service fees	865

$(1,118)

Homebase
Notes to Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2004 — (Continued)
(Dollars in thousands)

3.	Depreciation and Amortization
      The pro forma adjustments to depreciation and amortization reflect (a) the removal of the historical basis of depreciation and amortization of the TXUCV assets and (b) the increase in depreciation and amortization expense for of property and equipment, capitalized software, and intangible assets acquired in the TXUCV acquisition based on the write-up of these assets to fair value in accordance with SFAS 141.

Removing historical depreciation and amortization	$(62,646)
Recording new depreciation and amortization	67,521

$4,875

4.	Interest Expense
      The pro forma adjustments to interest expense are based on the amounts borrowed and the rates assumed to be in effect at the closing of the TXUCV transaction. Amounts outstanding under the term loan facilities A and B bore interest at 250 and 275 basis points above LIBOR respectively.
      In connection with the TXUCV acquisition, the Company issued $200 million of 9 3/4% Senior Notes due in 2012.
      A summary of the pro forma adjustment follows:

			Twelve Months
	Estimated	Estimated	Ended
	Principal	Interest	December 31,
	Outstanding	Rates	2004

Removal of historical interest expense including amortization of deferred financing costs			$41,179

Recording of new interest expense, net
Term loan A	$122,000	LIBOR+2.50%	(4,892)
Term loan B	315,000	LIBOR+2.75%	(13,419)
Senior notes	200,000	9.750%	(19,500)
Capital leases	1,059	6.500%	(69)
Revolver commitment fee			(150)
Net effect of interest rate hedges			(3,733)
Amortization of deferred financing costs			(2,900)

Total new interest expense			(44,663)

Net adjustment to interest expense			$(3,484)

      The weighted average LIBOR rate for the year ended December 31, 2004 was 1.51%.

5.	Income Tax Expense
      The blended effective tax rate applied to the pro forma adjustments related to the TXUCV acquisition and the related financing is as follows:

Twelve months ended December 31, 2004	41.6%

6.	Dividends on Preferred Shares
      At closing of the TXUCV acquisition, we issued an additional $89,000 of Class A redeemable preferred shares with a 9% annual preferred dividend.

CCI ILLINOIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      The following unaudited pro forma condensed consolidated statement of operations is based on the historical financial statements of Illinois Holdings included elsewhere in this prospectus, adjusted to give effect to the following transactions, or the Illinois transactions, set forth below. Illinois Holdings conducts all of its business through CCI, shares of which constitute its only asset. The historical financial statements of Illinois Holdings are adjusted to give effect to the following transactions.

•	the issuance of the notes;

•	the borrowing by CCI, a wholly owned subsidiary of Illinois Holdings, of $170.0 million under the existing credit facilities;

•	the repayment of all the outstanding debt of CCI under its old credit facility;

•	the distribution of $63.4 million by CCI to Homebase and the contribution by Homebase of these funds to Texas Acquisition in connection with the purchase of TXUCV; and

•	the payment of fees and expenses.
      The unaudited pro forma condensed consolidated statement of operations was prepared to give effect to the Illinois transactions as if they had occurred on January 1, 2004. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what Illinois Holdings’s results of operations would actually have been had the Illinois transactions in fact occurred as of such date or to project Illinois Holdings’s results of operations.
      You should read the unaudited pro forma condensed consolidated statement of operations and the accompanying notes in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois” and the consolidated financial statements and related notes included elsewhere in this prospectus.

CCI ILLINOIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(Dollars in thousands)

	Historical
	CCI	Pro Forma
	Illinois	Adjustments		Pro Forma

Operating Revenues
Illinois telephone operations	$97,326	$—		$97,326
Other Illinois operations	39,207	—		39,207

Total operating revenues	136,533	—		136,533
Operating Expenses
Cost of revenues	46,198	—		46,198
Selling, general and administrative	45,557	—		45,557
Depreciation and amortization	22,347	—		22,347
Intangible impairment charges	11,578	—		11,578

Total expenses	125,680	—		125,680
Other, net	840	—		840
Interest expense	(19,715)	2,788	(1)	(16,927)

Income (loss) before income taxes	(8,022)	2,788		(5,234)
Income tax expense (benefit)	(2,887)	1,160	(2)	(1,727)

Net income (loss)	$(5,135)	$1,628		$(3,507)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

CCI Illinois
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(Dollars in thousands)

1.	Interest Expense, Net
      The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates in effect at the closing of the Illinois transactions. Amounts outstanding under the term loans A and B bore interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.
      A summary of the pro forma adjustments follows:

Interest expense of existing credit facilities and notes	$(15,838)
Amortization of deferred financing costs of existing credit facilities and notes	(1,089)

Pro forma interest expense	(16,927)
Elimination of historical interest expense, including amortization of deferred financing costs	19,715

Pro forma adjustment to interest expense	$2,788

      The weighted average LIBOR rate for the year ended December 31, 2004 was 1.51%.
      Deferred financing costs of $8,131 were incurred in connection with the existing credit facilities and issuance of notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The initial terms of the term loan A, term loan B and the notes were 6 years, 7.5 years, and 8 years, respectively. Deferred financing costs of $4,245 as of December 31, 2004 were eliminated for the existing credit facility of CCI upon the closing of the Illinois transactions.
      An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2004 by $213.

2.	Income Taxes
      The assumed effective tax rate of the pro forma adjustments is 41.6% for the twelve months ended December 31, 2004.

CCI TEXAS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      The following unaudited pro forma condensed consolidated statement of operations is based on the historical financial statements of TXUCV and Texas Holdings included elsewhere in this prospectus, adjusted to give effect to the transactions set forth below, or the Texas transactions. Texas Holdings conducts all of its business through CCV, its indirect wholly owned subsidiary. Texas Holdings owns no assets other than the shares of Texas Acquisition. Texas Acquisition owns no assets other than the shares of CCV. The historical financial statements of TXUCV and Texas Holdings have been adjusted to give effect to the following transactions:

•	the offering of the notes;

•	the borrowing by Texas Acquisition, a wholly owned subsidiary of Texas Holdings, of $267.0 million under the existing credit facilities;

•	the acquisition, pursuant to the stock purchase agreement, by Texas acquisition of TXUCV from Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., for $524.1 million in cash, net of cash acquired and including transaction costs; and

•	the payment of fees and expenses.
      The unaudited pro forma condensed consolidated statement of operations was prepared to give effect to the Texas transactions as if they had occurred on January 1, 2004. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what Texas Holdings’ results of operations would actually have been had the Texas transactions in fact occurred as of such date or to project Texas Holdings’ results of operations for any future period.
      The TXUCV acquisition was accounted for as a purchase in accordance with Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Following the closing of the TXUCV acquisition, the total purchase price was allocated to the assets acquired and liabilities assumed of TXUCV based on their respective fair values in accordance with the purchase method of accounting.
      We engaged independent appraisers to assist in determining the fair values of tangible and intangible assets acquired in the TXUCV acquisition. We allocated the total purchase price to the assets and liabilities using estimates of their fair value based on work performed to date by the independent appraisers.
      You should read the unaudited pro forma condensed consolidated statement of operations and the accompanying notes in conjunction with the information contained in “Management’s Discussion and Analysis of Results of Operations — CCI Texas” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

CCI TEXAS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(Dollars in thousands)

	CCI Texas
	Historical	CCI Texas
	January 1, 2004	Historical			Pro Forma as
	to April 13,	April 14, 2004 to	Pro Forma		Adjusted for
	2004	December 31, 2004	Adjustments		Acquisition

Operating Revenues
Operating revenues	$53,855	$133,075	$—		$186,930
Operating Expenses:
Network operating costs	15,296	34,374	—		49,670
Selling, general and administrative	24,138	42,398	(1,118	)(1)	65,418
Depreciation and amortization	8,124	32,175	4,875	(2)	45,174
Restructuring, asset impairment and other charges	(12)	—	—		(12)

Total operating expenses	47,546	108,947	3,757		160,250

Income from operations	6,309	24,128	(3,757)		26,680
Other income (expense):
Interest expense	(1,244)	(20,220)	(6,272	)(3)	(27,736)
Pre-payment penalty on extinguishment of debt	(1,914)	—	—		(1,914)
Other, net	1,105	3,203	—		4,308

Income (loss) before income taxes	4,256	7,111	(10,029)		1,338
Income taxes	2,473	3,119	(4,172	)(4)	1,420

Net income	$1,783	$3,992	$(5,857)		$(82)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

CCI Texas
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(Dollars in thousands)

1.	Selling, General and Administrative
      The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees that occurred in connection with the TXUCV acquisition and was recognized in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, and incremental professional service fees to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition.

Effect of transaction related headcount reductions	$(1,983)
Incremental fee	865

$(1,118)

2.	Depreciation and Amortization:
      The pro forma adjustments to depreciation and amortization reflect (a) the removal of the historical basis of depreciation and amortization of the TXUCV assets and (b) the increase in depreciation and amortization expense for of property and equipment, capitalized software, and intangible assets acquired in the TXUCV acquisition based on the write-up of these assets to fair value in accordance with SFAS 141.

Removing historical depreciation and amortization	$(40,299)
Recording new depreciation and amortization	45,174

$4,875

3.	Interest Expense, net
      The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the Texas transactions. Amounts outstanding under the term loan facilities A and B bore interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.
      A summary of the pro forma adjustments follows:

Interest expense of existing credit facilities and notes	$(25,925)
Amortization of deferred financing costs of existing credit facilities and notes	(1,811)

Pro forma interest expense	(27,736)
Elimination of historical interest expense, including amortization of deferred financing costs	21,464

Pro forma adjustment to interest expense	$(6,272)

      The weighted average LIBOR rate for the year ended December 31, 2004 was 1.51%.
      Deferred financing costs of $12,311 were incurred in connection with the new term loans and the issuance of the notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The initial terms of the term loan A, term loan B and senior notes are 6 years, 7.5 years and 8 years, respectively.
      An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2004 by $333.

4.	Income Taxes
      The assumed effective tax rate of the pro forma adjustments is 41.6% for the twelve months ended December 31, 2004.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements
Consolidated Financial Statements — Homebase Acquisition, LLC	F-3
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-5
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003	F-6
Consolidated Statements of Changes in Common Members’ Deficit for the years ended December 31, 2004 and 2003	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-8
Notes to Consolidated Financial Statements	F-9
Consolidated Financial Statements — Consolidated Communications Illinois Holdings, Inc.	F-34
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-36
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003	F-37
Consolidated Statements of Changes in Shareholder’s Equity for the years ended December 31, 2004 and 2003	F-38
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-39
Notes to Consolidated Financial Statements	F-40
Combined Financial Statements — Illinois Consolidated Telephone Company and Related Businesses	F-59
Report of Independent Registered Public Accounting Firm	F-60
Combined Balance Sheet as of December 30, 2002	F-61
Combined Statement of Income for the year ended December 30, 2002	F-62
Combined Statement of Changes in Parent Company Investment for the year ended December 30, 2002	F-63
Combined Statement of Cash Flows for the year ended December 30, 2002	F-64
Notes to Combined Financial Statements	F-65
Consolidated Financial Statements — Consolidated Communications Texas Holdings, Inc.	F-77
Report of Independent Registered Public Accounting Firm	F-78
Consolidated Balance Sheet as of December 31, 2004	F-79
Consolidated Statement of Operations for the period from April 14, 2004 to December 31, 2004	F-80
Consolidated Statement of Changes in Shareholder’s Equity for the period from April 14, 2004 to December 31, 2004	F-81
Consolidated Statement of Cash Flows for the period from April 14, 2004 to December 31, 2004	F-82
Notes to Consolidated Financial Statements	F-83
Consolidated Financial Statements — TXU Communications Ventures Company and Subsidiaries	F-100
Report of Independent Registered Public Accounting Firm	F-101
Consolidated Balance Sheets as of April 13, 2004, December 31, 2003 and 2002	F-102
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-103
Consolidated Statements of Shareholder’s Equity for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001	F-104
Consolidated Statements of Cash Flows for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001	F-105
Notes to Consolidated Financial Statements	F-106

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
FINANCIAL STATEMENTS FOR THE YEARS ENDED
December 31, 2004 and 2003
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Hombase Acquisition, LLC
      We have audited the accompanying consolidated balance sheets of Homebase Acquisition, LLC (the Company) as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, members’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Chicago, Illinois
March 11, 2005

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$52,084	$10,142
Accounts receivable, net of allowance of $2,613 and $1,837, respectively	33,817	18,701
Inventories	3,529	2,277
Deferred income taxes	3,278	2,868
Prepaid expenses and other current assets	6,179	5,643

Total current assets	98,887	39,631
Property, plant and equipment, net	360,760	104,580
Intangibles and other assets:
Investments	42,884	—
Goodwill	318,481	99,554
Customer lists, net	149,805	53,559
Tradenames	14,546	15,863
Deferred financing costs and other assets	20,736	4,408

Total assets	$1,006,099	$317,595

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$41,079	$10,300
Accounts payable	11,176	5,518
Advance billings and customer deposits	11,061	6,368
Accrued expenses	34,251	12,642

Total current liabilities	97,567	34,828
Long-term debt less current maturities	588,342	170,100
Deferred income taxes	66,641	1,114
Pension and postretirement benefit obligations	61,361	12,595
Other liabilities	3,223	972
Total liabilities	817,134	219,609

Minority interests	2,291	—

Redeemable preferred shares:
Class A, redeemable preferred shares, $1 par value, 182,000 shares authorized, 182,000 and 93,000 shares issued and outstanding, respectively; liquidation preference of $205,469 and $101,504, respectively	205,469	101,504
Common members’ deficit:
Common shares, no par value, 10,000,000 shares, authorized, 10,000,000 and 9,975,000 shares issued and outstanding, respectively	—	—
Paid in capital	58	—
Accumulated deficit	(19,111)	(3,003)
Accumulated other comprehensive income (loss)	258	(515)

Total common members’ deficit	(18,795)	(3,518)

Total liabilities and members’ deficit	$1,006,099	$317,595

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Year ended December 31

	2004	2003

Revenues	$269,608	$132,330
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	80,572	46,305
Selling, general and administrative expenses	87,955	42,495
Intangible assets impairment	11,578	—
Depreciation and amortization	54,522	22,476

Income from operations	34,981	21,054
Other income (expense):
Interest income	384	154
Interest expense	(39,935)	(11,975)
Partnership income	1,288	—
Dividend income	2,497	—
Minority interest	(327)	—
Other, net	201	(15)

Income (loss) before income taxes	(911)	9,218
Income tax expense	232	3,717

Net income (loss)	(1,143)	5,501
Dividends on redeemable preferred shares	(14,965)	(8,504)

Net loss applicable to common shareholders	$(16,108)	$(3,003)

Net loss per common share — basic and diluted	$(1.79)	$(0.33)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON MEMBERS’ DEFICIT
Years Ended December 31, 2004 and 2003
(Dollars in thousands)

					Accumulated
	Common Shares				Other
				Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Paid in Capital	Deficit	Income (Loss)	Total	Income (Loss)

Balance, January 1, 2003	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	5,501	—	5,501	5,501
Capital contributions	9,000,000	—	—	—	—	—
Shares issued under employee plan	975,000	—	—	—	—	—	—
Dividends on redeemable preferred shares	—	—	—	(8,504)	—	(8,504)
Change in fair value of cash flow hedges, net of ($344) of tax	—	—	—	—	(515)	(515)	(515)

Balance, December 31, 2003	9,975,000	—	—	(3,003)	(515)	(3,518)	$4,986

Net loss	—	—	—	(1,143)	—	(1,143)	$(1,143)
Shares issued under employee plan	25,000	—	58	—	—	58	—
Dividends on redeemable preferred shares	—	—	—	(14,965)	—	(14,965)	—
Minimum pension liability, net of ($174) of tax	—	—	—	—	(283)	(283)	(283)
Unrealized loss on marketable securities, net of ($33) of tax	—	—	—	—	(49)	(49)	(49)
Change in fair value of cash flow hedges, net of $1,090 tax	—	—	—	—	1,105	1,105	1,105

Balance, December 31, 2004	10,000,000	$—	$58	$(19,111)	$258	$(18,795)	$(370)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year ended December

	2004	2003

Operating Activities
Net income (loss)	$(1,143)	$5,501
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	54,522	22,476
Provision for bad debt losses	4,666	3,412
Deferred income tax	201	3,388
Asset impairment	11,578	—
Partnership income	(1,288)	—
Minority interest in net income of subsidiary	327	—
Amortization of deferred financing costs	6,476	504
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,499)	(9,799)
Inventories	(249)	(73)
Other assets	4,401	(480)
Accounts payable	(2,689)	(2,267)
Accrued expenses and other liabilities	6,463	6,227

Net cash provided by operating activities	79,766	28,889

Investing Activities
Capital expenditures	(30,010)	(11,296)
Acquisitions, net of cash acquired	(524,090)	(284,834)
Other	—	(2)

Net cash used in investing activities	(554,100)	(296,132)

Financing Activities
Capital contributions from investors	89,058	93,000
Proceeds from long-term obligations	637,000	190,000
Payments made on long-term obligations	(190,826)	(10,193)
Payment of deferred financing costs	(18,956)	(4,602)
Proceeds from sale of building	—	9,180

Net cash provided by financing activities	516,276	277,385

Net increase in cash and cash equivalents	41,942	10,142
Cash and cash equivalents at beginning of period	10,142	—

Cash and cash equivalents at end of period	$52,084	$10,142

Supplemental cash flow information
Interest paid	$27,758	$11,463

Income taxes paid (refunded)	$(509)	$2,000

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and December 31, 2003
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or the “Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Homebase and its wholly-owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
      Certain reclassifications have been made to conform previously reported data to the current presentation. Line costs totaling $17,800 and $16,244 for the years ended December 31, 2004 and 2003, respectively, were reclassified from general and administrative expenses to cost of services.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

Regulatory Accounting
      Certain wholly owned subsidiaries, ICTC, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, are independent local exchange carriers (“ILECs”) which follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No 71”). SFAS No. 71 permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires the ILECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-base regulation to another form of regulation.

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with a remaining maturity of three months or less when purchased.

Investments
      Investments in equity securities that have readily determinable fair values are categorized as available for sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available for sale are included as a separate component of common members’ equity. Investments in equity securities that do not have readily determinable fair values are carried at cost.
      Investments in affiliated companies that Homebase does not control but does have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. Investments in affiliated companies that Homebase does not control and does not have the ability to exercise significant influence over such affiliated companies’ operations and financial policies are accounted for using the cost method.
      To determine whether an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices if available or the fair value of similar investments, which in certain circumstance, is based on traditional valuation models utilizing multiple of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as realized impairment loss and a reduction in the cost of the investment.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Company from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Company requires deposits from customers to mitigate potential risk associated with receivables. The Company maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when management of the Company determines that the receivable will not be collected.

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets
      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Tradenames have been determined to have indefinite lives; thus they are not being amortized but are tested annually for impairment using discounted cash flows based on a relief from royalty method. The Company evaluates the carrying value of goodwill in the fourth quarter of each year. As part of the evaluation, the Company compares the carrying value of the goodwill for each reporting unit with their fair value to determine whether impairment exists. If impairment is determined to exist, any related impairment loss is calculated based upon fair value.
      SFAS 142 also provides that assets which have finite lives be amortized over their useful lives. Customer lists are being amortized over their estimated useful lives based upon the Company’s historical experience with customer attrition and the recommendation of an independent appraiser. The estimated lives range from 10 to 13 years.

Property, Plant, and Equipment
      Property, plant, and equipment are recorded at cost. The cost of additions, replacements, and major improvements is capitalized, while repairs and maintenance are charged to expense. Depreciation is determined based upon the assets’ estimated useful lives using either the group or unit method.
      The group method is used for depreciable assets dedicated to providing regulated telecommunication services, including the majority of the network and outside plant facilities. Under the group method, a specific asset group has an average life. A depreciation rate is developed based on the average useful life for the specific asset group as approved by regulatory agencies. This method requires periodic revision of depreciation rates. When an individual asset is sold or retired under the group method, the difference between the proceeds, if any, and the cost of the asset is charged or credited to accumulated depreciation, without recognition of a gain or loss.
      The unit method is primarily used for buildings, furniture, fixtures and other support assets. Under the unit method, assets are depreciated on the straight-line basis over the estimated useful life of the individual asset. When an individual asset is sold or retired under the unit method, the cost basis of the asset and related accumulated depreciation are removed from the accounts and any associated gain or loss is recognized.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Estimated useful lives are as follows:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.
      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.
      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.
      Print advertising and publishing revenues are recognized ratably over the life of the related directory, generally twelve months.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,521 and $1,839 in 2004 and 2003, respectively.

Income Taxes
      Illinois Holdings and its subsidiaries and Texas Holdings and its subsidiaries file separate consolidated federal income tax returns and East Texas Fiber Line Incorporated files a separate federal income tax return. State income tax returns are filed on a consolidated or separate legal entity basis depending on the state. Federal and state income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Amounts in the financial statements related to income taxes are calculated using the principles of Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes” (FAS 109). Deferred income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes as well as loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We record a valuation allowance related to our deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Provisions for federal and state income taxes are calculated on reported pre-tax earnings based on current tax law and also include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. We establish reserves for income tax when, despite the belief that our tax positions are fully supportable, there remain certain positions that are probable to be challenged and possibly disallowed by various authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimable losses. To the extent that the probable tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Stock Based Compensation
      The Company maintains a restricted share plan to award certain employees of the Company restricted common shares of the Company as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. The Company accounts for its employee restricted share plan in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. At December 31, 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

Financial Instruments and Derivatives
      As of December 31, 2004, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt obligations. At December 31, 2004, the carrying value of these financial instruments approximated their fair values.
      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS No. 133”). SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Income (Loss). Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since the Company’s interest swap agreements are with major financial institutions, the Company does not anticipate any nonperformance by any counterparty.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning for public companies with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. As disclosed in the summary of significant accounting policies, the Company’s restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

3.	Acquisitions

Acquisition of ICTC and Related Businesses
      On December 31, 2002, the Company, through its wholly owned subsidiary CCI, acquired all of the outstanding common stock of ICTC, McLeodUSA Public Services, Inc., and Consolidated Market

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
Response, Inc, as well as substantially all of the assets of three other related telecom lines of business (or divisions) which were all owned by McLeodUSA and its affiliates. The purchase price for the businesses acquired totaled $284,834, including acquisition costs, and was funded with proceeds from the issuance of redeemable preferred stock and debt. The Company accounted for the acquisition using the purchase method of accounting; accordingly the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. The accompanying consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition.
      The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Current assets	$25,802
Property, plant and equipment	118,057
Customer lists	59,517
Tradenames	15,863
Goodwill	99,554
Liabilities assumed	(33,959)

Net purchase price	$284,834

      Goodwill represents the residual aggregate purchase price after all tangible and identified intangible assets have been valued, offset by the value of liabilities assumed. The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by our assessment of the value of the overall acquired business. The significant goodwill value reflects our view that the acquired business can generate strong cash flow and sales and earnings following acquisition. In accordance with SFAS No. 142, the tradenames and goodwill acquired are not amortized but are tested for impairment at least annually. The customer lists are amortized over their weighted average estimated useful lives of ten years. The Company made an election under the Internal Revenue Code that resulted in the tax basis of goodwill and other intangible assets associated with this acquisition to be deductible for tax purposes ratably over a 15-year period.

Acquisition of TXUCV
      On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012, entered into a new $437,000 bank credit facility, repaid its existing credit facility and entered into certain related transactions. The indenture governing the notes and the existing credit agreement contain covenants, events of default and other provisions (see Note 14).
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,377)

Total purchase price, net of cash acquired	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.
      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited pro forma results of operations data for the years ended December 31, 2004 and 2003 as if the acquisition had occurred at the beginning of each period presented are as follows:

	Year Ended December 31

	2004	2003

Total revenues	$323,463	$327,148

Income from operations	$37,533	$29,507

Proforma net loss	$(3,589)	$(15,431)

Proforma net loss applicable to common shareholders	$(20,779)	$(31,945)

Loss per share — basic and diluted	$(2.31)	$(3.55)

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

4.	Prepaids and other current assets
      Prepaids and other current assets consists of the following:

	December 31

	2004	2003

Deferred charges	$1,637	$1,138
Prepaid expenses	3,492	1,991
Income tax receivables	—	2,002
Other current assets	1,050	512

	$6,179	$5,643

5.	Property, plant and equipment
      Property, plant, and equipment, net consists of the following:

	December 31

	2004	2003

Property, plant and equipment:
Land and buildings	$49,567	$15,487
Network and outside plant facilities	641,913	209,927
Furniture, fixtures and equipment	68,360	29,145
Work in process	7,783	2,639

	767,623	257,198
Less: accumulated depreciation	(406,863)	(152,618)

Net property, plant and equipment	$360,760	$104,580

      Depreciation expense totaled $42,652 and $16,518 in 2004 and 2003, respectively.

6.	Investments
      Investments consist of the following as of December 31, 2004:

Cash surrender value of life insurance policies	$1,708
Cost method investments:
GTE Mobilnet of South Texas Limited Partnership (2.34% owned)	21,450
CoBank, ACB stock	1,879
Rural Telephone Bank stock	5,921
Other	19
Equity method investments
GTE Mobilnet of Texas RSA #17 Limited Partnership (17.02% owned)	11,759
Fort Bend Fibernet Limited Partnership (39.06% owned)	148

$42,884

      The Company obtained 2.34% ownership of GTE Mobilnet of South Texas Limited Partnership (“the Mobilnet South Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
principal activity of the Mobilnet South Partnership is providing cellular service in the Houston, Galveston and Beaumont, Texas metropolitan areas. The Company has very limited influence on the operating and financial policies of this partnership and accounts for this investment on the cost basis. The cost basis of $22,850 as of April 14, 2004 was determined with the help of an independent appraiser. During the period from April 14, 2004 through December 31, 2004 the Company received $3,206 of cash distributions from the Mobilnet South Partnership. These distributions exceeded the Company’s share of earnings in the Mobilnet South Partnership by $1,400. Accordingly, $1,400 was applied as a reduction in the carrying amount of the investment and $1,806 was recognized as dividend income in 2004.
      The CoBank investment represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. CoBank operates on a cooperative basis with a portion of the bank earnings returned to the owners in the form of patronage refunds. For 2004, the Company’s allocation of patronage capital from CoBank was $380, of which $152 was in cash and $228 in patronage capital certificates. The Company will be receiving annual refunds of a portion of the stock only when their stock balances reaches 10% of the five-year moving average of CoBank loan balance. Cash dividends are recorded as reduction of interest expense and the patronage distribution in form of stock are recorded as other income in the consolidated statements of operations.
      The Rural Telephone Bank stock consists of 5,921 shares of $1,000 par value Class C stock which is stated at original cost plus a gain recognized at conversion of Class B to Class C.
      The Company received partnership distributions totaling $340 and $78 from GTE Mobilnet of Texas RSA # 17 Limited Partnership and Fort Bend Fibernet Limited Partnership, respectively, for the period from April 14, 2004 through December 31, 2004.
          Summarized financial information for significant investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (“the Mobilnet RSA Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and accounts for this investment on the equity basis. Summarized 100 percent financial information for the Mobilnet RSA Partnership was as follows:

Year ended December 31, 2004:
Revenues	$35,203
Operating income	9,636
Income before income taxes	10,116
Net income or loss	10,116
As of December 31, 2004:
Current assets	6,443
Non-current assets	22,494
Current liabilities	1,733
Non-current liabilities	—
Partnership equity	27,204

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Homebase has recorded its pro rata share of the equity earnings from these investments since the date of the TXUCV acquisition on April 14, 2004, through December 31, 2004.

7.	Minority Interest
      East Texas Fiber Line, Inc. (“ETFL”) is a joint venture owned 63% by the Company and 37% by Eastex Celco. ETFL provides connectivity to certain customers within Texas over a fiber optic transport network.

8.	Goodwill and Other Intangible Assets
      In accordance with SFAS 142, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2004, the Company completed its annual impairment test and determined that goodwill was impaired in one of its reporting units within the Other Operations segment of the Company and a resulting goodwill impairment charge of $10,147 was recognized. The fair value of each reporting unit was determined by discounting their respective projected cash flows. The goodwill impairment was limited to our Operator Services reporting unit, and was due to a decline in current and projected cash flows for this reporting unit. Operator Services has also reduced its pricing to retain certain customers at the time of contract renewal, as well as, offered lower rates to attract new customers in the face of increasing competition due to automation and cheaper offshore call center alternatives available to our customers.
      The following table presents the carrying amount of goodwill by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$78,443	$21,111	$99,554
Impairment	—	(10,147)	(10,147)
Finalization of ICTC and related businesses purchase accounting	2,292	(2,010)	282
TXUCV acquisition	228,792	—	228,792

Balance at December 31, 2004	$309,527	$8,954	$318,481

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The Company’s most valuable tradename is the federally registered mark CONSOLIDATED, which is used in association with our telephone communication services and is a design of interlocking circles. The Company’s corporate branding strategy leverages a CONSOLIDATED naming structure. All business units and several product/services names incorporate the CONSOLIDATED name. These tradenames are indefinitely renewable intangibles. In 2004, the Company completed its annual impairment test and determined that the recorded value of its tradename was impaired in two of its reporting units within the Other Operations segment of the Company, and a resulting impairment charge of $1,431 was recognized. The fair value of the tradenames was determined using discounted cash flow analysis based on a relief from royalty method. The tradename impairment was limited to our Operator and Mobile Services reporting units, and were due to lower than previously anticipated revenues within these two reporting units. The following table presents the carrying amount of tradenames by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$10,046	$5,817	$15,863
Impairment	—	(1,431)	(1,431)
Other	—	114	114

Balance at December 31, 2004	$10,046	$4,500	$14,546

      The Company’s customer lists consist of an established core base of customers that subscribe to its services. The carrying amount of customer lists is as follows:

	December 31

	2004	2003

Gross carrying amount	$167,633	$59,517
Less: accumulated amortization	(17,828)	(5,958)

Net carrying amount	$149,805	$53,559

      The aggregate amortization expense associated with customer lists for the years ended December 31, 2004 and 2003 was $11,870 and $5,958, respectively. Customer lists are being amortized using a weighted average life of 11.8 years. The estimated amortization expense for each of the next five years ended December 31, is a follows: 2004 — $14,266, 2005 — $14,266, 2006 — $14,266, 2007  — $14,266, and 2008 — $14,266.

9.	Affiliated Transactions
      The Company and certain of its subsidiaries have entered into two professional services fee agreements, each effective April 14, 2004, with its existing equity investors. One agreement requires CCI to pay to Richard A. Lumpkin, Chairman of the Company, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2,000, to be divided equally among them, for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Holdings to pay to Richard A. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate of $3,000, to be divided equally among them, for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fees, however, must be paid in the form of Class A preferred

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
shares if payment in cash is prohibited by the existing credit facilities or if consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as determined in accordance with the existing credit facilities, is less than or equal to $106.0 million. The Company recognized fees of $4,135 and $2,000 for the years ended December 31, 2004 and 2003, respectively, associated with these agreements. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.
      Agracel, Inc., or Agracel, is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC. Mr. Lumpkin directly owns the remaining 50% of LATEL. Effective December 31, 2002, the Company sold five of its buildings and associated land to LATEL, LLC for the aggregate purchase price of $9,180, and then entered into an agreement to leaseback the same facilities for general office and warehouse functions. The initial term of both leases was for one year. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response (“CMR”) provides one year prior written notice that it intends to terminate its respective leases. The leases are triple net lease that require the Company to continue to pay substantially all expenses associated with general maintenance and repair, utilities, insurance and taxes. The Company recognized operating lease expenses of $1,251 and $1,221 during 2004 and 2003, respectively, in connection with the LATEL leases. There is no associated lease payable balance outstanding at December 31, 2004.
      Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC. Mr. Lumpkin, together with his family, owns the remainder of MACC. In 1997, CMR entered into a lease agreement to rent office space for a period of five years. The parties extended the lease for an additional five years beginning October 14, 2002. CMR recognized rent expense in the amount of $123 in both 2004 and 2003 in connection with the MACC lease.
      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC or SKL. The Company charged SKL $77 and $74 in 2004 and 2003, respectively, for use of office space, computers, telephone service and for other office related services.
      Mr. Lumpkin also has an ownership interest in First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”) which provides CCI Illinois with general banking services, including depository, disbursement and payroll accounts and retirement plan administrative services, on terms comparable to those available to other large business accounts. The Company provides certain telecommunications products and services to First Mid-Illinois. Those services are based upon standard prices for strategic business customers. Following is summary of the transactions between the Company and First Mid-Illinois:

	Year Ended
	December 31

	2004	2003

Fees charged from First Mid-Illinois for:
Banking fees	$5	$2
401K plan administration	77	46
Interest income earned by the Company on deposits at First Mid-Illinois	170	97
Fees charged by the Company to First Mid-Illinois for telecommunication services	476	437

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

10.	Income Taxes
      The components of the income tax provision charged to expense are as follows:

	Year Ended
	December 31

	2004	2003

Current:
Federal	$393	$—
State	673	—

	1,066	—

Deferred:
Federal	(305)	3,252
State	(529)	465

	(834)	3,717

Income tax expense	$232	$3,717

      Following is a reconciliation between the statutory federal income tax rate and the Company’s overall effective tax rate:

	Year Ended
	December 31

	2004	2003

Statutory federal income tax rate (benefit)	(35.0)%	35.0%
State income taxes, net of federal effect	15.1%	5.0%
Other permanent differences	28.8%	0.0%
Derivative instruments	24.6	0.0%
Change in valuation allowance	(5.7)%	0.0%
Other	(2.2)%	0.3%

	25.6%	40.3%

      Cash paid (refunded) for federal and state income taxes was $(509,000) and $2,000,000 during years ended December 31, 2004 and 2003, respectively.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Net deferred taxes consist of the following components:

	December 31

	2004	2003

Current deferred tax assets:
Reserve for uncollectible accounts	$1,020	$385
Accrued vacation pay deducted when paid	1,504	512
Accrued expenses and deferred revenue	754	1,971

	3,278	2,868

Noncurrent deferred tax assets:
Net operating loss carryforwards	21,866	2,253
Derivative instruments	—	344
Goodwill and other intangibles	846	—
Pension and post retirement obligations	23,402	3,691
Minimum tax credit carryforward	806	—
Valuation allowance	(17,136)	—

	29,784	6,288

Noncurrent deferred tax liabilities:
Goodwill and other intangibles	—	(1,641)
Derivative instruments	(547)	—
Partnership investment	(6,898)	—
Property, plant and equipment	(87,348)	(5,761)
Basis in investment	(1,632)	—

	(96,425)	(7,402)
Net noncurrent deferred tax liabilities	(66,641)	(1,114)

Net deferred income tax assets (liabilities)	$(63,363)	$1,754

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need, to generate future taxable income in increments sufficient to recognize net operating loss carryforwards prior to expiration as described below. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There is an annual limitation on the use of the NOL carryforwards, however the

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
amount of projected future taxable income is expected to be lower than the amount of the limitation calculated. Amounts and expiration dates of carryforwards are as follows:
      Illinois Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $15.0 million for federal and state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2022 to 2024 and state NOL carryforwards expire from 2015 to 2022.
      Texas Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $26.4 million for federal income tax purposes and $108.2 million for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2020 to 2022 and state NOL carryforwards expire from 2005 to 2009.
      East Texas Fiber Line Incorporated, a nonconsolidated subsidiary for federal income tax return purposes, estimates it has available NOL carryforwards of approximately $9.0 million for federal income tax purposes and $6.5 million for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2007 to 2024 and state NOL carryforwards expire from 2005 to 2009.
      The valuation allowance is attributed to tax loss carryforwards for which no tax benefit is expected to be utilized. If it becomes evident that sufficient taxable income will be available in the jurisdictions where these deferred tax assets exist, the Company would release the valuation allowance accordingly. During 2004, the valuation allowance decreased by $1,314 from the April 14, 2004 Texas Acquisition opening balance sheet amount of $18,450 to $17,136 at December 31, 2004.

11.	Accrued Expenses
      Accrued expenses consist of the following:

	December 31

	2004	2003

Salaries and employee benefits	$9,191	$2,542
Taxes payable	6,915	987
Accrued interest	6,490	859
Other accrued expenses	11,655	8,254

	$34,251	$12,642

12.	Pension Costs and Other Postretirement Benefits
      The Company has several defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees, primarily those located in Texas. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The Company used a September 30 measurement date for its plans in Illinois and a December 31 measurement date for its plans in Texas.
      The following tables present the benefit obligation, plan assets and funded status of the plans:

	Pension Benefits		Other Benefits

	December 31		December 31

	2004	2003	2004	2003

Change in benefit obligation
Projected benefit obligation, beginning of period	$55,528	$49,637	$8,951	$7,966
TXUCV acquisition	60,984	—	26,629	—
Service cost	2,930	770	989	165
Interest cost	5,902	3,207	1,579	557
Plan participant contributions	—	—	158	135
Plan amendments	—	—	(2,652)	454
Plan curtailment	—	—	(772)	—
Benefits paid	(7,237)	(3,403)	(1,747)	(692)
Administrative expenses paid	(410)	—	—	—
Actuarial (gain)/ loss	(57)	5,317	2,612	366

Projected benefit obligation, end of period	$117,640	$55,528	$35,747	$8,951

Accumulated benefit obligation	$105,451	$51,070

Change in plan assets
Fair value of plan assets, beginning of period	$50,704	$45,446	$—	$—
TXUCV acquisition	40,633	—	—	—
Actual return on plan assets	6,715	7,804	—	—
Employer contributions	3,887	857	1,589	557
Plan participant contributions	—	—	158	135
Administrative expenses paid	(410)	—	—	—
Benefits paid	(7,237)	(3,403)	(1,747)	(692)

Fair value of plan assets, end of period	$94,292	$50,704	$—	$—

Funded status
Funded status	$(23,348)	$(4,824)	$(35,747)	$(8,951)
Employer contributions after measurement date and before fiscal year end	—	—	275	194
Unrecognized prior service cost	—	—	918	952
Unrecognized net actuarial (gain) loss	(177)	162	(115)	(128)

Accrued benefit cost	$(23,525)	$(4,662)	$(34,669)	$(7,933)

Amounts recognized in the consolidated balance sheet
Accrued benefit liability	$(23,982)	$(4,662)	$(34,669)	$(7,933)
Accumulated other comprehensive income	457	—	—	—

Net amount recognized	$(23,525)	$(4,662)	$(34,669)	$(7,933)

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The Company’s pension plans weighted average asset allocations by investment category are as follows:

	December 31

	2004	2003

Plan assets by category at end of year
Equity securities	54.8%	52.8%
Debt securities	36.8%	44.5%
Other	8.4%	2.7%

	100.0%	100.0%

      The Company’s investment strategy is to maximize long-term return on invested plan assets while minimizing risk of market volatility. Accordingly, the Company targets it allocation percentage at 50% to 60% in equity funds with the remainder in fixed income funds and cash equivalents.
      The Company expects to contribute $2,215 to its pension plans and $1,820 to its other postretirement plans in 2005. The expected future benefit payments to be paid during the years ended December 31 are as follows:

	Pension	Other
	Benefits	Benefits

2005	$5,388	$1,820
2006	5,587	1,924
2007	5,864	2,085
2008	6,101	2,129
2009	6,481	2,259
2010 through 2014	40,217	12,555
      The following table presents the components of net periodic benefit cost for the years ended December 31, 2004 and 2003:

	Pension Benefits		Other Benefits

	2004	2003	2004	2003

Service cost	$2,930	$770	$989	$165
Interest cost	5,902	3,207	1,579	557
Expected return on plan assets	(6,434)	(3,507)	—	—
Other, net	(2)	—	(19)	(4)

Net periodic benefit cost	$2,396	$470	$2,549	$718

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The weighted average assumptions used in measuring the Company’s benefit obligations as of December 31, 2004 and 2003 are as follows:

	Pension
	Benefits		Other Benefits

	2004	2003	2004	2003

Discount rate	6.0%	6.0%	6.0%	6.0%
Compensation rate increase	3.5%	3.5%	—	—
Initial healthcare cost trend rate	—	—	10.0%	11.0%
Ultimate healthcare cost trend rate	—	—	5.0%	5.0%
Year ultimate trend rate is reached	—	—	2010 to 2012	2009
      Weighted average actuarial assumptions used to determine the net periodic benefit cost for 2004 and 2003 are as follows: discount rate 6.0% and 6.8%, expected long-term rate of return on plan assets 8.3% and 8.0%; and rate of compensation increases 3.9% and 3.5%, respectively.
      In determining the discount rate, the Company considers the current yields on high quality corporate fixed income investments with maturities corresponding to the expected duration of the benefit obligations. The expected return on plan assets assumption was based upon the categories of the assets and the past history of the return on the assets. The Compensation rate increase is based upon past history and long-term inflationary trends. A one percentage point change in the assumed health care cost trend rate would have the following effects on the Company’s other postretirement benefits:

	1% Increase	1% Decrease

Effect on 2004 service and interest costs	$581	$(452)
Effect on accumulated postretirement benefit obligations as of December 31, 2004	4,424	(3,565)

13.	Employee 401k Benefit Plans and Deferred Compensation Agreements

401k Benefit Plans
      The Company sponsors several 401(k) defined contribution retirement savings plans. Virtually all employees are eligible to participant in one of these plans. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the year ended December 31, 2004, the Company matched 50% or 100% of employee contributions up to a maximum of 3% or 4% for hourly employees depending upon the particular plan and matched 100% of employee contributions up to a maximum of 2% or 4% for salaried employees, depending upon the particular plan. During the year ended December 31, 2003, the Company matched employee contributions up to a maximum of 4% for hourly employees and matched employee contributions up to 2% for salaried employees. Total Company contributions to the plans were $1,223 and $496 in 2004 and 2003, respectively.

Deferred Compensation Agreements
      The Company has deferred compensation agreements with the former members of the board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Deferred compensation expense was $208 for the period from April 14, 2004 through December 31, 2004. Payments related to deferred compensation agreements were $336 for the period from April 14, 2004 through December 31, 2004. The remaining obligation totaled $2,710 as of December 31, 2004 and is included in pension and postretirement benefit obligations in the accompanying balance sheet.
      The Company maintains life insurance policies on certain of the participating former directors and employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies totaled $1,708 as of December 31, 2004 and is included in investments in the accompanying balance sheet. These plans do not qualify under the Internal Revenue Code and therefore, federal income tax deductions are allowed only when benefits are paid.

14.	Long-Term Debt
      Long-term debt consists of the following:

	December 31

	2004	2003

Senior Secured Credit Facility Revolving loan	$—	$—
Term loan A	115,333	110,400
Term loan B	—	70,000
Term loan C	312,900	—
Senior notes	200,000	—
Capital leases	1,188	—

	629,421	180,400
Less: current portion	(41,079)	(10,300)

	$588,342	$170,100

Senior Secured Credit Facility
      The Company, through its wholly-owned subsidiaries, maintains credit agreements with various financial institutions, which provides for aggregate borrowings of $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of December 31, 2004, the Company estimated that the excess cash flow repayment will be approximately $22,556. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of December 31, 2004, the margins for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% under the term loan C facility. At December 31, 2004, the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 5.23% per annum. Interest is payable at least quarterly.
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes
      On April 14, 2004, the Company, through its wholly owned subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007 at a price of 109.75%. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes, at 101%. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.
      Future maturities of long-term debt as of December 31, 2004 are as follows:

Calendar year 2005	$41,079
Calendar year 2006	22,463
Calendar year 2007	23,248
Calendar year 2008	26,900
Calendar year 2009	33,400
Thereafter	482,331

$629,421

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2004, the Company has interest rate swap agreements covering $217,809 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $1,060 and liability of $859 at December 31, 2004 and 2003, respectively. The $1,060 is included in other current assets at December 31, 2004. The $859 is included in accrued expenses at December 31, 2003. The Company recognized a net loss of $228 in interest expense during 2004 related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $1,105 and a comprehensive loss of $515 during 2004 and 2003 respectively.

15.	Redeemable Preferred Shares and Member’s Equity

Preferred Shares
      The Company has authorized 182,000 Class A Preferred Shares of which 182,000 and 93,000 shares were issued and outstanding at December 31, 2004 and 2003, respectively. The preferred shares are redeemable to the holders with a preferred return on their capital contributions at the rate of 9% per annum. The preferred return is cumulative and compounded annually in arrears on December 31, of each year. At any time on or after June 30, 2007, certain members have the right to require the Company to redeem all of their Class A Preferred Shares. Preferred shares are redeemable at a price equal to $1,000 per share plus any accrued but unpaid preferred return.

Common Shares
      The Company has authorized 10,000,000 Common Shares of which 10,000,000 and 9,975,000 shares were issued and outstanding at December 31, 2004 and 2003, respectively. At any time on or after June 30, 2007, certain members have the right to require the Company to redeem all of their common shares. Common shares are redeemable based upon an appraised value by a third party.

16.	Restricted Share Plan
      In August 2003, the Company established the 2003 Restricted Share Plan, which provides for the issuance of 1,000,000 common shares to key employees as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. In November 2003, the Company granted 975,000 shares of its common stock to certain Company executives. In April 2004, the remaining 25,000 shares of common stock were sold to certain Company executives at $2.32 per share. These shares generally vest with the individuals every December 31, beginning December 31 2004 through December 31, 2007. As of December 31, 2004, 250,000 of these shares were vested.
      The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is potentially below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. At

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
December 31, 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

17.	Environmental Remediation Liabilities
      Environmental remediation liabilities were $914 and $931 at December 31, 2004 and 2003, respectively. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites, are undiscounted and are included in accrued expenses in the accompanying balance sheet.

18.	Commitments and Contingencies

Legal proceedings
      From time to time the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in aggregate, management believes would have a material adverse effect on the Company’s financial position or results of operations.

Operating leases
      The Company has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $4,515 and $2,043 in 2004 and 2003, respectively.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows: 2005 — $4,860, 2006 — $3,896, 2007 — $3,169, 2008 — $2,601, 2009 — $2,571, thereafter  — $8,395.

19.	Net Loss per Common Share
      The following table sets forth the computation of net loss per common share:

	Year Ended December 31

	2004	2003

Net loss applicable to common shareholders	$(16,108)	$(3,003)
Weighted average number of common shares outstanding	9,000,685	9,000,000

Net loss per common share	$(1.79)	$(0.33)

      Non-vested shares issued pursuant to the Restricted Share Plan (Note 16) are not considered outstanding for the basic net loss per common share and are not included in the computation of diluted net loss per share as their effect was anti-dilutive.

20.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.
      The business segment reporting information as of and for the years ended December 31, 2004 and 2003 is as follows:

	Telephone	Other
	Operations	Operations	Total

Year ended December 31, 2004
Operating revenues	$230,401	$39,207	$269,608
Cost of services and products	56,339	24,233	80,572

	174,062	14,974	189,036
Selling, general and administrative expenses	77,123	10,832	87,955
Intangible assets impairment	—	11,578	11,578
Depreciation and amortization	49,061	5,461	54,522

Net operating income (loss)	$47,878	$(12,897)	$34,981

Capital expenditures	$28,779	$1,231	$30,010

Year ended December 31, 2003
Operating revenues	$90,282	$42,048	$132,330
Cost of services and products	21,762	24,543	46,305

	68,520	17,505	86,025
Selling, general and administrative expenses	32,987	9,508	42,495
Depreciation and amortization	16,488	5,988	22,476

Net operating income	$19,045	$2,009	$21,054

Capital expenditures	$9,117	$2,179	$11,296

As of December 31, 2004:
Goodwill	$309,527	$8,954	$318,481

Total assets	$936,545	$69,554	$1,006,099

As of December 31, 2003:
Goodwill	$78,443	$21,111	$99,554

Total assets	$245,855	$71,740	$317,595

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

21.	Quarterly Financial Information (unaudited)

	March 31	June 30	September 30	December 31

2004
Revenues	$34,067	$72,538	$84,405	$78,598
Operating expenses:
Cost of services and products	12,374	22,401	23,223	22,574
Selling, general and administrative expenses	10,589	22,441	27,768	27,157
Depreciation and amortization	5,366	15,176	16,942	17,038
Asset impairment	—	—	—	11,578

Total operating expenses	28,329	60,018	67,933	78,347

Income from operations	5,738	12,520	16,472	251
Other expenses, net	2,797	12,984	10,143	9,968

Pretax income (loss)	2,941	(464)	6,329	(9,717)
Income tax expense (benefit)	1,177	(357)	2,842	(3,430)

Net income (loss)	1,764	(107)	3,487	(6,287)
Dividends on redeemable preferred shares	(2,274)	(4,019)	(4,330)	(4,342)

Net loss applicable to common shareholders	$(510)	$(4,126)	$(843)	$(10,629)

Net loss per common share	$(0.06)	$(0.46)	$(0.09)	$(1.18)

2003
Revenues	$31,772	$33,224	$33,741	$33,593
Operating expenses:
Cost of services and products	11,081	12,028	12,355	10,841
Selling, general and administrative expenses	10,090	10,114	10,348	11,943
Depreciation and amortization	5,494	5,938	5,698	5,346

Total operating expenses	26,665	28,080	28,401	28,130

Income from operations	5,107	5,144	5,340	5,463
Other expenses, net	3,131	2,889	2,961	2,855
Income tax expense	790	902	952	1,073

Net income	1,186	1,353	1,427	1,535
Dividends on redeemable preferred shares	(2,119)	(2,119)	(2,119)	(2,148)

Net loss applicable to common shareholders	$(933)	$(766)	$(692)	$(613)

Net loss per common share	$(0.10)	$(0.09)	$(0.08)	$(0.07)

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
FINANCIAL STATEMENTS FOR THE YEARS ENDED
December 31, 2004 and 2003
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Consolidated Communications Illinois Holdings, Inc.
      We have audited the accompanying consolidated balance sheets of Consolidated Communications Illinois Holdings, Inc. (the Company) as of December 31, 2004 and December 31, 2003, and the related consolidated statements of income, shareholder’s equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and December 31, 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Chicago, Illinois
March 11, 2005

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$16,726	$10,142
Accounts receivable, net of allowance of $1,668 and $1,837, respectively	20,474	18,701
Inventories	2,136	2,277
Deferred income taxes	1,598	2,868
Prepaid expenses and other current assets	3,082	5,643

Total current assets	44,016	39,631
Property, plant and equipment, net	101,577	104,580
Intangibles and other assets:
Goodwill	89,689	99,554
Customer lists, net	47,541	53,559
Tradenames	14,546	15,863
Deferred income taxes	2,251	—
Deferred financing costs and other assets	8,246	4,408

Total assets	$307,866	$317,595

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$16,045	$10,300
Accounts payable	3,041	5,518
Advance billings and customer deposits	7,605	6,368
Accrued expenses	12,451	12,642

Total current liabilities	39,142	34,828
Long-term debt less current maturities	225,423	170,100
Deferred income taxes	—	1,114
Pension and postretirement benefit obligations	11,745	12,595
Other liabilities	1,299	972

Total liabilities	277,609	219,609

Shareholder’s Equity:
Common shares, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Paid in capital	29,600	93,000
Retained earnings	366	5,501
Accumulated other comprehensive income (loss)	291	(515)

Total shareholder’s equity	30,257	97,986

Total liabilities and shareholder’s equity	$307,866	$317,595

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Year Ended December 31

	2004	2003

Revenues	$136,533	$132,330
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	46,198	46,305
Selling, general and administrative expenses	45,557	42,495
Intangible assets impairment	11,578	—
Depreciation and amortization	22,347	22,476

Income from operations	10,853	21,054
Other income (expense):
Interest income	197	154
Interest expense	(19,715)	(11,975)
Dividend income	310	—
Other, net	333	(15)

Income (loss) before income taxes	(8,022)	9,218
Income tax (benefit) expense	(2,887)	3,717

Net income (loss)	$(5,135)	$5,501

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
Years Ended December 31, 2004 and 2003
(Dollars in thousands)

					Accumulated
	Common Shares				Other
			Paid in	Retained	Comprehensive		Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total	Income (Loss)

Balance, January 1, 2003	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	5,501	—	5,501	5,501
Capital contributions	1,000	—	93,000	—	—	93,000
Change in fair value of cash flow hedges, net of ($344) of tax	—	—	—	—	(515)	(515)	(515)

Balance, December 31, 2003	1,000	—	93,000	5,501	(515)	97,986	$4,986

Net loss	—	—	—	(5,135)	—	(5,135)	$(5,135)
Capital distributions	—	—	(63,400)	—	—	(63,400)	—
Change in fair value of cash flow hedges, net of $547 of tax	—	—	—	—	806	806	806

Balance, December 31, 2004	1,000	$—	$29,600	$366	$291	$30,257	$(4,329)

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31

	2004	2003

Operating Activities
Net income (loss)	$(5,135)	$5,501
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,347	22,476
Provision for bad debt losses	3,509	3,412
Deferred income tax	(2,094)	3,388
Intangible assets impairment	11,578	—
Amortization of deferred financing costs	5,184	504
Changes in operating assets and liabilities:
Accounts receivable	(5,282)	(9,799)
Inventories	141	(73)
Other assets	2,091	(480)
Accounts payable	(2,477)	(2,267)
Accrued expenses and other liabilities	523	6,227

Net cash provided by operating activities	30,385	28,889

Investing Activities
Capital expenditures	(13,339)	(11,296)
Acquisition, net of cash acquired	—	(284,834)
Proceeds from investments	—	(2)

Net cash used in investing activities	(13,339)	(296,132)

Financing Activities
Capital (distributions to) contributions from investors	(63,400)	93,000
Proceeds from long-term obligations	245,000	190,000
Payments made on long-term obligations	(183,932)	(10,193)
Payment of deferred financing costs	(8,130)	(4,602)
Proceeds from sale of building	—	9,180

Net cash (used in) provided by financing activities	(10,462)	277,385

Net increase in cash and cash equivalents	6,584	10,142
Cash and cash equivalents at beginning of period	10,142	—

Cash and cash equivalents at end of period	$16,726	$10,142

Supplemental cash flow information
Interest paid	$12,624	$11,463

Income taxes paid (refunded)	$(2,004)	$2,000

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and December 31, 2003
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings” or “CCI Illinois” or “the Company”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Illinois Holdings and its wholly-owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
      Certain reclassifications have been made to conform previously reported data to the current presentation. Line costs totaling $17,800 and $16,244 for the years ended December 31, 2004 and 2003, respectively, were reclassified from general and administrative expenses to cost of services.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Regulatory Accounting
      ICTC is an independent local exchange carrier (“ILEC”) which follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No 71”). SFAS No. 71 permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires the ILEC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-base regulation to another form of regulation.

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with a remaining maturity of three months or less when pruchased.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Company from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Company requires deposits from customers to mitigate potential risk associated with receivables. The Company maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when management of the Company determines that the receivable will not be collected.

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets
      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Tradenames have been determined to have indefinite lives; thus they are not being amortized but are tested annually for impairment using discounted cash flows based on a relief from royalty method. The Company evaluates the carrying value of goodwill in the fourth quarter of each year. As part of the evaluation, the Company compares the carrying value of the goodwill for each reporting unit with their fair value to determine whether impairment exists. If impairment is determined to exist, any related impairment loss is calculated based upon fair value.
      SFAS 142 also provides that assets which have finite lives be amortized over their useful lives. Customer lists are being amortized over their estimated useful lives based upon the Company’s historical experience with customer attrition and the recommendation of an independent appraiser. The estimated lives average ten years.

Property, Plant, and Equipment
      Property, plant, and equipment are recorded at cost. The cost of additions, replacements, and major improvements is capitalized, while repairs and maintenance are charged to expense. Depreciation is determined based upon the assets’ estimated useful lives using either the group or unit method.
      The group method is used for depreciable assets dedicated to providing regulated telecommunication services, including the majority of the network and outside plant facilities. Under the group method, a specific asset group has an average life. A depreciation rate is developed based on the average useful life

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
for the specific asset group as approved by regulatory agencies. This method requires periodic revision of depreciation rates. When an individual asset is sold or retired under the group method, the difference between the proceeds, if any, and the cost of the asset is charged or credited to accumulated depreciation, without recognition of a gain or loss.
      The unit method is primarily used for buildings, furniture, fixtures and other support assets. Under the unit method, assets are depreciated on the straight-line basis over the estimated useful life of the individual asset. When an individual asset is sold or retired under the unit method, the cost basis of the asset and related accumulated depreciation are removed from the accounts and any associated gain or loss is recognized.
      Estimated useful lives are as follows:

Years

Buildings	15-20
Network and outside plant facilities	5-15
Furniture, fixtures, and equipment	3-10

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.
      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.
      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.
      Print advertising and publishing revenues are recognized ratably over the life of the related directory, generally twelve months.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $536 and $1,839 in 2004 and 2003, respectively.

Income Taxes
      Illinois Holdings and its subsidiaries file a consolidated federal income tax return. State income tax returns are filed on a consolidated basis. Federal and state income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Amounts in the financial statements related to income taxes are calculated in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
such amounts recognized for tax purposes as well as loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance for deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets will not be realized.
      Provisions for federal and state income taxes are calculated on reported pre-tax earnings based on current tax law and also may include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions may differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods form financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. The Company establishes reserves for income tax when, despite the belief that its tax positions are fully supportable, there remain certain positions that are probable to be challenged and possibly disallowed by various authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimated losses. To the extent that the probable tax outcomes of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Financial Instruments and Derivatives
      As of December 31, 2004, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. At December 31, 2004, the carrying value of these financial instruments approximated fair value.
      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS No. 133”). SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Income (Loss). Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since the Company’s interest swap agreements are with major financial institutions, the Company does not anticipate any nonperformance by any counterparty.

Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

3.	Acquisitions

Acquisition of ICTC and Related Businesses
      On December 31, 2002, the Company, through its wholly owned subsidiary CCI, acquired all of the outstanding common stock of ICTC, McLeodUSA Public Services, Inc., and Consolidated Market Response, Inc, as well as substantially all of the assets of three other related telecom lines of business (or divisions) which were all owned by McLeodUSA and its affiliates. The purchase price for the businesses acquired totaled $284,834, including acquisition costs, and was funded with proceeds from the issuance of redeemable preferred stock and debt. The Company accounted for the acquisition using the purchase method of accounting; accordingly the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. The accompanying consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Current assets	$25,802
Property, plant and equipment	118,057
Customer lists	59,517
Tradenames	15,863
Goodwill	99,554
Liabilities assumed	(33,959)

Net purchase price	$284,834

      Goodwill represents the residual aggregate purchase price after all tangible and identified intangible assets have been valued, offset by the value of liabilities assumed. The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by our assessment of the value of the overall acquired business. The significant goodwill value reflects our view that the acquired business can generate strong cash flow and sales and earnings following acquisition. In accordance with SFAS No. 142, the tradenames and goodwill acquired are not amortized but are tested for impairment at least annually. The customer lists will be amortized over their weighted average estimated useful lives of ten years. The Company made an election under the Internal Revenue Code that resulted in the goodwill and other intangible assets associated with this acquisition to be deductible for tax purposes ratably over a 15-year period.

4.	Prepaids and Other Current Assets
      Prepaids and other current assets consists of the following:

	December 31,

	2004	2003

Deferred charges	$1,637	$1,138
Prepaid expenses	1,371	1,991
Income tax receivables	—	2,002
Other current assets	74	512

	$3,082	$5,643

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

5.	Property, Plant and Equipment
      Property, plant, and equipment, net consists of the following:

	December 31,

	2004	2003

Property, plant and equipment:
Land and buildings	$11,698	$15,487
Network and outside plant facilities	226,747	209,927
Furniture, fixtures and equipment	26,931	29,145
Work in process	2,813	2,639

	268,189	257,198
Less: accumulated depreciation	(166,612)	(152,618)

Net property, plant and equipment	$101,577	$104,580

      Depreciation expense totaled $16,413 and $16,518 in 2004 and 2003, respectively.

6.	Goodwill and Other Intangible Assets
      In accordance with SFAS 142, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2004, the Company completed its annual impairment test and determined that goodwill was impaired in one of its reporting units within the Other Operations segment of the Company, and a resulting goodwill impairment charge of $10,147 was recognized. The fair value of each reporting unit was determined by discounting their respective projected cash flows. The goodwill impairment was limited to our Operator Services reporting unit, and was due to a decline in current and projected cash flows for this reporting unit. Operator Services has also reduced its pricing to retain certain customers at the time of contract renewal, as well as, offered lower rates to attract new customers in the face of increasing competition due to automation and cheaper offshore call center alternatives available to our customers.
      The following table presents the carrying amount of goodwill by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$78,443	$21,111	$99,554
Impairment	—	(10,147)	(10,147)
Finalization of ICTC and related businesses purchase accounting	2,292	(2,010)	282

Balance at December 31, 2004	$80,735	$8,954	$89,689

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The Company’s most valuable tradename is the federally registered mark CONSOLIDATED, which is used in association with our telephone communication services and is a design of interlocking circles. The Company’s corporate branding strategy leverages a CONSOLIDATED naming structure. All business units and several product/services names incorporate the CONSOLIDATED name. These tradenames are indefinitely renewable intangibles. In 2004, the Company completed its annual impairment test and determined that the recorded value of its tradename was impaired in two of its reporting units within the Other Operations segment of the Company, and a resulting impairment charge of $1,431 was recognized. The fair value of the tradenames was determined using discounted cash flow analysis based on a relief from royalty method. The tradename impairment was limited to our Operator and Mobile Services reporting units, and were due to lower than previously anticipated revenues within these two reporting units. The following table presents the carrying amount of tradenames by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$10,046	$5,817	$15,863
Impairment	—	(1,431)	(1,431)
Other	—	114	114

Balance at December 31, 2004	$10,046	$4,500	$14,546

      The Company’s customer lists consist of an established core base of customers that subscribe to its services. The carrying amount of customer lists is as follows:

	December 31,

	2004	2003

Gross carrying amount	$59,433	$59,517
Less: accumulated amortization	(11,892)	(5,958)

Net carrying amount	$47,541	$53,559

      The aggregate amortization expense associated with customer lists for the years ended December 31, 2004 and 2003 was $5,934 and $5,958, respectively. Customer lists are being amortized using a weighted average life of ten years. The estimated amortization expense for each of the next five years ended December 31, is as follows: 2004 — $5,943, 2005 — $5,943, 2006 — $5,943, 2007 — $5,943, and 2008 — $5,943.

7.	Affiliated Transactions
      The Company and certain of its subsidiaries have entered into a professional services fee agreement, effective April 14, 2004, with its existing equity investors. The agreement requires CCI to pay to Richard A. Lumpkin, Chairman of the Company, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2,000, to be divided equally among them, for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The professional services fees are generally payable in cash. The Company recognized fees of $2,000 for each of the years ended December 31, 2004 and 2003 associated with these agreements. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.
      Agracel, Inc., or Agracel, is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC. Mr. Lumpkin directly owns the remaining 50% of LATEL. Effective December 31, 2002, the Company sold five of its buildings and associated land to

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
LATEL, LLC for the aggregate purchase price of $9,180, and then entered into an agreement to leaseback the same facilities for general office and warehouse functions. The initial term of both leases was for one year. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response (“CMR”) provides on year prior written notice that it intends to terminate its respective leases. The leases are triple net lease that require the Company to continue to pay substantially all expenses associated with general maintenance and repair, utilities, insurance and taxes. The Company recognized operating lease expenses of $1,251 and $1,221 during 2004 and 2003, respectively, in connection with the LATEL leases. There is no associated lease payable balance outstanding at December 31, 2004.
      Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC. Mr. Lumpkin, together with his family, owns the remainder of MACC. In 1997, CMR entered into a lease agreement to rent office space for a period of five years. The parties extended the lease for an additional five years beginning October 14, 2002. CMR recognized rent expense in the amount of $123 in both 2004 and 2003 in connection with the MACC lease.
      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC or SKL. The Company charged SKL $77 and $74 in 2004 and 2003, respectively, for use of office space, computers, telephone service and for other office related services.
      Mr. Lumpkin also has an ownership interest in First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”) which provides CCI Illinois with general banking services, including depository, disbursement and payroll accounts and retirement plan administrative services, on terms comparable to those available to other large business accounts. The Company provides certain telecommunications products and services to First Mid-Illinois. Those services are based upon standard prices for strategic business customers. Following is summary of the transactions between the Company and First Mid-Illinois:

	Year Ended
	December 31,

	2004	2003

Fees charged from First Mid-Illinois for:
Banking fees	$5	$2
401K plan administration	77	46
Interest income earned by the Company on deposits at First Mid-Illinois	170	97
Fees charged by the Company to First Mid-Illinois for telecommunication services	476	437

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

8.	Income Taxes
      The components of the income tax provision charged to expense are as follows:

	Year Ended
	December 31,

	2004	2003

Current:
Federal	$255	$—
State	19	—

	274	—

Deferred:
Federal	(2,766)	3,252
State	(395)	465

	(3,161)	3,717

Income tax expense (benefit)	$(2,887)	$3,717

      Following is a reconciliation between the statutory federal income tax rate and the Company’s overall effective tax rate:

	Year Ended
	December 31,

	2004	2003

Statutory federal income tax rate	(35.0)%	35.0%
State income taxes, net of federal benefit	(4.8)%	5.0%
Other	3.8%	0.3%

	(36.0)%	40.3%

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Net deferred taxes consist of the following components:

	December 31,

	2004	2003

Current deferred tax assets:
Reserve for uncollectible accounts	$661	$385
Accrued vacation pay deducted when paid	591	512
Accrued expenses and deferred revenue	346	1,971

	1,598	2,868

Noncurrent deferred tax assets:
Net operating loss carryforwards	6,015	2,253
Derivative instruments	—	344
Goodwill and other intangibles	846	—
Pension and postretirement obligations	4,698	3,691

	11,559	6,288

Noncurrent deferred tax liabilities:
Goodwill and other intangibles	—	(1,641)
Derivative instruments	(547)	—
Property, plant and equipment	(8,761)	(5,761)

	(9,308)	(7,402)

Net non-current deferred tax assets (liabilities)	2,251	(1,114)

Net deferred income tax assets	$3,849	$1,754

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need, to generate future taxable income in increments sufficient to recognize net operating loss carryforwards prior to expiration as described below. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There is an annual limitation on the use of the NOL carryforwards, however the amount of projected future taxable income is expected to be lower than the amount of the limitation calculated. Amounts and expiration dates of carryforwards are as follows:
      Illinois Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $15.0 million for federal and state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2022 to 2024 and state NOL carryforwards expire from 2015 to 2022.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

9.	Accrued Expenses
      Accrued expenses consist of the following:

	December 31,

	2004	2003

Salaries and employee benefits	$3,085	$2,542
Taxes payable	559	987
Accrued interest	1,944	859
Other accrued expenses	6,863	8,254

	$12,451	$12,642

10.	Pension Costs and Other Postretirement Benefits
      The Company has a defined benefit pension plan which covers substantially all of its hourly employees. The plan provides retirement benefits based on years of service and earnings. The pension plan is noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The Company used a September 30 measurement date for its plans.
      The following tables present the benefit obligation, plan assets and funded status of the plans:

	Pension Benefits		Other Benefits
	December 31,		December 31,

	2004	2003	2004	2003

Change in benefit obligation
Projected benefit obligation, beginning of period	$55,528	$49,637	$8,951	$7,966
Service cost	943	770	186	165
Interest cost	3,234	3,207	513	557
Plan participant contributions	—	—	97	135
Plan amendments	—	—	—	454
Benefits paid	(3,199)	(3,403)	(891)	(692)
Actuarial (gain)/ loss	422	5,317	852	366

Projected benefit obligation, end of period	$56,928	$55,528	$9,708	$8,951

Accumulated benefit obligation	$52,389	$51,070

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

	Pension Benefits		Other Benefits
	December 31,		December 31,

	2004	2003	2004	2003

Change in plan assets
Fair value of plan assets, beginning of period	$50,704	$45,446	$—	$—
Actual return on plan assets	4,713	7,804	—	—
Employer contributions	916	857	794	557
Plan participant contributions	—	—	97	135
Benefits paid	(3,199)	(3,403)	(891)	(692)

Fair value of plan assets, end of period	$53,134	$50,704	$—	$—

Funded status
Funded status	$(3,794)	$(4,824)	$(9,708)	$(8,951)
Employer contributions after measurement date and before fiscal year end	—	—	275	194
Unrecognized prior service cost	—	—	(115)	952
Unrecognized net actuarial (gain) loss	(202)	162	1,799	(128)

Accrued benefit cost	$(3,996)	$(4,662)	$(7,749)	$(7,933)

      The Company’s pension plan weighted average asset allocations by investment category are as follows:

	December 31,

	2004	2003

Plan assets by category at end of year
Equity securities	52.9%	65%
Debt securities	35.1%	35%
Other	12.0%	—

	100.0%	100.0%

      The Company’s investment strategy is to maximize long-term return on invested plan assets while minimizing risk of market volatility. Accordingly, the Company targets it allocation percentage at 50% to 60% in equity funds with the remainder in fixed income funds and cash equivalents.
      The Company does not expect to contribute to its pension plan in 2005, but does expect to contribute $837 to its other postretirement plan in 2005. The Company’s expected future benefit payments to be paid during the years ended December 31 are as follows:

	Pension	Other
	Benefits	Benefits

2005	$3,173	$837
2006	3,204	922
2007	3,245	974
2008	3,291	964
2009	3,472	983
2010 through 2014	20,150	4,915

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The following table presents the components of net periodic benefit cost for the years ended December 31, 2004 and 2003:

	Pension Benefits		Other Benefits

	2004	2003	2004	2003

Service cost	$943	$770	$186	$165
Interest cost	3,234	3,207	513	557
Expected return on plan assets	(3,927)	(3,507)	—	—
Other, net	—	—	(9)	(4)

Net periodic benefit cost	$250	$470	$690	$718

      The weighted average assumptions used in measuring the Company’s benefit obligations as of December 31, 2004 and 2003 are as follows:

	Pension
	Benefits		Other Benefits

	2004	2003	2004	2003

Discount rate	6.0%	6.8%	6.0%	6.8%
Compensation rate increase	3.5%	3.5%	—	—
Initial healthcare cost trend rate	—	—	10.0%	10.0%
Ultimate healthcare cost trend rate	—	—	5.0%	5.0%
Year ultimate trend rate is reached	—	—	2010 to 2012	2009
      Weighted average actuarial assumptions used to determine the net periodic benefit cost for 2004 and 2003 are as follows: discount rate — 6.0% and 6.8%, expected long-term rate of return on plan assets — 8.5% and 8.0%, and rate of compensation increases — 3.5% and 3.5%, respectively.
      In determining the discount rate, the Company considers the current yields on high quality corporate fixed income investments with maturities corresponding to the expected duration of the benefit obligations. The expected return on plan assets assumption was based upon the categories of the assets and the past history of the return on the assets. The Compensation rate increase is based upon past history and long-term inflationary trends. A one percentage point change in the assumed health care cost trend rate would have the following effects on the Company’s other postretirement benefits:

	1% Increase	1% Decrease

Effect on 2004 service and interest costs	$50	$(44)
Effect on accumulated postretirement benefit obligations as of December 31, 2004	498	(452)

11.	Employee 401k Benefit Plan
      The Company sponsors a 401(k) defined contribution retirement savings plan. Virtually all employees are eligible to participant in one of these plans. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the year ended December 31, 2004, the Company matched the employee contributions up to a maximum of 4%. During the year ended December 31, 2003, the Company matched employee contributions up to a maximum of 4% for hourly employees and matched employee contributions up to 2% for salaried employees. Total Company contributions to the plans were $761 and $496 in 2004 and 2003, respectively.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

12.	Long-Term Debt
      Long-term debt consists of the following:

	December 31,

	2004	2003

Senior Secured Credit Facility
Revolving loan	$—	$—
Term loan A	47,268	110,400
Term loan B	—	70,000
Term loan C	119,200	—
Senior notes	75,000	—
Capital leases	—	—

	241,468	180,400
Less: current portion	(16,045)	(10,300)

	$225,423	$170,100

Senior Secured Credit Facility
      The Company, through its wholly-owned and related subsidiaries, maintains senior secured credit facility with various financial institutions, which provides for aggregate borrowings of up to $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility which is available in whole or in part to both CCI Illinois and CCI Texas. Borrowings under the credit facility are secured by substantially all of the assets of the Company, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of up to $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of December 31, 2004, the Company estimated that the excess cash flow repayment would be approximately $8,768. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of December 31, 2004, the margins for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% under the term loan C facility. At December 31, 2004, the weighted

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
average rate, including swaps, of interest on the Company’s term debt facilities was 5.17% per annum. Interest is payable at least quarterly.
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes
      On April 14, 2004, the Company, through its wholly owned and related subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.
      Future maturities of long-term debt as of December 31, 2004 are as follows:

Calendar year 2005	$16,045
Calendar year 2006	8,884
Calendar year 2007	9,397
Calendar year 2008	10,934
Calendar year 2009	13,598
Thereafter	182,610

$241,468

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2004, the Company has interest rate swap agreements covering $84,117 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $561 and liability of $859 at December 31, 2004 and 2003, respectively. The $561 is included in other current assets at December 31, 2004. The $859 is included in accrued expenses at December 31, 2003. The Company recognized a net loss of $84 in interest expense during 2004 related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
comprehensive income. The Company recognized comprehensive income of $806 and a comprehensive loss of $515 during 2004 and 2003, respectively.

13.	Environmental Remediation Liabilities
      Environmental remediation liabilities were $914 and $931 at December 31, 2004 and 2003, respectively. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites, are undiscounted and are included in accrued expenses in the accompanying balance sheet.

14.	Commitments and Contingencies

Legal proceedings
      From time to time the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in aggregate, management believes would have a material adverse effect on the Company’s financial position or results of operations.

Operating leases
      The Company has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $2,603 and $2,043 in 2004 and 2003, respectively.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows: 2005 — $1,943, 2006 — $2,312, 2007 — $1,914, 2008 — $1,511, 2009 — $1,514, thereafter — $6,666.

15.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The business segment reporting information as of and for the years ended December 31, 2004 and 2003 is as follows:

	Telephone	Other
	Operations	Operations	Total

Year ended December 31, 2004
Operating revenues	$97,326	$39,207	$136,533
Cost of services and products	21,965	24,233	46,198

	75,361	14,974	90,335
Operating expenses	34,725	10,832	45,557
Intangible assets impairment	—	11,578	11,578
Depreciation and amortization	16,886	5,461	22,347

Net operating income (loss)	$23,750	$(12,897)	$10,853

Capital expenditures	$12,108	$1,231	$13,339

Year ended December 31, 2003
Operating revenues	$90,282	$42,048	$132,330
Cost of services and products	21,762	24,543	46,305

	68,520	17,505	86,025
Operating expenses	32,987	9,508	42,495
Depreciation and amortization	16,488	5,988	22,476

Net operating income	$19,045	$2,009	$21,054

Capital expenditures	$9,117	$2,179	$11,296

As of December 31, 2004:
Goodwill	$80,735	$8,954	$89,689

Total assets	$238,312	$69,554	$307,866

As of December 31, 2003:
Goodwill	$78,443	$21,111	$99,554

Total assets	$245,855	$71,740	$317,595

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

16.	Quarterly Financial Information (unaudited)

	March 31	June 30	September 30	December 31

2004
Revenues	$34,067	$33,028	$34,679	$34,759
Operating expenses:
Cost of services and products	12,374	11,372	12,439	10,013
Selling, general and administrative expenses	10,589	11,139	11,276	12,553
Depreciation and amortization	5,366	6,090	5,728	5,163
Asset impairment	—	—	—	11,578

Total operating expenses	28,329	28,601	29,443	39,307

Income (loss) from operations	5,738	4,427	5,236	(4,548)
Other expenses, net	2,797	8,025	3,992	4,061

Pretax income (loss)	2,941	(3,598)	1,244	(8,609)
Income tax expense (benefit)	1,177	(1,440)	498	(3,122)

Net income (loss)	$1,764	$(2,158)	$746	$(5,487)

2003
Revenues	$31,772	$33,224	$33,741	$33,593
Operating expenses:
Cost of services and products	11,081	12,028	12,355	10,841
Selling, general and administrative expenses	10,090	10,114	10,348	11,943
Depreciation and amortization	5,494	5,938	5,698	5,346

Total operating expenses	26,665	28,080	28,401	28,130

Income from operations	5,107	5,144	5,340	5,463
Other expenses, net	3,131	2,889	2,961	2,855
Income tax expense	790	902	952	1,073

Net income	$1,186	$1,353	$1,427	$1,535

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
CONSOLIDATED FINANCIAL STATEMENTS
December 30, 2002
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Consolidated Communications, Inc.
      We have audited the accompanying combined balance sheet as of December 30, 2002, of the corporations and lines of business listed in Note 1 (then owned by McLeodUSA Inc.), and the related combined statements of income, changes in parent company investment, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at December 30, 2002, of the corporations and lines of business listed in Note 1, and the combined results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 3 to the combined financial statements, effective January 1, 2002, the corporations and lines of business listed in Note 1 discontinued the amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.
Chicago, Illinois
March 8, 2004

/s/ Ernst & Young llp

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED BALANCE SHEET
December 30, 2002
(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$1,089
Accounts receivable, net of allowances of $1,850	14,107
Inventories	2,204
Prepaid expenses	1,399
Deferred directory costs and other charges	369
Deferred tax assets	2,914
Other current assets	1,122

Total current assets	23,204
Investments	18
Property, plant, and equipment:
Land and buildings	24,162
Network and outside plant facilities	200,481
Furniture, fixtures and equipment	32,614
Work in process	3,330

260,587
Less: Accumulated depreciation	155,526

Net property, plant, and equipment	105,061
Intangibles and other assets:
Goodwill	101,324
Other intangibles	6,463
Deferred charges and other assets	333

Total intangibles and other assets	108,120

Total assets	$236,403

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$479
Accounts payable	7,306
Accrued liabilities	6,725
Advance billings and customer deposits	5,307

Total current liabilities	19,817
Long-term liabilities:
Unamortized investment tax credits	320
Deferred income taxes	10,815
Pension benefit obligations and other postretirement obligations	9,471
Deferred compensation	—
Other long-term liabilities	903
Long-term debt, excluding current maturities	20,593
Long-term capital lease obligations	—
Commitments and contingencies	—

Total long-term liabilities	42,102
Parent company investment	174,484

Total liabilities and parent company investment	$236,403

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF INCOME
Year Ended December 30, 2002
(Amounts in thousands)

Operating revenues
Illinois Telephone Operations	$76,745
Other Illinois Operations	33,159

Total operating revenues	109,904
Operating expenses
Cost of services and products (exclusive of depreciation and amortization shown separately below)	35,820
Selling, general, and administrative	35,616
Depreciation and amortization	24,544

Total operating expenses	95,980
Income from operations	13,924
Other income (expense):
Interest income	6
Interest expense	(1,652)
Other, net	428

Total other expense	(1,218)

Income before income taxes	12,706
Income taxes	4,670

Net income	$8,036

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF CHANGES IN PARENT COMPANY INVESTMENT
Year Ended December 30, 2002
(Amounts in thousands)

Balance at January 1, 2002	$178,142
Net income	8,036
Net settlement with parent	(11,694)

Balance at December 30, 2002	$174,484

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF CASH FLOWS
Year Ended December 30, 2002
(Amounts in thousands)

Cash flows from operating activities
Net income	$8,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,544
Deferred income taxes	(4,933)
Other deferred credits, net	1,864
Changes in net operating assets and liabilities:
Accounts receivable	(660)
Inventories	805
Prepaid expenses	(105)
Accounts payable	1,102
Advance billings and customer deposits	453
Accrued income taxes and liabilities	(3,604)
Other	1,035

Net cash provided by operating activities	28,537
Cash flows from investing activities
Property, plant, and equipment expenditures	(14,137)

Net cash used in investing activities	(14,137)
Cash flows from financing activities
Repayment of long-term debt	(68)
Deferred charges and other noncurrent assets	19
Settle intercompany receivables, net	(16,515)

Net cash used in financing activities	(16,564)

Net decrease in cash and cash equivalents	(2,164)
Cash and cash equivalents at beginning of year	3,253

Cash and cash equivalents at end of year	$1,089

Non-cash investing and financing activities
Property, plant and equipment additions	$4,821

Supplemental disclosures of cash flow information
Cash paid for interest	$1,643

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 30, 2002
(Dollars in thousand, except share and per share amounts)

1.	Nature of Business
      Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase.
      Homebase, a Delaware limited liability company that was formed on June 26, 2002, entered into a sale and purchase agreement with McLeodUSA, Inc. in July 2002 and the transaction was concluded on December 31, 2002. CCI was formed on August 6, 2002 to acquire a highly integrated group of companies and lines of business as described below. The accompanying combined financial statements include the accounts of Illinois Consolidated Telephone Company and the Related Businesses (the Business). During the periods covered by these financial statements the Business operated under the ownership of McLeodUSA, Inc., or McLeodUSA. The Business comprised of the following entities and lines of business:

Illinois Consolidated Telephone Company (ICTC) provides a broad range of local exchange telecommunications services including local dialtone and central office based vertical services features, private line services, data services (including DSL), intraLATA toll and carrier access services. Operations are subject to regulation by the Illinois Commerce Commission and the Federal Communications Commission.

Consolidated Communications Operator Services provides both live and automated local and long distance assistance as well as national directory assistance on a wholesale and retail basis. CCOS also provides specialized message center services and corporate and governmental attendant services.

McLeodUSA Public Services, Inc. primarily offers managed local and long distance automated calling from county jails and state prison facilities in Illinois. These inmate services include fraud control, customer service, call management, and technical field support.

Consolidated Communications Business Systems sells and installs telecommunications equipment, and performs cabling, wiring, and equipment maintenance services to business and residential customers within the ICTC service territory and to business customers in adjacent markets.

Consolidated Market Response, Inc. is a full service teleservices business providing inbound and outbound telemarketing and backend fulfillment services to corporate clients from diverse industry segments.

Consolidated Communications Mobile Services provides one-way messaging service for both personal and business accounts. The basic paging service has been supplemented with complimentary mobile information services including Internet, 800 service, info text and voice mail.
      The Business has two reportable segments, Illinois Telephone Operations and Other Illinois Operations (see note 14, Business Segments). ICTC is represented in Illinois Telephone Operations while all other entities and lines of business are reflected in Other Illinois Operations.

2.	Basis of Preparation
      These combined financial statements present, on an historical cost basis, the combined assets, liabilities, revenues and expenses related to the entities and businesses as if the Business had existed as an entity separate from McLeodUSA. The historical cost basis includes the allocation of goodwill and other intangible assets resulting from McLeodUSA’s purchase of the Business in 1997. As such, the accompanying combined financial statements are not intended to be a complete representation of the debt

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
and equity structure of the Business on a stand-alone basis. All material transactions between businesses included in these financial statements have been eliminated. Comprehensive income is equivalent to net income for all periods presented. Line costs totaling $17,980 for 2002 were reclassified from general and administrative expenses to cost of services.

3.	Summary of Significant Accounting Policies

Regulatory Accounting
      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Business from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Business requires deposits from customers to mitigate potential risk associated with receivables. The Business maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when we have determined that the receivable will not be collected.

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades as well as materials and equipment used in the maintenance and installation of telephone systems. All inventory is stated at the lower of average cost or market.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)

Investments
      Investments primarily consist of the net cash surrender value of variable whole life insurance policies to cover deferred compensation liabilities for certain executives. These investments are carried at fair value. The deferred compensation arrangement was terminated in January 2002, and accordingly, proceeds received from the insurance policies were used to pay the deferred compensation obligations.

Intangible Assets and Goodwill
      Goodwill is stated at cost and was amortized using the straight-line method over thirty years. Effective January 1, 2002, the Business adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), at which time amortization ceased. The Company will test annually for impairment as part of its annual business planning cycle in the fourth quarter. Impairment will be tested using the discounted cash flow method to determine the fair value at the reporting unit level. Intangible assets are stated at cost and consist of customer relationships, tradenames, and software and are being amortized over their useful lives which range from five to ten years.

Property, Plant, and Equipment
      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.
      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to annual composite depreciation rates of 5.59% for 2002.
      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following estimated useful lives:

Years

Buildings	15-20
Telecommunications networks	5-15
Furniture, fixtures, and equipment	3-10
      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.
      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,758 in 2002.

Financial Instruments
      At December 30, 2002, the Business’ financial instruments consist of cash and cash equivalents, accounts receivable and payable, long-term debt and capital lease obligations. The fair values of the financial instruments were not materially different from their carrying value except for long-term debt. The aggregate fair value of the Business’ long-term debt (including current maturities) was approximately $24,212 at December 30, 2002. Fair values for the long-term debt were determined using discounted cash flow analyses based on the Business’ current incremental interest rates for similar instruments.

Deferred Income Taxes
      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Stock-Based Compensation
      The Business follows the provisions of Accounting Principle Board Opinion No. 25, “Accounting for Stocks Issued to Employees” (APB No. 25) and related interpretations in accounting for its employee stock options.
      In September 1997, McLeodUSA granted 837,245 stock options to the Business’ employees at an exercise price of $24.50 per share. The aggregate intrinsic value of these options at the date of grant exceeded the aggregate exercise price by approximately $9,000. As a result, the Business has amortized the stock compensation expense over the four-year vesting period of the options. There is no charge for stock-based compensation in 2002.

Recent Accounting Pronouncements
      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. The Business is required to adopt SFAS 143 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.
      In August 2001, the Financial Accounting Standards Board issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met in order to classify an asset held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. SFAS 144 was adopted for the Business’ 2002 accounting period and did not have a material impact on the combined financial statements.
      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Business is required to adopt SFAS 146 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.
      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements; these disclosure requirements are effective for the Business’ 2002 reporting period. The Business is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The Business does not believe the adoption of FIN 45 will have a material effect on its 2003 consolidated financial statements.
      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the provisions apply as of December 31, 2003. The Business has not yet determined the effect of adopting FIN 46, if any, on its statement of income or financial position.

4.	Affiliated Transactions
      McLeodUSA provided corporate communications, human resources, treasury and other general and administrative services. In accordance with the cost allocation manual filed with the ICC, the following allowable methods were used to apportion costs to ICTC: corporate of communications — departmental time study; human resources — total company wages; treasury — departmental time study; and general and administrative — general allocation factor. We believe these methods were reasonable and the charges were representative of what would have been incurred on a stand-alone basis. Allocations of the costs incurred were charged to ICTC and amounted to $910 in 2002, which has been recorded in general and administrative expense.
      The 2002 line items “net settlement with the parent” reflected in the Combined Statement of Changes in Parent Company Investment for Illinois Consolidated Telephone Company and Related

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
Businesses depict specifically the settlement of the intercompany receivables and payables and the associated cash distribution to the parent company.

5.	Goodwill and Intangible Assets
      Effective January 1, 2002, the Business adopted SFAS 142. Accordingly, goodwill and other indefinite lived intangibles are no longer amortized but are subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives. We have determined that software and customer lists have a useful life of five years. The Business’ tradenames have an estimated useful life of ten years. Amortization of tradenames will continue for the next five years. The amortization expense will be $1,360 during each of the next four years through 2006, and $1,022 in 2007.

6.	Income Taxes
      For federal income tax purposes, the Business was included in a consolidated tax return along with other companies in the McLeodUSA group during 2002. For the purpose of these combined financial statements, the provision for income taxes has been computed on a stand-alone basis as if the Business had filed a separate return for the periods presented and was not a member of a group. However, due to the fact that the McLeodUSA group had a consolidated net operating loss, the Business did not make any cash payments for income taxes during 2002. Therefore, income taxes that would be payable on a stand-alone basis have been settled as an increase in parent company investment.
      The components of the income tax provision charged to expense for 2002 are as follows:

Current:
Federal	$8,628
State	1,240

Total Current	9,868
Deferred:
Federal	(4,297)
State	(636)

Total Deferred	(4,933)
Investment tax credit amortized	(265)

Total income tax expense	$4,670

      The following is a reconciliation between the statutory federal income tax rate and the Business’ overall effective tax rate:

Statutory federal income tax rate	34.0%
State income taxes, net of federal benefit	4.8
Other	(2.0)

Effective overall income tax rate	36.8%

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
      The temporary differences which give rise to significant portions of the net deferred tax liability at December 30, 2002, are as follows:

Current deferred income tax assets:
Accrued vacation	$582
Reserve for uncollectible accounts	541
Accrued expenses	365
Deferred revenue and regulatory reserves	1,426

Total current deferred income tax assets	2,914

Noncurrent deferred income tax assets:
Pension and post retirement expense	3,771
Other	320

Total noncurrent deferred income tax assets	4,091

Noncurrent deferred income tax liabilities:
Depreciable property	(11,740)
Intangibles	(2,685)
Regulatory liabilities	(481)

Total noncurrent deferred income tax liability	(14,906)

Net noncurrent deferred income tax liability	(10,815)

Total net deferred tax liability	$(7,401)

7.	Pension Costs and Other Postretirement Benefits
      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations.
      The changes in benefit obligation for 2002 are as follows:

Projected benefit obligation at beginning of period	$47,379
Service cost	807
Interest cost	3,240
Benefits paid	(3,374)
Actuarial loss	1,585

Projected benefit obligation at end of period	$49,637

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
      The changes in plan assets for 2002 relate to the following:

Fair value of plan assets at beginning of period	$50,769
Actual return on plan assets	(1,949)
Benefits paid	(3,374)

Fair value of plan assets at end of period	$45,446

      The reconciliations of the funded status of the pension plans as of December 30, 2002, are as follows:

Funded status	$(4,191)
Unrecognized net actuarial gain	(220)
Unrecognized prior service cost	2,536

Net amount recognized at period-end	$(1,875)

      The components of net periodic benefit cost for 2002 are as follows:

Service cost	$807
Interest cost	3,240
Expected return on plan assets	(3,940)
Amortization of prior service costs	482
Recognized actuarial gain	(223)

Net periodic benefit cost	$366

      The assets of the plan consist principally of equity and fixed income securities. Actuarial assumptions used to calculate the projected benefit obligation included a discount rate of 6.75%. Future compensation level increases were estimated to be 4.0%. The assumed long-term rate of return on plan assets was 8.0%.
      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree.
      The following postretirement benefit plan disclosures relate to ICTC and Related Businesses. The changes in the postretirement benefit obligation for 2002 are as follows:

Benefit obligation at beginning of period	$7,710
Service cost	143
Interest cost	520
Benefits paid	(393)
Actuarial gain	(14)

Benefit obligation at end of period	$7,966

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
      The changes in plan assets for 2002 relate to the following:

Fair value of plan assets at beginning of period	$—
Employer contributions	393
Benefits paid	(393)

Fair value of plan assets at end of period	$—

      The reconciliations of the funded status of the postretirement benefit plan as of December 30, 2002 are as follows:

Funded status	$(7,966)
Contributions made after measurement date and before fiscal year end	111
Unrecognized net actuarial gain	(1,018)
Unrecognized transition obligation	2,796
Unrecognized prior service cost	(1,519)

Net amount recognized at period-end	$(7,596)

      The components of postretirement benefit cost for 2002 are as follows:

Service cost	$143
Interest cost	520
Amortization of prior service costs	(174)
Amortization of transitional obligation	388
Recognized actuarial gain	(26)

Net periodic benefit cost	$851

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 12.0% in 2002, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 6.0% in 2008 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one percentage point increase each year in the health-care cost trend rate would increase the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $643 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $62. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $529 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. The weighted-average discount rate used in determining the benefit obligation was 6.75%.

8.	Employee Benefit Plan
      The Business provides a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation subject to certain limitations. During the periods covered in this report, for all hourly employees participating in the plan, the Business matched employee contributions up to a maximum of 4%. For salaried employees

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)
during the same periods, McLeodUSA contributed a matching amount in McLeodUSA company stock. The Business’ contributions towards the hourly plan totaled $329 in 2002.

9.	Long-Term Debt
      ICTC’s first mortgage bonds are collateralized by substantially all real and personal property. The Series K Bonds and Series L Bonds provide for early redemption by payment of the principal amount to be redeemed, any accrued interest and a make-whole amount as described in the indenture. As a result of the Series K Bond and Series L Bond issues, ICTC is restricted from declaring or paying any dividends or distributions, subject to certain exceptions, that would reduce the retained earnings balance below $915.
      CMR entered into a $1,250 mortgage on their building in Charleston, Illinois, on March 18, 1994. A floating interest rate was set at 100 basis points above the Harris Bank prime with a floor and cap of 5% and 9%, respectively. The note matures on March 18, 2004.
      Long-term debt consisted of the following at December 31, 2002:

ICTC First mortgage bonds:
Series K, 8.620%, due September 1, 2022	$10,000
Series L, 7.050%, due October 1, 2013	10,000
CMR mortgage bond	593

$20,593

      As disclosed in Note 15 below, the long-term debt balances were settled immediately following the acquisition of the Business by Homebase Acquisition LLC on December 31, 2002.

10.	Environmental Remediation Liabilities
      Environmental remediation liabilities totaled $931 at December 30, 2002. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

11.	Operating Leases
      The Business has operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $1,195 in 2002.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows:

Lease
Year	Payments

2003	$675
2004	457
2005	419
2006	364
2007	312
2008 and thereafter	815

Total	$3,042

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)

12.	Capital Leases
      The Business has capital lease agreements for desktop computing equipment. The terms of these agreements range from 20 months to 39 months, with the remaining open leases expiring in 2003. The gross amount of assets recorded under capital leases was $605 at December 30, 2002. The related accumulated amortization at December 30, 2002 was $458. Lease payments related to these obligations totaled $357 during 2002. The minimum lease payments in 2003 under these existing agreements totaled $153.

13.	Business Segments
      The Business is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data products provided to both residential and business customers in central Illinois. ICTC is included in Telephone Operations during the periods covered in these combined financial statements. All other entities and lines of business comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income. The business segment reporting information is as follows:

	2002

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$76,745	$33,159	$109,904
Cost of services and products	17,980	17,840	35,820

	58,765	15,319	74,084
Selling, general and administrative expenses	28,967	6,649	35,616
Depreciation and amortization	20,074	4,470	24,544

Net operating income	$9,724	$4,200	$13,924

Total assets	$222,380	$14,023	$236,403
Goodwill	81,059	20,265	101,324
Capital expenditures	12,005	2,132	14,137

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousand, except share and per share amounts)

14.	Quarterly Financial Information (unaudited)

	2002

	March 31	June 30	September 30	December 31

Operating revenues	$27,155	$27,998	$27,610	$27,141
Cost of services and products	8,837	9,188	8,518	9,277

	18,318	18,810	19,092	17,864
Selling, general and administrative expenses	8,733	7,782	8,752	10,349
Depreciation and amortization	6,135	6,136	6,136	6,137

Net operating income	3,450	4,892	4,204	1,378
Other expenses	(252)	(305)	(320)	(341)
Income taxes	1,183	2,127	1,639	(279)

Net income	$2,015	$2,460	$2,245	$1,316

15.	Subsequent Event
      Effective December 31, 2002, Homebase purchased the entities and lines of business that comprise the Business for a total consideration of $271,200 (excluding acquisition-related expenses) from McLeodUSA. As a result of the acquisition, the Business’ long-term debt of approximately $20,593 was immediately extinguished. These financial statements do not include any adjustments that would be required to reflect this acquisition transaction in the Business’ combined balance sheet.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
FINANCIAL STATEMENTS
As of December 31, 2004 and
the Period from April 14, 2004 (Date of Acquisition) to December 31, 2004
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Consolidated Communications Texas Holdings, Inc.
      We have audited the accompanying consolidated balance sheet of Consolidated Communications Texas Holdings, Inc. and subsidiaries. (the Company) as of December 31, 2004, and the related consolidated statements of operations, changes in shareholder’s equity, and cash flows for the period from April 14, 2004 (date of acquisition) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and the consolidated results of their operations and their cash flows for the period from April 14, 2004 to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Chicago, Illinois
March 11, 2005

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share amounts)

December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$35,358
Accounts receivable, net of allowance of $945	14,946
Inventories	1,393
Deferred income taxes	1,680
Prepaid expenses and other current assets	3,202

Total current assets	56,579
Property, plant and equipment, net	259,183
Intangibles and other assets:
Investments	42,554
Goodwill	228,792
Customer lists, net	102,264
Deferred financing costs and other assets	12,820

Total assets	$702,192

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$25,034
Accounts payable	9,738
Advance billings and customer deposits	3,456
Accrued expenses	21,905

Total current liabilities	60,133
Long-term debt less current maturities	362,919
Deferred income taxes	68,892
Pension and postretirement benefit obligations	49,616
Other liabilities	1,924

Total liabilities	543,484

Minority interests	2,291

Shareholder’s equity
Common shares, $0.01 par value, 1,000 shares authorized, issued and outstanding	—
Paid in capital	152,458
Retained earnings	3,992
Accumulated other comprehensive loss	(33)

Total shareholder’s equity	156,417

Total liabilities and shareholder’s equity	$702,192

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands)

For the Period from
April 14, 2004
through
December 31, 2004

Revenues	$133,075
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	34,374
Selling, general and administrative expenses	42,398
Depreciation and amortization	32,175

Income from operations	24,128
Other income (expense):
Interest income	187
Interest expense	(20,220)
Partnership income	1,288
Dividend income	2,187
Minority interest	(327)
Other, net	(132)

Income before income taxes	7,111
Income tax expense	3,119

Net income	$3,992

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
(Dollars in thousands)

	For the Period from April 14, 2004 through December 31, 2004

					Accumulated
	Common Shares				Other
				Retained	Comprehensive		Comprehensive
	Shares	Amount	Paid in Capital	Earnings	Income (Loss)	Total	Income

Net income	—	—	—	3,992	—	3,992	$3,992
Capital contributions	—	—	152,458	—	—	152,458
Minimum pension liability, net of ($174) of tax	—	—	—	—	(283)	(283)	(283)
Unrealized loss on marketable securities, net of ($33) of tax	—	—	—	—	(49)	(49)	(49)
Change in fair value of cash flow hedges, net $200 of tax	—	—	—	—	299	299	299

Balance, December 31, 2004	1,000	$—	$152,458	$3,992	$(33)	$156,417	$3,959

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

For the Period from
April 14, 2004
through
December 31, 2004

Operating Activities
Net income	$3,992
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32,175
Provision for bad debt losses	1,157
Deferred income tax	2,295
Partnership income	(1,288)
Minority interest in net income of subsidiary	327
Amortization of deferred financing costs	1,292
Changes in operating assets and liabilities:
Accounts receivable	1,783
Inventories	(390)
Other assets	2,310
Accounts payable	(212)
Accrued expenses and other liabilities	5,940

Net cash provided by operating activities	49,381

Investing Activities
Capital expenditures	(16,671)
Acquisition, net of cash acquired	(524,090)

Net cash used in investing activities	(540,761)

Financing Activities
Capital contributions from investors	152,458
Proceeds from long-term obligations	392,000
Payments made on long-term obligations	(6,894)
Payment of deferred financing costs	(10,826)

Net cash provided by financing activities	526,738

Net increase in cash and cash equivalents	35,358
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$35,358

Supplemental cash flow information
Interest paid	$15,134

Income taxes paid	$1,495

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings” or “CCI Texas” or “the Company”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Texas Holdings and its wholly owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Regulatory Accounting
      Two wholly owned subsidiaries, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, are independent local exchange carriers (“ILECs”) which follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No 71”). SFAS No. 71 permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires the ILECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-base regulation to another form of regulation.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with a remaining maturity of three months or less when purchased.

Investments
      Investments in equity securities that have readily determinable fair values are categorized as available for sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available for sale are included as a separate component of common members’ equity. Investments in equity securities that do not have readily determinable fair values are carried at cost.
      Investments in affiliated companies that the Company does not control but does have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. Investments in affiliated companies that the Company does not control and does not have the ability to exercise significant influence over such affiliated companies’ operations and financial policies are accounted for using the cost method.
      To determine whether an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices if available or the fair value of similar investments, which in certain circumstance, is based on traditional valuation models utilizing multiple of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as realized impairment loss and a reduction in the cost of the investment.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Company from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Company requires deposits from customers to mitigate potential risk associated with receivables. The Company maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when management of the Company determines that the receivable will not be collected.

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets
      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. The Company evaluates the carrying value of goodwill in the fourth quarter of each year. As part of the evaluation, the Company compares the carrying value of the goodwill for each reporting unit with their fair value to determine whether impairment exists. If impairment is determined to exist, any related impairment loss is calculated based upon fair value.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      SFAS 142 also provides that assets which have finite lives be amortized over their useful lives. Customer lists are being amortized over their estimated useful lives based upon the Company’s historical experience with customer attrition and the recommendation of an independent appraiser. The estimated lives average thirteen years.

Property, Plant, and Equipment
      Property, plant, and equipment are recorded at cost. The cost of additions, replacements, and major improvements is capitalized, while repairs and maintenance are charged to expense. Depreciation is determined based upon the assets’ estimated useful lives using either the group or unit method.
      The group method is used for depreciable assets dedicated to providing regulated telecommunication services, including the majority of the network and outside plant facilities. Under the group method, a specific asset group has an average life. A depreciation rate is developed based on the average useful life for the specific asset group as approved by regulatory agencies. This method requires periodic revision of depreciation rates. When an individual asset is sold or retired under the group method, the difference between the proceeds, if any, and the cost of the asset is charged or credited to accumulated depreciation, without recognition of a gain or loss.
      The unit method is primarily used for buildings, furniture, fixtures and other support assets. Under the unit method, assets are depreciated on the straight-line basis over the estimated useful life of the individual asset. When an individual asset is sold or retired under the unit method, the cost basis of the asset and related accumulated depreciation are removed from the accounts and any associated gain or loss is recognized.
      Estimated useful lives are as follows:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.
      Print advertising and publishing revenues are recognized ratably over the life of the related directory, generally twelve months.

Operating Costs
      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise. SFAS No. 131 defines an operating segment as a component of the organization (1) that engages in business activities from which it may earn revenues and incur expenses (2) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
make decisions about performance and resource allocation; and (3) for which discrete financial information is available. Notwithstanding this definition, SFAS No. 131 provides the criteria for aggregating segments with similar economic characteristics such as the nature of product and services, the nature of production processes, the type or class of customers, the distribution method for products or services, and the nature of regulatory environment. The Company identified two operating segments — ILEC and Transport Operations; however, Transport does not meet the quantitative threshold for separately reportable business segments.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $985 for the period from April 14, 2004 through December 31, 2004.

Income Taxes
      Texas Holdings and its subsidiaries file separate consolidated federal income tax returns and East Texas Fiber Line Incorporated files a separate federal income tax return. State income tax returns are filed on a separate legal entity basis. Federal and state income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Amounts in the financial statements related to income taxes are calculated in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes as well as loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance for deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets will not be realized.
      Provisions for federal and state income taxes are calculated on reported pre-tax earnings based on current tax law and also may include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions may differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods form financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. The Company establishes reserves for income tax when, despite the belief that its tax positions are fully supportable, there remain certain positions that are probable to be challenged and possibly disallowed by various authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimated losses. To the extent that the probable tax outcomes of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Financial Instruments and Derivatives
      As of December 31, 2004, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. At December 31, 2004, the carrying value of these financial instruments approximated fair value.
      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS No. 133”). SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Income (Loss). Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since the Company’s interest swap agreements are with major financial institutions, the Company does not anticipate any nonperformance by any counterparty.

Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

3.	Acquisition
      On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned and related subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012, entered into a new $437,000 bank credit facility, repaid its existing credit facility and entered into certain related transactions. The indenture governing the notes and the new credit facility contain covenants, events of default and other provisions (see Note 14).
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,377)

Net purchase price	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.
      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited pro forma results of operations data for the years ended December 31, 2004 and 2003 as if the acquisition had occurred at the beginning of each period presented are as follows:

	Year Ended December 31

	2004	2003

Total revenues	$186,930	$194,818

Income from operations	$26,680	$8,453

Pro forma net income (loss)	$(82)	$(20,338)

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

4.	Prepaids and Other Current Assets
      Prepaids and other current assets consists of the following as of December 31, 2004:

Prepaid expenses	$2,121
Other current assets	1,081

$3,202

5.	Property, Plant and Equipment
      Property, plant, and equipment, net consists of the following as of December 31, 2004:

Property, plant and equipment:
Land and buildings	$37,869
Network and outside plant facilities	415,166
Furniture, fixtures and equipment	41,429
Work in process	4,970

499,434
Less: accumulated depreciation	(240,251)

Net property, plant and equipment	$259,183

      Depreciation expense totaled $26,239 for the period from April 14, 2004 through December 31, 2004.

6.	Investments
      Investments consist of the following as of December 31, 2004:

Cash surrender value of life insurance policies	$1,708
Cost method investments:
GTE Mobilnet of South Texas Limited Partnership (2.34% owned)	21,450
CoBank, ACB stock	1,568
Rural Telephone Bank stock	5,921
Equity method investments
GTE Mobilnet of Texas RSA #17 Limited Partnership (17.02% owned)	11,759
Fort Bend Fibernet Limited Partnership (39.06% owned)	148

$42,554

      The Company obtained 2.34% ownership of GTE Mobilnet of South Texas Limited Partnership (“the Mobilnet South Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet South Partnership is providing cellular service in the Houston, Galveston and Beaumont, Texas metropolitan areas. The Company has very limited influence on the operating and financial policies of this partnership and accounts for this investment on the cost basis. The cost basis of $22,850 as of April 14, 2004 was determined with the help of an independent appraiser. During the period from April 14, 2004 through December 31, 2004 the Company received $3,206 of cash distributions from the Mobilnet South Partnership. These distributions exceeded the Company’s share of earnings in the Mobilnet South Partnership by $1,400. Accordingly, $1,400 was applied as a reduction in the carrying amount of the investment and $1,806 was recognized as dividend income in 2004.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The CoBank investment represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. CoBank operates on a cooperative basis with a portion of the bank earnings returned to the owners in the form of patronage refunds. For the period from April 14, 2004 through December 31, 2004, the Company’s allocation of patronage capital from CoBank was $380, of which $152 was in cash and $228 in patronage capital certificates. The Company will be receiving annual refunds of a portion of the stock only when their stock balances reaches 10% of the five-year moving average of CoBank loan balance. Cash dividends are recorded as reduction of interest expense and the patronage distribution in form of stock are recorded as other income in the consolidated statements of operations.
      The Rural Telephone Bank stock consists of 5,921 shares of $1,000 par value Class C stock which is stated at original cost plus a gain recognized at conversion of Class B to Class C.
      The Company received partnership distributions totaling $340 and $78 from GTE Mobilnet of Texas RSA # 17 Limited Partnership and Fort Bend Fibernet Limited Partnership, respectively, for the period from April 14, 2004 through December 31, 2004.
Summarized Financial Information for Significant Investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (“the Mobilnet RSA Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and accounts for this investment on the equity basis. Summarized 100 percent financial information for the Mobilnet RSA Partnership was as follows:

Year ended December 31, 2004:

Revenues	$35,203
Operating income	9,636
Income before income taxes	10,116
Net income or loss	10,116

As of December 31, 2004:

Current assets	6,443
Non-current assets	22,494
Current liabilities	1,733
Non-current liabilities	—
Partnership equity	27,204
      The Company has recorded its pro rata share of the equity earnings from this investment since the date of the TXUCV acquisition on April 14, 2004, through December 31, 2004.

7.	Minority Interest
      East Texas Fiber Line, Inc. (“ETFL”) is a joint venture owned 63% by the Company and 37% by Eastex Celco. ETFL provides connectivity to certain customers within Texas over a fiber optic transport network.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

8.	Goodwill and Other Intangible Assets
      In accordance with SFAS 142, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2004, the Company completed its annual impairment test and determined there was no impairment.
      The Company’s customer lists consist of an established core base of customers that subscribe to its services. The carrying amount of customer lists as December 31, 2004 is as follows:

Gross carrying amount	$108,200
Less: accumulated amortization	(5,936)

Net carrying amount	$102,264

      The aggregate amortization expense associated with customer lists for the period from April 14, 2004 through December 31, 2004 was $5,936. Customer lists are being amortized using a weighted average life of thirteen years. The estimated amortization expense for each of the next five years ended December 31 is $8,323 per year.

9.	Affiliated Transactions
      The Company and certain of its subsidiaries have entered into a professional services fee agreement, effective April 14, 2004, with its existing equity investors. The agreement requires Texas Holdings to pay to Richard A. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate of $3,000, to be divided equally among them, for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The Company recognized fees of $2,135 for the period from April 14, 2004 through December 31, 2004 in connection with this agreement. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

10.	Income Taxes
      The components of the income tax provision charged to expense for the period from April 14, 2004 through December 31, 2004 are as follows:

Current:
Federal	$138
State	654

792

Deferred:
Federal	2,461
State	(134)

2,327

Income tax expense	$3,119

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Following is a reconciliation between the statutory federal income tax rate and the Company’s overall effective tax rate:

Statutory federal income tax rate	35.0%
State income taxes, net of federal benefit	7.3%
Other	1.6%

43.9%

      Net deferred taxes consist of the following components as of December 31, 2004:

Current deferred tax assets:
Reserve for uncollectible accounts	$359
Accrued vacation pay deducted when paid	913
Accrued expenses and deferred revenue	408

1,680

Noncurrent deferred tax assets:
Net operating loss carryforwards	15,851
Pension and postretirement obligations	18,704
Minimum tax credit carryforward	806
Valuation allowance	(17,136)

18,225

Noncurrent deferred tax liabilities:
Partnership investment	(6,898)
Property, plant and equipment	(78,587)
Basis in investment	(1,632)

(87,117)

Net non-current deferred tax liabilities	(68,892)

Net deferred income tax liabilities	$(67,212)

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need, to generate future taxable income in increments sufficient to recognize net operating loss carryforwards prior to expiration as described below. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There is an annual limitation on the use of the NOL carryforwards, however the

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
amount of projected future taxable income is expected to be lower than the amount of the limitation calculated. Amounts and expiration dates of carryforwards are as follows:
      Texas Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $26,400 for federal income tax purposes and $108,200 for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2020 to 2022 and state NOL carryforwards expire from 2005 to 2009.
      East Texas Fiber line Incorporated, a nonconsolidated subsidiary for federal income tax return purposes, estimates it bas available NOL carryforwards of approximately $9,000 for federal income tax purposes and $6,500 for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2007 to 2024 and state NOL carryforwards expire from 2005 to 2009.
      The valuation allowance is primarily attributed to certain state tax loss carryforwards for which no tax benefit is expected to be utilized. If it becomes evident that sufficient taxable income will be available in the jurisdictions where these deferred tax assets exist, the Company would release the valuation allowance accordingly. During 2004, the valuation allowance decreased by $1,314 from the April 14, 2004 Texas Acquisition opening balance sheet amount of $18,450 to $17,136 at December 31, 2004.

11.	Accrued Expenses
      Accrued expenses consist of the following as of December 31, 2004:

Salaries and employee benefits	$6,106
Taxes payable	6,356
Accrued interest	4,546
Other accrued expenses	4,897

$21,905

12.	Pension Costs and Other Postretirement Benefits
      The Company has several defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The Company used a December 31 measurement date for its plans.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The following tables present the benefit obligation, plan assets and funded status of the plans as of December 31, 2004:

	Pension	Other
	Benefits	Benefits

Change in benefit obligation
Projected benefit obligation, beginning of period	$—	$—
TXUCV acquisition	60,984	26,629
Service cost	1,987	803
Interest cost	2,668	1,066
Plan participant contributions	—	61
Plan amendments	—	(2,652)
Plan curtailment	—	(772)
Benefits paid	(4,038)	(856)
Administrative expenses paid	(410)	—
Actuarial (gain)/ loss	(479)	1,760

Projected benefit obligation, end of period	$60,712	$26,039

Accumulated benefit obligation	$53,062

Change in plan assets
Fair value of plan assets, beginning of period	$—	$—
TXUCV acquisition	40,633	—
Actual return on plan assets	2,002	—
Employer contributions	2,971	795
Plan participant contributions	—	61
Administrative expenses paid	(410)	—
Benefits paid	(4,038)	(856)

Fair value of plan assets, end of period	$41,158	$—

Funded status
Funded status	$(19,554)	$(26,039)
Unrecognized prior service cost	—	—
Unrecognized net actuarial (gain) loss	25	(883)

Accrued benefit cost	$(19,529)	$(26,922)

      Amounts are presented the consolidated balance sheet as follows:

	Pension	Other
	Benefits	Benefits

Accrued benefit liability	$(19,986)	$(26,922)
Accumulated other comprehensive income	457	—

Net amount recognized	$(19,529)	$(26,922)

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The Company’s pension plan weighted average asset allocations by investment category are as follows as of December 31, 2004:

Equity securities	57.1%
Debt securities	39.0%
Other	3.9%

100.0%

      The Company’s investment strategy is to maximize long-term return on invested plan assets while minimizing risk of market volatility. Accordingly, the Company targets it allocation percentage at 50% to 60% in equity funds with the remainder in fixed income funds and cash equivalents.
      The Company expects to contribute $2,215 to its pension plans and $983 to its other postretirement plans in 2005. The Company’s expected future benefit payments to be paid during the years ended December 31 are as follows:

	Pension	Other
	Benefits	Benefits

2005	$2,215	$983
2006	2,383	1,002
2007	2,619	1,111
2008	2,810	1,165
2009	3,009	1,276
2010 through 2014	20,067	7,640
      The following table presents the components of net periodic benefit cost for the period from April 14, 2004 through December 31, 2004:

	Pension	Other
	Benefits	Benefits

Service cost	$1,987	$803
Interest cost	2,668	1,066
Expected return on plan assets	(2,507)	—
Other, net	(2)	(10)

Net periodic benefit cost	$2,146	$1,859

      The weighted average assumptions used in measuring the Company’s benefit obligations as of December 31, 2004 are as follows:

	Pension	Other
	Benefits	Benefits

Discount rate	6.0%	6.0%
Compensation rate increase	3.5%	—
Initial healthcare cost trend rate	—	10.0%
Ultimate healthcare cost trend rate	—	5.0%
Year ultimate trend rate is reached	—	2010

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      Weighted average actuarial assumptions used to determine the net periodic benefit cost for the period from April 14, 2004 through December 31, 2004 are as follows: discount rate — 6.0%, expected long-term rate of return on plan assets — 8.5%, and rate of compensation increases — 3.5%.
      In determining the discount rate, the Company considers the current yields on high quality corporate fixed income investments with maturities corresponding to the expected duration of the benefit obligations. The expected return on plan assets assumption was based upon the categories of the assets and the past history of the return on the assets. The Compensation rate increase is based upon past history and long-term inflationary trends. A one percentage point change in the assumed health care cost trend rate would have the following effects on the Company’s other postretirement benefits:

	1% Decrease	1% Increase

Effect on 2004 service and interest costs	$(408)	$531
Effect on accumulated postretirement benefit obligations as of December 31, 2004	(3,113)	3,926

13.	Employee 401k Benefit Plans and Deferred Compensation Agreements
401k Benefit Plans
      The Company sponsors two 401(k) defined contribution retirement savings plans. Virtually all employees are eligible to participant in one of these plans. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the period from April 14, 2004 through December 31, 2004, the Company matched 50% or 100% of employee contributions up to a maximum of 3% depending upon the particular plan. During the period from April 14, 2004 through December 31, 2004 total Company contributions to the plans were $462.
Deferred Compensation Agreements
      The Company has deferred compensation agreements with the former board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.
      Deferred compensation expense was $208 for the period from April 14, 2004 through December 31, 2004. Payments related to deferred compensation agreements were $336 for the period from April 14, 2004 through December 31, 2004. The remaining obligation totaled $2,710 as of December 31, 2004 and is included in pension and postretirement benefit obligations in the accompanying balance sheet.
      The Company maintains life insurance policies on certain of the participating former directors and employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies totaled $1,708 as of December 31, 2004 and is included in other assets in the accompanying balance sheet. These plans do not qualify under the Internal Revenue Code and therefore, federal income tax deductions are allowed only when benefits are paid.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

14.	Long-Term Debt
      Long-term debt consists of the following as of December 31, 2004:

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	68,065
Term loan B	—
Term loan C	193,700
Senior notes	125,000
Capital leases	1,188

387,953
Less: current portion	(25,034)

$362,919

Senior Secured Credit Facility
      The Company, through its wholly-owned and related subsidiaries, maintains credit agreement with various financial institutions, which provides for aggregate borrowings of up to $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility which is available in whole or in part to both CCI Illinois and CCI Texas. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of up to $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of December 31, 2004, the Company estimated that the excess cash flow repayment would be approximately $13,788. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of December 31, 2004, the margins for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% under the term loan C facility. At December 31, 2004, the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 5.17% per annum. Interest is payable at least quarterly.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.
Senior Notes
      On April 14, 2004, the Company, through its wholly owned and related subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.
      Future maturities of long-term debt as of December 31, 2004 are as follows:

Calendar year 2005	$25,034
Calendar year 2006	13,579
Calendar year 2007	13,851
Calendar year 2008	15,966
Calendar year 2009	19,802
Thereafter	299,721

$387,953

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2004, the Company has interest rate swap agreements covering $133,692 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $499 at December 31, 2004. The $499 is included in other current assets at December 31, 2004. The Company recognized a net loss of $144 in interest expense during the period from April 14, 2004 through December 31, 2004 related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $299 during the period from April 14, 2004 through December 31, 2004.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

15.	Commitments and Contingencies
Legal proceedings
      From time to time the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in aggregate, management believes would have a material adverse effect on the Company’s financial position or results of operations.
Operating leases
      The Company has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $1,912 during the period from April 14, 2004 through December 31, 2004.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows: 2005 — $2,269, 2006 — $1,584, 2007 — $1,255, 2008 — $1,090, 2009 — $1,057, thereafter  — $1,729.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
Dallas, Texas
CONSOLIDATED FINANCIAL STATEMENTS
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
TXU Communications Ventures Company
Irving, TX
      We have audited the accompanying consolidated balance sheets of TXU Communications Ventures Company and subsidiaries (the “Company”) as of April 13, 2004, December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholder’s equity, and cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 13, 2004, December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note N to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

DELOITTE & TOUCHE LLP
Dallas, Texas
October 15, 2004

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,897	$11,464	$12,427
Accounts Receivable — net of allowance of $1,316 in 2004, $1,501 in 2003 and $5,021 in 2002	17,555	15,778	18,825
Short-Term Investments	117	125	125
Prepaid Federal Income Taxes	45	—	6,615
Materials and Supplies	1,003	1,102	2,379
Deferred Income Taxes	3,974	2,527	34,145
Assets Held for Sale	—	—	8,030
Other Current Assets	4,467	3,519	3,814

TOTAL CURRENT ASSETS	37,058	34,515	86,360

NONCURRENT ASSETS
Investments	36,862	36,118	35,260
Goodwill	304,336	304,336	317,536
Prepaid Pension Cost	—	997	3,669
Deferred Income Taxes	16,033	39,525	15,709
Other	831	961	771

TOTAL NONCURRENT ASSETS	358,062	381,937	372,945

PROPERTY, PLANT & EQUIPMENT
Plant in Service	341,238	333,607	326,243
Plant Under Construction	7,147	8,595	5,249

TOTAL PROPERTY, PLANT & EQUIPMENT	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

TOTAL PROPERTY, PLANT & EQUIPMENT-NET	230,042	231,407	240,792

TOTAL ASSETS	$625,162	$647,859	$700,097

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,712	$9,223	$14,043
Accounts Payable-Affiliates	35	2,314	352
Advance Billing and Payments	4,163	2,954	3,438
Customer Deposits	752	739	788
Current Maturities of Long-Term Debt	2,847	98,247	2,999
Accrued Expenses	12,105	18,518	18,234
Liabilities Related to Assets Held for Sale	—	—	2,661
Other Current Liabilities	3,485	4,594	4,078

TOTAL CURRENT LIABILITIES	31,099	136,589	46,593

LONG-TERM DEBT, LESS CURRENT MATURITIES	—	2,136	163,203
OTHER LIABILITIES AND DEFERRED CREDITS
Accrued Postretirement and Pension Benefits	31,173	27,669	28,072
Deferred Income Taxes	33,513	54,486	39,458
Other Deferred Credits and Liabilities	5,868	5,856	5,145
Regulatory Liabilities	8,283	8,405	8,807

TOTAL OTHER LIABILITIES AND DEFERRED CREDITS	78,837	96,416	81,482

TOTAL LIABILITIES	109,936	235,141	291,278

MINORITY INTEREST	1,964	1,858	1,224

SHAREHOLDER’S EQUITY
Common Stock-No par value, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—	—
Paid-In Capital	636,868	534,749	530,459
Accumulated Deficit	(117,463)	(119,246)	(116,905)
Accumulated Other Comprehensive Loss	(6,143)	(4,643)	(5,959)

TOTAL SHAREHOLDER’S EQUITY	513,262	410,860	407,595

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Period from	Year Ended December 31,
	January 1, 2004
	to April 13, 2004	2003	2002	2001

	(Dollars in thousands)
OPERATING REVENUES	$53,855	$194,818	$214,709	$207,451
OPERATING EXPENSES
Network Operating Costs (exclusive of depreciation and amortization shown separately below)	15,296	58,415	76,891	95,663
Selling, General and Administrative	24,138	75,365	109,401	88,671
Depreciation and Amortization	8,124	32,875	40,990	50,177
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment Charges	—	13,200	18,000	—

TOTAL OPERATING EXPENSES	47,546	180,103	346,672	234,511

OPERATING INCOME (LOSS)	6,309	14,715	(131,963)	(27,060)
OTHER INCOME (EXPENSE):
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Interest Expense	(1,275)	(5,422)	(7,669)	(11,625)
(Loss)/ Gain on Sale of Property and Investments	(19)	(101)	558	6,158
Allowance for Funds Used During Construction	31	81	179	572
Partnership Income	1,174	2,693	2,332	3,151
Minority Interest	(106)	(872)	8,048	507
Other	56	(980)	489	101

TOTAL (EXPENSE) OTHER INCOME	(2,053)	(4,601)	3,937	(1,136)

INCOME (LOSS) BEFORE INCOME TAXES	4,256	10,114	(128,026)	(28,196)
Income Tax Expense (Benefit)	2,473	12,455	(38,261)	(6,304)
NET INCOME (LOSS)	1,783	(2,341)	(89,765)	(21,892)
OTHER COMPREHENSIVE INCOME (LOSS)
Minimum Pension Liability Adjustment, Net of Tax	(1,494)	1,316	(6,028)	—
Unrealized (Loss) Gain on Marketable Securities, Net of Tax	(6)	—	(136)	169

COMPREHENSIVE INCOME (LOSS)	$283	$(1,025)	$(95,929)	$(21,723)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

					Accumulated
	Common Stock				Other
			Paid In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss

	(Dollars in thousands)
Balance, January 1, 2001	1,000	—	$495,701	$(5,248)	$36
Net Loss				(21,892)
Capital Contributions			27,784
Unrecognized Gain on Marketable Securities, Net of Tax					169

Balance, December 31, 2001	1,000	—	523,485	(27,140)	205
Net Loss				(89,765)
Capital Contributions			6,974
Minimum Pension Liability Adjustment, Net of Tax					(6,028)
Unrealized Loss on Marketable Securities, Net of Tax					(136)

Balance, December 31, 2002	1,000	—	530,459	(116,905)	(5,959)
Net Loss				(2,341)
Capital Contributions			4,290
Minimum Pension Liability Adjustment, Net of Tax					1,316

Balance, December 31, 2003	1,000	—	534,749	(119,246)	(4,643)
Net Income				1,783
Capital Contributions			102,119
Minimum Pension Liability Adjustment, Net of Tax					(1,494)
Unrealized Loss on Marketable Securities, Net of Tax					(6)

Balance, April 13, 2004	1,000	—	$636,868	$(117,463)	$(6,143)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from	Year Ended December 31,
	January 1, 2004
	to April 13, 2004	2003	2002	2001

	(Dollars in thousands)
OPERATING ACTIVITIES
Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Adjustments to Reconcile Net Income (Loss) to Cash
Provided by Operating Activities:
Pre-payment Penalty on Extinguishment of Debt	1,914	—	—	—
Deferred Income Tax	950	22,428	(38,908)	(9,368)
Depreciation and Amortization	8,124	32,875	40,990	50,177
Provision for Postretirement Benefits	3,007	3,583	9,160	838
Loss/(Gain) on Disposition of Property and Investments	19	101	(558)	(6,158)
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment	—	13,200	18,000	—
Partnership Income	(1,174)	(2,693)	(2,332)	(3,151)
Allowance for Funds Used During Construction	(31)	(81)	(179)	(572)
Minority Interest	106	872	(8,048)	(507)
Provision for Bad Debt Losses	542	(804)	10,200	3,981
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,319)	3,851	1,349	(7,287)
Materials and Supplies	99	1,277	2,520	3,048
Prepaid Federal Income Tax	(45)	6,615	(4,664)	12,299
Other Assets	(1,164)	105	(2,075)	2,688
Accounts Payable	(1,051)	(2,858)	(15,003)	(14,520)
Accrued Expenses and Other Liabilities	(5,429)	(1,323)	12,637	(2,772)

Net Cash Provided by Operating Activities	5,319	75,055	34,714	6,804

INVESTING ACTIVITIES
Capital Expenditures	(6,735)	(18,189)	(27,374)	(66,976)
Business Assets Purchased				(2,467)
Proceeds From Sale-Leaseback Transactions	—	—	4,814	—
Proceeds From Investments	432	1,837	998	188
Proceeds From Sale of Assets	—	2,101	290	9,309

Net Cash Used in Investing Activities	(6,303)	(14,251)	(21,272)	(59,946)

FINANCING ACTIVITIES
Other Paid-In Capital	—	—	—	2,479
Proceeds From TXU Investment Company	—	4,290	6,974	27,784
Proceeds From Long-Term Obligations	18,000	5,895	23,319	40,620
Minority Interest Equity Distribution	—	(238)	—	—
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Payments Made on Long-Term Obligations	(16,669)	(71,714)	(34,724)	(24,619)

Net Cash (Used in) Provided by Financing Activities	(583)	(61,767)	(4,431)	46,264

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,567)	(963)	9,011	(6,878)
CASH AND CASH EQUIVALENTS — BEGINNING	11,464	12,427	3,416	10,294

CASH AND CASH EQUIVALENTS — ENDING	$9,897	$11,464	$12,427	$3,416

SUPPLEMENTAL CASH FLOW INFORMATION:
Debt for Equity Swap with TXU Investment Co.	$102,119	$—	$—	$—
Interest Paid	$1,045	$6,045	$7,500	$11,820
Taxes Paid (Refunds) Received	$73	$(16,329)	$(153)	$(1,333)
Capital Leases	$—	$—	$4,761	$—
The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      TXU Communications Ventures Company (“TXUCV”) is a direct, wholly owned subsidiary of Pinnacle One Partners, L.P. (“Pinnacle One”). TXU Corp. owns a 100% voting interest in Pinnacle One. In May 2003, TXU Corp. acquired, for $150 million in cash, its joint venture partner’s interest in Pinnacle One under a put/call agreement that was executed in February, 2003. Also in May 2003, TXU Corp. finalized a formal plan to dispose of TXUCV by sale. On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated in the agreement. The purchase transaction closed on April 14, 2004. By acquiring all the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp’s telecommunications business, for a cash price of $527 million, subject to certain upward or downward adjustments (see Note O — Sale of TXUCV).
      Principles of Consolidation — The consolidated financial statements include the accounts of TXUCV and its wholly owned subsidiaries, TXU Communications Services Company (“TXU Services”), TXU Communications Telephone Company (“TXUCV Telephone”), TXU Communications Telecom Services Company (“TXUCV Telecom”), TXU Communications Transport Company (“Transport Services”), Fort Bend Telephone Company (“Fort Bend Telephone”), Fort Bend Long Distance Company (“Fort Bend LD”), Fort Bend Wireless Company (“Fort Bend Wireless”), Telcon, Inc. (“Telcon”) and FBCIP, Inc. (“FBCIP”). Transport Services include East Texas Fiber Line, Inc. (“ETFL”), a 63%-owned affiliate. Fort Bend Telephone includes Fort Bend Cellular, Inc. (“Fort Bend Cellular”), a wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.
      Description of Business — TXUCV is the parent company to TXU Services, TXUCV Telephone (now known as Consolidated Communications of Texas Company), TXUCV Telecom, Transport Services, Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company), Fort Bend LD, Fort Bend Wireless, Telcon and FBCIP.
      TXUCV is a rural local exchange company that provides communications services to residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of April 13, 2004, TXUCV was the 18th largest local telephone company in the United States, based on industry sources, with approximately 171,000 local access lines and 11,000 digital subscriber lines, or DSL lines, in service. TXUCV’s main sources of revenue are its local telephone businesses in Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access and carrier access services, including access charges for the use of its network and its billing and collection system.
      Each of the subsidiaries through which TXUCV operates its local telephone businesses is classified as a Rural Local Exchange Carrier, commonly referred to as an RLEC, under the Telecommunications Act of 1996. These subsidiaries are Fort Bend Telephone and TXUCV Telephone. For ease of reference, we refer to these subsidiaries as the Texas RLECs.
      TXUCV also sells directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas and provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports TXUCV’s long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Transport Services, a wholly owned subsidiary of TXUCV, ETFL, a corporation in

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which TXUCV owns a 63% equity interest, and Fort Bend Fibernet, a partnership in which Transport Services is the managing partner and owns a 39% equity interest.
      In addition, TXUCV holds equity interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. TXUCV owns 2% of the equity of this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. TXUCV owns 17% of the equity of this partnership.
      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.
      Telcon and TXU Services provide information management, human resources, accounting, executive and other administrative services to TXUCV affiliate companies.
      Fort Bend Cellular, Fort Bend Wireless, and FBCIP had no significant activity during the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003, 2002 and 2001.
      Use of Estimates — The preparation of the TXUCV consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts disclosed in the consolidated financial statements. Due to the prospective nature of estimates, actual results could differ.
      Accounting and Regulatory Guidelines — TXUCV Telephone and Fort Bend Telephone follow the accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which permits rates (or tariffs) to be set to levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Texas RLECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Management believes the company is consistent in the application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.
      There are two different forms of incentive regulation designated by the Texas Public Utility Regulatory Act: Chapter 58 and Chapter 59. Generally under either election, the access rates an ILEC may charge for basic local services cannot be increased from the amounts on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.
      Initially, both Texas RLECs elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. TXUCV Telephone made its election on August 17, 1997. Fort Bend Telephone made its election on May 12, 2000. On March 25, 2003, both

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Texas RLECs changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.
      In connection with the 2003 election by each of our Texas RLECs to be governed under an incentive network access rate regime, our Texas RLECs were obligated to fulfill certain infrastructure requirements. While our Texas RLECs have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future.
      The FCC regulates levels of interstate network access charges by imposing price caps on Regional Bell Operating Companies and large Incumbent Local Exchange Companies (“ILECs”). These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small ILECs may elect to base network access charges on price caps, but are not required to do so. Our Texas RLECs elected not to apply federal price caps. Instead, our RLECs employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our RLECs can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.
      Our Texas RLECs also receive federal and state subsidy payments designed to preserve and advance widely available, quality telephone service at affordable prices in rural areas
      Property, Plant, Equipment and Depreciation — Property, plant and equipment are stated at historical cost. Allowance for funds used during construction (“AFUDC”) is a cost accounting concept whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to telecommunications plant cost. Depreciation is generally computed on the straight-line method.
      Cash and Cash Equivalents — Cash equivalents are short-term, highly liquid investments readily convertible to known amounts of cash and which are so near maturity, generally 30 days, that there is no significant risk of changes in value resulting from changes in market interest rates.
      Investments — Investments in equity securities that have readily determinable fair values are categorized as available-for-sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available-for-sale are included as a separate component of shareholder’s equity. TXUCV uses the equity method of accounting for investments where the ability to exercise significant influence over such entities exists.
      Goodwill — Amounts paid for assets of other companies in excess of fair value are charged to goodwill. Prior to January 1, 2002, goodwill was amortized over its useful life, normally 15 to 40 years. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU Corp.’s decision in 2003 to sell TXUCV for a known price and TXUCV’s decision to exit the CLEC and Transport businesses, recognized on its consolidated financial statements, impairment losses of $13.2 million and $18 million, respectively for the years ended December 31, 2003 and 2002 (see

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note N — Goodwill and Other Intangible Assets). No impairment tests were required for the period from January 1, 2004 to April 13, 2004, and consequently no impairment charges were recorded.
      Impairment or Disposal of Long-Lived Assets — In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are generally effective for financial statements issued for fiscal years beginning after December 15, 2001. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted an impairment test on October 1, 2002, as a result of TXUCV’s decision to exit certain businesses, and recognized on its consolidated financial statements, an impairment loss of $99.3 million for the year ended December 31, 2002 (see Note M — Restructuring and Impairment Charges). Impairment tests are conducted whenever events or changes in circumstances pertaining to TXUCV or its assets indicate that the carrying amount of TXUCV’s long-lived assets is not recoverable. No test was required during 2003 and for the period ended April 13, 2004.
      Materials and Supplies — Inventories of materials and supplies are valued at the lower of cost or market. Cost is determined by a moving weighted average method.
      Indefeasible Rights of Use (“IRU”) — TXUCV entered into several agreements that entitle it to a long-term lease, or an IRU, of local and long-haul dark fiber of another company. Generally, each agreement required TXUCV to pay an aggregate price consisting of an initial payment, followed by installments during the construction period based upon achieving certain milestones (e.g., commencement of construction, conduit installation and fiber installation). The final payment for each segment was made at the time of acceptance of the fiber for use by TXUCV.
      Additionally, TXUCV entered into several agreements that entitle another party to a long-term lease, or an IRU, of certain local and long-haul dark fiber of TXUCV. In some cases, the agreement was classified as a service agreement, in which case revenue is recognized ratably over the life of the lease. In other cases an exchange of similar fiber was deemed to have occurred with another transport provider with similar fiber. In this case, no gain or loss was recognized on the exchange.
      Pension and Postretirement Benefits — Pension benefits are provided for substantially all employees of TXUCV. TXUCV generally funds the pension plan to the extent that contributions are deductible for federal income tax purposes. TXUCV also has deferred compensation agreements with the former board of directors and certain key employees. Postretirement benefits expense is accrued on a current basis using actuarially determined cost estimates. In addition, employees may become eligible for certain health care and life insurance benefits after retirement.
      Federal Income Taxes and Deferred Credits — TXUCV and its subsidiaries file a consolidated federal income tax return. ETFL files a separate federal income tax return. Federal income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Income taxes are provided based on taxable income or loss as reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Investment tax credits (“ITC”) used to offset income tax for tax reporting purposes are deferred and amortized over the lives of the related assets for financial reporting.
      Deferred federal income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. TXUCV records a

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.
      TXUCV has recorded a regulatory liability to recognize the cumulative effects of anticipated ratemaking activities. For financial statement purposes, deferred ITC and excess deferred federal income taxes related to depreciation of regulated assets are being amortized as a reduction of the provision for income taxes over the estimated useful or remaining lives of the related property, plant and equipment.
      ETFL had no current or deferred federal income taxes at April 13, 2004 and December 31, 2003 and 2002.
      Revenue Recognition — Revenues are generally recognized and earned when evidence of an arrangement exists, service has been rendered and collectibility is reasonably assured. Local telephone service revenue is recorded based on tariffed rates. Telephone network access and long distance service revenues are derived from access and toll charges and settlement arrangements. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned. Print advertising and publishing revenues are recognized ratably over the life of the related directory, which is generally 12 months.
      Operating Segments — SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise. SFAS No. 131 defines an operating segment as a component of the organization (1) that engages in business activities from which it may earn revenues and incur expenses (2) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about performance and resource allocation; and (3) for which discrete financial information is available. Notwithstanding this definition, SFAS No. 131 provides the criteria for aggregating segments with similar economic characteristics such as the nature of product and services, the nature of production processes, the type or class of customers, the distribution method for products or services, and the nature of regulatory environment. TXUCV identified two operating segments — ILEC and Transport Operations; however, Transport does not meet the quantitative threshold for separately reportable business segments.
      Guarantees — In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. While TXUCV has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities related to the indebtedness of others.
      Recent Accounting Pronouncements — In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46®”. The provisions of FIN No. 46® were effective for TXUCV beginning in the first quarter of 2004 and the related disclosure requirements were previously effective immediately. The impact of this interpretation did not have a material effect on the financial condition or results of operations of TXUCV.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) that will provide a prescription drug subsidy, beginning in 2006, to companies that sponsor postretirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of the Act. The Company has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.
NOTE B — PROPERTY, PLANT AND EQUIPMENT
      Property, plant and equipment are summarized as follows:

	April 13,	December 31,
				Estimated
	2004	2003	2002	Useful Life

	(Dollars in thousands)
Land	$4,228	$4,280	$4,433
Buildings	25,209	24,922	24,938	15-35 years
Telephone Plant	264,352	258,000	242,934	5-30 years
Furniture and Office Equipment	41,455	40,327	45,420	5-17 years
Automotive and Other Equipment	5,994	6,078	8,518	3-7 years
Construction in Progress	7,147	8,595	5,249

	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

	$230,042	$231,407	$240,792

      Depreciation expense was $8.1 million, $32.8 million, $40.8 million and $36.5 million for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001, respectively.
NOTE C — LONG-TERM DEBT
      Long-term debt consisted of the following:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
TXU Corp. Revolving Credit Facility	$—	$80,867	$144,066
CoBank Mortgage Notes	—	16,429	18,071
Capital Leases	2,847	3,087	4,009
Debentures Payable	—	—	56

	2,847	100,383	166,202
Less: Current Maturities	2,847	98,247	2,999

TOTAL LONG-TERM DEBT	$—	$2,136	$163,203

      After the 2000 formation of Pinnacle One, TXU Corp. provided a $200 million revolving credit facility (the “Revolver”) to TXUCV with a term of four years. Interest is payable by TXUCV at a rate equal to the London Interbank Offering Rate (“LIBOR”) plus 1.5%, in effect as of the beginning of each

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
credit facility advance. The interest rate of each advance is calculated for one, two, three, or six-month periods, as elected by TXUCV, at the end of which the interest rate is reset to the current LIBOR rate plus 1.5%. The principal balance was effectively paid off on April 13, 2004 through TXU Corp.’s conversion of amounts outstanding under this arrangement into paid-in-capital and the credit facility was terminated as called for in the stock purchase agreement referenced in Note A above.
      TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that are subject to purchase price adjustments and inter-company indebtedness relating to contracts that will continue following the closing of the transactions. As a consequence, all of the remaining CoBank notes were retired in April 2004 and a pre-payment penalty of $1.9 million was incurred.
      The Capital Lease amount results from the two Master Lease Agreements with General Electric Capital Corporation (“GECC”), which are described below (see Note G — Capital Leases).
      Scheduled principal maturities on long-term debt for the five years subsequent to April 13, 2004 are as follows (dollars in thousands):

2004	$711
2005	952
2006	1,010
2007	174

TOTAL	$2,847

NOTE D — INCOME TAXES
      The provision (benefit) for income taxes consists of the following:

	Period from	Year Ended December 31,
	January 1, 2004
	to April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Current:
U.S. Federal	$28	$(9,704)	$(3,018)	$(1,951)
State	455	324	(214)	83
Deferred:
U.S. Federal	1,833	21,435	(31,819)	(3,610)
State	157	610	(2,766)	(311)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(213)	(214)

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The income tax expense (benefit) differs from amounts computed at statutory rates primarily because of basis adjustments and nondeductible change in the valuation reserve. The following is a reconciliation of the income tax expense (benefit) reported on the consolidated statements of operations:

	Period from	Year Ended December 31,
	January 1, 2004
	to April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Income Tax Expense (Benefit) at U.S. Federal Statutory Rate	$1,488	$3,540	$(44,809)	$(10,101)
State Income Tax Expense (Benefit)	239	934	(3,841)	(355)
State Income Tax Refunds	—	—	(866)	—
Goodwill Amortization	—	—	—	4,752
Goodwill Impairment	(1)	4,704	6,300	—
Minority Interest	37	305	(2,817)	(177)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(214)	(214)
Increase in Valuation Reserve	157	3,084	9,080	(270)
Other	480	33	(929)	—
Other Permanent Differences	73	65	66	362

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

      Deferred income taxes reflect the net tax effects of deductible temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising TXUCV’s net deferred income taxes consist of the following:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
Deferred Tax Assets
Net Operating Losses	$8,649	$9,625	$19,437
Allowance for Uncollectible Accounts Receivable	500	570	1,831
Accrued Vacation	2,127	873	939
Postretirement Benefits	14,833	13,164	12,496
Deferred Franchise Tax	4,183	3,918	1,666
Prior Year Minimum Tax Credit	699	527	—
Other	1,347	1,084	129

TOTAL DEFERRED ASSETS	$32,338	$29,761	$67,873

Deferred Tax Liabilities
Franchise Tax	$—	$—	$(3,600)
Partnership Investment	(2,212)	(1,698)	(1,151)
Basis in Investment	(1,632)	(1,632)	(1,632)
Depreciation	(29,669)	(26,691)	(42,004)

TOTAL DEFERRED LIABILITIES	(33,513)	(30,021)	(48,387)

VALUATION ALLOWANCE	(12,331)	(12,174)	(9,090)
NET DEFERRED TAX (LIABILITY) ASSET	$(13,506)	$(12,434)	$10,396

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      TXUCV has established a valuation allowance relating to ETFL, Telcon, Fort Bend LD and TXUCV.
      Telecom for net operating losses (“NOL”) and franchise taxes not expected to be realized in the future. TXUCV has determined that certain state net operating losses are not likely to be realized; therefore, TXUCV has established a valuation allowance against the expected future tax benefit of these certain state net operating losses.
      The net deferred tax liability is classified on the balance sheet as follows:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
Current Deferred Income Tax Asset	$3,974	$2,527	$34,145
Noncurrent Deferred Income Tax Asset	16,033	39,525	15,709
Noncurrent Deferred Income Tax Liability	(33,513)	(54,486)	(39,458)

NET DEFERRED TAX LIABILITY (ASSET)	$(13,506)	$(12,434)	$10,396

      ETFL, a nonconsolidated subsidiary for federal income tax return purposes, has NOL carryforwards of approximately $8.7 million to offset against future taxable income. The NOLs expire from 2007 to 2024.
      TXUCV and its subsidiaries, which file a consolidated federal income tax return, have NOL carryforwards of approximately $16.0 million to offset against future taxable income. The NOL may be carried forward for 20 years and will expire from 2022 to 2024, if not utilized.
NOTE E — POSTRETIREMENT BENEFIT PLANS
Pension Plan
      TXUCV provides pension benefits through the TXU Communications Retirement Plan (“Retirement Plan”), the TXU Communications Supplemental Retirement Plan (“Supplemental Plan”) and the TXU Deferred Compensation Plan for Emerging Businesses (“Deferred Compensation Plan”).
      The Retirement Plan is a noncontributory defined benefit plan that provides benefits to substantially all employees. Benefit provisions are subject to collective bargaining. TXUCV’s funding policy for this plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. Employees who became participants prior to January 1, 2002 earn benefits based on their length of service and final average pay. Employees who become participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.
      Telcon, Fort Bend Telephone and Fort Bend LD elected to participate in the Retirement Plan effective January 1, 2002. Employees who became participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.
      The Supplemental Plan is a noncontributory pay-as-you-go plan providing supplementary retirement benefits primarily to higher-level employees.
      The Deferred Compensation Plan is a contributory salary deferral plan offered on a voluntary participation basis primarily to higher-level employees.
      Changes to the projected benefit obligation, the fair value of assets and the underlying actuarial assumptions for the Retirement Plan and Supplemental Plan are shown below.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Health Care and Life Insurance Benefits: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV provides certain postretirement health care and life insurance benefits for employees who retire from TXUCV after reaching age 55 and accruing at least 15 years of service. Retirees share in the cost of health care benefits. Benefit provisions are subject to collective bargaining. Funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      Historically, TXUCV used a December 31 measurement date for its plans; however, due to the sale of TXUCV, the Company additionally measured its plans at April 13, 2004.
      Obligations and Funded Status are reflected as follows:

	Pension Benefits			Other Benefits

	April 13,	Dec. 31,		April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$56,966	$51,534	$45,838	$24,320	$18,701	$14,240
Service cost	928	2,973	3,321	400	1,205	1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Plan participants’ contributions	—	—	—	47	94	97
Amendments	—	—	407	—	—	—
Benefit vesting due to partial plan terminination	2,105	—	—	—	—	—
Actuarial loss	736	4,624	3,672	1,701	5,743	4,561
Curtailment	—	(3,250)	(2,388)	—	(1,933)	(1,606)
Assumption change	—	62	5	—	—	—
Benefits paid	(768)	(2,115)	(2,191)	(311)	(976)	(722)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Benefit obligation at end of period	60,984	56,966	51,533	26,629	24,320	18,701

Change in plan assets
Fair value of plan assets at beginning of period	40,399	35,468	41,397	—	—	—
Actual return on plan assets	1,105	5,667	(3,375)	—	—	—
Employer contribution	—	1,705	—	264	882	626
Plan participants’ contributions	—	—	—	47	94	97
Benefits paid	(763)	(2,099)	(2,191)	(311)	(976)	(723)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Fair value of plan assets at end of period	40,633	40,399	35,468	—	—	—

Funded status	(20,351)	(16,567)	(16,065)	(26,629)	(24,320)	(18,701)
Unrecognized net actuarial loss	19,687	17,255	19,291	9,251	7,665	4,153
Unrecognized prior service cost	302	309	443	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts recognized in the statement of financial position consist of:

	Pension Benefits			Other Benefits

	April 13,	Dec. 31,		April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

			(Dollars in thousands)
(Accrued) Prepaid benefit cost	$(362)	$997	$3,669	$—	$—	$—
Accrued benefit liability	(10,324)	(7,921)	(10,176)	(17,378)	(16,655)	(14,548)
Intangible assets	311	318	453	—	—	—
Accumulated other comprehensive income	10,013	7,603	9,723	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

      Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	April 13,	Dec. 31,

	2004	2003	2002

Projected benefit obligation	$60,984	$56,966	$51,533
Accumulated benefit obligation	51,197	47,323	41,975
Fair value of plan assets	40,633	40,399	35,468
      Components of Net Periodic Benefit Cost:

	Pension Benefits			Other Benefits

	Period from			Period from
	Jan. 1, 2004			Jan. 1, 2004
	to April 13,	Dec. 31,		to April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

			(Dollars in thousands)
Service cost	$928	$2,973	$3,321	$400	$1,205	$1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Expected return on plan assets	(994)	(3,066)	(3,478)	—	—	—
Amortization of prior service cost	7	28	41	—	—	—
Net actuarial loss recognition	298	873	289	116	298	—

Net periodic benefit cost	$1,364	$4,288	$3,405	$988	$2,989	$2,131

      SFAS No. 87, “Employers’ Accounting for Pensions,” required TXUCV to record an additional minimum pension liability of $10.3, $7.9 million and $10.2 million at April 13, 2004 and December 31, 2003 and 2002, respectively. This liability represents the amount by which the accumulated benefit obligation exceeded the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional minimum pension liability was offset by $0.3 million, $0.3 million and $0.5 million of intangible assets at April 13, 2004 and December 31, 2003 and 2002, respectively, and resulted in a $1.5 million charge, a $1.3 million credit, and a $6.0 million charge to comprehensive income, net of related tax benefit of $0.9 million, tax expense of $0.8 million and tax benefit of $3.7 million for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002, respectively. The intangible assets are included in other noncurrent assets in TXUCV’s consolidated balance sheet at April 13, 2004 and December 31, 2003 and 2002.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      TXUCV recorded a reduction in earnings of $106,000 in 2003 and a credit to earnings of $243,000 in 2002 for pension and postretirement termination benefits due to a large reduction in workforce. There was no similar event for the period from January 1, 2004 to April 13, 2004. The 2003 reduction to earnings was due to a curtailment loss resulting from recognition of prior service costs for pension benefits. The December 31, 2002 credit was the net of a $494,000 curtailment gain recognized for postretirement healthcare and life insurance benefits offset by a $251,000 curtailment loss due to the recognition of prior service costs related to pension benefits.
      Weighted-average assumptions used to determine benefit obligations at April 13, 2004 and December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits

	April 13,	Dec. 31,		April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.25%	6.75%	6.25%	6.25%	6.75%
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—
      Weighted-average assumptions used to determine net periodic benefit cost for the period ended April 13, 2004 and the year ended December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits

	April 13,	Dec. 31,		April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.75%/6.50%*	7.25%	6.25%	6.75%	7.25%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—

*	6.75% from 1/1/2003 — 8/1/2003 6.5% from 8/1/2003 — 12/31/2004 for qualified plan only
      The expected return on plan assets assumption was based on the categories of the assets and the past history of the return on the assets.
      Assumed health care cost trend rates at April 13, 2004 and December 31, 2003 and 2002:

	April 13,	Dec. 31,

	2004	2003	2002

Health care cost trend rate assumed for next year	10.00%	10.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2009	2009	2009
      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(Dollars in thousands)
Effect on total of service and interest cost	$176	$(135)
Effect on postretirement benefit obligation	$4,061	$(3,215)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Plan Assets
      The Company’s pension plan weighted-average asset allocations by asset category are as follows:

	Plan Assets

	April 13,	Dec. 31,

	2004	2003	2002

Asset Category
Equity securities	55%	55%	49%
Debt securities	40%	40%	47%
Other	5%	5%	4%

Total	100%	100%	100%

      The Company’s investment strategy at April 13, 2004 was to target its allocation percentage at 50% equity funds and 50% fixed income funds.
      The Company expects to contribute $2.9 million to its pension plan and $0.9 million to its other postretirement plan from April 14, 2004 through December 31, 2004.
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	Benefits	Benefits

	(Dollars in thousands)
4/14 - 12/31/2004	$1,452	$647
2005	2,182	983
2006	2,353	1,095
2007	2,594	1,139
2008	2,790	1,239
Years 2009-2013	18,759	7,357
Deferred Compensation Agreements: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV has deferred compensation agreements with the former board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.
      TXUCV has purchased life insurance policies on certain former directors and key employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies is reflected in TXUCV’s financial statements. These plans do not qualify under the Internal Revenue Code (“the Code”) and therefore, federal income tax deductions are allowed only when benefits are paid.
      Payments relating to deferred compensation agreements were $0.1 million for the period from January 1, 2004 to April 13, 2004 and $0.4 million for the years ended December 31, 2003, 2002 and 2001. Accrued costs were $0.2 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million for the years ended December 31, 2003 and 2002 and $0.1 million for the year ended December 31, 2001. Accrued liability amounted to $3.5 million at April 13, 2004, $3.4 million at December 31, 2003 and $3.3 million at December 31, 2002.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
401(k) Plans
Nonbargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom, Transport Services, Telcon, Fort Bend Telephone and Fort Bend LD
      TXUCV sponsors a 401(k) plan for all nonbargaining employees (“Nonbargaining TXUCV Plan”) who have completed 90 days of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. On December 31, 2001, the nonbargaining 401(k) plan covering Telcon, Fort Bend Telephone and Fort Bend LD was merged into this plan. The plan allows participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matches 100% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $0.3 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million, $0.6 million and $0.6 million for 2003, 2002 and 2001, respectively. TXUCV recognized a $0.5 million loss in 2003 resulting from a partial plan termination of the 401(k) plan in which affected participants became fully vested in accrued benefits.
Bargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV sponsors a 401(k) plan for all bargaining employees (“Bargaining TXUV Plan”) who have completed one year of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. For the period from January 1, 2004 to April 13, 2004 and years 2003 and 2002, the plan allowed participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. Beginning in 2002, TXUCV matched 50% of the first 3% of employee contributions, in accordance with the terms of the collective bargaining agreement. In 2001, TXUCV matched 40% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $30,000 for the period from January 1, 2004 to April 13, 2004 and $0.1 million for years 2003, 2002 and 2001.
Nonbargaining: Telcon, Fort Bend Telephone and Fort Bend LD
      TXUCV sponsored a 401(k) plan for all employees who had completed at least one month of full-time service and who were at least 21 years of age. Effective December 31, 2001, the plan was merged into the 401(k) savings plan for nonbargaining employees of TXUCV. Participants’ accounts and participation eligibility were transferred to the TXUCV plan effective January 1, 2002. Employees who became eligible on or after January 1, 2002 participated in the Nonbargaining TXUCV plan. The plan allowed participants to contribute up to 8% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matched 50% of the first 8% of eligible employee contributions. TXUCV’s matching contributions to the plan amounted to $0.7 million for 2001.
      The plan provided for discretionary TXUCV-paid profit sharing contributions of up to 15% of each eligible employee’s total compensation. Discretionary profit sharing contributions to the plan, which were accrued during the year and paid following the close of the year, amounted to $0.2 million for 2001.
      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“The Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. TXUCV sponsors retiree medical programs for certain of its locations. In May 2004, the FASB issued guidance for the accounting and disclosure effects of the Act. TXUCV has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE F — OPERATING LEASES
      TXUCV is the lessor of fiber optic systems, agreements to lease capacity to customers over fiber optic lines. The leases, accounted for as operating leases, provide for minimum future rentals to be received for the remainder of the lease period and in the aggregate as follows:

Fiber Optic
As of April 13, 2004	Systems

(Dollars in
thousands)
4/14 - 12/31/2004	$827
2005	1,131
2006	1,103
2007	1,103
2008	1,103

$5,267

      Following is a summary of property on lease:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
Fiber Optic System	$222	$222	$245

Less: Accumulated Depreciation	10	6	—

	$212	$216	$245

NOTE G — CAPITAL LEASES
      TXUCV leases certain furniture, fixtures, equipment and leasehold improvements at its current corporate headquarters in Irving pursuant to two Master Lease Agreements with between TXUCV and GECC.
      The leasehold improvement lease had an initial term of 30 months that ended on October 1, 2004. At the termination of the initial term of this lease, TXUCV elected to purchase the scheduled leasehold improvement for $1.1 million.
      At the termination of the initial term of the second lease for furniture, fixtures and equipment, TXUCV elected to extend the term of the agreement until April 1, 2007, at which time the company will have an option to purchase the equipment for its then fair market value.
      During the period from January 1, 2004 to April 13, 2004, TXUCV paid a total of $0.2 million to GECC pursuant to these capital leases. As of April 13, 2004 the outstanding principal amount of these capital leases was $2.8 million. These leases require Texas Acquisition to maintain a specified debt rating. Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require TXUCV to pay certain stipulated loss amounts. These capital lease obligations have been classified as current liabilities on the balance sheet.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE H — INVESTMENTS IN NONAFFILIATED COMPANIES
      Marketable equity securities have been categorized as available for sale and, as a result, are stated at fair value. Unrealized gains and losses are included as a component of accumulated other comprehensive income until realized.
      For the purpose of determining gross unrealized gains and losses, marketable securities include the following at April 13, 2004 and December 31, 2003 and 2002:

	Cost			Fair Value			Unrealized Gain			Realized Gain

	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002

	(Dollars in thousands)
Other Marketable Equity Securities	$11	$11	$11	$117	$125	$125	$106	$114	$114	$—	$—	$230
      The following investments are accounted for using the equity method:

	Percentage Owned			Investment Amount

	April 13,	December 31,		April 13,	December 31,

	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
GTE Mobilnet of South Texas Limited Partnership	2.34%	2.34%	2.34%	$24,045	$23,384	$22,332
GTE Mobilnet of Texas RSA #17 Limited Partnership	17.02%	17.02%	17.02%	$3,731	$3,794	$3,629
Fort Bend Fibernet Limited Partnership	39.06%	39.06%	39.06%	$187	$139	$731
      The following investments are accounted for using the cost method:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
CoBank, ACB Stock	$1,452	$1,347	$1,230
Rural Telephone Bank Stock	$5,921	$5,921	$5,921
      The CoBank stock represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. Although there is no CoBank loan balance outstanding at April 13, 2004, TXUCV will begin receiving annual refunds of a portion of this stock only when its stock balance reaches 11.5% of the five-year moving average of CoBank loan balance. The CoBank stock is owned by TXUCV, now known as Consolidated Communications Ventures Company.
      Fort Bend Telephone owns 5,921 shares of $1,000 par value Class C Rural Telephone Bank, which is stated at original cost plus a gain recognized at conversion of Class B to Class C stock.
NOTE I — MINORITY INTEREST
      During 1990, Transport Services, in a joint venture with Eastex Celco (“ETC”), formed ETFL. Transport Services and ETC own 63% and 37%, respectively, of the outstanding stock of ETFL.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE J — TRANSACTIONS WITH RELATED PARTIES
      Following is a summary of transactions with related parties:

	April 13,	December 31,

	2004	2003	2002	2001

	(Dollars in thousands)
Prepaid to Oncor for Transmission Fees	$886	$—	$—
Accounts Payable — TXU	$35	$2,314	$352
Accounts Payable — Oncor	$—	$245	$117
Long-Term Debt Payable — TXU	$—	$80,867	$144,066
Capital Contributions — Pinnacle	$102,119	$4,290	$6,974	$27,784
Interest Expense Paid to TXU	$636	$3,597	$5,059	$8,501
Billings From Oncor for Transmission Line Fees	$1,139	$1,458	$1,324	$1,184
Billings From TXU for Management Fees	$2,350	$2,647	$3,331	$5,594
Billings From TXU for Services	$660	$1,487	$2,427	$1,885
NOTE K — COMMITMENTS AND CONTINGENCIES
      TXUCV and its subsidiaries are subject to various claims and lawsuits, including property damage claims, which arise from time to time in the normal course of business. It is the opinion of management and counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material effect on the financial position, results of operations or liquidity of TXUCV, since TXUCV has insurance to cover such claims.
      On November 25, 2002, TXUCV entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell (“SWB”). The agreement requires TXUCV to make monthly purchases of at least $33,000 from SWB on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of April 13, 2004, the potential early termination charge is approximately $0.6 million.
      TXUCV is also a party to another take-or-pay agreement with Grande Communications to provide certain directory assistance-related services to the TXUCV. The agreement which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement is still in effect at April 13, 2004.
      TXUCV has executed various building space leases, with terms ranging from 36 to 84 months and monthly payments ranging from $0.1 million to $0.3 million. All but one of the leases contains provisions for escalation of the monthly payments. TXUCV’s consolidated financial statements for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002 include $0 million, $0.6 million, and $0.3 million of charges, respectively, representing obligations on leased facilities that were sublet to unrelated parties for amounts less than the related obligations. TXUCV also has executed several equipment leases with varying terms up to 36 months and monthly payments totaling approximately $0.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The future minimum payments required by capital and operating leases for the next five years are as follows (dollars in thousands):

4/14 - 12/31/2004	$2,827
2005	$3,451
2006	$2,747
2007	$1,546
2008	$1,368
Thereafter	$3,038
      Rent expense on operating leases was $1.0 million for the period from January 1, 2004 to April 13, 2004, $4.1 million for the year ended December 31, 2003, $3.6 million for the year ended December 31, 2002 and $2.3 million for the year ended December 31, 2002.
NOTE L — FAIR VALUE OF FINANCIAL INSTRUMENTS
      The following methods and assumptions were used to estimate the fair value of each of the material financial instruments for which it is practicable to estimate the value:
      Cash, Cash Equivalents and Short-Term Investments — Cash, cash equivalents and short-term investments are valued at their carrying amounts, which are reasonable estimates of their fair value because of the short maturity of those instruments.
      Long-Term Investments — The fair value of investments is estimated based on the quoted market price for that investment. Other investments for which there are no quoted market prices because the stocks are not publicly traded are carried at cost since reasonable estimates of fair value could not be made without incurring excessive costs. These investments include $1.5 million of CoBank stock and $5.9 million of Rural Telephone Bank stock.
      Long-Term Debt — The fair value of TXUCV’s long-term debt, including current maturities, is estimated based on the current rates offered to TXUCV for debt of the same remaining maturities.
      The carrying amounts and estimated fair values of TXUCV’s material financial instruments are as follows:

	Carrying Amount			Fair Value

	April 13,	Dec. 31,		April 13,	Dec. 31,

	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Long-Term Investments For Which It Is Not Practicable To Estimate Fair Value	$36,862	$34,585	$33,884	$36,862	$34,585	$33,884
Debt	$2,847	$100,383	$166,202	$2,663	$102,077	$166,202
Cash Surrender Value of Life Insurance Policies	$1,526	$1,533	$1,376	$1,526	$1,533	$1,376
NOTE M — RESTRUCTURING AND IMPAIRMENT CHARGES
      Beginning in 1999, TXUCV began operating a CLEC in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. In December 2002, TXUCV made a decision to hold its CLEC and Transport assets for sale. TXUCV examined the value of the assets held for sale based on third party sale negotiations and similar recent sales transactions and recorded an impairment charge of $90.9 million ($56.6 million after taxes and minority interest). In

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
addition, TXUCV recorded restructuring charges of $2.1 million under the provisions of Emerging Issues Task Force Abstract 94-3.

Impairment Charges

	CLEC	Transport	Total

	(Dollars in thousands)
PPE Net Book Value	$27,512	$70,831	$98,343
Estimated Cost of Sale	232	360	592

	27,744	71,191	98,935
Less: Estimated FMV	947	7,083	8,030

Assets Held For Sale Impairment Charges	$26,797	64,108	$90,905

Restructuring Charges

Employee Separations	$736
Facility Closure Costs	916
Other Contractual Commitments	417

Total	$2,069

      Employee separation restructuring charges relate to 55 affected employees. These restructuring costs were all paid in 2003.
      Earlier in 2002, TXUCV recorded impairment charges of $8.4 million related to certain CLEC information technology and collocation assets. The evaluation occurred in conjunction with exiting certain unprofitable activities and decommissioning non-strategic collocation sites. The information technology assets were fully written-off and taken out of service. The collocation assets were valued at fair market value based on third party pricing. This impairment occurred prior to the decision to hold those assets for sale.
Assets Held for Sale
      In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. During the subsequent 18 months, TXUCV systematically exited certain less profitable CLEC markets, ceased service to residential customers and focused solely on business customers within limited geographic markets. In December 2002, TXUCV decided to exit the CLEC business entirely and placed its CLEC assets and customer base for sale. In March 2003, TXUCV sold the majority of its remaining CLEC assets and customer base to Texas-based Grande Communications for $1.2 million. TXUCV also anticipated selling its Transport Services activities in the near term and as a result, the assets and liabilities related to the CLEC and Transport assets held for sale were presented separately in the assets and liabilities sections of the consolidated balance sheets at December 31, 2002. The assets held for sale consisted of $8.0 million of property, plant and equipment recorded at fair market value based on the estimated sales price. The liabilities represented estimated costs to sell of $0.6 million and restructuring charges of $2.1 million.
      In June 2003, in light of the decision to sell the entire company, TXUCV decided that it would no longer attempt to sell the transport network separately. Consequently, in accordance with the provisions of SFAS No. 144, these assets were reclassified from assets held for sale to assets held and used and are reported on the consolidated balance sheet at the lower of fair market value or adjusted carrying amount. The resulting $0.3 million loss on long-lived assets converted to held and used is reflected in TXUCV’s results of operations for the year ended December 31, 2003.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE N — GOODWILL AND OTHER INTANGIBLE ASSETS
      Amounts paid for assets of other companies in excess of fair value are recorded as goodwill. Goodwill was amortized over its useful life, normally 15 to 40 years through December 31, 2001.
      SFAS No. 142 became effective for TXUCV on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXUCV goodwill ($13.6 million in 2001) ceased effective January 1, 2002.
      In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXUCV completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In conjunction with TXUCV’s decision to exit the CLEC and Transport businesses, additional evaluations were performed as of October 1, 2003 and 2002, TXUCV’s annual impairment test date. The testing, utilizing the discounted cash flow methodology, resulted in an impairment charge of $13.2 million and $18 million for the years ended December 31, 2003 and 2002, respectively. There were no impairment charges for the period from January 1, 2004 to April 13, 2004.
      There were no changes in the carrying amount of goodwill for the period from January 1, 2004 to April 13, 2004. Changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002

Balance, January 1	$317,536	$335,536
Less impairment	13,200	18,000

Balance, December 31	$304,336	$317,536

      The table below reflects what reported net income would have been in the 2001 period, exclusive of goodwill amortization expense recognized for consolidated entities in those periods compared to the period from January 1, 2004 to April 13, 2004, 2003, 2002 and 2001:

	April 13,	December 31,

	2004	2003	2002	2001

	(Dollars in thousands)
Reported Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Add: Goodwill Amortization	—	—	—	8,419

Proforma Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(13,473)

NOTE O — SALE OF TXUCV
      On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated by that

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
agreement. By acquiring the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, which includes the following:

•	Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company) and TXUCV Telephone (now known as Consolidated Communications of Texas Company), two RLECs, which together serve markets in Conroe, Katy and Lufkin, Texas;

•	TXUCV’s investments in the cellular partnership (see Note H — Investments in Nonaffiliated Companies);

•	a telephone directory publishing business; and

•	a transport services business.
      The cash purchase price for the sale of TXUCV’s capital stock was $527.0 million, subject to the following adjustments:

The purchase price was reduced by $2.8 million, the outstanding principal amount of the capital lease obligations between TXUCV and GECC.

The purchase price assumed $4.6 million of cash on the balance sheet of TXUCV at closing and was adjustable upward (or downward) by the amount cash on the balance sheet at closing greater than (or less than) $4.6 million.

The purchase price was also adjustable upward (or downward) to the extent that TXUCV’s working capital was greater than (or less than) negative $2.8 million. At April 13, 2004, TXUCV’s adjusted working capital (as defined in the stock purchase agreement) was negative $3.9 million. As a result of differences in assumed working capital (including cash) and other balances and related actual balances at April 13, 2004, Homebase Acquisition, LLC made an additional cash payment to TXU Corp. of $5.1 million.

TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that were subject to the purchase price adjustment described above and affiliate indebtedness relating to contracts that continued following the closing of the transaction. Accordingly, all indebtedness deemed to be affected by the stock purchase agreement was reflected in the current liabilities section of TXUCV’s balance sheet as of December 31, 2003 and subsequently extinguished prior to or as of April 13. 2004. In addition, Pinnacle One was to bear the first $5.1 million of any severance and similar expenses associated with work force reductions occurring between the date of the signing of the stock purchase agreement on January 15, 2004 and the closing of the transactions.

The stock purchase agreement contained customary representations and warranties, covenants and indemnification provisions. Most representations and warranties expire on the later of the first anniversary of the closing of the transactions and April 30, 2005.

TXU Corp. agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.

The stock purchase agreement further provided that certain agreements and arrangements between TXU Corp. and TXUCV and its subsidiaries, and all the related liabilities and obligations of TXUCV and its subsidiaries automatically terminate in their entirety effective as of the closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE P — SUBSEQUENT EVENTS
      The sale of TXUCV to Texas Acquisition closed on April 14, 2004. In association with the close of the sale, Texas Acquisition and other subsidiaries of Homebase Acquisition, LLC issued $200 million of Senior Notes and entered into a new $437 million credit facility.
      The initial terms of the two GECC leases expired on October 1, 2004. As provided under the terms of the lease agreements, TXUCV, now known as Consolidated Communications Ventures Company, elected to purchase the leasehold improvements under one lease for $1.1 million and extend the term of the furniture, fixtures and equipment under the second lease through April 1, 2007.

GTE MOBILNET OF TEXAS RSA #17, Limited Partnership
FINANCIAL STATEMENTS FOR THE YEARS ENDED
December 31, 2004 and 2003
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of GTE Mobilnet of
Texas #17 Limited Partnership:
      We have audited the accompanying balance sheets of GTE Mobilnet of Texas #17 Limited Partnership (the “Partnership”) as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
April 29, 2005

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
BALANCE SHEETS
December 31, 2004 and 2003
(Dollars in thousands)

	2004	2003

ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowance of $268 and $244	$2,061	$1,920
Unbilled revenue	712	533
Due from General Partner	3,659	7,513
Prepaid expenses and other current assets	11	13

Total current assets	6,443	9,979
PROPERTY, PLANT AND EQUIPMENT — Net	22,494	13,681

TOTAL ASSETS	$28,937	$23,660

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,193	$1,117
Advance billings	297	223
Other current liabilities	243	232

Total current liabilities	1,733	1,572

COMMITMENTS AND CONTINGENCIES (see Notes 6 and 8)
PARTNERS’ CAPITAL	27,204	22,088

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$28,937	$23,660

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002

OPERATING REVENUES:
Service revenues	$32,687	$28,324	$24,525
Equipment and other	2,516	2,135	1,594

Total operating revenues	35,203	30,459	26,119

OPERATING COSTS AND EXPENSES:
Cost of service (excluding depreciation and amortization related to network assets included below)	9,899	8,316	8,724
Cost of equipment	2,490	2,284	1,172
Selling, general and administrative	10,144	9,344	8,389
Depreciation and amortization	3,034	2,886	2,688
Loss on disposal of property, plant and equipment	—	—	3

Total operating costs and expenses	25,567	22,830	20,976

OPERATING INCOME	9,636	7,629	5,143

OTHER INCOME:
Interest income, net	480	365	250
Other, net	—	—	20

Total other income	480	365	270

NET INCOME	$10,116	$7,994	$5,413

Allocation of Net Income:
Limited partners	$8,093	$6,396	$4,329
General partner	$2,023	$1,598	$1,084
See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
Years Ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

	General
	Partner	Limited Partners

	San	Eastex		Consolidated		San
	Antonio	Telecom	Telecom	Communications	ALLTEL	Antonio	Total
	MTA,	Investments,	Supply,	Transport	Communications	MTA,	Partners’
	L.P.	L.P.	Inc.	Company	Investments, Inc.	L.P.	Capital

BALANCE — January 1, 2002	$3,536	$3,009	$3,009	$3,009	$3,009	$2,109	$17,681
Distributions	(400)	(340)	(340)	(340)	(340)	(240)	(2,000)
Net income	1,084	921	921	921	921	645	5,413

BALANCE — December 31, 2002	4,220	3,590	3,590	3,590	3,590	2,514	21,094
Distributions	(1,402)	(1,191)	(1,191)	(1,191)	(1,191)	(834)	(7,000)
Net income	1,598	1,361	1,361	1,361	1,361	952	7,994

BALANCE — December 31, 2003	4,416	3,760	3,760	3,760	3,760	2,632	22,088
Distributions	(1,000)	(851)	(851)	(851)	(851)	(596)	(5,000)
Net income	2,023	1,722	1,722	1,722	1,722	1,205	10,116

BALANCE — December 31, 2004	$5,439	$4,631	$4,631	$4,631	$4,631	$3,241	$27,204

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,116	$7,994	$5,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,034	2,886	2,688
Net loss on disposal of property, plant and equipment	—	—	3
Provision for losses on accounts receivable	793	496	719
Changes in certain assets and liabilities:
Accounts receivable and unbilled revenue	(1,113)	(125)	(671)
Prepaid expenses and other current assets	2	6	(18)
Accounts payable and accrued liabilities	76	(294)	275
Advance billings and other current liabilities	85	178	133

Net cash provided by operating activities	12,993	11,141	8,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including purchases from affiliates, net	(11,847)	(2,654)	(3,225)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (Increase) in Due from General Partner	3,854	(1,487)	(3,317)
Distributions to partners	(5,000)	(7,000)	(2,000)

Net cash used in financing activities	(1,146)	(8,487)	(5,317)

CHANGE IN CASH	—	—	—
CASH — Beginning of year	—	—	—

CASH — End of year	$—	$—	$—

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

1.	Organization and Management
      GTE Mobilnet of Texas #17 Limited Partnership — GTE Mobilnet of Texas #17 Limited Partnership (the “Partnership”) was formed on June 13, 1989. The principal activity of the Partnership is providing cellular service in the Texas #17 rural service area.
      The partners and their respective ownership percentages as of December 31, 2004, 2003 and 2002 are as follows:

General Partner:
San Antonio MTA, L.P.*	20.0000%
Limited Partners:
Eastex Telecom Investments, L.P.	17.0213%
Telecom Supply, Inc.	17.0213%
Consolidated Communications Transport Company	17.0213%
ALLTEL Communications Investments, Inc.	17.0213%
San Antonio MTA, L.P.*	11.9148%

*	San Antonio MTA, L.P. (“General Partner”) is a wholly-owned subsidiary of Cellco Partnership (“Cellco”) doing business as Verizon Wireless.
      On behalf of the General Partner, Cellco provides accounting, administrative, sales and marketing, engineering and other general support services to the Partnership. In addition, Cellco performs all of its cash, inventory, investing and financing activities. Costs related to such services are either allocated or directly charged to the Partnership.
      All wireless licenses issued by the Federal Communications Commission (“FCC”) that authorize the Partnership to provide cellular services are held by Cellco. On January 1, 2005, the Partnership entered into a Spectrum leasing agreement with Cellco. If the fair value of the aggregated wireless licenses is less than the aggregated carrying amount of the licenses, an impairment loss will be recognized by Cellco. Any impairment loss recognized by Cellco may be allocated to the Partnership based upon a reasonable methodology.

2.	Significant Accounting Policies
      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allocations, allowance for uncollectible accounts receivable, unbilled revenue, fair value of financial instruments, depreciation and amortization, useful lives and impairment of assets, accrued expenses, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the financial statements in the period that they are determined to be necessary.
      Reclassifications — Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Revenue Recognition — The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Equipment sales revenue associated with the sale of wireless handsets and accessories is recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. The Partnership’s revenue recognition policies are in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, and SAB No. 104, “Revenue Recognition”. The roaming rates charged by the Partnership to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 5).
      Operating Expenses — Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of certain administrative and operating costs incurred by Cellco or its affiliates on behalf of the Partnership (see note 5). Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The General Partner believes such allocations, principally based on the Partnerships percentage of total customers, customer gross additions or minutes-of-use, are reasonable. The roaming rates charged to the Partnership by Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 5).
      Income Taxes — The Partnership is not a taxable entity for federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and would be reported by them individually.
      Inventory — Inventory is owned by Cellco and held on consignment by the Partnership. Such consigned inventory is not recorded on the Partnership’s financial statements. Upon sale, the related cost of the inventory is transferred to the Partnership at Cellco’s cost basis and included in the accompanying Statements of Operations.
      Allowance for Doubtful Accounts — The Partnership maintains allowances for uncollectible accounts receivable for estimated losses resulting from the inability of customers to make required payments. Estimates are based on the aging of the accounts receivable balances and the historical write-off experience, net of recoveries.
      Property, Plant and Equipment — Property, plant and equipment primarily represents costs incurred to construct and expand capacity and network coverage on Mobile Telephone Switching Offices (“MTSOs”) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.
      Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Network engineering costs incurred during the construction phase of the Partnership’s network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction-in-progress until the projects are completed and placed into service.
      FCC Licenses — The Federal Communications Commission (“FCC”) issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely.
      Valuation of Assets — Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cashflows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The FCC license, including the Partnership license, recorded on the books of Cellco are evaluated for impairment, by Cellco, under the guidance set forth in Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”
      The FCC licenses are treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and are not amortized, but rather are tested for impairment annually or between annual dates, if events or circumstances warrant. All of the licenses in Cellco’s nationwide footprint are tested in the aggregate for impairment under SFAS No. 142. When testing the carrying value of the wireless licenses for impairment, Cellco determines the fair value of the aggregated wireless licenses by subtracting from enterprise discounted cash flows (net of debt) the fair value of all of the other net tangible and intangible assets of Cellco, including previously unrecognized intangible assets. This approach is generally referred to as the residual method. In addition, the fair value of the aggregated wireless licenses is then subjected to a reasonableness analysis using public information of comparable wireless carriers. If the fair value of the aggregated wireless licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized by Cellco. Any impairment loss recognized by Cellco may be allocated to its subsidiaries based upon a reasonable methodology. No impairment was recognized in 2004, 2003 and 2002.
      On September 29, 2004, the SEC issued a Staff Announcement regarding the “Use of the Residual Method to Value Acquired Assets other than Goodwill.” The Staff Announcement requires SEC registrants to adopt a direct value method of assigning value to intangible assets, including wireless licenses, acquired in a business combination under SFAS No. 141, “Business Combinations,” effective for all business combinations completed after September 29, 2004. Further, all intangible assets, including wireless licenses, valued under the residual method prior to this adoption are required to be tested for impairment using a direct value method no later than the beginning of fiscal year ended after January 1, 2005. Any impairment of intangible assets recognized upon application of a direct value method by entities previously applying the residual method should be reported as a cumulative effect of a change in accounting principle. Under this Staff Announcement, the reclassification of recorded balances from wireless licenses to goodwill prior to the adoption of this Staff Announcement is prohibited. Cellco has evaluated its wireless licenses for potential impairment using a direct value methodology effective January 1, 2005. The valuation and analyses prepared in connection with the adoption of a direct value method resulted in no adjustment to the carrying value of its wireless licenses, and accordingly, had no effect on its results of operations and financial position. Future tests for impairment will be performed by Cellco at least annually and more often if events or circumstances warrant.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Concentrations — To the extent the Partnership’s customer receivables become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to the Partnership. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.
      Cellco and the General Partner rely on local and long distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership’s operating results.
      Although Cellco and the General Partner attempt to maintain multiple vendors for, each required product, their network assets and inventory, which are important components of their operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership’s operations. If the suppliers are unable to meet Cellco’s needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership’s network infrastructure or losses of potential customers could result, which would adversely affect operating results.
      Financial Instruments — The Partnership’s trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.
      Segments — The Partnership has one reportable business segment and operates domestically only. The Partnership’s products and services are materially comprised of wireless telecommunications services.
      Due from General Partner — Due from General Partner principally represents the Partnership’s cash position. Cellco manages, on behalf of the General Partner, all cash, inventory, investing and financing activities of the Partnership. As such, the change in due from General Partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by Cellco on behalf of the General Partner, as well as the transfer of property, plant, and equipment with affiliates, are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying the General Partner’s average cost of borrowing from Verizon Global Funding, a wholly-owned subsidiary of Verizon Communications, Inc., which was approximately 5.9%, 5.0% and 5.0% for the years ended December 31, 2004, 2003 and 2002, respectively. Included in net interest income is $488, $365 and $252 for the years ended December 31, 2004, 2003 and 2002, respectively, related to the due from General Partner.
      Distributions — The Partnership is required to make distributions to its partners on a quarterly basis based upon the Partnership’s operating results, cash availability and financing needs as determined by the General Partner at the date of the distribution.
      Recently Issued Accounting Pronouncements — In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non monetary Assets — An Amendment of APB Opinion No. 29.” This standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets. A non monetary exchange shall be measured based on the recorded amount of the non monetary asset(s) relinquished, and not on the fair values of the exchanged assets, if a) the fair value is not determinable, b) the exchange transaction is to facilitate sales to customers, or c) the exchange transaction lacks commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Partnership will adopt the standard effective January 1, 2006. The Partnership does not expect the impact of the adoption of SFAS No. 153 to have a material effect on the Partnership’s financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Property, Plant and Equipment
      Property, plant and equipment consists of the following as of December 31, 2004 and 2003:

	2004	2003

Buildings and improvements (10-40 years)	$6,858	$5,422
Cellular plant equipment (3-15 years)	34,259	24,134
Furniture, fixtures and equipment (2-5 years)	349	55
Leasehold improvements (5-10 years)	226	213

	41,692	29,824
Less accumulated depreciation and amortization	19,198	16,143

Property, plant and equipment, net	$22,494	$13,681

      Property, plant, and equipment includes the following:
      Capitalized network engineering costs of $257 and $62 were recorded during the years ended December 31, 2004 and 2003, respectively.
      Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $408 and $350 at December 31, 2004 and 2003, respectively.
      Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $3,034, $2,886 and $2,688, respectively.

4.	Accounts Payable and Accrued Liabilities
      Accounts payable and accrued liabilities consist of the following:

	2004	2003

Accounts payable	$481	$258
Non-income based taxes and regulatory fees	449	605
Accrued commissions	263	254

Accounts payable and accrued liabilities	$1,193	$1,117

5.	Transactions with Affiliates
      Significant transactions with affiliates and other related parties, including allocations and direct charges, are summarized as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

Service revenues(a)	$1	$(76)	$(1)
Equipment and other revenues(b)	(234)	(267)	197
Cost of service(c)	4,137	1,579	984
Equipment costs(d)	349	852	443
Selling, general and administrative expenses(e)	5,430	5,143	5,063

(a)	Service revenues include long distance, paging, data and allocated contra revenues including revenue concessions; excluding roaming revenue, see below.

(b)	Equipment and other revenues include sales of handsets and accessories and allocated contra revenues including equipment concessions and coupon rebates.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)

(c)	Cost of service includes cost of telecom, long distance, paging, and handset applications; excluding roaming costs, see below.

(d)	Equipment costs include warehousing, freight, handsets, accessories, and upgrades.

(e)	Selling, general and administrative expenses include office telecom, customer care, billing, salaries, sales and marketing, advertising, and commissions.
      Revenues and expenses were allocated based principally on the Partnership’s percentage of total customers, customer gross additions or minutes of use where applicable. The Partnership believes the allocations are reasonable.
      The Partnership also receives roaming revenue from affiliates for use of the Partnership’s network and incurs roaming costs for use of affiliates’ networks. Roaming revenues were $11,608, $9,592 and $8,001 for the years ended December 31, 2004, 2003 and 2002, respectively. Roaming costs were $4,761, $5,020 and $6,128 for the years ended December 31, 2004, 2003 and 2002, respectively. Substantially all of these roaming revenue and cost transactions were with affiliates. The roaming rates charged do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement.
      The Partnership had transfers and purchases involving plant, property, and equipment with affiliates having a net cost of $8,050, $1,116 and $1,333 in 2004, 2003 and 2002, respectively.
      During 2004, the methodology to charge shared switch costs to the Partnership from an affiliate of the General Partner was revised. The methodology change resulted in an increase in the Partnership’s switch costs in 2004. In 2004, 2003 and 2002, the Partnership recorded switch sharing costs of $1,615, $336 and $336, respectively. These costs are included above in “Cost of service”. The switch rates charged to the Partnership do not necessarily reflect current market rates.
      On January 1, 2005, the Partnership entered into a lease agreement for the right to use additional Spectrum owned by Cellco. The annual lease commitment of $76 represents the costs of financing the Spectrum, and does not necessarily reflect the economic value of the services received. No additional Spectrum purchases or lease commitments, other than the $76, have been entered into by the Partnership as of December 31, 2004.

6.	Commitments
      The General Partner, on behalf of the Partnership, and the Partnership itself have entered into operating leases for facilities and equipment used in its operations. Lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index as well as annual and end-of-lease term adjustments. Rent expense is recorded on a straight-line basis. The noncancellable lease term used to calculate the amount of the straight-line rent expense is generally determined to be the initial lease term, including any optional renewal terms that are reasonably assured. Leasehold improvements related to these operating leases are amortized over the shorter of their estimated useful lives or the noncancellable lease term. For the years ended December 31, 2004, 2003 and 2002, the Partnership recognized a total of $988, $751 and $676, respectively, as rent expense related to payments under these operating leases, which is included in cost of service and selling, general and administrative expenses in the accompanying Statements of Operations.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future minimum rental commitments under noncancelable operating leases, including maintenance fees and excluding renewal options not reasonably assured for the years shown are as follows:

Year

2005	$1,077
2006	985
2007	929
2008	891
2009	827
2010 and thereafter	235

Total minimum payments	$4,944

7.	Valuation and Qualifying Accounts

	Balance at	Additions	Write-offs	Balance at
	Beginning	Charged to	Net of	End
	of the Year	Operations	Recoveries	of the Year

Accounts Receivable Allowances:
2004	$244	$793	$(769)	$268
2003	320	496	(572)	244
2002	451	719	(850)	320

8.	Contingencies
      Cellco is subject to various lawsuits and other claims including class actions, product liability, patent infringement, antitrust, partnership disputes, and claims involving relations with resellers and agents. Cellco is also defending lawsuits filed against itself and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage.
      The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2004 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.
      In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco’s legal counsel cannot give assurance as to the outcome of each of these matters, in management’s opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(Unaudited)

March 31,
2005

ASSETS
Current assets:
Cash and cash equivalents	$56,538
Accounts receivable, net of allowance of $2,795	32,148
Inventories	3,202
Deferred income taxes	3,278
Prepaid expenses and other current assets	8,750

Total current assets	103,916
Property, plant and equipment, net	353,060
Intangibles and other assets:
Investments	43,261
Goodwill	318,481
Customer lists, net	146,236
Tradenames	14,546
Deferred financing costs and other assets	22,743

Total assets	$1,002,243

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$41,242
Accounts payable	9,621
Advance billings and customer deposits	10,466
Accrued expenses	31,443

Total current liabilities	92,772
Long-term debt less current maturities	583,667
Deferred income taxes	68,192
Pension and postretirement benefit obligations	62,924
Other liabilities	3,170

Total liabilities	810,725

Minority interests	2,457

Redeemable preferred shares:
Class A, redeemable preferred shares, $1 par value, 182,000 shares authorized, issued and outstanding; liquidation preference of $210,092	210,092
Common members’ deficit:
Common shares, no par value, 10,000,000 shares, authorized, issued and outstanding	—
Paid in capital	58
Accumulated deficit	(23,033)
Accumulated other comprehensive income	1,944

Total common members’ deficit	(21,031)

Total liabilities and members’ deficit	$1,002,243

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenues	$79,772	$34,067
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	24,417	12,374
Selling, general and administrative expenses	26,196	10,589
Depreciation and amortization	16,818	5,366

Income from operations	12,341	5,738
Other income (expense):
Interest income	253	32
Interest expense	(11,694)	(2,829)
Partnership income	330	—
Dividend income	98	—
Minority interest	(165)	—
Other, net	124	—

Income before income taxes	1,287	2,941
Income tax expense	586	1,177

Net income	701	1,764
Dividends on redeemable preferred shares	(4,623)	(2,274)

Net loss applicable to common shareholders	$(3,922)	$(510)

Net loss per common share — basic and diluted	$(0.42)	$(0.06)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN COMMON
MEMBERS’ DEFICIT
Three Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)

					Accumulated
	Common Shares				Other
				Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Deficit	Income	Total

Balance, January 1, 2005	10,000,000	$—	$58	$(19,111)	$258	$(18,795)
Net income	—	—	—	701	—	701
Dividends on redeemable preferred shares	—	—	—	(4,623)	—	(4,623)
Change in fair value of cash flow hedges, net of $1,090 of tax	—	—	—	—	1,686	1,686

Balance, March 31, 2005	10,000,000	$—	$58	$(23,033)	$1,944	$(21,031)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Operating Activities
Net income	$701	$1,764
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,818	5,366
Provision for bad debt losses	1,579	1,067
Deferred income tax	1,551	—
Partnership income	(330)	—
Minority interest in net income of subsidiary	166	—
Amortization of deferred financing costs	732	163
Changes in operating assets and liabilities:
Accounts receivable	90	(1,278)
Inventories	327	470
Other assets	(3,574)	197
Accounts payable	(1,555)	802
Accrued expenses and other liabilities	(1,893)	(2,681)

Net cash provided by operating activities	14,612	5,870

Investing Activities
Capital expenditures	(5,533)	(2,737)

Net cash used in investing activities	(5,533)	(2,737)

Financing Activities
Payments made on long-term obligations	(4,512)	(2,575)
Payment of deferred financing costs	(113)	—

Net cash used in financing activities	(4,625)	(2,575)

Net increase in cash and cash equivalents	4,454	558
Cash and cash equivalents at beginning of period	52,084	10,142

Cash and cash equivalents at end of period	$56,538	$10,700

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2005 and 2004
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or the “Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Acquisition Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Presentation of Interim Financial Statements
      These unaudited interim condensed consolidated financial statements include the accounts of Homebase and its wholly owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation. These interim statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines and do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. These interim financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the interim periods. All such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2004, which are included as part of this registration statement.
      Certain reclassifications have been made to conform previously reported data to the current presentation. Line costs totaling $4,531 for the three months ended March 31, 2004 were reclassified from general and administrative expenses to cost of services.

3.	Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

4.	Acquisition
      On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012, entered into a new $437,000 bank credit facility, repaid its existing credit facility and entered into certain related

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
transactions. The indenture governing the notes and the new credit facility contain covenants, events of default and other provisions (see Note 7).
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,377)

Net purchase price	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.
      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited pro forma results of operations data for the three months ended March 31, 2004 as if the acquisition had occurred as of January 1, 2004:

Total revenues	$79,433

Income from operations	$11,451

Proforma net income	$1,259

5.	Summarized financial information for significant investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (“the Mobilnet RSA Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
accounts for this investment on the equity basis. Summarized 100 percent unaudited financial information for the Mobilnet RSA Partnership was as follows:

Three Months ended March 31, 2005:

Revenues	$9,352
Operating income	2,173
Income before income taxes	2,225
Net income or loss	2,225

As of March 31, 2005:

Current assets	8,037
Non-current assets	23,078
Current liabilities	1,686
Non-current liabilities	—
Partnership equity	29,429

6.	Pension Costs and Other Postretirement Benefits
      The Company has several defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees, primarily those located in Texas. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The following table presents the components of net periodic benefit cost for the three months ended March 31, 2005 and 2004:

	Pension Benefits		Other Benefits

	2005	2004	2005	2004

Service cost	$1,233	$119	$343	$12
Interest cost	2,615	407	508	32
Expected return on plan assets	(2,888)	(495)	(3)	(1)
Other, net	79	—	27	—

Net periodic benefit cost	$1,038	$32	$874	$43

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

7.	Long-Term Debt
      Long-term debt consists of the following:

March 31,

2005

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	112,000
Term loan C	311,850
Senior notes	200,000
Capital leases	1,059

624,909
Less: current portion	(41,242)

$583,667

Senior Secured Credit Facility
      The Company, through its wholly-owned subsidiaries, maintains credit agreement with various financial institutions, which provides for aggregate borrowings up to $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of March 31, 2005, the Company estimated that the excess cash flow repayment would be approximately $22,556. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of March 31, 2005, the margins for interest rates on LIBOR based loans was 2.25%

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
on the term loan A facility and 2.50% under the term loan C facility. At March 31, 2005 the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 5.42% per annum. Interest is payable at least quarterly.
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes
      On April 14, 2004, the Company, through its wholly owned subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business. Upon completion of the proposed equity offering, the Company plans to redeem 35% of the aggregate amount of our senior notes or $70,000. The cost of the redemption, including the redemption premium, will be $76,800.
      Future maturities of long-term debt as of March 31, 2005 are as follows:

April 1 - December 31, 2005	$36,567
Calendar year 2006	22,463
Calendar year 2007	23,248
Calendar year 2008	26,900
Calendar year 2009	33,400
Thereafter	482,331

$624,909

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At March 31, 2005, the Company has interest rate swap agreements covering $215,617 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
$3,786 at March 31, 2005. The fair value is included in other current assets. The Company recognized a net loss of $50 and zero in interest expense during the three months ended March 31, 2005 and 2004, respectively, related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $1,686 and zero during the three months ended March 31, 2005 and 2004, respectively, related to these derivative instruments.

8.	Restricted Share Plan
      In August 2003, the Company established the 2003 Restricted Share Plan, which provides for the issuance of 1,000,000 common shares to key employees as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. In November 2003, the Company granted 975,000 shares of its common stock to certain Company executives. In April 2004, the remaining 25,000 shares of common stock were sold to certain Company executives at $2.32 per share. These shares generally vest with the individuals every December 31, beginning December 31 2004 through December 31, 2007. These consolidated financial statements do not include any expense related to these shares. As of March 31, 2005, 250,000 of these shares were vested. No shares were vested at March 31, 2004.
      The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that could be below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. At March 31, 2005 and 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

9.	Net Loss per Common Share
      The following table sets forth the computation of net loss per common share:

	Three Months Ended
	March 31,

	2005	2004

Net loss applicable to common shareholders	$(3,922)	$(510)
Weighted average number of common shares outstanding	9,250,000	9,000,000

Net loss per common share	$(0.42)	$(0.06)

      Non-vested shares issued pursuant to the Restricted Share Plan (Note 8) are not considered outstanding for the basic net loss per share and are not included in the computation of diluted net loss per share as their effect was anti-dilutive.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

10.	Comprehensive Income
      The following table sets forth the components of comprehensive income:

	Three Months Ended
	March 31,

	2005	2004

Net income	$701	$1,764
Change in fair value of cash flow hedges, net of tax	1,686	—

Total comprehensive income	$2,387	$1,764

11.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The business segment reporting information is as follows:

	Telephone	Other
	Operations	Operations	Total

Three months ended March 31, 2005:
Operating revenues	$71,019	$8,753	$79,772
Cost of services and products	18,809	5,608	24,417

	52,210	3,145	55,355
Selling, general and administrative expenses	23,625	2,571	26,196
Depreciation and amortization	15,547	1,271	16,818

Net operating income (loss)	$13,038	$(697)	$12,341

Capital expenditures	$5,145	$388	$5,533

Three months ended March 31, 2004:
Operating revenues	$22,883	$11,184	$34,067
Cost of services and products	5,640	6,734	12,374

	17,243	4,450	21,693
Selling, general and administrative expenses	7,829	2,760	10,589
Depreciation and amortization	2,930	2,436	5,366

Net operating income (loss)	$6,484	$(746)	$5,738

Capital expenditures	$2,190	$547	$2,737

As of March 31, 2005:
Goodwill	$309,527	$8,954	$318,481

Total assets	$956,991	$45,252	$1,002,243

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(Unaudited)

March 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$23,818
Accounts receivable, net of allowance of $1,619	17,775
Deferred income taxes	1,598
Prepaid expenses and other current assets	3,303

Total current assets	46,494
Property, plant and equipment, net	98,690
Intangibles and other assets:
Investments	348
Goodwill	89,689
Customer lists, net	46,051
Tradenames	14,546
Deferred income taxes	1,693
Deferred financing costs and other assets	8,661

Total assets	$306,172

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$16,116
Accounts payable	3,279
Advance billings and customer deposits	6,250
Accrued expenses	12,270

Total current liabilities	37,915
Long-term debt less current maturities	223,586
Pension and postretirement benefit obligations	12,045
Other liabilities	1,265

Total liabilities	274,811

Shareholder’s equity:
Common shares, $0.01 par value, 1,000 shares, authorized, issued and outstanding	—
Paid in capital	29,600
Retained earnings	834
Accumulated other comprehensive income	927

Total shareholder’s equity	31,361

Total liabilities and shareholder’s equity	$306,172

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenues	$33,631	$34,067
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	10,952	12,374
Selling, general and administrative expenses	11,970	10,589
Depreciation and amortization	5,800	5,366

Income from operations	4,909	5,738
Other income (expense):
Interest income	115	32
Interest expense	(4,363)	(2,829)
Dividend income	18	—
Other, net	123	—

Income before income taxes	802	2,941
Income tax expense	334	1,177

Net income	$468	$1,764

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
Three Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)

					Accumulated
	Common Shares				Other
				Retained	Comprehensive
	Shares	Amount	Paid in Capital	Earnings	Income	Total

Balance, January 1, 2005	1,000	$—	$29,600	$366	$291	$30,257
Net income	—	—	—	468	—	468
Change in fair value of cash flow hedges, net of $391 of tax	—	—	—	—	636	636

Balance, March 31, 2005	1,000	$—	$29,600	$834	$927	$31,361

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Operating Activities
Net income	$468	$1,764
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,800	5,366
Provision for bad debt losses	1,054	—
Deferred income tax	558	—
Amortization of deferred financing costs	275	163
Changes in operating assets and liabilities:
Accounts receivable	1,645	(211)
Inventories	2,136	470
Other assets	(589)	197
Accounts payable	238	802
Accrued expenses and other liabilities	(1,270)	(2,681)

Net cash provided by operating activities	10,315	5,870

Investing Activities
Capital expenditures	(1,421)	(2,737)

Net cash used in investing activities	(1,421)	(2,737)

Financing Activities
Payments made on long-term obligations	(1,766)	(2,575)
Payment of deferred financing costs	(36)	—

Net cash used in financing activities	(1,802)	(2,575)

Net increase in cash and cash equivalents	7,092	558
Cash and cash equivalents at beginning of period	16,726	10,142

Cash and cash equivalents at end of period	$23,818	$10,700

See accompanying notes

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2005 and 2004
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Consolidated Communications, Inc. (“CCI”) is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. (“Illinois Holdings” or “CCI Illinois” or “the Company”). Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of CCI. Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Presentation of Interim Financial Statements
      These unaudited interim condensed consolidated financial statements include the accounts of Illinois Holdings and its wholly owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation. These interim statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines and do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. These interim financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the interim periods. All such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2004, which are included as part of this registration statement.
      Certain reclassifications have been made to conform previously reported data to the current presentation. Line costs totaling $4,531 for the three months ended March 31, 2004 were reclassified from general and administrative expenses to cost of services.

3.	Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year after June 15, 2005, with early adoption encouraged. The pro forma disclosures

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

4.	Pension Costs and Other Postretirement Benefits
      The Company has a defined benefit pension plan covering substantially all of its hourly employees. The plan provides retirement benefits based on years of service and earnings. The pension plan is generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The following table presents the components of net periodic benefit cost for the three months ended March 31, 2005 and 2004:

	Pension Benefits		Other Benefits

	2005	2004	2005	2004

Service cost	$475	$119	$47	$12
Interest cost	1,630	407	129	32
Expected return on plan assets	(1,979)	(495)	(3)	(1)
Other, net	—	—	1	—

Net periodic benefit cost	$126	$31	$174	$43

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

5.	Long-Term Debt
      Long-term debt consists of the following as of March 31, 2005:

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	45,902
Term loan C	118,800
Senior notes	75,000

$239,702
Less: current portion	(16,116)

$223,586

      Future maturities of long-term debt as of March 31, 2005 are as follows:

April 1 — December 31, 2005	$14,279
Calendar year 2006	8,884
Calendar year 2007	9,397
Calendar year 2008	10,934
Calendar year 2009	13,598
Thereafter	182,610

$239,702

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At March 31, 2005, the Company has interest rate swap agreements covering $83,234 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $1,538 at March 31, 2005. The fair value is included in other current assets. The Company recognized a net loss of $50 and zero in interest expense during the three months ended March 31, 2005 and 2004, respectively, related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $636 and zero during the three months ended March 31, 2005 and 2004, respectively related to these derivative instruments.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)

6.	Comprehensive income
      The following table sets for the components of comprehensive income:

	Three Months
	Ended March 31,

	2005	2004

Net income	$468	$1,764
Change in fair value of cash flow hedge, net of tax	636	—

Total comprehensive income	$1,104	$1,764

7.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The business segment reporting information is as follows:

	Telephone	Other
	Operations	Operations	Total

Three months ended March 31, 2005:
Operating revenues	$24,764	$8,867	$33,631
Cost of services and products	5,230	5,722	10,952

Gross margin	19,534	3,145	22,679
Operating expenses	9,399	2,571	11,970
Depreciation and amortization	4,529	1,271	5,800

Net operating income (loss)	$5,606	$(697)	$4,909

Capital expenditures	$1,033	$388	$1,421

Three months ended March 31, 2004:
Operating revenues	$22,883	$11,184	$34,067
Cost of services and products	5,640	6,734	12,374

Gross margin	17,243	4,450	21,693
Operating expenses	7,829	2,760	10,589
Depreciation and amortization	2,930	2,436	5,366

Net operating income (loss)	$6,484	$(746)	$5,738

Capital expenditures	$2,190	$547	$2,737

As of March 31, 2005:
Goodwill	$80,735	$8,954	$89,689

Total assets	$260,920	$45,252	$306,172

CONSOLIDATED COMMUNICATIONS
TEXAS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(Unaudited)

March 31,
2005

ASSETS
Current assets:
Cash and cash equivalents	$32,720
Accounts receivable, net of allowance of $1,176	14,373
Inventories	3,202
Deferred income taxes	1,680
Prepaid expenses and other current assets	5,447

Total current assets	57,422
Property, plant and equipment, net	254,370
Intangibles and other assets:
Investments	42,913
Goodwill	228,792
Customer lists, net	100,185
Deferred income taxes	—
Deferred financing costs and other assets	14,082

Total assets	$697,764

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$25,126
Accounts payable	6,342
Advance billings and customer deposits	4,216
Accrued expenses	19,343

Total current liabilities	55,027
Long-term debt less current maturities	360,081
Deferred income taxes	69,715
Pension and postretirement benefit obligations	50,879
Other liabilities	1,905

Total liabilities	537,607

Minority interests	2,457

Shareholder’s equity:
Common shares, $0.01 par value, 1,000 shares, authorized, issued and outstanding	—
Paid in capital	152,458
Retained earnings	4,225
Accumulated other comprehensive income	1,017

Total shareholder’s equity	157,700

Total liabilities and shareholder’s equity	$697,764

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

		Predecessor

Revenues	$46,255	$45,366
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	13,579	13,134
Selling, general and administrative expenses	14,226	15,086
Depreciation and amortization	11,018	8,150

Income from operations	7,432	8,996
Other income (expense):
Interest income	138	38
Interest expense	(7,331)	(1,112)
Partnership income	330	857
Dividend income	80	94
Minority interest	(165)	(126)
Other, net	1	(49)

Income before income taxes	485	8,698
Income tax expense	252	3,223

Net income (loss)	$233	$5,475

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
Three Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)

					Accumulated
					Other
	Common Shares				Comprehensive
				Retained	Income
	Shares	Amount	Paid in Capital	Earnings	(Loss)	Total

Balance, January 1, 2005	1,000	$—	$152,458	$3,992	$(33)	$156,417
Net income	—	—	—	233	—	233
Change in fair value of cash flow hedges, net of $699 of tax	—	—	—	—	1,050	1,050

Balance, March 31, 2005	1,000	$—	$152,458	$4,225	$1,017	$157,700

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
CONDENSED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

		Predecessor

Operating Activities
Net income	$233	$5,475
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,018	8,150
Provision for bad debt losses	525	442
Deferred income tax	823	2,777
Partnership income	(330)	(857)
Minority interest in net income of subsidiary	165	126
Amortization of deferred financing costs	457	—
Changes in operating assets and liabilities:
Accounts receivable	48	1,690
Inventories	(1,809)	98
Accounts payable	(3,396)	(377)
Accrued expenses and other liabilities	(558)	(8,460)
Other, net	(2,879)	(2,926)

Net cash provided by operating activities	4,297	6,138

Investing Activities
Capital expenditures	(4,112)	(4,797)
Other	—	266

Net cash used in investing activities	(4,112)	(4,531)

Financing Activities
Proceeds from long-term obligations	—	566
Payments made on long-term obligations	(2,746)	(673)
Payment of deferred financing costs	(77)	—

Net cash used in financing activities	(2,823)	(107)

Net increase (decrease) in cash and cash equivalents	(2,638)	1,500
Cash and cash equivalents at beginning of period	35,358	11,464

Cash and cash equivalents at end of period	$32,720	$12,964

See accompanying notes

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005
(Dollars in thousand, except share and per share amounts)

1.	Description of Business
      Consolidated Communications Ventures Company (“CCV”) is a wholly owned subsidiary of Consolidated Communications Texas Holdings, Inc. (“Texas Holdings” or “CCI Texas” or “the Company”). Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Acquisition Texas, Inc. (“Texas Acquisition”). Texas Acquisition is a holding company with no income from operations or assets except for the Capital Stock of CCV. The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers.

2.	Presentation of Interim Financial Statements
      These unaudited interim condensed consolidated financial statements include the accounts of Texas Holdings and its wholly owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation. These interim statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines and do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. These interim financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the interim periods. All such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2004, which are included as part of this registration statement.

3.	Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

4.	Acquisition
      On April 14, 2004, Texas Holdings, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Texas Holdings acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,377)

Net purchase price	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The unaudited condensed consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited predecessor condensed consolidated results of operations and cash flows for the three months ended March 31, 2004 are included for comparative purposes. In addition, unaudited pro forma results of operations data for the three months ended March 31, 2004 as if the acquisition had occurred as of January 1, 2004 are as follows:

2004

Total revenues	$45,366

Income from operations	$5,713

Proforma net loss	$(253)

5.	Summarized Financial Information for Significant Investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (the Mobilnet RSA Partnership) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and accounts for this investment on the equity basis. Summarized 100 percent unaudited financial information for the Mobilnet RSA Partnership was as follows:

Three months ended March 31, 2005:
Revenues	$9,352
Operating income	2,173
Income before income taxes	2,225
Net income	2,225
As of March 31, 2005:
Current assets	8,037
Non-current assets	23,078
Current liabilities	1,686
Non-current liabilities	—
Partnership equity	29,429

6.	Pension Costs and Other Postretirement Benefits
      The Company has a defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
      The following table presents the components of net periodic benefit cost for the three months ended March 31, 2005:

	Pension	Other
	Benefits	Benefits

Service cost	$758	$296
Interest cost	985	378
Expected return on plan assets	(909)	—
Other, net	79	26

Net periodic benefit cost	$913	$700

7.	Long-Term Debt
      Long-term debt consists of the following as of March 31, 2005:

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	66,098
Term loan C	193,050
Senior notes	125,000
Capital leases	1,059

385,207
Less: current portion	(25,126)

$360,081

      Future maturities of long-term debt as of March 31, 2005 are as follows:

April 1 — December 31, 2005	$22,288
Calendar year 2006	13,579
Calendar year 2007	13,851
Calendar year 2008	15,966
Calendar year 2009	19,802
Thereafter	299,721

$385,207

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At March 31, 2005, the Company has interest rate swap agreements covering $132,383 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 3.26% to 3.31%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $2,248 at March 31, 2005. The fair value is included in other current assets. The Company recognized a zero in interest expense during the three months ended March 31, 2005 related to its derivative

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousand, except share and per share amounts)
instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $1,050 during the three months ended March 31, 2005 related to these derivative instruments.

8.	Comprehensive income
      The following table sets for the components of comprehensive income for the three months ended March 31, 2005:

Net income	$233
Change in fair value of cash flow hedge, net of tax	1,050

Total comprehensive income	$1,283

$200,000,000
Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Offer to exchange outstanding 9 3/4% Senior Notes due 2012 for an equal amount of 9 3/4% Senior Notes due 2012, which have been registered under the Securities Act of 1933, as amended

PROSPECTUS

       Until                      , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                    2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Homebase Acquisition, LLC, or Homebase, is a Delaware limited liability company subject to the applicable provisions of the Delaware Limited Liability Company Act, or the LLCA, related to the indemnification of directors and officers. As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
      Homebase’s Second Amended and Restated Limited Liability Company Agreement, or the LLC Agreement, provides that Homebase will indemnify the equity investors, their respective officers, directors, stockholders, members, partners, representatives or agents or any director, employee or agent of Homebase or any of its subsidiaries, to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted in good faith on behalf of Homebase and in a manner reasonably believed to be within the scope of authority conferred on such person by the LLC Agreement. No such person is entitled to be indemnified, however, for any loss, damage or claim incurred by such person’s gross negligence or willful misconduct. This indemnity shall be provided out of and to the extent of Homebase’s assets only.
      In addition, Homebase maintains insurance policies insuring Homebase’s directors and officers against certain acts and omissions, including liabilities under the Securities Act.
      Consolidated Communications Illinois Holdings, Inc., or Illinois Holdings, and Consolidated Communications Texas Holdings, Inc., or Texas Holdings, and, together with Illinois Holdings, the Issuers, are Delaware corporations subject to the applicable provisions of the Delaware General Corporation Law, or the DGCL, related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers. Subsection (b)(7) of Section 102 of the DGCL permits a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of the directors fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit. Each of the Issuer’s restated certificates of incorporation, or, collectively, the Issuers’ Certificates, limits the liability of its directors in a manner consistent with Subsection (b)(7) of Section 102 of the DGCL.
      Subsection (a) of Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. Each of the Issuer’s amended and restated by-laws, or, collectively, the

Issuers’ By-Laws, provides indemnification in a manner consistent with Subsection (a) of Section 145 of the DGCL.
      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of a corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. Each of the Issuer’s By-Laws provides indemnification in a manner consistent with Subsection (b) of Section 145 of the DGCL.
      The Issuers’ By-Laws further provide that any indemnification (unless ordered by a court) will be made by the applicable Issuer unless a determination is reasonably and promptly made (i) by such Issuer’s Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or Disinterested Directors, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of such Issuer, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his or her conduct was unlawful.
      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. The Issuers’ By-Laws are substantially consistent with the foregoing. In addition, the Issuers currently maintain insurance policies insuring the Issuers’ directors and officers against certain acts and omissions, including liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits
      A list of exhibits filed with this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
      (b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm
Homebase Acquisition, LLC
The Board of Directors
Homebase Acquisition, LLC
      We have audited the consolidated financial statements of Homebase Acquisition, LLC as of December 31, 2004 and 2003 and for the years then ended, and have issued our report thereon dated March 11, 2005, and the combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Homebase Acquisition, LLC) as of December 30, 2002 and for the year then ended, and have issued our report thereon dated March 8, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of Form S-4 of this Registration Statement. These schedules are the responsibility of the Company’s and its predecessor’s management. Our responsibility is to express an opinion based on our audits.
      In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois
March 11, 2005

SCHEDULE I — CONDENSED FINANCIAL INFORMATION
Homebase Acquisition, LLC (Parent Company Only)
Condensed Balance Sheets
(Dollars in thousands)

	December 31

	2004	2003

ASSETS
Investments in subsidiaries	$186,674	$97,986

Total assets	$186,674	$97,986

LIABILITIES AND MEMBERS’ DEFICIT
Redeemable preferred shares:
Class A, redeemable preferred shares, $1 par value, 182,000 shares authorized, 182,000 and 93,000 shares issued and outstanding, respectively; liquidation preference of $205,469 and $101,504, respectively	$205,469	$101,504
Total common members’ deficit	(18,795)	(3,518)

Total liabilities and members’ deficit	$186,674	$97,986

Condensed Statements of Operations
(Dollars in thousands)

	Year ended December

	2004	2003

Revenues	$—	$—
Operating expenses:
Selling, general and administrative expenses	—	—

Income from operations	—	—
Other income (expense), net	(1,143)	5,501

Income (loss) before income taxes	(1,143)	5,501

Net income (loss)	(1,143)	5,501
Dividends on redeemable preferred shares	(14,965)	(8,504)

Net loss applicable to common shareholders	$(16,108)	$(3,003)

See accompanying notes

Condensed Statements of Cash Flows
(Dollars in thousands)

	Year ended December,

	2004	2003

OPERATING ACTIVITIES
Net income (loss)	$(1,143)	$5,501
Non-cash adjustments	1,143	(5,501)

Net cash provided by operating activities	—	—

INVESTING ACTIVITIES
Investment in subsidiaries	(89,058)	(93,000)

Net cash used in investing activities	(89,058)	(93,000)

FINANCING ACTIVITIES
Capital contributions from investors	89,058	93,000

Net cash provided by financing activities	89,058	93,000

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Notes to Condensed Financial Statements
1. Basis of Presentation
      The accompanying condensed financial statements include the parent company only accounts of Homebase Acquisition, LLC (“the Parent Company”). In these statements, the Parent Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Parent Company statements should be read in conjunction with the consolidated financial statements of Homebase Acquisition, LLC.
2. Redeemable Preferred Shares
      The Parent Company has authorized 182,000 Class A Preferred Shares of which 182,000 and 93,000 shares were issued and outstanding at December 31, 2004 and 2003, respectively. The preferred shares are redeemable to the holders with a preferred return on their capital contributions at the rate of 9% per annum. At any time on or after June 30, 2007, certain members have the right to require the Parent Company to redeem all of their Class A Preferred Shares. Preferred shares are redeemable at a price equal to $1,000 per share plus any accrued but unpaid preferred return.

SCHEDULE II — VALUATION RESERVES
(Dollars in thousands)

				Uncollectible
				Accounts and
				Inventory
				Write Offs,
				Net of
				Collection of
	Balance at the		Charged to	Accounts
	Beginning of	TXUCV	Costs and	Previously	Balance at the
Description	Period	Acquisition	Expenses	Written Off	End of Period

Homebase Acquisition, LLC
Year ending December 31, 2004
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheets)	$1,837	$985	$4,666	$4,875	$2,613
Inventory valuation reserve (included in Inventories in the consolidated balance sheets)	$143	$328	$126	$48	$549
Year ending December 31, 2003
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheet)	$1,850	—	$3,412	$3,425	$1,837
Inventory valuation reserve (included in Inventories in the consolidated balance sheet)	$150	—	$—	$7	$143
Predecessor (Illinois Consolidated Telephone Company and Related Businesses) Year ending December 30, 2002
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the combined balance sheets)	$1,142	—	$2,527	$1,819	$1,850
Inventory valuation reserve (included in Inventories in the combined balance sheets)	$121	—	$177	$148	$150
      The uncollectible accounts receivable write-offs are net of recoveries of $349, $108 and $150 for the years ended December 31, 2004, 2003 and 2002, respectively.

			Uncollectible
			Accounts and
			Inventory
			Write Offs,
			Net of
			Collection of
	Balance at the	Charged to	Accounts
	Beginning of	Costs and	Previously	Balance at the
Description	Period	Expenses	Written Off	End of Period

CCI Illinois
Year ending December 31, 2004
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheets)	$1,837	$3,510	$3,679	$1,668
Inventory valuation reserve (included in Inventories in the consolidated balance sheets)	$143	—	$48	$95
Year ending December 31, 2003
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheet)	$1,850	$3,412	$3,425	$1,837
Inventory valuation reserve (included in Inventories in the consolidated balance sheet)	$150	—	$7	$143
CCI Texas
Year ending December 31, 2004
Allowance for doubtful accounts (shown as a deduction from Accounts receivable in the consolidated balance sheets)	$985	$1,156	$1,196	$945
Inventory valuation reserve (included in Inventories in the consolidated balance sheets)	$328	$126	—	$454

Item 22.	Undertakings
      The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which are registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 21st day of July, 2005.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.

By:	/s/ Steven L. Childers

Name: Steven L. Childers

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Currey	Director, President and Chief Executive Officer (Principal Executive Officer)	July 21, 2005

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2005

* Richard A. Lumpkin	Chairman of the Board of Directors	July 21, 2005

* Mark A. Pelson	Director	July 21, 2005

* Kevin J. Maroni	Director	July 21, 2005
      Steven L. Childers, by signing his name hereto, does sign and execute this sixth amendment to the registration statement on behalf of each of the above named officers and directors of the registrant on this 21st day of July, 2005, pursuant to powers of attorney executed on behalf of each of such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/s/ Steven L. Childers

Steven L. Childers
Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 21st day of July, 2005.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.

By:	/s/ Steven L. Childers

Name: Steven L. Childers

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Robert J. Currey	Director, President and Chief Executive Officer (Principal Executive Officer and Director)	July 21, 2005

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2005

* Richard A. Lumpkin	Chairman of the Board of Directors	July 21, 2005

* Mark A. Pelson	Director	July 21, 2005

* Kevin J. Maroni	Director	July 21, 2005
      Steven L. Childers, by signing his name hereto, does sign and execute this sixth amendment to the registration statement on behalf of each of the above named officers and directors of the registrant on this 21st day of July, 2005, pursuant to powers of attorney executed on behalf of each of such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/s/ Steven L. Childers

Steven L. Childers
Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 21st day of July 2005.

HOMEBASE ACQUISITION, LLC.

By:	/s/ Steven L. Childers

Name: Steven L. Childers

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Robert J. Currey	Director Chief Executive Officer (Principal Executive Officer)	July 21, 2005

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2005

* Richard A. Lumpkin	Chairman of the Board of Directors	July 21, 2005

* Mark A. Pelson	Director	July 21, 2005

* Kevin J. Maroni	Director	July 21, 2005
      Steven L. Childers, by signing his name hereto, does sign and execute this sixth amendment to the registration statement on behalf of each of the above named officers and directors of the registrant on this 21st day of July 2005, pursuant to powers of attorney executed on behalf of each of such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/s/ Steven L. Childers

Steven L. Childers
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number			Description of Exhibit

2	.1*	—	Stock Purchase Agreement, dated January 15, 2004, between Pinnacle One Partners, L.P. and Consolidated Communications Acquisitions Texas Corp. (f/k/a Homebase Acquisition Texas Corp.)

3	.1*	—	Restated Certificate of Incorporation of Consolidated Communications Illinois Holdings, Inc.

3	.2*	—	Amended and Restated By-Laws of Consolidated Communications Illinois Holdings, Inc.

3	.3*	—	Restated Certificate of Incorporation of Consolidated Communications Texas Holdings, Inc.

3	.4*	—	Amended and Restated By-Laws of Consolidated Communications Texas Holdings, Inc.

3	.5*	—	Certificate of Formation of Homebase Acquisition, LLC

3	.6*	—	Certificate of Amendment to Certificate of Formation of Homebase Acquisition, LLC

3	.7*	—	Second Amended and Restated Limited Liability Company Agreement of Homebase Acquisition, LLC, dated January 15, 2004

4	.1*	—	Indenture, dated April 14, 2004, by and among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Wells Fargo Bank, N.A., as Trustee, with respect to the 9 3/4% Senior Notes due 2012 and the 9 3/4% Senior Notes due 2012.

4	.2*	—	Form of 9 3/4% Senior Note due 2012.

4	.3*	—	Registration Rights Agreement, dated April 14, 2004, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

5	.1*	—	Opinion of King & Spalding LLP

10	.1*	—	Amended and Restated Credit Agreement, dated October 22, 2004, among Homebase Acquisition, LLC, Consolidated Communications Illinois Holdings, Inc. and Consolidated Communications Texas Holdings, as Parent Guarantors, Consolidated Communications, Inc. and Consolidated Communications Acquisition Texas Corp., as Co-Borrowers, the lenders referred to therein and Citicorp North America, Inc., as Administrative Agent

10	.2*	—	Amendment No. 2, dated as of June 3, 2005, to the (i) Credit Agreement dated as of April 14, 2004, as amended and restated as of October 22, 2004 and (ii) the Second Amended and Restated Credit Agreement, dated as of February 23, 2005, as amended on April 22, 2005, among Homebase Acquisition, LLC, Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., the lenders referred to therein and Citicorp North America, Inc.
10	.3*	—	Pledge & Guarantee Agreement, dated April 14, 2004, among Homebase Acquisition, LLC, as Pledgor, Citicorp North America, Inc., as Collateral Agent for the First Priority Secured Parties, and Wells Fargo Bank, N.A., as Collateral Agent for the Second Priority Secured Parties

10	.4*	—	Pledge Agreement, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., as Subsidiary Guarantors, and Citicorp North America, Inc., as Collateral Agent

10	.5*	—	Security Agreement, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., as Subsidiary Guarantors, and Citicorp North America, Inc., as Collateral Agent

10	.6*	—	CCI Illinois Borrower Group Guarantee, dated April 14, 2004, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc. and certain subsidiaries of Consolidated Communications, Inc. and Citicorp North America, Inc., as Administrative Agent

Exhibit
Number			Description of Exhibit

10	.7*	—	CCI Texas Borrower Group Guarantee, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Acquisition Texas, Inc. and certain subsidiaries of Consolidated Communications Acquisition Texas, Inc. and Citicorp North America, Inc., as Administrative Agent

10	.8*	—	Professional Services Fee Subordination Agreement, dated April 14, 2004, among Providence Equity Partners IV, Inc., Appelgate & Collatos, Inc. and Richard A. Lumpkin and Citicorp North America, Inc., as Administrative Agent

10	.9*	—	Professional Services Fee Agreement, dated April 14, 2004, among Consolidated Communications Acquisition Texas, Inc., Mr. Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

10	.10*	—	Professional Services Fee Agreement, dated April 14, 2004, among Consolidated Communications, Inc., Mr. Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

10	.11*	—	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Consolidated Market Response, Inc.

10	.12*	—	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Illinois Consolidated Telephone Company

10	.13*	—	Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company

10	.14*	—	Amendment No. 1 to Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company, dated March 18, 2002

10	.15*	—	Homebase Acquisition, LLC 2003 Restricted Share Plan

10	.16*	—	Form of Grant of Restricted Share Award

12	.1*	—	Computation of Ratio of Earnings to Fixed Charges

21	.1*	—	List of Subsidiaries of Homebase Acquisition, LLC, Consolidated Communications Illinois Holdings, Inc. and Consolidated Communications Texas Holdings, Inc.

23	.1*	—	Consent of King & Spalding LLP (included in Exhibit 5.1)

23.2		—	Consent of Ernst & Young LLP

23.3		—	Consent of Deloitte & Touche LLP

23.4		—	Consent of Deloitte & Touche LLP

24	.1*	—	Powers of Attorney (included on signature pages for each registrant)

25	.1*	—	Statement of Eligibility of Trustee on Form T-1

99	.1*	—	Form of Letter of Transmittal

99	.2*	—	Form of Notice of Guaranteed Delivery

99	.3*	—	Form Letter to Broker-Dealers

99	.4*	—	Form of Letter to Clients

99	.5*	—	Form of Exchange Agent Agreement

*	Previously filed